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TABLE OF CONTENTS

INDEX TO THE FINANCIAL STATEMENTS MESSER GRIESHEIM HOLDING AG
INDEX TO UNAUDITED FINANCIAL STATEMENTS SINGAPORE SYNGAS PTE LTD.
INDEX TO FINANCIAL STATEMENTS SINGAPORE SYNGAS PTE LTD.

Filed Pursuant to Rule 424(b)(3)
Registration Number 333-73020

        EURO550,000,000

Messer Griesheim Holding AG

10.375% Senior Notes due 2011

        The 10.375% Senior Notes due 2011 offered hereby were issued on December 15, 2001 in exchange for the 10.375% Senior Notes due 2011 originally issued on May 16, 2001. We refer to the exchanged notes and the original notes collectively as the notes.

        The issuer will pay interest on the notes on June 1 and December 1 of each year. The first payment was made on December 1, 2001. Prior to June 1, 2006, the issuer may redeem all but not part of the notes by paying a "make-whole" premium as set forth in this prospectus. The issuer has the option to redeem all or a portion of the notes at any time on or after June 1, 2006 at the redemption prices set forth in this prospectus. In addition, prior to June 1, 2004, the issuer has the option to redeem up to 35% of the aggregate principal amount of the notes with the net proceeds of certain public equity offerings at a redemption price equal to 110.375% of the principal amount of the notes being redeemed. The notes will be issued only in registered book-entry form, in integral multiples of EURO1,000.

        The issuer is the holding company for Messer Griesheim GmbH. The issuer has loaned the proceeds of the offering of the original notes pursuant to a subordinated intercompany loan to Messer Griesheim. The intercompany loan is subordinated to all existing and future debt of Messer Griesheim under its senior credit facilities and is subject to restrictions on enforcement. The intercompany loan also is effectively subordinated to all other existing and future debt of Messer Griesheim and its subsidiaries. The shares of Messer Griesheim have been pledged as security to the lenders under Messer Griesheim's senior credit facilities.

        Application has been made to list the notes on the Luxembourg Stock Exchange.

        Certain private equity funds managed by affiliates of The Goldman Sachs Group, Inc. indirectly own 33.665% of the issuer. Goldman Sachs International is also an affiliate of The Goldman Sachs Group, Inc.

        See "Risk Factors" beginning on page 14 for a discussion of certain factors you should consider before buying the notes.

        This prospectus has been prepared for and is to be used by Goldman, Sachs & Co., Goldman Sachs International and other affiliates of The Goldman Sachs Group, Inc. in connection with offers and sales of notes related to market-making transactions. The issuer will not receive any of the proceeds of such sales. Goldman, Sachs & Co., Goldman Sachs International or other affiliates of The Goldman Sachs Group, Inc. may act as principal or agent in such transactions. The notes may be offered in negotiated transactions or otherwise.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Goldman, Sachs & Co.	Goldman Sachs International

Prospectus dated May 9, 2002.

TABLE OF CONTENTS

Where You Can Find More Information
Enforceability of Civil Liabilities
Currency Presentation
Financial Statement Presentation
Market and Industry Data
Forward-Looking Statements
Summary
Risk Factors
The issuer
The Acquisition Transactions, the Refinancing and the Divestiture Program
Singapore Transactions
Use of Proceeds
Capitalization
Exchange Rates
Selected Historical Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Unaudited Pro Forma Consolidated Financial Data
Recent Developments
Business
Management
Principal Shareholders
Certain Relationships and Related Party Transactions
Description of the Notes
Description of Messer Griesheim's Senior Indebtedness
Plan of Distribution
Certain Tax Consequences
Legal Matters
Experts
Listing and General Information

        In this prospectus:

        "Messer Holding" and "the issuer" refer to Messer Griesheim Holding AG, the issuer of the notes, without its consolidated subsidiaries;

        "Messer Griesheim" refers to the issuer's subsidiary, Messer Griesheim GmbH, which is the operating company whose business and results of operations are described in this prospectus, including, unless the context otherwise requires, its consolidated subsidiaries;

        "we", "us" and "our" refers to the issuer and its consolidated subsidiaries, including Messer Griesheim.

        "Messer Griesheim Group" and "the Group" refer to the parent of the issuer, Messer Griesheim Group GmbH & Co. KGaA, a German partnership limited by shares, or Messer Griesheim Group GmbH prior to its conversion on November 1, 2001 to Messer Griesheim Group GmbH Co. KGaA;

        "Messer Industrie" refers to Messer Industrie GmbH, a holding company for the Messer family's minority interest in Messer Griesheim Group; and

        "MGB" refers to Messer Griesheim Beteiligungsverwaltungs GmbH, which is the general partner of Messer Griesheim Group.

        "Messer Employee GmbH" refers to Messer Employee GmbH & Co. KG, a company through which employees participating in our share purchase and option plan are to hold shares in Messer Griesheim Group.

        You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. The information contained in this prospectus is set forth as of the date hereof and is subject to change, completion or amendment without notice. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

        The distribution of this prospectus and the offer and sale of the notes may be restricted by law in certain jurisdictions. Person into whose possession this prospectus or any of the notes come must inform themselves about, and observe, such restrictions. In particular, except for (i) our filing of registration statement with the SEC on Form F-4 (No. 333-73020) under the Securities Act of 1933 with respect to the exchange notes; (ii) listing of the original notes on the Luxembourg Stock Exchange; and (iii) our application to list the exchange notes on the Luxembourg Stock Exchange, we have taken no action which would permit a public offering of the notes or distribution of this prospectus or any other offering material in any jurisdiction where action for that purpose is required. Accordingly, the notes may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material may be distributed or published in any jurisdiction, except under circumstances that will result in compliance with any applicable laws and regulations. Each purchaser of the notes must comply with all applicable laws and regulations in force in any jurisdiction in which it purchases, offers or sells the notes or possesses or distributes this prospectus and must obtain any consent, approval or permission required of it for the purchase, offer or sale by it of the notes under the laws and regulations in force in any jurisdiction to which it is subject or in which it makes such purchases, offers or sales and we shall have no responsibility therefor.

        The information contained in sections of this prospectus describing clearing arrangements has been provided by publicly available sources which the issuer believes are reliable. The issuer has not independently verified such information and takes no responsibility for the accuracy of those sections; however, the issuer has taken reasonable care to ensure that the information from these sources has been reproduced correctly. The issuer accepts responsibility accordingly. In addition, that information is subject to any change in or reinterpretation of the rules, regulations and procedures of Euroclear and Clearstream. The issuer advises investors who wish to use the facilities of any of those clearing systems to confirm the rules, regulations and procedures of the relevant clearing system. The issuer will have no responsibility or liability for any aspect of the records relating to, or payments made on account of, book-entry interests held through any clearing system. Finally, the issuer will have no responsibility or liability for maintaining, supervising or reviewing any records relating to those book-entry interests.

WHERE YOU CAN FIND MORE INFORMATION

        This prospectus is part of a registration statement we filed with the SEC on Form F-4 (No. 333-73020) under the Securities Act with respect to the exchange notes. As permitted by the rules and regulations of the SEC, this prospectus omits some of the information, exhibits and undertakings contained in the registration statement. For further information with respect to us and the exchange notes, see the registration statement, including its exhibits.

        You may read and copy any document we file at the following SEC public reference rooms:

Judiciary Plaza 450 Fifth Street, N.W. Room 1024 Washington D.C. 20549	500 West Madison Street 14th Floor Chicago Illinois 60661	Woolworth Building 233 Broadway New York New York 10007-2517

        Statements contained in this prospectus relating to the contents of any contract or other document are for informational purposes and should not substitute for your review of the copy of the contract or document filed as an exhibit to the registration statement. Any such statements in the prospectus are qualified in all respects by reference to the corresponding exhibit.

        We file reports and other information with the Securities and Exchange Commission pursuant to the information requirements of the Securities and Exchange Act of 1934. Our filings with the Securities and Exchange Commission may be inspected without charge at the public reference room of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D. C. 20549. You may obtain information regarding the operation of the public reference room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission through its Electronic Data Gathering, Analysis and Retrieval system are publicly available through the Securities and Exchange Commission's website located at http://www.sec.gov. Additionally, under the indenture for the notes, the issuer has agreed to distribute to noteholders, and to file with the U.S. Securities and Exchange Commission if it will accept such filing, the issuer's audited year-end financial statements within 120 days of each year end, the issuer's unaudited quarterly financial statements within 60 days of the end of each quarter and all current reports that would be required to be furnished to the Commission on form 6-K if it were required to file reports on that form.

        For a period of 180 days after the consummation of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to it to any broker-dealer that requests such documents.

        You can obtain, free of charge, copies of this prospectus (and copies of the documents referred to in this prospectus) from us, and, as long as the notes are listed on the Luxembourg Stock Exchange, from the offices of the paying agent in Luxembourg.

ENFORCEABILITY OF CIVIL LIABILITIES

        We are stock corporation organized under the laws of the Federal Republic of Germany. Most of our management board and supervisory board members and executive officers reside outside the United States. All or a substantial portion of our assets and most of our management board and supervisory board members also are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon us or such persons with respect to matters arising under the United States federal securities laws or to enforce against us or such persons located outside the United States judgments of United States courts predicated upon the civil liability provisions of the United States federal securities laws.

CURRENCY PRESENTATION

        In this prospectus:

  •
  "DM" means Deutsche Mark;

  •
  " EURO" and "euros" mean the single currency of the participating Member States in the Third Stage of European Economic and Monetary Union of the Treaty Establishing the European Community, as amended from time to time; and

  •
  "$" and "dollars" mean U.S. dollars.

        For information regarding recent rates of exchange between the euro and dollars, see the section "Exchange Rates".

FINANCIAL STATEMENT PRESENTATION

        The issuer was a dormant company which was activated to become a holding company for Messer Griesheim's shares in connection with the acquisition transactions described in this prospectus. The issuer has no material assets or sources of revenue other than its shares in Messer Griesheim, which have been pledged to Messer Griesheim's senior lenders as security, and an intercompany loan to Messer Griesheim.

        Accordingly, this prospectus includes:

  •
  audited consolidated financial statements of Messer Griesheim as of December 31, 1999 and 2000 and for the years ended December 31, 1999 and 2000 and as of April 30, 2001 and for the four months ended April 30, 2001;

  •
  audited consolidated financial statements of the issuer as of and for the eight months ended December 31, 2001;

  •
  audited financial statements of Singapore Syngas Pte Ltd as of December 31, 2000 and for the year ended December 31, 2000 and unaudited financial statements of Singapore Syngas Pte Ltd as of December 31, 2001 and 1999 and for the year ended December 31, 2001 and the two years ended December 31, 1999; and

  •
  unaudited pro forma financial data relating to the issuer and Messer Griesheim on a consolidated basis for the year ended December 31, 2001 adjusted to reflect the issuance of the notes and the acquisition and refinancing transactions described below.

        Both Messer Griesheim's and the issuer's financial statements are prepared in accordance with International Accounting Standards as adopted by the International Accounting Standards Board (formerly known as the International Accounting Standards Committee), or IAS. IAS differ in certain respects from generally accepted accounting principles in the United States and certain other countries. Material differences between IAS and generally accepted accounting principles in the United States, or U.S. GAAP, that affect our financial statements, are discussed in note 40 to our audited consolidated financial statements contained in this prospectus.

        Singapore Syngas Pte Ltd's financial statements are prepared in accordance with Singapore generally accepting accounting principles, or SGAAP. SGAAP differ in certain respects from International Accounting Standards of the International Accounting Standards Committee. Material differences between SGAAP and IAS that affect the financial statements of Singapore Syngas Pte Ltd are discussed in Note 18 to the Singapore Syngas Pte Ltd financial statements contained in this prospectus. IAS differ in certain respects from generally accepted accounting principles in the United States. Material differences between IAS and U.S. GAAP that affect the financial statements of Singapore Syngas Pte Ltd are discussed in Note 19 to the Singapore Syngas Pte Ltd financial statements contained in this prospectus.

MARKET AND INDUSTRY DATA

        Information or other statements presented in this prospectus regarding market share and industry data relating to our business were obtained from industry publications and other publicly available publications. Although the issuer believes that this information is reliable, the issuer cannot guarantee the accuracy or completeness of the information neither has the issuer independently verified it. Unless the context indicates otherwise, all market and industry data is for the calendar year 2001.

FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that our expectations are based on reasonable assumptions, we cannot assure you that actual results will not be materially different from our expectations. Factors that could cause our actual results to differ materially from our expectations include, among other things:

  •
  the amount of proceeds that we realize from our divestiture program;

  •
  the timing of the receipt of proceeds that we realize from our divestiture program;

  •
  the amount of savings in operational costs that Messer Griesheim is able to achieve as a result of its cost-savings program;

  •
  the costs of implementing Messer Griesheim's cost-savings program;

  •
  the timing to achieve benefits of our cost-savings program;

  •
  anticipated trends and conditions in our industry, including regulatory developments;

  •
  our capital needs; and

  •
  our ability to compete.

        We are under no obligation to update or revise publicly any forward-looking statement. The forward-looking events discussed in this prospectus might not happen. In addition, you should not interpret statements regarding past trends or activities as promises that those trends or activities will continue in the future. All written, oral and electronic forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement.

        Some numbers that appear in this prospectus (including percentage amounts) have been rounded. Numbers in tables may not sum precisely to the totals shown due to rounding.

SUMMARY

        This summary does not contain all of the information that may be important to you. You should carefully read this prospectus in its entirety to understand the structure of our offering, our business, the risks associated with investing in the notes, the terms of the notes and the tax and other considerations that are important to your decision to invest in the notes.

        In this prospectus:

        "Messer Holding" and "the issuer" refer to Messer Griesheim Holding AG, the issuer of the notes, without its consolidated subsidiaries;

        "Messer Griesheim" refers to the issuer's subsidiary, Messer Griesheim GmbH, which is the operating company whose business and results of operations are described in this prospectus, including, unless the context otherwise requires, its consolidated subsidiaries;

        "we", "us" and "our" refers to the issuer and its consolidated subsidiaries, including Messer Griesheim;

        "Messer Griesheim Group" and "the Group" refer to the parent of the issuer, Messer Griesheim Group GmbH & Co. KGaA, a German partnership limited by shares, or Messer Griesheim Group GmbH prior to its conversion on November 1, 2001 to Messer Griesheim Group GmbH & Co. KGaA;

        "Messer Industrie" refers to Messer Industrie GmbH, a holding company for the Messer family's minority interest in Messer Griesheim Group; and

        "MGB" refers to Messer Griesheim Beteiligungsverwaltungs GmbH, which is the general partner of Messer Griesheim Group.

        We frequently use net sales and "normalized EBITDA" to evaluate our results of operations. We calculate "normalized EBITDA" as operating profit before depreciation and amortization, after adding back charges for impairment of intangible assets and property, plant and equipment, restructuring and reorganization charges. Normalized EBITDA is not a measure recognized by U.S. GAAP or IAS and may not be comparable to similar measures presented by our competitors. For a fuller explanation of our normalized EBITDA calculations, see the section captioned "Normalized EBITDA" below in this summary.

The Issuer

        The issuer is a holding company that holds all of the shares of Messer Griesheim. The issuer issued the notes to obtain funding for refinancing a portion of Messer Griesheim's long-term indebtedness. Upon issuance of the notes, the issuer forwarded the proceeds to Messer Griesheim under an intercompany loan. The issuer plans to repay the notes out of repayments it receives from Messer Griesheim under the intercompany loan. The issuer will have no material assets or sources of revenue other than its shares in Messer Griesheim, which have been pledged to Messer Griesheim's senior lenders as security, and the intercompany loan to Messer Griesheim.

Our Business

Overview

        We are a producer and distributor of industrial gases, including oxygen, nitrogen, argon, carbon dioxide, hydrogen, helium, specialty gases and acetylene. The industrial gases we produce are used in a broad range of industries, such as the steel, chemicals, electronics, pulp and paper, healthcare, food and beverages, automotive, lighting and glass industries. We market these products primarily in our core markets, which are Germany, the United States and the rest of Europe. In 2001, we had an estimated global market share of approximately 5%, making us the seventh largest industrial gas producer worldwide, and an estimated market share in Germany of approximately 31%. In the eight months ended December 31, 2001, we generated net sales of EURO1,047 million and normalized EBITDA of EURO245 million and in the four months ended April 30, 2001 our predecessor generated net sales of EURO574 million and normalized EBITDA of EURO126 million.

        Substantially all of the net sales of our on-site, pipeline and bulk businesses are generated under medium to long-term contracts, which provides us with a steady source of revenues. We estimate that approximately 34% of our total net sales and approximately 45% of our normalized EBITDA in 2001 were generated by our on-site, pipeline and bulk businesses in Germany and the United States. In the eight months ended December 31, 2001, we generated net sales of EURO1.0 billion and in the four months ended April 30, 2001 our predecessor generated net sales of EURO0.6 billion, compared with net sales of EURO1.7 billion in 2000 and EURO1.5 billion in 1999.

        Our principal customers are located in Europe and North America. Our diversified customer portfolio includes a wide range of international companies such as ThyssenKrupp, NUCOR, Bayer, Veba, Celanese, Clariant, BASF, Volkswagen, Bosch, DaimlerChrysler, Textron-Kautex, DuPont, General Electric, Caterpillar, Nestlé and Shell.

        In May 2001, immediately following our change in ownership through the acquisition transactions described elsewhere in this prospectus, we adopted a divestiture program under which we intend to divest substantially all of our assets and operations located outside of our core regions as well as certain non-strategic assets and operations in our core regions. Other than the joint ventures in China described under "The Acquisition Transactions, The Refinancing and the Divestiture Program", we intend to complete these divestitures by year-end 2002. We estimate that these assets and operations accounted for approximately 24% of net property, plant and equipment, 17% of net sales and 7% of normalized EBITDA of our predecessor, Messer Griesheim, as of and for the year ended December 31, 2000. Pursuant to the divestiture program, as of December 31, 2001, the consummated dispositions resulted in debt relief (including deconsolidated debt as a result of the divestiture program) of approximately EURO234.0 million. Agreements for additional dispositions provide for an additional EURO73 million of debt relief, resulting, upon consummation, in aggregate debt consolidated relief as of December 31, 2000 of EURO307.0 million.

        We believe the industrial gas industry benefits from:

  •
  stable earnings from long-term supply contracts;
  •
  limited cyclicality due to a highly diversified range of customers;
  •
  high barriers to entry due to significant required start-up investments; and
  •
  favorable growth prospects driven largely by new applications.

        We believe that the worldwide industrial gas industry is relatively concentrated with competition taking place at the regional or local level. In most geographic markets, the two or three largest producers have a significant combined market share. The seven largest producers are estimated to have accounted for approximately 75% of the worldwide market in 2001. Except for the impact of Linde's acquisition of AGA in 2000, the relative market shares of the leading industrial gas producers have remained essentially unchanged over the past decade, which we believe illustrates the industry's stability. We also believe that there is a recent trend among industry participants towards a focus on return on capital as opposed to growing market share.

Our Key Strengths

        We believe that our key strengths include:

  •
  A leading market position in Germany and strong positions in certain other core markets. We have an estimated market share of approximately 31% in Germany and strong businesses in selected industrial areas of the United States and in selected niche markets in other western European countries. In addition, we have estimated market shares in excess of 45% in seven central eastern European countries that we believe offer attractive growth prospects.

  •
  Stable cash flows from long-term contracts. Our contracts for on-site and pipeline services in Germany and the United States typically range between 10 and 15 years and generated approximately 12% of our total net sales in the year ended 2001. These contracts typically have "take or pay" minimum purchase requirements. In each of the last three years, these minimum purchase requirements represented approximately 60% to 70% of net sales generated under these supply contracts in Germany and 40% to 45% in the United States. Contracts in both our on-site and pipeline and bulk businesses have historically exhibited high renewal rates, with over 90% of customers whose contracts expired in the past five years renewing their contracts with us. Our contracts for bulk deliveries, which generated approximately 22% of our total net sales in Germany and the United States in 2001, typically have terms of two to three years in Europe and five to seven years in the United States.
  •
  A diversified customer base. We believe that our diverse customer base helps protect our operating results against macroeconomic fluctuations. Our customers include companies in a wide variety of industries such as the steel, chemicals, food and beverages, oil refining, waste processing, electronics, pulp and paper, automotive, healthcare and glass industries. We are not dependent on any customer or set of customers, and no single customer accounted for more than 4% of our net sales in any of the last three years.
  •
  Strong applications technology capability. In addition to producing and distributing industrial gases, we also have an applications technology business. Our applications technology division develops and markets a wide range of industrial gas applications and technologies both as a service to our customers and a means of expanding the uses of and demand for our products. We believe that we have particularly strong applications technology capability in the steel, metals, oil refining, chemicals and food industries. A significant portion of our bulk business in particular results from applications developed internally in cooperation with our customers or invented by us for use by our customers.
  •
  Experienced senior management team backed by strong shareholder expertise. Our senior management team combines professionals with long-term experience within our company and recent hires with significant experience at our competitors and in other industries. In addition to the Messer family, which founded our principal predecessor company in 1898, our shareholders include Allianz Capital Partners, a subsidiary of Allianz Group, a leading global financial services company and one of the largest insurance companies worldwide, and certain private equity funds managed by affiliates of The Goldman Sachs Group, Inc.

Our Strategy

        We intend to maximize value by focusing on existing operations in our core markets. This contrasts with our former emphasis on volume growth and global expansion. We believe that this strategy will increase our return on assets and cash flow and reduce our leverage going forward. The key elements of this strategy are to:

  •
  Reduce our debt, primarily through implementation of our divestiture program adopted in May 2001, under which we intend to divest substantially all of our assets and operations in our non-core markets in Asia, Africa and Latin America as well as certain non-strategic assets and operations in our core markets. Other than the joint ventures in China described under "The Acquisition Transactions, The Refinancing and the Divestiture Program", we intend to complete these divestitures by year-end 2002. We estimated that the assets and operations to be divested accounted for approximately 24% of net property, plant and equipment, 17% of total net sales and 7% of normalized EBITDA of our predecessor, Messer Griesheim, as of and for the year ended December 31, 2000. Upon completion of the entire divestiture program we expect the total proceeds from our divestitures will permit us to reduce our consolidated debt reflected on the December 31, 2000 balance sheet by at least EURO400 million. In addition to our divestiture program, we also intend to reduce our need for debt financing and achieve further deleveraging by reducing our capital expenditures going forward and implementing a cost-savings plan. For the eight month period ending December 31, 2001, we have divested a significant portion of our assets and operations in our non-core markets in Asia, Africa and Latin America as well as certain non-strategic assets and operations in our core markets. Pursuant to our divestiture program, as of December 31, 2001, the consummated dispositions resulted in debt relief (including deconsolidated debt as a result of the divestiture program) of approximately EURO234 million. Agreements for additional dispositions provide for an additional EURO73 million of debt relief, resulting, upon consummation, in aggregate consolidated debt relief as of December 31, 2000 of EURO307 million.

  •
  Exploit recent investments and reduce capital expenditures, principally by focusing on our existing higher-yielding assets in the United States and Europe. Over the last five years, we have invested more than EURO2 billion in new assets, of which 36% was invested in Germany and 16% in the United States to add production capacity and increase production efficiencies. As a result, we currently have additional production capacity in these markets, which we believe we can exploit with limited additional investment. Reflecting our former rapid global expansion strategy, our capital expenditures in each of the last five years averaged more than 25% of our total net sales. In the year ended 2001, we reduced our capital expenditures to no more than 10% of our total net sales and intend to maintain that reduced level of capital expenditures for the foreseeable future. Our capital expenditures in the future will be focused on making modest additions to our existing operations in our core markets that will allow us to exploit the full potential of earlier investments.
  •
  Profitably grow with the market in our core regions, principally by maximizing utilization of our existing production capacity, much of which has been recently constructed and is only now beginning to commence operations (including, for example, two new large air separation units and a carbon monoxide plant in Germany). We also intend to continue drawing on our strong applications technology capability to service customers and develop new value-added products and applications, focusing in particular on faster growing industry segments such as petrochemicals, refining, electronics and food.
  •
  Implement our cost-savings plan, principally in Europe and particularly in Germany, by eliminating duplication in certain support positions, reducing energy costs and centralizing key business processes relating to supply chain management and applications technology development. This cost-savings plan will include, among other things, implementing improved information technology systems and simplifying our management structure. In May 2001, we announced plans to eliminate by year-end 2003 approximately 850 out of more than 5,600 positions in Europe, principally in Germany. We have already begun centralizing key business processes by combining previously distinct business units in Germany and Europe where we have consolidated some of our sales and marketing activities on a regional basis. We have identified most of the specific cost-saving measures that we expect to achieve by year-end 2003. We expect these will reduce the cost base of our operations in our core markets relative to its level for the year 2000 by EURO100 million by year- end 2003. To implement these measures, we expect to incur total one-time costs of approximately EURO84 million between April 30, 2001 and year-end 2003. For the eight month period ending December 31, 2001 we have reduced the cost base of our operations in our core markets relative to its level for the year 2000 by EURO27.0 million. As a result of implementation of these measures we incurred total one-time costs of approximately EURO25.3 million (excluding EURO12.5 million of costs that were included as part of the purchase price accounting adjustments) for the eight month period ended December 31, 2001. We expect to incur an additional EURO46.6 million of one-time costs within the next two years.

The Acquisition Transactions, the Refinancing and the Divestiture Program

        As discussed in note 3 to our consolidated financial statements contained in this prospectus, the acquisition transactions have been accounted for at fair value and, accordingly, our assets and liabilities have been recorded at their estimated fair values as of April 30, 2001, the date of the acquisition transactions. As a result, the consolidated financial statements of Messer Griesheim for periods prior to the acquisition transactions are not comparable to our consolidated financial statements for periods subsequent to the acquisition transactions. To highlight this lack of comparability, a solid vertical line has been inserted, where applicable, between columns in the tables of selected and summary financial data, in our financial statements and elsewhere in this prospectus to distinguish information pertaining to the pre-acquisition and post-acquisition periods.

The Acquisition of Messer Griesheim

  Overview

        Prior to the completion of the acquisition transactions described below, Messer Griesheim was owned:

  •
  33 1/3% by the Messer family through a holding company, Messer Industrie GmbH, and
  •
  66 2/3% by Hoechst AG, a subsidiary of Aventis S.A. Aventis was formed in December 1999 as the result of the merger of Hoechst AG and Rhône-Poulenc S.A., two of Europe's largest chemical companies.

        On December 31, 2000, Messer Industrie, Hoechst and our parent company Messer Griesheim Group GmbH (formerly named Cornelia Verwaltungsgesellschaft GmbH and, since November 1, 2001 converted into Messer Griesheim Group GmbH & Co. KGaA), entered into certain acquisition transactions. A detailed description of these acquisition transactions is included under "The Acquisition Transaction, the Refinancing and the Divestiture Program".

        As a result of the acquisition transactions described below, the issuer owns 100% of Messer Griesheim and the issuer is wholly owned by Messer Griesheim Group. The issuer and Messer Griesheim Group are both holding companies with no material assets other than their direct or indirect interests in Messer Griesheim (and, in the issuer's case, the payments under the intercompany loan to Messer Griesheim). As a result of the completion of the acquisition transactions, Messer Griesheim Group is owned:

  •
  32.67% by the Messer family, through Messer Industrie;
  •
  33.665% by Allianz Capital Partners; and
  •
  33.665% by six private equity funds managed by affiliates of The Goldman Sachs Group, Inc.

        In connection with these acquisition transactions, the shareholders of Messer Griesheim Group entered into a shareholders' agreement governing their respective voting control and other ownership rights with respect to the issuer and Messer Griesheim. A more detailed description of the shareholders' agreement appears under "Principal Shareholders—Shareholders' Agreement".

  Transaction Structure

        The following diagram shows our ownership structure and the structure of our principal indebtedness as of December 31, 2001, following completion of the acquisition transactions on or about April 30, 2001 reflecting the issuance of the notes and the refinancing of our indebtedness to the extent completed, including repayment in full of the EURO400 million mezzanine bridge facility and repayment of EURO115 million of our senior term facilities:

(1)
The holding company for the Messer family's interests in Messer Griesheim.

(2)
Certain private equity funds managed by affiliates of The Goldman Sachs Group, Inc.

(3)
Principal operating company in Germany and holding company for the remainder of our operations.

(4)
EURO550.0 million aggregate principal amount.

(5)
Messer Group owns 100% of Messer Holding, 33 1/3% of which is owned directly and 66 2/3% of which is owned through a wholly-owned holding company.

(6)
EURO1,340 million is the initial aggregate amount of term loan facilities. Messer Griesheim repaid EURO115 million principal amount of senior term facilities with a portion of the proceeds from the sale of the notes. As of December 31, 2001, EURO925.7 million aggregate principal amount remained outstanding under the senior term facilities. The senior facilities also include committed but not fully drawn funds totalling EURO310 million under revolving facilities. Certain of Messer Griesheim's subsidiaries are also direct borrowers under the senior facilities.

Refinancing Program

        In connection with the acquisition transactions described above, substantially all of Messer Griesheim's existing indebtedness was refinanced through the notes and the senior facilities described below. Upon the initial closing of the acquisition Messer Griesheim entered into a senior facilities agreement with aggregate available funds of EURO1,650 million ( EURO1,340 million of term loan facilities and EURO310 million of revolving facilities) and a mezzanine bridge facility agreement in the aggregate amount of EURO400 million. Since that time Messer Griesheim has borrowed a portion of the term loans under the senior facilities and the entire mezzanine bridge facility. Upon the closing of the sale of the notes, the issuer made an intercompany loan to Messer Griesheim with the gross proceeds from the notes, and Messer Griesheim used the intercompany loan to repay the mezzanine bridge facility in full and repay EURO115 million principal amount of outstanding term borrowings under the senior facilities. As of December 31, 2001, the senior facilities consist of the following facilities:

	Amounts EURO (in millions)		Maturity Date
$198 million Senior Term Disposal Facility(2)	21.5	(1)	April 30, 2003
EURO300 million Senior Term A Facility(2),(3),(4)	294.9		April 20, 2008
EURO170 million Senior Term B Euro Facility(2)	170.0		April 30, 2009
$124 million Senior Term B Dollar Facility(2)	140.6	(1)	April 30, 2009
EURO115 million Senior Term C Euro Facility(2)	115.0		April 30, 2010
$162 million Senior Term C Dollar Facility(2),(4)	183.7	(1)	April 30, 2010
EURO260 million Senior Revolving Facility I	—		March 31, 2008
EURO50 million Senior Revolving Facility II	—		March 31, 2008

(1)
Dollar amounts under the facility have been converted into euros at the rate of EURO1=$0.882.

(2)
The commitments with respect to the term loans of the senior facilities which comprise all of the loans of the senior facilities other than revolving loans, are reduced by the amount of repayments (i.e., the available facilities are reduced by the amounts of repayments).

(3)
Tranche A is a multicurrency facility. Interest rate is a weighted rate.

(4)
Interest rate is a weighted rate.

(5)
Principal repayments are due earlier upon the sale of certain assets, including subsidiaries identified as part of the disposal program. As of December 31, 2001, $179.6 million of the $198.6 million senior term disposal facility had been repaid. As of April 29, 2002, the senior term disposal facility has been repaid in full.

        The issuer will rely on payments it receives under the intercompany loan to make payments to you on the notes. The issuer's claims under the intercompany loan are subordinated to the claims of the lenders under the senior facilities. Payments on the intercompany loan also are not permitted in certain cases involving payment and non-payment defaults under the senior facilities. In addition, the issuer has pledged all of its shares in Messer Griesheim to the senior lenders as security for the senior facilities. Moreover, the issuer has agreed that if the senior lenders foreclose on that share pledge following an event of default and seek to sell the issuer's shares of Messer Griesheim, the issuer will release its claims against Messer Griesheim for payment of the intercompany loan. If the issuer is ever required to release its claims for repayment of the intercompany loan, its only source of repayment for the notes will be the net proceeds, if any, from a foreclosure sale of the Messer Griesheim shares after the senior lenders have been repaid in full. In addition, the intercompany loan is effectively subordinated to all existing and future debt of Messer Griesheim's subsidiaries.

Divestiture Program

        In May 2001, immediately following our change in ownership through the acquisition transactions described elsewhere in this prospectus, we adopted a divestiture program under which we intend to divest substantially all of our assets and operations outside of our core regions as well as certain non-strategic operations in our core regions. We estimate that the assets and operations to be divested accounted for approximately 24% of net property, plant and equipment, 17% of the net sales and 7% of the normalized EBITDA of our predecessor, Messer Griesheim, as of, and for the year ended December 31, 2000. By divesting these operations, our management believes that we can reduce our consolidated debt and focus on our most profitable geographic markets.

        We intend to complete all planned divestitures other than our joint ventures in China by year-end 2002. We are required under Messer Griesheim's senior facilities agreement to use the proceeds of these divestitures to repay borrowings under the senior facilities agreement, and the senior facilities agreement requires us to repay at least $198.6 million of borrowings (the entire senior term disposal facility) by April 2003. As of April 29, 2002, the senior term disposal facility has been repaid in full. Separately, Messer Griesheim is required to ensure that the combination of the repayment of the senior term disposal facility and the assumption of indebtedness by third parties in connection with divestments of assets will result in the reduction of the aggregate indebtedness of Messer Griesheim and its consolidated subsidiaries by at least EURO255 million by April 30, 2003. Upon completion of the entire divestiture program, we expect that our divestitures will permit us to reduce our consolidated debt, reflected on the December 31, 2000 balance sheet, by at least EURO400 million.

        During the eight month period ended December 31, 2001, pursuant to the divestiture program, we completed disposals of our home care business in Germany, our health care business in Canada and our non-cryogenic plant production operations in Germany, the United States, Italy and China. We have also completed disposals of our operations in Argentina, Brazil, Mexico, South Africa and South Korea and our carbon dioxide business in the United States. For an update on the status of our divestiture program, see "Recent Developments" herein.

Singapore Transactions

        In anticipation of the acquisition transactions and prior to adoption of the divestiture program, Messer Griesheim reduced its ownership interest in and exposure to operations in Singapore, as described under "Singapore Transactions" elsewhere in this prospectus.

Recent Events

        During February 2002, Messer Griesheim entered into an agreement with a private investor to divest its activities in Venezuela in connection with Messer Griesheim's divestiture program. During March 2002, Messer Griesheim sold its Messer UK Nitrogen services business. The sale is composed of the sale of the assets owned by Messer UK as well as the sale of existing customer contracts and contacts. During April 2002, Messer Griesheim completed the sale of its activities in Egypt to Air Liquide in connection with our divestiture program. The impact of each of these transactions on the consolidated statements of operations is not significant. The proceeds, however, from the sale of our operations in Egypt have enabled Messer Griesheim to repay in full the senior term disposal facility.

Summary of Key Terms of the Notes

Notes Offered	EURO550 million principal amount of 10.375% senior notes due 2011.
Issuer	Messer Griesheim Holding AG, a German stock corporation.
Issue Price	100.0%, plus accrued interest, if any, from May 16, 2001.
Maturity Date	June 1, 2011.
Sinking Fund	None.
Interest	Annual rate of 10.375%. Payment frequency: every six months on June 1 and December 1. First payment: December 1, 2001.
Ranking	The notes are senior debt of the issuer.

The issuer loaned the proceeds of the offering pursuant to a subordinated intercompany loan to Messer Griesheim. The intercompany loan is subordinated to Messer Griesheim's senior facilities and is subject to restrictions on enforcement. The intercompany loan also is effectively subordinated to all other existing and future debt of Messer Griesheim and its subsidiaries. The shares of Messer Griesheim have been pledged as security under Messer Griesheim's senior credit facilities.
Optional Redemption	Prior to June 1, 2006, the issuer may redeem all but not part of the notes by paying a make-whole premium based on the German Bund rate.
On and after June 1, 2006, the issuer may redeem some or all of the notes at any time at the redemption prices listed in the section "Description of the Notes" under the heading "Optional Redemption".

In addition, prior to June 1, 2004, the issuer may redeem up to 35% of the notes with the proceeds of one or more public equity offerings of its or its parent company's equity at a redemption price equal to 110.375% of the principal amount of the notes redeemed.
Mandatory Offer to Repurchase
If the issuer experiences specific kinds of changes of control or if it sells assets without having met certain conditions, it must offer to repurchase the notes at the prices listed in the section "Description of the Notes" under the headings "Change of Control; Repurchase at the Option of Holders" and "Asset Sales; Repurchase at the Option of Holders with Excess Proceeds".

Use of Proceeds
The gross proceeds of EURO550 million from the offering of the original notes was used by the issuer to make a subordinated intercompany loan to Messer Griesheim of EURO550 million. The intercompany loan was used to repay the entire EURO400 million principal amount outstanding under the mezzanine bridge facility and EURO115 million principal amount of outstanding indebtedness under the senior term facilities. The balance of the intercompany loan is being used for general corporate purposes of Messer Griesheim.
Basic Covenants of Indenture
The issuer has issued the notes under an indenture with The Bank of New York as trustee. The indenture, among other things, restricts our ability to: incur additional debt; pay or repurchase shares or subordinate debt; make investments; use assets as security in other transactions; enter into transactions with affiliates; issue or sell shares in Messer Griesheim; dispose of assets; merge or consolidate with or into other companies; or pay or modify our intercompany loan to Messer Griesheim. For a more detailed description of these covenants, see the section "Description of the Notes" under the headings "Asset Sales" and "Certain Covenants".
Listing	The notes are listed on the Luxembourg Stock Exchange.
Trustee, Registrar, Prinicipal Paying and Transfer Agent	The Bank of New York
Security Numbers		ISIN	Common Code
	Original Notes:
	Rule 144A	XS0129587142	012958714
	Regulation S	XS0129586763	012958676
	Exchange Notes	XS0136262275	013626327

Governing Law	The notes and the indenture governing the notes will be governed by the laws of the State of New York.
Exchange Offer
On December 15, 2001, the exchange offer was consummated resulting in the exchange of all of the Rule 144A notes and all of the Regulation S notes (other than approximately EURO2.2 million in aggregate principal amount) for equivalent registered notes. The exchange notes have been accepted for clearance through Euroclear and Clearstream.

Risk Factors

        Noteholders who are considering buying the notes should consider carefully all the information set forth in this prospectus and, in particular, should evaluate the specific factors under the section "Risk Factors" beginning on page 14 for considerations relevant to an investment in the notes.

        Our principal executive offices are located at Fütingsweg 34, 47805 Krefeld, Germany, and our telephone number is (+49) 2151 379 0.

Normalized EBITDA

        We frequently use net sales and "normalized EBITDA" as measures for:

  •
  comparing our year-to-year and interim results, and

  •
  comparing the relative contributions of our regional operations to our consolidated results of operations.

        Our results of operations reflect restructuring and reorganization charges and charges for impairment of assets in 2000 and 2001 following a change of strategy for our operations in our non-core markets. We believe it is appropriate to adjust our EBITDA measure to remove the effects of these charges because of their unusual nature. Accordingly, we calculate "normalized EBITDA" as operating profit before depreciation and amortization, after adding back charges for impairment of intangible assets and property, plant and equipment and restructuring and reorganization charges.

        The issuer calculates normalized EBITDA as operating profit before depreciation and amortization, after adding back charges for impairment of intangible assets and property, plant and equipment, restructuring and reorganization charges.

        Normalized EBITDA is not a measure recognized by IAS or U.S. GAAP. This and similar measures are used by different companies for differing purposes and are often calculated in ways that reflect the unique situations of those companies. We urge you to be very cautious in comparing our normalized EBITDA data to the EBITDA data of other companies. Normalized EBITDA is not a substitute for operating profit as a measure of operating results. Likewise, normalized EBITDA is not a substitute for cash flow as a measure of liquidity.

Summary Financial Data

        The following summary financial data for the eight month period ended December 31, 2001 has been derived from our audited consolidated financial statements. The summary financial data as of and for the year ended December 31, 2000 and as of and for the four month period ended April 30, 2001 is derived from Messer Griesheim's revised consolidated financial statements that were audited by KPMG Deutsche Treuhand – Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent accountants, whose report thereon is based in part upon the report of other auditors. The summary financial data for the years ended December 31, 1999 and 1998 is derived from Messer Griesheim's revised consolidated financial statements, which were audited by PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent accountants. Consolidated balance sheets as of December 31, 2001, April 30, 2001 and December 31, 2000 and the related consolidated statements of operations and of cash flows for the eight months ended December 31, 2001, four months ended April 30, 2001 and the two years ended December 31, 2000 and notes thereto appear elsewhere in this prospectus. The summary financial data as of and for the year ended December 31, 1997 have been revised to reflect the accounting principles that we applied for 2000, 1999 and 1998.

        Pro forma summary financial data of the issuer and Messer Griesheim, calculated on a consolidated basis as though the acquisition transactions, the refinancing program, and the divestiture program had occurred on January 1, 2001, is included in this table, as set forth in more detail under "Unaudited Pro Forma Consolidated Financial Data".

        On April 30, 2001, a series of acquisition transactions were consummated as described elsewhere in this prospectus which resulted in a change in the ownership of Messer Griesheim and the issuer. The acquisition transactions have been accounted for in a manner similar to a "purchase" business combination and, accordingly, the cost of the acquisition has been allocated to the assets acquired and liabilities assumed, including those to be disposed of under our divestiture program described elsewhere in this prospectus, based on their estimated fair values as of April 30, 2001, the acquisition date. The resulting excess of such cost over the fair value of the net assets acquired is accounted for as goodwill. In connection with the acquisition transactions, substantially all of Messer Griesheim's existing indebtedness was refinanced (the "refinancing program"). Additionally, following the acquisition transactions, Messer Griesheim adopted in May 2001 a divestiture program pursuant to which it intends to sell substantially all of the assets and operations in its non-core markets, located in Asia, Africa and Latin America, as well as certain non-strategic assets and operations in its core markets. Other than our joint ventures in China, we intend to complete these divestitures by the end of calendar year 2002.

        Consideration should be given to the effects of the acquisition transactions, the refinancing program, and the divestiture program when comparing historical financial information, including the summary financial data, for periods prior to April 30, 2001 to periods thereafter. To make this clear, financial information for periods prior to and subsequent to the acquisition transactions have been separated in the following table by inserting a solid vertical line between the columns for such periods.

        Both Messer Griesheim and the issuer prepare their financial statements in accordance with IAS, which differs in certain significant respects from U.S. GAAP. The principal differences between IAS and U.S. GAAP applicable to the historical financial statements are summarized in note 40 of the issuer's audited consolidated financial statements. This data should be read together with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        The issuer has no material assets or sources of revenue other than its shares in Messer Griesheim, which have been pledged to Messer Griesheim's senior lenders as security, and an intercompany loan of EURO550 million to Messer Griesheim. Historical consolidated financial statements relating to the issuer are included elsewhere in this prospectus. Pro forma consolidated financial data presenting pro forma consolidated results of the issuer and Messer Griesheim for the year ended December 31, 2001 is included in this table and in the section titled "Unaudited Pro Forma Consolidated Financial Data".

	Periods Prior to the Acquisition Transactions
						Messer Griesheim Holding AG
	Messer Griesheim GmbH
							Pro forma(1)
					Four Months Ended April 30, 2001	Eight Months Ended December 31, 2001
	Year ended December 31,
							Fiscal Year 2001
	1997(2)	1998(2)	1999(2)	2000
	(amounts in EURO millions, except ratios)
SUMMARY FINANCIAL DATA(3)
Income statement data
Net sales	1,269	1,477	1,492	1,696	574	1,047	1,512
Gross profit	709	781	791	851	281	482	708
Distribution and selling costs	(451)	(501)	(531)	(569)	(177)	(314)	n/a
General and administrative costs	(78)	(102)	(130)	(128)	(45)	(83)	n/a
Impairment of intangible assets and property, plant and equipment	—	—	(4)	(129)	(2)	—	—
Restructuring charges	—	—	—	(20)	(3)	(25)	(30)
Operating profit (loss)	175	189	112	(3)	46	37	57
Income (loss) from continuing operations	135	140	32	(319)	(7)	(91)	(86)
Net income (loss)	74	84	(21)	(206)	(13)	(70)	(86)
Cash flow information
Net cash from (used in) operating activities(4)	242	176	357	261	(9)	138	n/a
Net cash used in investing activities(4)	(329)	(541)	(473)	(335)	(66)	(87)	n/a
Net cash (used in) from financing activities(4)	132	361	108	86	248	(75)	n/a
Depreciation and amortization	132	147	196	342	77	183	n/a
Investments(5)	425	634	557	403	85	85	n/a
Balance sheet information at period end
Cash and cash equivalents	69	61	57	50	227	188	n/a
Total assets	2,095	2,565	3,053	2,976	3,190	3,349	n/a
Total corporate debt	657	1,138	1,470	1,699	1,951	1,581	n/a
OTHER INFORMATION
Normalized EBITDA(6)	307	336	308	359	126	245	n/a
Ratio of earnings to fixed charges(7)	3.8	3.1	1.7	—	n/a	n/a	n/a

(1)
Calculated on a pro forma basis to present financial information of the issuer and Messer Griesheim on a consolidated basis as though the acquisition transactions, the refinancing program, and the divestiture program had occured on January 1, 2001, as set forth in more detail under "Unaudited Pro Forma Consolidated Financial Data".
(2)
For periods prior to January 1, 2000, translated from Deutsche Mark, or DM, to euros at the fixed exchange rate of EURO1.00 = DM 1.95583.
(3)
Summary financial data for all historical periods is derived from the historical financial statements, which were audited or unaudited as indicated in the introduction preceding this information.
(4)
Cash flow information for 1997 was not reclassified for the discontinued cutting and welding operations. See note 10 to Messer Griesheim's audited financial statements for additional information relating to 1998 and 1999 cash flows of discontinuing operations.
(5)
Includes cash outlays for property, plant and equipment and intangible assets and purchases of investments and loans to related parties. The investments and loans to related parties in 1997 include the cutting and welding business, as the financial data for 1997 do not reflect the full effect of this business as discontinued operations. We believe that investments in the cutting and welding business accounted for no more than EURO1 million in 1997.
(6)
Calculated as operating profit before depreciation and amortization, after adding back charges for impairment of intangible assets and property, plant and equipment, restructuring and reorganization charges. Normalized EBITDA is not a measure recognized by IAS or U.S. GAAP and may not be comparable to similar measures presented by our competitors. Please consider the more detailed explanation of normalized EBITDA contained above under "Summary—Normalized EBITDA".
(7)
An explanation of the discussion of the methodology used to calculate the ratio of earnings to fixed charges is set out in footnote 9 to "Selected Historical Financial Data".

RISK FACTORS

        Before making an investment decision with respect to the notes, you should carefully consider the risks relating to our business and the legal structures underlying this offering described below, in addition to the other information in this prospectus. These risks are not the only ones we face; additional risks and uncertainties not presently known to us, or that we now believe are immaterial, could also impair our business or the issuer's ability to make payment on the notes.

Risks Relating to Our Business and the Industrial Gas Industry

To service our debt, we will require a significant amount of cash, which we may not be able to raise or generate. Our ability to generate cash depends on economic factors beyond our control.

        Our ability to generate cash from operations depends largely on the health of the economy in Europe and the United States, as well as on the competitive environment for industrial gases in these markets. In addition, our cash flows from operations outside of western Europe and the United States are subject to devaluation and repatriation risk. If our operating cash flows are not sufficient to meet our operating expenses and debt payment obligations, we may be forced to do one or more of the following:

  •
  delay or reduce capital expenditures or the introduction of new products and applications;

  •
  sell additional assets beyond those we currently plan to divest; and

  •
  forego business opportunities, including acquisitions and key research and development activities.

        If we are unable to meet our debt service obligations, we may attempt to restructure or refinance our existing debt or to seek additional funding. However, we may not be able to do so on satisfactory terms, if at all. Any such failure could result in an event of default under Messer Griesheim's senior facilities, and the issuer could lose its rights under the intercompany loan. In that event, the issuer would have no funds to make payments to you.

Our high levels of indebtedness could adversely affect our ability to run our business.

        As of December 31, 2001, we had EURO1,581.2 million of indebtedness and EURO300.5 million of additional availability under undrawn committed credit facilities within our senior facilities. Our high level of debt could have important consequences to you, including the following:

  •
  we may have difficulty borrowing money in the future for working capital, capital expenditures, research and development or other purposes;

  •
  we will need to use a large portion of our cash flow from operations to pay principal and interest on Messer Griesheim's senior facilities and on the intercompany loan, which will reduce the amount of cash available to Messer Griesheim to finance its operations and other business activities;

  •
  we may be more vulnerable to economic downturns and adverse business developments; and

  •
  we may have a much higher level of debt than certain of our competitors, which may put us at a competitive disadvantage and may make it difficult for us to pursue our business strategy.

        The terms of the indenture governing the notes and Messer Griesheim's senior facilities restrict our ability to incur additional debt, but they do not fully prohibit us from doing so. Accordingly, we may be able to incur substantial additional debt in the future. If we do incur additional debt, the risks outlined above could intensify.

We are subject to restrictive debt covenants.

        Messer Griesheim's senior facilities and the indenture governing the notes restrict our ability to do, among other things, any of the following:

  •
  incur additional debt;

  •
  pay dividends or distributions on, or redeem or repurchase, the shares we hold in Messer Griesheim;

  •
  make investments or capital expenditures;

  •
  create liens;

  •
  enter into transactions with affiliates; or

  •
  sell assets or consolidate or merge with or into other companies.

All of these limitations will be subject to exceptions and qualifications that may be important.

        If Messer Griesheim is not able to comply with any of the covenants set out in the senior facilities agreement, an event of default would occur, and the issuer could lose its rights under the intercompany loan. In that event, the issuer would have no funds available to make payments to you. We encourage you to read "Description of the Notes—Certain Covenants" and "Description of Messer Griesheim's Senior Indebtedness" in detail.

        In addition, a central part of our strategy is to realize the potential of capital investments we have made in the United States and Europe over the past five years. Achieving significant returns from those investments may require spending additional capital. However, the restrictive nature of the covenants contained in the notes and in Messer Griesheim's senior facilities agreement may limit our ability to invest any additional capital, even where required to realize the benefits of prior investments.

Our divestiture program adopted in May 2001 may not proceed as quickly as we plan or achieve the economic benefits we anticipate. Our divestiture program may not produce the significant amounts of cash necessary to repay our senior facilities.

        A major component of our business strategy is the divestiture of substantially all of the assets and operations located outside of our core markets along with certain non-strategic assets and operations within our core markets. We intend to complete all planned divestures other than the joint ventures in China by year-end 2002. Pursuant to the divestiture program, as of December 31, 2001, the consummated dispositions resulted in debt relief (including deconsolidated debt as a result of the divestiture program) of approximately EURO234 million. Agreements for additional dispositions provided an additional EURO73 million of debt relief, resulting, upon consummation, in aggregate consolidated debt relief as of December 31, 2000 of EURO307 million. While we have divested a significant portion of the assets and operations located outside of our core markets, we cannot predict with any certainty how quickly the remaining divestitures can be negotiated and completed or the amount of proceeds we will realize from the remaining divestitures. We estimate that these assets and operations to be divested accounted for approximately 24% of the net property, plant and equipment, 17% of the net sales and 7% of the normalized EBITDA of our predecessor, Messer Griesheim, as of and for the year ended December 31, 2000. The remaining divestiture of certain of our assets and operations may require additional expenditures prior to their disposals. In most cases, we are attempting to sell these assets through auction processes, although we cannot guarantee that there will be sufficient competition in each case. For assets in some countries, there are only one or two potential acquirors with whom we can realistically negotiate. There is no assurance that we can realize prices for these assets that correspond to their value in other markets or to the cost we incurred in purchasing and installing these assets. In addition, economic and market conditions that generally affect the pace and amount of corporate acquisition activity may also negatively affect the amount of proceeds we receive from, and the timing of, our divestiture program.

        If we are unable to repatriate sale proceeds to Germany, Messer Griesheim may not be able to use these proceeds for debt repayment and an event of default may occur under Messer Griesheim's senior facilities as a result. If there is an event of default under the terms of the senior facilities, the issuer could lose its rights to the intercompany loan and thus its source of funds to make payments on the notes.

To implement our cost-savings plan, we will incur significant expenditures of capital. There is no assurance that we will achieve our desired level of savings pursuant to this plan.

        A major component of our business strategy is the realization of cost savings in our core operations, particularly in Europe. In order to implement our cost savings plan, we expect to incur total one-time costs of approximately EURO84 million between April 30, 2001 and year-end 2003. During the implementation phase of our cost savings plan, we expect our implementation costs to exceed realized savings. Moreover, our restructuring costs may be higher than we anticipate, particularly if implementation is delayed, and our information technology improvements may not yield the cost savings benefits that we anticipate. Accordingly, we cannot assure you that our cost savings will be at the levels we expect or that the actual savings will be greater than the costs we incurred in implementing our plan. In addition we also cannot assure you that we will have the necessary cash to implement our cost-saving measures on a timely basis.

We operate in a highly competitive environment, which has tended to reduce industrial gas prices over most of the past five years. Falling prices could reduce our revenues or cash flows.

        The worldwide industrial gas industry is dominated by seven major producers, four of which have large operations in Europe. Additionally, there are also thousands of smaller, local producers, some of whom operate on a low-cost basis, primarily in the cylinder segment. Some of our competitors may have greater financial resources than we do. The past five years have witnessed consolidation among the biggest producers and an aggressive effort by most large producers to increase market share. The resulting price reductions combined with increasing energy prices have required us and other major producers to reduce costs to maintain profit levels. Although prices appear to have stabilized in many of our markets recently, we cannot assure you that the prices of our products will not continue to fall, which could adversely effect our revenues and cash flows, or that we will be able to maintain current levels of profitability.

We are exposed to local business risks in many different countries.

        We manufacture and distribute our products in many countries around the world, with particular focus on 28 countries in Europe and in North America. Some of these countries, particularly those in eastern Europe have suffered from instability in their political and legal systems over the past ten years. Accordingly, our business is subject to risks related to the differing political, social and economic conditions of these various countries. These risks include, among other things:

  •
  political and economic conditions that could result in our operations being disrupted;

  •
  differences and unexpected changes in regulatory environments;

  •
  varying tax regimes, including the risk that individual countries in which we operate will impose withholding taxes on our intercompany transfers;

  •
  restrictions on the repatriation of capital;

  •
  exposure to different legal standards and enforcement mechanisms, including differing insolvency regimes; and

  •
  difficulties in staffing and managing operations.

Our overall success depends, in part, upon our ability to deal with those risks. We cannot assure you that we will continue to succeed in implementing policies and practices that are both effective and realistic in each location where we do business. It is possible that, in light of these and similar considerations, we may divest or discontinue operations in certain countries, including those that would otherwise be considered to be strategic assets within our core markets.

Increases in energy costs could reduce our profitability.

        Energy costs consist principally of electrical power costs. Electricity represented approximately 27% of our cost of sales in 2001. Our air separation and other production processes require significant amounts of electric energy. Electricity represented approximately 27% of our cost of sales in 2001. Though we pass a portion of these energy costs through to our customers under some of our long-term contracts, increases in energy costs can reduce our profitability significantly. A significant portion of our total energy costs are not passed through to customers. It is difficult to predict general trends in electricity prices for our various production facilities. We cannot assure you that energy prices will not continue to rise or remain volatile. Any such increases or volatility could have a direct impact on our operating costs and profitability.

We will have ongoing environmental costs. If environmental laws in Europe become more stringent, we could be exposed to further clean-up costs on some of our properties.

        We are subject to laws and regulations relating to the protection of the environment and natural resources. These include, among other things, the management of hazardous substances and wastes, air emissions and water discharges. Violations of some of these laws can result in substantial penalties, temporary or permanent plant closures and criminal convictions. Moreover, the nature of our existing and historical operations exposes us to the risk of liabilities to third parties. These potential claims include property damage, personal injuries and clean-up obligations.

        We own several properties that may have been contaminated by us or prior users. While to date we have not spent material amounts on environmental matters, future costs associated with cleaning up contamination and otherwise managing our environmental liabilities may be significant and could negatively affect our revenues, cash flows and ability to service our indebtedness. We cannot assure you that we will not be found to be responsible for additional violations of existing environmental laws. If that happens, compliance could prove expensive for us and may negatively affect our results of operations and our ability to service our indebtedness.

        We anticipate that the German and U.S. governments and other governments in countries where we do business will continue to develop increasingly strict environmental laws and regulations and to interpret and enforce more aggressively existing laws and regulations. This trend may have an adverse effect on our business, financial condition or results of operations.

The interests of our principal shareholders may conflict with your interests.

        Allianz Capital Partners and certain private equity funds managed by affiliates of The Goldman Sachs Group, Inc. each hold a 33.665% interest in the issuer's parent, Messer Griesheim Group. Other affiliates of The Goldman Sachs Group, Inc. are lenders to Messer Griesheim under the senior facilities or initial purchasers of the notes. In addition, certain affiliates of Allianz Group, the parent of Allianz Capital Partners, also owns 12.5% of Linde, one of our major competitors. If circumstances arise in which the interests of our principal shareholders conflict with your interests as a holder of the notes, you could be disadvantaged by the actions that our principal shareholders may seek to pursue. Such a conflict could arise, for example, if we were to encounter financial difficulties or were unable to pay our debts as they mature. In addition, our principal shareholders and directors may cause us to pursue acquisitions, divestitures, financings or other transactions that could enhance the value of their equity investment, even though those transactions might involve risks to the holders of the notes. See "Principal Shareholders".

Changes in foreign exchange rates could have adverse effects on our financial results and ability to repay indebtedness. Our hedging efforts may be unsuccessful.

        We maintain our books and records, and measure our results, in euros. In 2001, 24% of our net sales came from North America, and more than 25% came from countries where the functional currency is neither the euro nor the U.S. dollar. Fluctuations in exchange rates could decrease the income, as expressed in euros, that we derive from operations in those countries where the functional currency is not the euro. While we enter into hedging transactions to minimize the effects of changes in exchange rates, with respect to certain transactions we cannot assure you that we will continue to do so or that our efforts will be successful.

        Most of our indebtedness is denominated in euros or U.S. dollars, and our ability to use cash received in currency other than the euro or dollar to service that indebtedness could be adversely affected by changes in exchange rates against the euro or the dollar. Moreover, we anticipate that a portion of the proceeds from our divestiture program will be in currencies other than the dollar or euro. Fluctuations in exchange rates could decrease the income, as expressed in euros or dollars, that we derive from these asset sales.

Risks Relating to the Transaction Structure

If Messer Griesheim does not make payments to the issuer under the intercompany loan, the issuer will not be able to make payments to you under these notes.

        The issuer is a holding company, and its only assets and sources of revenue will be the shares of Messer Griesheim and its intercompany loan to Messer Griesheim. This intercompany loan is subordinated to Messer Griesheim's obligations under the senior facilities. In addition, the intercompany loan is effectively subordinated to all existing and future debt of Messer Griesheim's subsidiaries. The scheduled payments due on the intercompany loan are adequate to make scheduled payments to you on the notes. However, if Messer Griesheim fails to make payments to the issuer under the intercompany loan, the issuer does not expect to have any other sources of funds that would allow it to make payments to you.

        In addition, the issuer has pledged the shares of Messer Griesheim to Messer Griesheim's senior lenders in order to secure Messer Griesheim's payment obligations under the senior facilities. The issuer has agreed not to pursue its rights under the intercompany loan if there is an event of default under those facilities. These events of default include failure to comply with financial maintenance ratios and other covenants. The issuer has also irrevocably waived all of its rights to receive payments under the intercompany loan if, after an event of default, Messer Griesheim's senior lenders accelerate Messer Griesheim's obligations under the senior facilities. In any such event, the senior lenders have the right to sell the shares of Messer Griesheim pledged to secure their loans, in which case Messer Griesheim's obligations under the intercompany loan will be released. If the issuer's rights under the intercompany loan are released, its only source of funds to repay the notes will be the proceeds, if any, remaining after the senior lenders have been repaid in full from the proceeds of the share sale.

Messer Griesheim's ability to service its debt depends in part on dividends from subsidiaries.

        Messer Griesheim conducts a majority of its business through direct and indirect subsidiaries. Its ability to service indebtedness, including the intercompany loan, is partially dependent upon the receipt of funds from Messer Griesheim subsidiaries, by means of payments under intercompany loans, dividends, interest or otherwise. The ability of these subsidiaries to make funds available to Messer Griesheim is subject to applicable corporate and other laws and restrictions contained in agreements to which such subsidiaries may be subject. In addition, the intercompany loan is effectively subordinated to all existing and future debt of Messer Griesheim's subsidiaries. Certain of Messer Griesheim's subsidiaries are direct borrowers under the senior facilities and these and other subsidiaries have provided guarantees to the lenders under the senior facilities.

The issuer's shareholders may sell their interests to third parties. Any such sale could trigger change of control provisions, which could result in a default under Messer Griesheim's senior facilities and the notes.

        The issuer is currently owned, indirectly through its parent Messer Griesheim Group GmbH & Co. KGaA, 33.665% by Allianz Capital Partners and 33.665% by certain private equity funds managed by affiliates of The Goldman Sachs Group, Inc. If these investors cease to have a specified minimum interest in Messer Griesheim, that would constitute change of control that would trigger certain requirements under the notes and under Messer Griesheim's senior facilities. A change of control would require the issuer to offer to repurchase the notes from you, which repurchase is backed by a similar requirement in its intercompany loan to Messer Griesheim, and would also require Messer Griesheim to repay its senior facilities. The issuer may not have the funds needed for any such repurchase and, if Messer Griesheim is unable to repay its senior facilities at that time, or if Messer Griesheim is unwilling to do so, a default would result, and the issuer could lose its ability to make payments to you under the notes.

Risks Relating to the Notes

You may face foreign exchange risks by investing in the notes.

        The notes will be denominated and payable in euros. If you measure your investment returns by reference to a currency other than the euro, an investment in the notes will involve foreign exchange related risks. These risks include possible significant changes in the value of the euro relative to your currency of reference because of economic, political and other factors over which the issuer has no control. A decrease in value of the euro relative to other currencies could thereby result in an effective yield on the notes that is below the stated interest rate, thus potentially resulting in a loss to you.

You may not be able to resell your notes.

        The notes are new securities for which there is currently no established market. Although the initial purchasers of the original notes have informed the issuer that they currently intend to make a market in the notes and the exchange notes, they are not obliged to do so. Any such market-making may be discontinued at any time without notice. Moreover, affiliates of The Goldman Sachs Group Inc. may be limited in their ability to engage in market-making activity because they are affiliates of one of our principal shareholders and their ability to make a market in the notes may, in part, depend on our ability to maintain a current market-making prospectus. Accordingly, the issuer cannot assure you as to the development or liquidity of any market for the notes.

You may not be able to serve process on the issuer, Messer Griesheim or our respective directors and officers, and you may not be able to enforce judgments obtained for U.S. securities law violations.

        The issuer is a stock corporation organized under the laws of the Federal Republic of Germany and Messer Griesheim is a limited liability company formed under the laws of the Federal Republic of Germany. Most of the issuer's and Messer Griesheim's directors and executive officers named in this prospectus reside outside the United States. Most of the issuer's and Messer Griesheim's assets, and substantially all of the assets of our respective directors and executive officers, are located outside the United States. You may not be able to effect service of process on the issuer, Messer Griesheim or these directors and officers within the United States or to enforce against these persons any judgments of courts in the United States. You also may not be able to enforce, in German courts, civil liability judgments obtained in U.S. courts against the issuer or those persons that are based on provisions of the U.S. federal and state securities laws or other laws. We have been advised by our German counsel that there is a doubt as to the enforceability in Germany of civil liabilities based on the federal securities laws of the United States, either in an original action or in an action to enforce a judgment obtained in U.S. courts.

THE ISSUER

        The issuer, Messer Griesheim Holding AG, incorporated on November 22, 1996, was a dormant company until it was activated to become a holding company for the shares of Messer Griesheim. The issuer has no material assets or sources of revenue other than the shares of Messer Griesheim, which have been pledged to Messer Griesheim's senior lenders as security, and the intercompany loan to Messer Griesheim. Initially, its only material liabilities will be the notes, although it may incur additional liabilities in the future in compliance with the covenants contained in the indenture. It has no independent operations and no employees. In making an investment decision on the notes, you should consider Messer Griesheim's financial strength and the suitability of the financing structure. A diagram showing the ownership of the issuer appears in the summary under the caption "Transaction Structure".

THE ACQUISITION TRANSACTIONS, THE REFINANCING AND THE DIVESTITURE PROGRAM

The Acquisition of the Shares of Messer Griesheim

  The Acquisition Transactions

        Prior to April 30, 2001, Messer Griesheim was 33 1/3%-owned by the Messer family, through their subsidiary Messer Industrie GmbH, and 66 2/3%-owned by Hoechst AG, a subsidiary of Aventis. Aventis was formed by the merger in December 1999 of Hoechst AG and Rhône-Poulenc S.A., two of Europe's largest chemical companies. On December 31, 2000, a consortium of financial investors agreed to acquire Hoechst's interest in Messer Griesheim under a business combination agreement. This consortium, referred to in this prospectus as the sponsors, consists of Allianz Capital Partners and six private equity funds managed by affiliates of The Goldman Sachs Group, Inc., which we refer to as the GS Funds. At December 31, 2000, Messer Griesheim had capital stock of EURO276.1 million par value.

        In preparation for selling its interest in Messer Griesheim and as part of Hoechst's tax planning, Hoechst activated the issuer and transferred its shares in Messer Griesheim to it. Hoechst then loaned its shares in the issuer to a wholly owned subsidiary, Diogenes 20. Vermogensverwaltungs GmbH, that we refer to as Newco 3. The sponsors formed Messer Griesheim Group GmbH (formerly named Cornelia Verwaltungsgesellschaft mbH), referred to as Messer Griesheim Group, which then acquired all of the issuer's outstanding share capital from Newco 3 for a purchase price of EURO618 million, thereby acquiring an indirect 66 2/3% interest in Messer Griesheim. Of that purchase price, EURO388 million was paid at completion of the acquisition. The balance of EURO230 million is due from Messer Griesheim Group on November 11, 2011, together with interest which, although not currently payable, will accrue thereon at a rate of 250 basis points above three month EURIBOR. In certain circumstances, the deferred purchase price may be payable earlier.

        As part of the acquisition transactions, Messer Industrie contributed its 33 1/3% shareholding in Messer Griesheim to the issuer in exchange for 33 1/3% of the shares of the issuer. As a result, Messer Griesheim became a wholly owned subsidiary of the issuer. To complete the acquisition transactions, Messer Industrie contributed its shares in the issuer to Messer Griesheim Group in exchange for shares representing 32.67% of Messer Griesheim Group, cash of EURO33.2 million, and rights to receive additional cash consideration of up to EURO35.8 million upon the occurrence of certain events.

        As a result of the transfer and acquisition transactions described above, Messer Griesheim Group owns 100% of Messer Holding, 33 1/3% of which is owned directly and 66 2/3% of which is owned through a wholly-owned company. Messer Griesheim Group is held, 32.67% by the Messer family through Messer Industrie, 33.665% by Allianz Capital Partners and 33.665% by the GS Funds.

        The acquisition transactions have been accounted for in a manner similar to a "purchase" business combination and, accordingly, the cost of the acquisition has been allocated to the assets acquired and liabilities assumed, including those to be disposed of under our divestiture program described elsewhere in this prospectus, based on their estimated fair values as of April 30, 2001, the acquisition date. The resulting excess of such cost over the fair value of the net assets acquired is accounted for as goodwill. In connection with the acquisition transactions, substantially all of Messer Griesheim's existing indebtedness was refinanced. Additionally, following the acquisition transactions, Messer Griesheim adopted in May 2001 a divestiture program pursuant to which it intends to sell substantially all of the assets and operations in its non-core markets, located in Asia, Africa and Latin America, as well as certain non-strategic assets and operations in its core markets by the end of calendar year 2002.

        Consideration should be given to the effects of the acquisition transactions, the refinancing program and the divestiture program when comparing historical financial information for periods prior to April 30, 2001 to periods thereafter. To highlight this lack of comparability, a solid vertical line has been inserted, where applicable, between columns in the tables of selected and summary financial data, in the financial statements and elsewhere in this prospectus to distinguish information pertaining to the pre-acquisition and post-acquisition periods.

        As part of the acquisition transactions, the sponsors contributed EURO500 million to Messer Griesheim Group, of which EURO388 million was used to pay the cash portion of the purchase price to acquire Hoechst's share of the issuer's outstanding share capital and to make a cash payment to Messer Industrie. The remainder of this contribution has been used to, among other things, pay fees and expenses in connection with the acquisition transactions and contribute additional equity to the issuer.

        Messer Griesheim Group also agreed, subject to certain conditions yet to be met, that Messer Griesheim would acquire from Aventis certain assets in China for EURO32 million, as described more fully below under "China Transactions".

        Under the business combination agreement, Hoechst has received securities of Messer Griesheim Group convertible into 3% of the share capital of Messer Griesheim Group for a nominal effective conversion price. These are convertible only in the event of an initial public offering, a sale of Messer Griesheim or a sale of shares in Messer Griesheim Group by the sponsors if, in each case, the sponsors realize a minimum rate of return on their investment in Messer Griesheim.

Call and Put Options

        In order to meet German tax planning requirements of Hoechst, under the business combination agreement described above, Messer Griesheim Group granted a "call" option to Diogenes 20. Vermögensverwaltungs GmbH, initially a wholly-owned shell subsidiary of Hoechst ("Newco 3") to acquire 66 2/3% of the issuer's share capital for a promissory note in the amount of the purchase price Messer Griesheim Group paid Newco 3 for its interest in the issuer. Newco 3 exercised this call option between January 1 and January 11, 2002. In addition, Hoechst granted an option to Messer Griesheim Group to acquire all the outstanding share capital of Newco 3 for a nominal amount. Messer Griesheim Group exercised its counter-call option between January 16 and January 23, 2002 and merged Newco 3 into itself and canceled the promissory note. As a result of these transactions, Messer Griesheim Group became the direct holder of 33 1/3% and the indirect holder (through 100% ownership of Newco 3) of 66 2/3% of the shares of the issuer.

Refinancing Program

        In connection with the acquisition transactions described above, substantially all of Messer Griesheim's existing indebtedness was refinanced through the notes and the senior facilities described below. Upon the initial closing of the acquisition, Messer Griesheim entered into a senior facilities agreement with aggregate available funds of EURO1,650 million ( EURO1,340 million of term loan facilities and EURO310 million of revolving facilities) and a mezzanine bridge facility agreement in the aggregate amount of EURO400 million. Since that time Messer Griesheim has borrowed a portion of the term loans under the senior facilities and the entire mezzanine bridge facility. Upon the closing of the sale of the notes, the issuer made an intercompany loan to Messer Griesheim with the gross proceeds from the notes, and Messer Griesheim used the intercompany loan to repay the mezzanine bridge facility in full and repay EURO115 million principal amount of outstanding term borrowings under the senior facilities. The balance of the intercompany loan was used for general corporate purposes. The EURO14.4 million issuance cost of the notes has been capitalized and is being amortized over the period to maturity under the effective interest rate method.

        The aggregate long-term, outstanding amounts borrowed as of December 31, 2001 and the maturity profile of the senior facilities is given below:

Description	Interest rate		Available amount		Amounts outstanding	Maturity date(10)
			EURO (in millions)		EURO (in millions)

$198 Million Senior Term Disposal facility(5)	4.31	%(3)	21.5	(1)	21.5	April 30, 2003	(9)
EURO300 Million Senior Term A facility(5)(6)(8)	5.53	%(3)	294.9	(1)	294.9	April 20, 2008
EURO170 Million Senior Term B facility(5)	7.07	%(3)	170.0		170.0	April 30, 2009
$124 Million Senior Term B facility(5)	6.42	%(3)	140.6	(1)	140.6	April 30, 2009
EURO115 Million Senior Term C facility(5)	7.57	%(3)	115.0		115.0	April 30, 2010
$162 Million Senior Term C facility(5)(8)	6.57	%(3)	183.7	(1)	183.7	April 30, 2010
EURO260 Million Senior Revolving facility I			255.5	(4)	—	March 31, 2008
EURO50 Million Senior Revolving facility II			45.0	(7)	—	March 31, 2008
Senior Notes	10.375%		550.0		550.0	June 1, 2011
Other existing debt(8)	5.980%		187.9		187.9

					1,663.6
Unamortized debt issuance costs			—		(82.4)

Total(2)			1,964.1		1,581.2

(1)
U.S. Dollar amounts under the facility have been converted into EURO at the rate of EURO1 = $0.882, GBP amounts at the rate of EURO1 = GBP 0.6088.

(2)
The total amount borrowed as December 31, 2001 is reflected net of unamortized debt issuance costs of EURO82.4 million as of December 31, 2001.

(3)
Variable interest rates as of December 31, 2001.

(4)
EURO4.5 million drawn as a guarantee.

(5)
The commitments with respect to the term loans of the senior facilities, which comprise all of the loans under the senior facilities other than the revolving loans, are reduced by the amount of repayments (i.e., the available facilities, are reduced by the amounts of repayments).

(6)
Tranche A is a multicurrency facility. The interest rate shown is a weighted rate.

(7)
EURO5.0 million drawn as a guarantee.

(8)
The interest rate shown is a weighted rate.

(9)
Principal repayments are due earlier upon the sale of certain assets, including subsidiaries identified as part of the disposal program. As of December 31, 2001, $179.6 million of the $198.6 million senior term disposal facility had been repaid. As of April 29, 2002, the senior term disposal facility has been repaid in full.

(10)
We are required to use 75% of our excess cash flow, as defined by the senior facilities agreement, in any given year, to repay the loans under the senior facilities.

        The issuer will rely on payments it receives under the intercompany loan to make payments to you on the notes. The issuer's claims under the intercompany loan are subordinated to the claims of the lenders under the senior facilities. Payments on the intercompany loan also are not permitted in certain cases involving payment and non-payment defaults under the senior facilities. In addition, the issuer has pledged all of its shares in Messer Griesheim to the senior lenders as security for the senior facilities. Moreover, the issuer has agreed that if the senior lenders foreclose on that share pledge following an event of default and seek to sell the issuer's shares of Messer Griesheim, the issuer will release its claims against Messer Griesheim for payment of the intercompany loan. If the issuer is ever required to release its claims for repayment of the intercompany loan, its only source of repayment for the notes will be the net proceeds, if any, from a foreclosure sale of the Messer Griesheim shares after the senior lenders have been repaid in full. In addition, the intercompany loan is effectively subordinated to all existing and future debt of Messer Griesheim's subsidiaries.

Divestiture Program

  Overview

        In May 2001, immediately following our change in ownership through the acquisition transactions described elsewhere in this prospectus, we adopted a divestiture program under which we intend to divest substantially all of our assets and operations outside of our core regions as well as certain non-strategic operations in our core regions. We estimated that the assets and operations to be divested accounted for approximately 24% of the net property, plant and equipment, 17% of the net sales and 7% of the normalized EBITDA of our predecessor, Messer Griesheim, as of and for the year ended December 31, 2000. By divesting these operations, our management believes that we can reduce our consolidated debt and focus on our most profitable geographic markets.

        We intend to complete all planned divestitures other than the joint ventures in China described in "The issuer—The Acquisition Transaction, The Refinancing and the Divestiture Program—China Transactions", by year-end 2002. During the eight month period ended December 31, 2001, pursuant to the divestiture program, we completed disposals of our home care business in Germany, our health care business in Canada and our non-cryogenic plant production operations in Germany, the United States, Italy and China. We have also completed disposals of our operations in Argentina, Brazil, Mexico, South Africa and South Korea, our nitric oxide business in Germany, and our carbon dioxide business in the United States. We have entered into agreements to sell our operations in Trinidad and Tobago. We are required under Messer Griesheim's senior facilities agreement to use the proceeds of these divestitures to repay borrowings under the senior facilities, and the senior facilities agreement requires us to repay at least $198.6 million of borrowings (the entire senior term disposal facility) by April 2003. As of April 29, 2002, the senior term disposal facility has been repaid. Separately, Messer Griesheim is required to ensure that the combination of the repayment of the senior term disposal facility and the assumption of indebtedness by third parties in connection with divestments of assets will result in the reduction of the aggregate indebtedness as of April 30, 2001, of Messer Griesheim and its consolidated subsidiaries by at least EURO255 million by April 30, 2003. Upon completion of the entire divestiture program, we expect that our divestitures will permit us to reduce our consolidated debt reflected on the December 31, 2000 balance sheet by at least EURO400 million.

        Pursuant to the divestiture program, as of December 31, 2001, the consumated dispositions resulted in debt relief (including deconsolidated debt as a result of the divestiture program) of approximately EURO234.0 million. Agreements for additional dispositions provide for an additional EURO73 million of debt relief, resulting, upon consumation, in aggregate consolidated debt relief as of December 31, 2000 of EURO307.0 million.

        Separate from the divestiture program, in light of unstable political conditions in certain countries or the prevalence of business practices which are inconsistent with the standards we apply generally in our core markets and operations or for other reasons, we may decide to sell or discontinue operations in those countries, including operations that would otherwise be viewed as strategic assets within our core markets.

  China Transactions

        Messer Griesheim operates in the People's Republic of China through eight directly owned joint ventures as well as through interests in eight joint ventures held by Aventis (China) Investment Co. Ltd., or ACIC, and managed by employees of Messer Griesheim. Pursuant to the business combination agreement and a related China sale and purchase agreement, Messer Griesheim has agreed to purchase ACIC's interests in the eight ACIC joint ventures. Although China is not a core market for us, Aventis required this purchase in order to enable Aventis to divest all of its interests in the industrial gases business, not simply its interest in Messer Griesheim. We anticipate the acquisition of the ACIC joint ventures to close over the course of the year 2002. Although we expect to divest to one or more third party buyers both the Messer Griesheim China joint ventures and the ACIC joint ventures, we can provide no assurance as to when these divestitures will be completed.

        Pursuant to the China sale and purchase agreement, the assets currently held by ACIC will be transferred into Messer Griesheim China Holding, a wholly-owned subsidiary of Messer Griesheim GmbH registered in Frankfurt am Main. The completion of the purchase will depend on the consent and outcome of discussions with third parties, including Chinese regulatory authorities and local joint-venture partners, and the satisfaction of certain other conditions. In the event that such conditions cannot be satisfied before April 30, 2003 under the business combination agreement, Messer Griesheim's obligations to purchase ACIC's interests in the ACIC joint ventures will terminate. We anticipate the acquisition of the ACIC joint ventures to close by the end of the first quarter 2003.

        The purchase price for the ACIC joint ventures is EURO32 million plus interest from April 30, 2001 until the completion of the purchase of the ACIC joint ventures at the rate of 200 basis point over three month EURIBOR. Upon acquiring the ACIC interests, Messer Griesheim has agreed to assume the debt of the ACIC joint ventures upon the date of completion of the transactions described above. As of December 31, 2001, such debt amounted to approximately EURO17.1 million. The incurrence of any further debt by ACIC relating to the ACIC joint ventures between the date hereof and the closing of the transactions contemplated by the China sale and purchase agreement will be subject to the prior approval of Messer Griesheim. Payment of the purchase price is guaranteed by the issuer's parent, Messer Griesheim Group.

SINGAPORE TRANSACTIONS

        Prior to restructuring its Singapore investments as described below, Messer Griesheim had a joint venture with Texaco Nederland B.V., through a company called Singapore Syngas Pte Limited, or Syngas. In February 1998, Syngas agreed to build a synthetic gas plant in Singapore for Celanese Singapore Pte. Ltd. which was at that time a subsidiary of Hoechst. Messer Griesheim guaranteed to Celanese that the plant would be completed by July 1, 2000. Messer Griesheim also provided financial guarantees of bank loans incurred by Syngas to finance construction of the plant.

        Syngas encountered significant plant-specific difficulties and delays which gave rise to potential claims under the completion guarantee and could entitle the bank lenders of Syngas to accelerate their loans to Syngas.

        Messer Griesheim also operated in Singapore through its wholly owned subsidiary, Messer Singapore Pte. Limited.

Restructuring the Singapore Investment

        In contemplation of the acquisition transactions, Messer Griesheim was required to limit its exposure to the Syngas project. Accordingly, on April 30, 2001 Messer Griesheim entered into an agreement with Hoechst effectively limiting its entire exposure to the Singapore operations (including both Syngas and Messer Singapore) to EURO92 million, measured from September 1, 2000.

        Under the agreement, Messer Griesheim transferred on April 30, 2001 its 100% interest in Messer Singapore and 50% interest in Syngas, together with most of its liabilities related to Singapore, to Messer Singapore Holding GmbH, a special purpose company. The company is currently 39% owned by Aventis Regional Treasury Pacific Pte. Ltd., Singapore, 39% by Messer International GmbH, a subsidiary of Messer Griesheim, 11% by a special purpose company owned by Messer Industrie and 11% by a special purpose company owned by Dr. Schmieder, our Chief Executive Officer, and Mr. Doerr, our Head of North American Operations. Messer Griesheim retained its liability under a guarantee in favor of the bank lenders to Syngas, but Messer Singapore Holding has agreed to indemnify Messer Griesheim for liabilities that may arise under that guarantee.

        Funding of Messer Singapore Holding will be provided through shareholder loans from Hoechst, for 66 2/3% of funding requirements, and Messer Griesheim for 33 1/3% of funding requirements, except that Messer Griesheim's aggregate funding requirements are capped at EURO92 million, and Hoechst will be responsible for 100% of Messer Singapore Holding's funding requirements once this cap has been reached. Although the transfer to Messer Singapore Holding occurred on April 30, 2001, this funding arrangement, including Messer Griesheim's funding obligations under this cap, takes account of all of Messer Griesheim's funding to its Singapore operations since September 1, 2000. Accordingly, Messer Griesheim's remaining funding obligations under this cap, net of 33 1/3% of various shareholder loans and other financial support already provided by Messer Griesheim to its Singapore operations since September 1, 2000, were EURO63.6 million as of April 30, 2001 and EURO14.5 million as of December 31, 2001.

        In addition, Messer Griesheim received from Hoechst on April 30, 2001 a EURO26.4 million cash payment, accounting for 66 2/3% of the funding requirements of the Singapore operations since September 1, 2000 (excluding payments to Celanese and Texaco, of which Hoechst had already funded EURO31.1 million through shareholder loans to Messer Griesheim, as described below under "Developments with Celanese and Texaco").

        More recently, in December 2001, Messer Griesheim transferred its 39% interest in Messer Singapore Holding to Messer International GmbH, a wholly owned subsidiary of Messer Griesheim. At the same time, Hoechst transferred its 39% interest in Messer Singapore Holding to Aventis Regional Treasury Asia Pacific Pte. Ltd., a wholly owned subsidiary of Aventis.

Developments with Celanese and Texaco

        In March 2001, Texaco and Messer Griesheim entered into arrangements with Celanese which settled the claims of Celanese under Messer Griesheim's completion guarantee and amended the existing gas supply agreement between Syngas and Celanese. As a result, Celanese irrevocably released and discharged Messer Griesheim and its shareholders from all claims in any way related to the completion guarantee and acknowledged that such guarantee had expired. These amendments and modifications involved, among other things, cash payments by Messer Griesheim to Celanese which are included in the overall allocation of Syngas funding exposures of 33 1/3% to Messer Griesheim and 66 2/3% to Hoechst and reflected in the cap on our remaining funding obligations referred to above.

        The settlement amount allocated to and paid by Messer Griesheim was EURO28.6 million, of which EURO19.8 million was lent by Hoechst. The repayment claim against Messer Griesheim for this loan was waived by Hoechst on April 30, 2001.

        In February 2002, Aventis, Messer Griesheim and Messer Singapore Holding reached an agreement with Celanese and Celanese Singapore (Pte.) Ltd. in which Messer Singapore Holding agreed to pay $12.5 million to Celanese Singapore for the release of a prior agreement requiring Messer Griesheim to pay Celanese certain consideration. One third of the $12.5 million will apply towards the EURO92 million funding cap of Messer Griesheim to the Singapore operations.

        In conjunction with the Celanese settlement, a put-option agreement dated December 20, 1999 between Messer Griesheim and Texaco was modified by an agreement dated March 29, 2001. The original put-option agreement gave Texaco an option to sell 25% of the shares in Syngas to Messer Griesheim. Under the modified put-option agreement, Messer Griesheim purchased from Texaco the outstanding shareholder loans made by Texaco to Syngas in excess of Texaco's 25% proportionate equity interest in Syngas and related funding obligations. Messer Griesheim paid a purchase price of EURO17.2 million for the loans. Of that amount, Hoechst lent EURO11.3 million to Messer Griesheim. The repayment claim for this loan was waived by Hoechst on April 30, 2001. In exchange, Texaco agreed that Aventis can require Texaco to exercise the put option with respect of 25% of the shares in Syngas at any time on or after May 1, 2001 and no later than June 30, 2001 for a consideration of $1. The put was exercised on June 20, 2001, at which time the Syngas shares acquired from Texaco were transferred directly to Messer Singapore Holding GmbH, and not to Messer Griesheim.

        As a result of the change in ownership that occured when the Texaco put option was exercised, Syngas was required to repay its outstanding bank credit facilities which were due June 30, 2001. Shareholder loans were extended to Syngas for this purpose. Of these shareholder loans, 75% were funded by Messer Singapore Holding GmbH and 25% were funded by Texaco.

        In connection with the implementation of the arrangement between Hoechst and Messer Griesheim relating to Syngas, and the subsequent developments regarding Celanese, Texaco and the bank credit facilities, Hoechst and Messer Griesheim are actively pursuing a divestiture process with respect to Messer Singapore Holding GmbH or its interests in Syngas and Messer Singapore.

        For a description of our principal capital expenditures see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources".

USE OF PROCEEDS

        This prospectus is delivered in connection with the sale of notes by Goldman Sachs & Co., Goldman Sachs International or other affiliates of The Goldman Sachs Group, Inc. in a market-making transaction. We will not receive any cash proceeds from the sale of notes pursuant to this prospectus.

        The EURO550 million of gross proceeds from the offering of the original notes was used by the issuer to make the subordinated intercompany loan to Messer Griesheim in a principal amount of EURO550 million.

        The intercompany loan was used to repay the entire EURO400 million principal amount outstanding under Messer Griesheim's mezzanine bridge facility and EURO115 million principal amount of outstanding indebtedness under the senior term facilities of Messer Griesheim, plus, in each case, accrued interest thereon. Messer Griesheim entered into the mezzanine bridge facility and the senior facilities to refinance indebtedness that was outstanding prior to the acquisition of Hoechst's interest in Messer Griesheim by the sponsors. The lenders under these facilities include an affiliate of The Goldman Sachs Group, Inc. The mezzanine bridge facility accrued interest at EURIBOR plus 7.0%. The senior facilities to be repaid accrued interest at rates based on EURIBOR/LIBOR plus margins ranging from 2.25% to 3.25%.

        The balance of the intercompany loan was used for general corporate purposes of Messer Griesheim (including the payment of expenses relating to the transactions described herein).

CAPITALIZATION

        The table below presents our unaudited cash and cash equivalents, restricted cash and capitalization as per February 28, 2002.

At February 28, 2002
EURO (in thousands)
Cash and cash equivalents	209,530
Restricted cash(1)	27,771

Total cash and cash equivalents (including restricted cash)	237,301

Total debt:
Senior credit facility	932,870
10.375% Senior Notes	550,000
Other debt (including Finance Leases)	189,465

Total	1,672,335
Unamortized debt issuance costs	(80,509)

Total debt:	1,591,826

Shareholders equity	895,541

Total capitalization	2,487,367

(1)
Restricted cash exists of EURO27,771 held as deposit with different banks as security for loans and guarantees granted by those banks to related companies and third parties.

EXCHANGE RATES

        The following chart shows for the period from January 1, 1999 through March 31, 2002, the period end, average, high and low noon buying rates in the City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York expressed as U.S. dollars per EURO1.00. The euro did not exist as a currency prior to January 1, 1999.

Year	Period End	Average		High	Low
1999	1.01	1.07	(1)	1.18	1.00
2000	0.94	0.92	(1)	1.03	0.83
2001	0.89	0.90	(1)	0.95	0.84
2002 (through March 31, 2002)	0.87	0.88		0.90	0.86
Month
October 2001	0.90	0.91		0.92	0.89
November 2001	0.90	0.89		0.90	0.88
December 2001	0.89	0.89		0.90	0.88
January 2002	0.86	0.88		0.90	0.86
February 2002	0.87	0.87		0.88	0.86
March 2002	0.87	0.88		0.88	0.87

(1)
The average of the noon buying rates in the City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York on the last day of each month during the applicable period.

SELECTED HISTORICAL FINANCIAL DATA

        The following selected financial data for the eight month period ended December 31, 2001 has been derived from our audited consolidated financial statements. The selected financial data as of and for the four month period ended April 30, 2001 is derived from Messer Griesheim's revised consolidated financial statements that were audited by KPMG Deutsche Treuhand – Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent accountants, whose report thereon is based in part upon the report of other auditors. The selected financial data for the years ended December 31, 1999 and 1998 is derived from Messer Griesheim's revised consolidated financial statements which were audited by PwC Deutsche Revision Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent accountants. Consolidated balance sheets at December 31, 2001, April 30, 2001 and December 31, 2000 and the related consolidated statements of operations and of cash flows for the eight months ended December 31, 2001, four months ended April 30, 2001, and the two years ended December 31, 2000 and notes thereto appear elsewhere in this prospectus. The financial data as of and for the year ended December 31, 1997 have been revised to reflect the accounting principles that we applied for 2000, 1999 and 1998.

        Pro forma financial data of the issuer and Messer Griesheim, calculated on a consolidated basis as though the acquisition transactions, the refinancing program, and the divestiture program had occurred on January 1, 2001, is included in the tables below, as set forth in more detail under "Unaudited Pro Forma Consolidated Financial Data".

        On April 30, 2001, a series of acquisition transactions were consummated as described elsewhere in this prospectus which resulted in a change in the ownership of Messer Griesheim and the issuer. The acquisition transactions have been accounted for in a manner similar to a "purchase" business combination and, accordingly, the cost of the acquisition has been allocated to the assets acquired and liabilities assumed, including those to be disposed of under our divestiture program described elsewhere in this prospectus and below, based on their estimated fair values as of April 30, 2001, the acquisition date. The resulting excess of such cost over the fair value of the net assets acquired is accounted for as goodwill. In connection with the acquisition transactions, substantially all of Messer Griesheim's existing indebtedness was refinanced (the "refinancing program"). Additionally, following the acquisition transactions, Messer Griesheim adopted in May 2001 a divestiture program pursuant to which it intends to sell substantially all of the assets and operations in its non-core markets, located in Asia, Africa and Latin America, as well as certain non-strategic assets and operations in its core markets. Other than our joint ventures in China, we intend to complete these divestitures by the end of calendar year 2002.

        Consideration should be given to the effects of the acquisition transactions, the refinancing program, and the divestiture program when comparing historical financial information, including the selected financial data, for periods prior to April 30, 2001 to periods thereafter. To make this clear, financial information for periods prior to and subsequent to the acquisition transactions have been separated in the following table by inserting a solid vertical line between the columns for such periods.

        Both Messer Griesheim and the issuer prepare their financial statements in accordance with IAS which differs in certain significant respects from U.S. GAAP. The principal differences between IAS and U.S. GAAP applicable to the historical financial statements are summarized in note 40 to the issuer's audited consolidated financial statements. This data should be read together with the financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

        The issuer has no material assets or sources of revenue other than its shares in Messer Griesheim, which have been pledged to Messer Griesheim's senior lenders as security, and an intercompany loan of EURO550 million to Messer Griesheim. Historical consolidated financial statements relating to the issuer are included elsewhere in this prospectus. Pro forma consolidated financial data presenting pro forma consolidated results of the issuer and Messer Griesheim for the year ended December 31, 2001 is included in the tables below and in the section titled "Unaudited Pro Forma Consolidated Financial Data".

	Historical
	Periods Prior to the Acquisition Transactions
						Messer Griesheim Holding AG
	Messer Griesheim GmbH
							Pro forma(1)
					Four Months Ended April 30, 2001	Eight Months Ended December 31, 2001
	Year Ended December 31,
							Fiscal Year 2001
	1997(2)	1998(2)	1999(2)	2000
	(amounts in EURO millions, except ratios)
SELECTED FINANCIAL DATA(3)
Income statement data
Net sales	1,269	1,477	1,492	1,696	574	1,047	1,512
Cost of sales	(560)	(696)	(701)	(845)	(293)	(565)	(803)

Gross profit	709	781	791	851	281	482	708

Distribution and selling costs	(451)	(501)	(531)	(569)	(177)	(314)	n/a
Research and development costs	(21)	(21)	(20)	(25)	(7)	(10)	n/a
General and administrative costs	(78)	(102)	(130)	(128)	(45)	(83)	n/a
Other operating income	27	44	34	38	10	11	n/a
Other operating expense	(11)	(12)	(28)	(22)	(11)	(24)	(621)
Impairment of intangible assets and property, plant and equipment	—	—	(4)	(129)	(2)	—	—
Restructuring charges	—	—	—	(20)	(3)	(25)	(30)

Operating profit (loss)	175	189	112	(4)	46	37	57

Equity method investments expense, net	(1)	—	(14)	(208)	(5)	(15)	(20)
Other investment expense, net	(3)	(2)	(2)	(15)	(5)	(4)	(9)
Interest expense, net	(34)	(48)	(62)	(89)	(36)	(103)	(142)
Other financial (expense) income, net	(2)	1	(2)	(5)	(7)	—	—
Charges in fair value of subsidiaries available for sale	—	—	—	—	—	(6)	—

Non-operating expense	(40)	(49)	(80)	(317)	(53)	(128)	(172)

(Loss) income from discontinuing operations	(10)	(4)	5	—	—	—	—
Loss from disposal of discontinuing operations	—	—	(3)	(17)	—	—	—

Income (loss) before income taxes and minority interests	125	136	34	(336)	(7)	(91)	(115)
Income taxes	(47)	(44)	(49)	138	(5)	26	34

Income (loss) before minority interests	78	92	(15)	(198)	(12)	(65)	(86)
Minority interests, net of income taxes	(4)	(8)	(6)	(8)	(2)	(5)	(5)

Net income (loss)	74	84	(21)	(206)	(13)	(70)	(86)

Cash flow information
Net cash from operating activities(4)	242	176	357	261	(9)	138	n/a
Net cash used in investing activities(4)	(329)	(541)	(473)	(335)	(66)	(87)	n/a
Net cash (used in) from financing activities(4)	132	361	108	86	248	(75)	n/a
Depreciation and amortization	132	147	196	342	77	183	n/a
Investments(5)	425	634	557	403	85	85	n/a

	Historical
	Periods Prior to the Acquisition Transactions
						Messer Griesheim Holding AG
	Messer Griesheim GmbH
							Pro forma(1)
					Four Months Ended April 30, 2001	Eight Months Ended December 31, 2001
	Year Ended December 31,
							Fiscal Year 2001
	1997(2)	1998(2)	1999(2)	2000
	(amounts in EURO millions, except ratios)
Balance sheet information at period end
Cash and cash equivalents	69	61	57	50	227	188	n/a
Total assets	2,095	2,565	3,053	2,976	3,190	3,349	n/a
Total corporate debt	657	1,138	1,470	1,699	1,951	1,581	n/a
Total liabilities	1,381	1,835	2,336	2,537	2,761	2,446	n/a
Total stockholders' equity	714	730	717	439	429	903	n/a
U.S. GAAP information(6)(7)
Net loss	n/a	n/a	(21)	(180)	(13)	(67)	(87)
Total stockholders' equity	n/a	n/a	712	458	448	940	n/a
OTHER INFORMATION
Normalized EBITDA(8)	307	336	308	359	126	245	n/a
Ratio of earnings to fixed charges—IAS(9)	3.8	3.1	1.7	—	n/a	n/a	n/a
Ratio of earnings to fixed charges—U.S. GAAP(9)	n/a	n/a	1.7	—	n/a	n/a	n/a

(1)
Calculated on a pro forma basis to present financial information of the issuer and Messer Griesheim on a consolidated basis as though the acquisition transactions, the refinancing program, and the divestiture program had occured on January 1, 2001, as set forth in more detail under "Unaudited Pro Forma Consolidated Financial Data".

(2)
On January 1, 2000, Messer Griesheim adopted the euro as its reporting currency and translated all amounts previously denominated in Deutsche Mark, or DM, to euros at the fixed exchange rate of EURO1.00 = DM 1.95583, which is the official rate applicable since January 1, 1999 for all periods presented. Messer Griesheim's consolidated financial statements reported in euro depict the same trends as would have been presented if it had continued to present its consolidated financial statements in DM. Messer Griesheim's consolidated financial statements will, however, not be comparable to the euro financial statements of other companies that reported their financial information in a currency other than DM prior to January 1, 1999.

(3)
Selected financial data for all historical periods is derived from the historical financial statements, which were audited or unaudited as indicated in the introduction preceding this information.

(4)
Cash flow information for 1997 was not reclassified for the discontinued cutting and welding operations. See note 10 to Messer Griesheim's audited financial statements for additional information relating to 1998 and 1999 cash flows of discontinuing operations.

(5)
Includes cash outlays for property, plant and equipment and intangible assets and purchases of investments and loans to related parties. The investments and loans to related parties in 1997 include the cutting and welding business, as the financial data for 1997 do not reflect the full effect of this business as discontinued operations. We believe that the investments in cutting and welding business accounted for no more than EURO1 million in 1997.

(6)
IAS differs in certain material respects from U.S. GAAP. See note 40 to the audited financial statements of Messer Griesheim included in this prospectus for an explanation of these differences.

(7)
Income (loss) from discontinuing operations and gain (loss) from disposal of discontinuing operations are comparable under IAS and U.S. GAAP for the years ended December 31, 2000 and the four months ended April 30, 2001 and the eight months ended December 31, 2001. For a description of the different treatment under IAS and U.S. GAAP of discontinuing operations during the eight month period ended December 31, 2001, see note 40 to our audited consolidated financial statements.

(8)
Calculated as operating profit before depreciation and amortization, after adding back charges for impairment of intangible assets and property, plant and equipment, restructuring and reorganization charges. Normalized EBITDA is not a measure recognized by IAS or U.S. GAAP and may not be comparable to similar measures presented by our competitors. Please consider the more detailed explanation of normalized EBITDA contained above under "Summary—Normalized EBITDA".

(9)
For the purpose of the calculation of the ratio of earnings to fixed charges:

•
Fixed charges consist of interest costs, both expensed and capitalized, plus discounts and capitalized expenses related to indebtedness plus one-third of rental expenses, which is the portion that we deem to be representative of the interest included in rental expenses, together with equivalent expenses relating to asserted and probable claims under guarantees of debt of non-consolidated investments.

•
Earnings consist of income (loss) from continuing operations before minority interest, fixed charges, amortization of capitalized interest, income (loss) of equity method investees, distributed income of non-consolidated investments and our share of pre-tax losses arising from guarantees of non-consolidated investments that are included in fixed charges. This total is reduced by the aggregate of interest capitalized and minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

•
For the eight months ended December 31, 2001, earnings were inadequate to cover fixed charges by EURO76 million under IAS and EURO72 million under U.S. GAAP. For the year ended December 31, 2000, earnings were inadequate to cover fixed charges by EURO111 million under IAS and EURO73 million under U.S. GAAP.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The issuer has no material assets or sources of revenue other than the intercompany note and Messer Griesheim's shares. As the issuer's financial condition and results of operations will be determined to a substantial extent by the financial condition and results of operations of Messer Griesheim, the ensuing discussion will focus on Messer Griesheim and its subsidiaries.

        You should read the following discussion in conjunction with Messer Griesheim's and the issuer's financial statements included in this prospectus starting on page F-4. Messer Griesheim's and the issuer's financial statements are prepared in accordance with the International Accounting Standards of the International Accounting Standards Committee, or IAS, which differ in certain significant respects from U.S. GAAP. You can find reconciliations of net income, shareholders' equity and disclosures regarding differences between IAS and U.S. GAAP in note 40 to our audited consolidated financial statements.

        The issuer calculates normalized EBITDA as operating profit before depreciation and amortization, after adding back charges for impairment of intangible assets and property, plant and equipment, restructuring and reorganization charges.

        Normalized EBITDA is not a measure recognized by IAS or U.S. GAAP. This and similar measures are used by different companies for differing purposes and are often calculated in ways that reflect the unique situations of those companies. We urge you to be very cautious in comparing our normalized EBITDA data to the EBITDA data of other companies. Normalized EBITDA is not a substitute for operating profit as a measure of operating results. Likewise, normalized EBITDA is not a substitute for cash flow as a measure of liquidity.

Forward Looking Statements May Prove Inaccurate

        This report contains certain forward-looking statements and information relating to us that are based on the beliefs of our management as well as assumptions made by and information currently available to us. These statements include, but are not limited to, statements about our strategies, plans, objectives, expectations, intentions, expenditures and assumptions as well as other statements contained in this prospectus that are not historical facts. When used in this document, words such as "anticipate", "believe", "estimate", "expect", "intend", "plan" and "project" and similar expressions, as they relate to us or our management, are intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate.

        Investors are cautioned that forward-looking statements contained in this section involve both risk and uncertainty. Several important factors could cause actual results to differ materially from those anticipated by these statements. Many of these statements are macroeconomic in nature and are, therefore, beyond the control of management.

Overview

        We are a producer and distributor of industrial gases, including oxygen, nitrogen, argon, carbon dioxide, hydrogen, helium, specialty gases and acetylene. The industrial gases we produce are used in a broad range of industries, including the steel, chemicals, electronics, pulp and paper, health-care, food and beverage, automotive, lighting and glass industries. We operate in 49 countries through more than 425 facilities, including production plants, distribution and filling stations and research centers as of December 31, 2001. In 2001, we had an estimated global market share of approximately 5% of the total industrial gases market, making us the seventh largest industrial gas producer worldwide, and leading market shares in Germany and certain other countries in central and eastern Europe. We also have strong businesses in selected industrial areas of the United States and in selected niche markets in other western European countries. In the eight months ended December 31, 2001, we generated net sales of EURO1,047 million and normalized EBITDA of EURO245 million and, in the four months ended April 30, 2001 our, predecessor generated net sales of EURO574 million and normalized EBITDA of EURO126 million. However, as noted below, our normalised EBITDA for periods preceding and subsequent to April 30, 2001 are not comparable, due to the consummation of the acquisition transaction on April 30, 2001.

        Our primary or core markets are Europe and North America. Our two largest markets, Germany and North America, collectively accounted for 65.5% of our net sales and 62.1% of our normalized EBITDA for the eight months ended December 31, 2001. Within each of our geographic markets, we generally organize our business based upon how we deliver industrial gases to our customers: delivery of large volumes from on-site production facilities or by pipeline, delivery in bulk tanks transported by truck or rail and delivery in gas cylinders. In addition to our core markets of Europe and North America, we also operate in Asia, Africa and Latin America. We are in the process of divesting of substantially all of the assets outside our core markets along with certain non-strategic assets in our core markets. Other than our joint ventures in China, we intend to complete these divestitures by year-end 2002.

Acquisition Transactions, Refinancing and Divestiture Program

        As discussed elsewhere in this report, the acquisition transactions have been accounted for at fair value and, accordingly, our assets and liabilities have been recorded at their estimated fair values as of April 30, 2001, the date of the acquisition transactions. As a result, the consolidated financial statements of Messer Griesheim for periods prior to the acquisition transactions are not comparable to our financial statements for periods subsequent to the acquisition transactions. To highlight this lack of comparability, a solid vertical line has been inserted, where applicable, between columns in the tables and schedules of this document, and in our consolidated financial statement to distinguish information pertaining to the pre-acquisition and post-acquisition periods.

The Acquisition of Messer Griesheim

        Prior to the completion of the acquisition transactions described below, Messer Griesheim was owned:

  •
  33 1/3% by the Messer family through a holding company, Messer Industrie GmbH, and

  •
  66 2/3% by Hoechst AG, a subsidiary of Aventis S.A. Aventis was formed in December 1999 as the result of the merger of Hoechst AG and Rhone-Poulenc S.A., two of Europe's largest chemical companies.

        On December 31, 2000, Messer Industrie, Hoechst and our parent company Messer Griesheim Group, entered into certain acquisition transactions.

        As a result of the acquisition transactions, Messer Holding owns 100% of Messer Griesheim and Messer Holding is wholly owned by Messer Griesheim Group. Messer Holding and Messer Griesheim Group are both holding companies with no material assets other than their direct or indirect interests in Messer Griesheim (and, in the Messer Holding's case, the payments under the intercompany loan to Messer Griesheim). As a result of the completion of the acquisition transactions, Messer Griesheim Group is owned as of December 31, 2001:

  •
  32.67% by the Messer family, through Messer Industrie;

  •
  33.665% by Allianz Capital Partners; and

  •
  33.665% by six private equity funds managed by affiliates of The Goldman Sachs Group, Inc.

        In connection with these acquisition transactions, the shareholders of Messer Griesheim Group entered into a shareholders' agreement governing their respective voting control and other ownership rights with respect to Messer Holding and Messer Griesheim. See "Principal Shareholders—Shareholder's Agreement."

Transaction Structure

        The following diagram shows our ownership structure and the structure of our principal indebtedness as of December 31, 2001 following completion of the acquisition transactions on or about April 30, 2001 reflecting the issuance of the notes and the refinancing of our indebtedness to the extent completed, including repayment in full of the EURO400 million mezzanine bridge facility and repayment of EURO115 million of our senior term facilities:

(1)
The holding company for the Messer family's interests in Messer Griesheim.

(2)
Certain private equity funds managed by affiliates of The Goldman Sachs Group, Inc.

(3)
Principal operating company in Germany and holding company for the remainder of our operations.

(4)
EURO550.0 million aggregate principal amount.

(5)
Messer Griesheim Group owns 100% of Messer Holding, 33 1/3% of which is owned directly and 66 2/3% of which is owned through a wholly-owned holding company.

(6)
EURO1,340 million was the initial aggregate amount of term loan facilities. Messer Griesheim repaid EURO115 million principal amount of senior term facilities on or about May 16, 2001 with a portion of the proceeds from the sale of the notes. As of December 31, 2001, EURO925.7 million aggregate principal amount remained outstanding under the senior term facilities. The senior facilities also include committed but not fully drawn funds totaling EURO310 million under revolving facilities. Certain of Messer Griesheim's subsidiaries are also direct borrowers under the senior facilities. For a description of the Refinancing Program see "The Acquisition Transactions, The Refinancing and The Divestiture Program".

Refinancing Program

        In connection with the acquisition transactions described above, substantially all of Messer Griesheim's existing indebtedness was refinanced through the notes and the senior facilities described below. Upon the initial closing of the acquisition, Messer Griesheim entered into a senior facilities agreement with aggregate available funds of EURO1,650 million ( EURO1,340 million of term loan facilities and EURO310 million of revolving facilities) and a mezzanine bridge facility agreement in the aggregate amount of EURO400 million. On May 16, 2001, Messer Holding issued EURO550 million principal amount of 10.375% notes maturing on June 11, 2011. Upon the closing of the sale of the notes, Messer Holding made an intercompany loan to Messer Griesheim with the gross proceeds from the notes, and Messer Griesheim used the intercompany loan to repay the mezzanine bridge facility in full and repay EURO115 million principal amount of outstanding term borrowings under the facilities.

Business Practices

        We believe the following selected business practices are important for a proper understanding of the financial reporting risks.

Net Sales

        We primarily earn revenues from

  •
  sales of industrial gases, and

  •
  sales of hardware related to industrial gas usage.

        Our sales of industrial gases, which amount to greater than 90% of our total revenue, are divided into three business units corresponding to their mode of delivery: on-site and pipeline sales, bulk delivery sales and cylinder delivery sales. Contracts in our on-site production and pipeline supply businesses in Europe and the United States typically have terms of 10 to 15 years and usually have "take-or-pay" minimum purchase provisions. In each of the last three years, the "take-or-pay" minimum purchase requirements in our on-site and pipeline supply contracts accounted for approximately 60% to 70% in Germany and 40% to 45% in the United States of the total amount of net sales that we generated under these contracts.

        Contracts in our bulk business generally have terms of two to three years in Europe and five to seven years in the United States. Customers in our on-site and pipeline and bulk businesses have historically exhibited high renewal rates, with over 90% of customers whose contracts expired in the past five years renewing their contracts with us. Our on-site, pipeline and bulk businesses in Germany and the United States accounted for approximately 34% of our total net sales. We generally sell our cylinder gases by purchase orders or by contracts with terms ranging between one to two years in Europe and three to five years in the United States.

        Our net sales are dependent on the economic conditions in the markets in which we operate. However, we believe that we have limited exposure to the cyclical nature in demand of any particular industry because of the wide diversity of industries represented by our customer base.

        Although industrial gas prices appear to have recently stabilized in many of the markets in which we operate, prices have consistently decreased for at least the last 10 years, especially in the bulk and commodity gas cylinder segments, due to aggressive efforts by most producers to increase market share. The profit margin impact of this price erosion has been partially offset by efficiency improvements throughout the supply chain and regional consolidation among large participants in the industry, permitting economies of scale. In addition, new applications for industrial gases have increased sales volumes and profit margins.

Cost of Sales

        Our principal raw material is air, which is free and which we separate into its component gases. Cost of sales principally consists of:

  •
  costs of energy required for production,

  •
  labor costs relating to production, and

  •
  capital costs of plants.

        Energy costs consist principally of electrical power costs. Electricity represented approximately 27% of our cost of sales in 2001. We are able to pass on a portion of increases in energy costs to many, but not all, of our on-site and pipeline customers with long-term supply contracts, although these adjustments in cost often occur only on an annual basis. The amount and other terms of these energy cost pass-through provisions vary by contract.

        Labor costs relating to production consist principally of wages and salaries, social security contributions and other expenses related to employee benefits. Social security contributions include our portion of social security payments, as well as our contributions to workers' insurance associations.

        We depreciate fixed assets on a straight-line basis. Our depreciation rates assume a useful life of 10 to 50 years for buildings, 10 to 20 years for plant and machinery and 3 to 20 years for other plant, factory and office equipment.

Divestiture Program

        Our core markets are Europe and North America. In May 2001 immediately following our change of ownership resulting from the acquisition transactions described elsewhere in this prospectus, we adopted a divestiture program. Pursuant to the divestiture program, we intend to sell substantially all of our assets and operations in our non-core markets in Asia, Africa and Latin America, as well as certain non-strategic assets and operations in our core markets. The proceeds from this divestiture program will be used to reduce our consolidated debt.

        During the eight month period ended December 31, 2001, pursuant to the divestiture program, we have completed disposals of our home care business in Germany, our health care business in Canada and our non-cryogenic plant production operations in Germany, the United States, Italy and China. We have also completed disposals of our operations in Argentina, Brazil, Mexico, South Africa and South Korea, our nitric oxide business in Germany, and our carbon dioxide business in the United States.

        The remaining divestiture of certain of our assets and operations may require additional expenditures prior to their disposal.

Cost-Savings Plan

        We are implementing a plan to reduce our operating costs, principally in Europe. This plan involves eliminating duplication in support positions for certain process functions, reducing energy costs, centralizing key process functions and simplifying our management structure. We have identified most of the specific cost savings measures that we expect to achieve by year end 2003. We expect these will reduce the cost base of our operations in our core markets relative to its level for the year 2000 by approximately EURO100 million by year-end 2003. To implement these measures, we expect to spend in total approximately EURO84 million between April 30, 2001 and year end 2003, principally to be applied towards one time costs such as severance payments and efficiency improvements.

        For the eight month period ending December 31, 2001, we have reduced the cost base of our operations in our core markets relative to its level for the year 2000 by EURO27.0 million. As a result of implementation of these measures we incurred total one-time costs of approximately EURO25.3 million (excluding EURO12.5 million of costs that were included as part of the purchase price accounting adjustments) for the eight month period ended December 31, 2001. We expect to incur an additional EURO46.6 million of one-time costs within the next two years.

Critical Accounting Policies

        The results of our operations and financial condition are dependent upon the utilization of accounting methods, assumptions and estimates that are used as a basis for the preparation of the consolidated financial statements. We have identified the following critical accounting policies and related assumptions, estimates and uncertainties, which management believes are essential to understanding the underlying financial reporting risks and the impact that these accounting methods, assumptions, estimates and uncertainties have on our reported financial results. This information should be read in conjunction with the Consolidated Financial Statements and this "Management's Discussion and Analysis of Financial Condition and Results of Operations".

  Purchase Accounting

        We accounted for the acquisition transactions similar to that of an acquisition of Messer Griesheim by Messer Holding. The accounting for this acquisition resulted in a significant amount of long-lived intangible assets. Our accounting policy relating to purchase business combinations requires the use of the purchase method whereby the purchase price is allocated to identifiable tangible and intangible assets based upon their fair value. The allocation of purchase price is judgmental and requires the extensive use of estimates and fair value assumptions, which can have a significant impact on operating results. Changes in the industry conditions, technological advances and other economic factors could result in revisions to the judgments, estimates and valuation techniques utilized in the application of purchase accounting. Such differing allocations could impact future operating results.

  Recoverability of Long-Lived Assets

        Our business is capital intensive, and historically required a significant investment in property, plant and equipment. At December 31, 2001, the carrying value of our property, plant and equipment was EURO1,698 million. At December 31, 2001 long-lived intangible assets amounted to EURO853 million. We review long-lived assets, including intangible assets, for impairment whenever events or changes in circumstance indicate that the carrying value of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying value of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment recognized is measured by the amount by which the carrying value of the assets exceeds the fair value of the assets. Estimated fair value is generally based on either appraised value or by discounted estimated future cash flows.

        A continuation of the currently competitive economic conditions in the industrial gas industry could result in an increasingly adverse pricing environment due to significant industry over-capacity. This could result in decreased production and reduced capacity utilization. Such events could result in reductions of future estimates of net cash flows expected to be generated to the extent that both long-lived tangible and intangible assets could be considered impaired, negatively impacting future operating results.

  Recoverability of Investments in Subsidiaries Available for Sale

        We have made a series of investments in, and advances to, companies that are principally engaged in the manufacture, sale and distribution of industrial gases which are located in regional markets which we no longer consider part of our core markets. At December 31, 2001, the carrying amounts of investments in subsidiaries available for sale aggregate EURO42 million. Our accounting policy is to record an impairment of such investments to net realizable value when the decline in fair value below carrying value is other than temporary. In determining if a decline in value is other than temporary, we consider the length of time and magnitude of the excess of carrying value, the forecasted results of the investee, the economic environment in the regional market and our ability and intent to hold the investment.

        A slump in demand for industrial gases could adversely impact the operations of these investments to generate future net cash flows. Furthermore, since these investments are not publicly traded, further judgments and estimates are required to determine their fair value. As a result, potential impairment charges to write-down such investments to net realizable value could adversely affect future operating results.

  Realization of Deferred Tax Assets

        At December 31, 2001, total net deferred tax assets approximated EURO198 million. Included in this total are the benefit of net operating loss and tax credit carry forwards of approximately EURO130 million. Such tax loss and credit carry forwards generally do not expire under current law, except certain amounts attributable to operations in the United States that expire in 20 years. Realization of these amounts are dependent upon the generation of future taxable income at a level sufficient to absorb the loss and credit carry forwards. These deferred tax assets were recognized to the extent that it is probable that future taxable profit will be available. The amount of total deferred tax assets considered realizable prospectively could be reduced if our estimates of projected future taxable income are lowered from present levels or changes in current tax regulations are revised which could impose restrictions on the time or extent of our ability to utilize tax loss and credit carry forwards in the future.

  Restructuring Charges

        Subsequent to the acquisition transactions, the management approved plans to restructure the Group and reduce costs. These changes were intended to, among other things, improve operational efficiencies and improve profitability. While the management approved a detailed restructuring plan, the calculation of the provision requires the use of estimates and management judgment. Additionally, if industry conditions continue to deteriorate or an economic downturn is experienced in the future, further restructuring charges may be incurred. Resulting variances from estimates previously utilized may adversely impact future financial results.

Reclassifications

        Certain reclassifications have been made to the presentation of prior periods to conform to the current period classifications.

Results of Operations

        The following table sets forth a summary of our results for the eight month period ended December 31, 2001, the four month period ended April 30, 2001 and the twelve month period ended December 31, 2000.

        As discussed elsewhere in this prospectus, the acquisition transactions have been accounted for at fair value and, accordingly, our assets and liabilities have been recorded at their estimated fair values as of April 30, 2001, the date of the acquisition transactions. As a result, the consolidated financial statements of Messer Griesheim for periods prior to the acquisition transactions are not comparable to our consolidated financial statements for periods subsequent to the acquisition transactions. To highlight this lack of comparability, a solid vertical line has been inserted, where applicable, between columns in the tables of selected financial data, in our financial statements and elsewhere in this prospectus to distinguish information pertaining to the pre-acquisition and post-acquisition periods.

	Eight Months Ended December 31, 2001 Messer Griesheim Holding AG	Four Months Ended April 30, 2001 Messer Griesheim GmbH	Twelve Months Ended December 31, 2000 Messer Griesheim GmbH
	EURO (in millions)	EURO (in millions)	EURO (in millions)
Net sales	1,046.6	574.5	1,695.9
Cost of sales	(564.9)	(293.4)	(844.5)

Gross profit	481.7	281.1	851.4
Distribution and selling costs	(313.8)	(177.2)	(568.9)
General and administrative costs	(82.7)	(45.0)	(127.7)
Other, net(1)	(47.7)	(12.4)	(157.6)

Operating profit	37.5	46.5	(2.9)

Interest expense, net	(103.4)	(36.4)	(88.5)
Loss before income taxes and minority interests	(90.8)	(6.6)	(336.2)
Income tax benefit/(expense)	26.2	(4.8)	138.2
Net loss	(69.5)	(13.5)	(205.6)
Normalized EBITDA	245.0	126.0	359.0

(1)
Amounts include total net of research and development costs, other operating income, other operating expense, impairment of intangible assets and property, plant and equipment and restructuring and reorganization charges.

Major Events

  •
  On April 30, 2001, a series of acquisition transactions were consummated as described elsewhere in this prospectus which resulted in a change in the ownership of Messer Griesheim and Messer Holding. In connection with the acquisition transactions, substantially all of Messer Griesheim's existing indebtedness was refinanced. Additionally, following the acquisition transactions, we adopted in May 2001 a divestiture program pursuant to which we intend to sell substantially all of our assets and operations in our non-core markets, located in Asia, Africa and Latin America, as well as certain non-strategic assets and operations in our core markets generally by the end of calendar year 2002.

  •
  For the eight month period ended December 31, 2001, we have divested a significant portion of our assets and operations. Pursuant to the divestiture program, as of December 31, 2001, the consummated dispositions resulted in debt relief (including deconsolidated debt as a result of the divestiture program) of approximately EURO234 million. Agreements for additional dispositions provide for an additional EURO73 million of debt relief, resulting, upon consummation, in aggregate consolidated debt relief as of December 31, 2000 of EURO307 million.

  •
  For the eight month period ended December 31, 2001, we have reduced our capital expenditures to no more than 10% of our total net sales, and intend to maintain such reduced level of capital expenditures for the foreseeable future. Our capital expenditures in the future will be focused on making modest additions to our existing investments in our core markets that will allow us to exploit the full potential of earlier investments.

  •
  For the eight month period ended December 31, 2001, we have reduced the cost base of our operations in our core markets relative to its level for the year 2000 by EURO27.0 million. As a result of implementation of these measures, we incurred total one-time costs of approximately EURO25.3 million (excluding EURO12.5 million of costs that were included as part of the purchase price accounting adjustments) for the eight month period ended December 31, 2001 and expect to incur an additional EURO46.6 million within the next two years.

Eight months Ended December 31, 2001

        Management believes that the following material trends have affected our continuing operations for 2001. Net sales in Germany benefited from increased sales volume in our gas business. This benefit was offset by lower prices resulting from ongoing strong competition in response to market conditions and the overall worsening economic conditions in Germany, particularly in the fourth quarter 2001. The sales volume and operating profit of our business in North America declined, reflecting the adverse effects of the continuing economic downturn in U.S. markets, especially subsequent to the September 11, 2001 events, as well as higher energy costs. The development in Western Europe, excluding Germany, was different. The slight decline in net sales in the UK due to lower sales to the food and beverage industry was offset by higher sales, mainly in Spain and Italy. In Eastern Europe, net sales increased significantly throughout the entire region as a result of significant new business generated.

        Overall, a deteriorating economic environment, the reduction of global demand, highlighted by the downturn in the industrial gas industry and overcapacity in the chemical industry, influenced the business in 2001. In addition, the operating profit of the eight month period ended December 31, 2001 included, besides the impact of the above mentioned one-time costs of approximately EURO25.3 million, additional depreciation charges related to the purchase price allocation of approximately EURO33.7 million and amortization of goodwill amounting to approximately EURO19.5 million.

Eight Months Ended December 31, 2001 Compared with Four Months Ended April 30, 2001

        As a result of the acquisition transactions (including the change in cost basis resulting therefrom), the refinancing program and the divestiture program, and the fact that the periods ended December 31, 2001 and April 30, 2001 are for periods of eight months and four months, respectively, the management does not believe that a comparison of such periods is meaningful.

Four Months Ended April 30, 2001 Compared with Twelve Months Ended December 31, 2000

        As a result of the fact that the periods ended April 30, 2001 and December 31, 2000 are for periods of four months and twelve months, respectively, the management does not believe that a comparison of such periods is meaningful.

Three Months Ended December 31, 2001 Compared with Three Months Ended December 31, 2000

        The following table sets forth a summary of Messer Griesheim's results of operations for the three month periods ended December 31, 2001 and 2000, in terms of amounts as well as a percentage of net sales. When comparing these three month periods, consideration should be given to the impact on comparability arising from the acquisition transaction, the refinancing program, the divestiture program and the other developments described above. As a result of these events, comparability is impacted by a number of factors, the most significant of which are (i) the new cost base of the Company's assets and liabilities as a result of the acquisition program, (ii) the refinancing program and the resulting impact on financing cash and (iii) the divestiture program. All of these factors impacted the results only for the three month period ended December 31, 2001.

	Three Months Ended December 31, 2001		Three Months Ended December 31, 2000
	Messer Griesheim Holding AG		Messer Griesheim GmbH
	EURO (in millions)%		EURO (in millions)%
Net sales	387.0	100.0	451.0	100.0
Cost of sales	(207.6)	(53.6)	(244.1)	(54.1)

Gross profit	179.4	46.4	206.9	45.9
Distribution and selling costs	(121.9)	(31.5)	(135.2)	(30.0)
General and administrative costs	(35.2)	(9.1)	(19.8)	(4.4)
Other, net(1)	(24.1)	(6.3)	(64.0)	(14.2)

Operating loss	(1.8)	(0.5)	(12.1)	(2.7)

Interest expense, net	(39.1)	(10.1)	(22.3)	(4.9)
Loss before income taxes and minority interests	(49.5)	(12.8)	(88.8)	(19.7)
Net income (loss)	(9.9)	(2.6)	(9.9)	(2.2)
Normalized EBITDA	74.4	19.2	67.3	14.9

(1)
Amounts include total net of research and development costs, other operating income, other operating expense, impairment of intangible assets and property, plant and equipment and restructuring and reorganization charges.

        Net sales.    Net sales decreased by 14.2% to EURO387.0 million in the fourth quarter 2001 from EURO451.0 million in the same period 2000 and are shown by business areas below:

	Three Months Ended December 31, 2001 Messer Griesheim Holding AG	Three Months Ended December 31, 2000 Messer Griesheim GmbH
	EURO (in millions)	EURO (in millions)
Net sales (Business Areas)
Germany	164.7	190.2
Western Europe, excluding Germany	64.7	68.7
Eastern Europe	53.5	34.7
North America	94.8	102.6
Others	8.5	49.3
Reconciliation/Corporate	0.8	5.5

Total	387.0	451.0

  •
  Net sales in Germany decreased 13.4% to EURO164.7 million in the fourth quarter 2001 from EURO190.2 million in the same period 2000. This decrease is primarily due to the disposed businesses Homecare and Mahler ( EURO6.0 million) and lower engineering activities from Messer AGS ( EURO4.1 million). Furthermore, the fourth quarter 2000 includes a sale of an air separation unit of EURO6.2 million. Excluding these effects, net sales decreased by 5.3% from EURO173.9 million to EURO164.7 million due to falling gas prices, mainly in the cylinder business, as a result of the strong competition.

  •
  Net sales in Western Europe (excluding Germany) decreased 5.8% to EURO64.7 million in the fourth quarter 2001 from EURO68.7 million in the same period 2000. This decrease is principally due to decreased sales volumes, primarily in the United Kingdom and to a lesser extent in the Netherlands as well as Switzerland. This decrease was partially offset by increased sales in Spain and Italy.

  •
  The UK performance has been negatively impacted by the loss of two large drink dispense customers as well as the decision to move from direct delivery to wholesalers. Furthermore, in the fourth quarter 2000, sales in the U.K. were driven by an extra engineering turnover. On the other hand, sales in Spain and Italy increased due to the new entry in the cylinder business in Spain, as well as a decline in the price war in the Italian market compared to the same period 2000.

  •
  Net sales in Eastern Europe increased 54.2% to EURO53.5 million in the fourth quarter 2001 from EURO34.7 million in the same period 2000. Sales volumes in almost all countries in the region increased compared to the same period 2000. The main increase in sales arose from our businesses in Austria, Poland, Hungary and the Czech Republic, where significant new business has been generated. This development confirms our leading position in Eastern Europe.

  •
  Net sales in North America decreased 7.6% to EURO94.8 million in the fourth quarter 2001 from EURO102.6 million in the same period 2000. This decrease principally results from the EURO5.5 million reduction in net sales as a result of the divestiture program, and is partially offset by the appreciation of the U.S. dollar against the Euro in the fourth quarter 2001. Excluding the effects of the business disposal in the fourth quarter 2001 and appreciation of the U.S. dollar, net sales decreased by 5.8% from EURO97.1 million in the fourth quarter 2000 to EURO91.5 million in the fourth quarter 2001. This decrease is mainly caused by lower sales volumes in all business areas as a result of the recession in the U.S., especially subsequent to September 11, 2001.

  •
  Net sales in Other Business Areas decreased EURO40.8 million to EURO8.5 million in the fourth quarter 2001 from EURO49.3 million in the same period 2000. This decrease primarily results from the divestiture program which resulted in the de-consolidation of our subsidiaries in Mexico, Brazil, Argentina, Peru, Venezuela, Trinidad & Tobago, South Africa, Singapore, Korea and Indonesia as of April 30, 2001. Therefore, the figures are not comparable.

        Cost of sales.    Cost of sales decreased 15.0% to EURO207.6 million in the fourth quarter 2001 from EURO244.1 million in the same period 2000. Cost of sales consist primarily of raw material costs (e.g. energy), purchased parts and direct labor, as well as manufacturing overheads and depreciation.

        The change of cost of sales is influenced to the amount of EURO12.7 million by additional depreciation due to step ups related to the purchase price allocation. Excluding the impact of the purchase price allocation, cost of sales decreased by 20.2% to EURO194.9 million in the fourth quarter 2001. This decrease is caused by lower sales compared to the fourth quarter 2000 including the effect of the de-consolidation. These effects are partially offset by higher energy costs in the United States that could not be passed on to customers.

        Distribution and selling costs.    Distribution and selling costs consist primarily of sales organization costs, transport of gases and cylinders from the production site or filling station to the customer, depreciation of the cylinders and tanks at the customer site, advertising and sales promotions, commissions and freight.

        General and administrative costs.    General and administrative costs consist primarily of personnel costs attributable to general management, finance and human resources functions, as well as other corporate overheads.

        Operating profit (loss).    Operating loss decreased to EURO1.8 million in the fourth quarter 2001 from EURO12.1 million in the same period 2000.

	Three Months Ended December 31, 2001	Three Months Ended December 31, 2000
	Messer Griesheim Holding AG	Messer Griesheim GmbH
	EURO (in millions)	EURO (in millions)
Operating profit (loss) (Business Areas)
Germany	9.0	36.6
Western Europe, excluding Germany	0.9	3.0
Eastern Europe	(0.3)	1.5
North America	0.3	(7.9)
Others	(1.6)	(18.2)
Reconciliation/Corporate	(10.1)	(27.1)

Total	(1.8)	(12.1)

  •
  In Germany we incurred an operating profit of EURO9.0 million in the fourth quarter 2001 compared to an operating profit of EURO36.6 million in the same period 2000. The operating profit in the fourth quarter 2001 includes additional depreciation and amortization of EURO11.1 million related to the purchase price allocation which were not incurred in the three month period ended December 31, 2000. Furthermore, the fourth quarter 2000 includes a profit from the sale of property in the amount of EURO8.3 million. Excluding these effects, operating profit decreased from EURO28.3 million by EURO8.2 million to EURO20.1 million. This decrease results primarily from lower sales.

  •
  In Western Europe (excluding Germany) we incurred an operating profit of EURO0.9 million in the fourth quarter 2001 compared to an operating profit of EURO3.0 million in the same period 2000. The operating profit in the fourth quarter 2001 includes additional depreciation and amortization of EURO2.2 million related to the purchase price allocation as well as restructuring and reorganization charges of EURO1.3 million which were not incurred in the three month period ended December 31, 2000. Excluding these effects, operating profit increased by 50.0% to EURO4.5 million in the fourth quarter 2001. This increase was principally due to higher sales volumes and generally stable prices in the fourth quarter 2001. Specifically, the curtailment of the price war on the Italian market, successful start-up of the cylinder business in Spain and a continued decrease of the cost base in the U.K. in accordance with our cost savings program contributed to this improvement.

  •
  In Eastern Europe we incurred an operating loss of EURO0.3 million in the fourth quarter 2001 compared to an operating profit of EURO1.5 million in the same period 2000. The operating loss in the fourth quarter 2001 included additional depreciation and amortization of EURO1.0 million related to the purchase price allocation, as well as restructuring and reorganization charges of EURO4.3 million, primarily due to a reorganization program in Yugoslavia. Excluding these effects, operating profit increased by EURO3.4 million to EURO4.9 million in the fourth quarter 2001. This increase in operating profit primarily results from effective cost management actions, specifically in Austria, Poland and Czech Republic.

  •
  In North America we incurred an operating profit of EURO0.3 million in the fourth quarter 2001 compared to an operating loss of EURO7.9 million in the same period 2000. The operating profit in the fourth quarter 2001 includes additional depreciation and amortization of EURO3.9 million related to the purchase price allocation as well as restructuring and reorganization charges of EURO1.2 million compared to EURO7.7 million restructuring and reorganization charges and EURO9.5 million impairment charges in the fourth quarter 2000. Excluding these effects, operating profit decreased by EURO3.9 million to EURO5.4 million in the fourth quarter 2001. This decrease was principally due to lower sales volume resulting from the recession in the U.S. and higher energy costs which impacts cost of sales as well as distribution costs.

  •
  Operating loss in Other Business Areas decreased to a loss of EURO1.6 million in the fourth quarter 2001 from a loss of EURO18.2 million in the same period 2000. This improvement results primarily from the deconsolidation of loss making companies as well as from sales from plants that came on stream in the same period 2000, partially offset by delays in the start-up of certain new plants in Latin America. These delays required us to make compensating gas purchases from competitors to meet our existing contractual obligations to our customers. However, figures are not comparable owing to the de-consolidation of companies in Mexico, Brazil, Argentina, Peru, Venezuela, Trinidad & Tobago, South Africa, Singapore and Indonesia as of April 30, 2001.

  •
  Operating loss in Reconciliation/Corporate amounted to EURO10.1 million in the fourth quarter 2001 compared with an operating loss of EURO27.1 million in the same period 2000. The increase is mainly due to payments to executives upon termination of the Group's long term incentive plan in the fourth quarter 2000.

        Interest expense, net.    Net interest expenses increased 75.3% to EURO39.1 million in the fourth quarter 2001 from EURO22.3 million in the same period 2000. This is due to our refinancing program following the acquisition transactions. The refinancing program results in an increase of the average interest rates from 6.7% to 8.2% per annum, and in a higher average debt level in the fourth quarter 2001 compared to 2000.

Year Ended December 31, 2000 Compared with Year Ended December 31, 1999

        The following table sets forth a summary of Messer Griesheim's results of operations for the fiscal years ended December 31, 1999 and 2000, in terms of amounts as well as a percentage of net sales.

	Year Ended December 31,
	2000		1999
	EURO (in millions)%		EURO (in millions)%
Net sales	1,695.9	100.0	1,491.6	100.0
Cost of sales	(844.5)	(49.8)	(700.8)	(47.0)

Gross profit	851.4	50.2	790.8	53.0
Distribution and selling costs	(568.9)	(33.5)	(531.3)	(35.6)
General and administrative costs	(127.7)	(7.5)	(130.0)	(8.7)
Other, net(1)	(157.6)	(9.3)	(17.8)	(1.2)

Operating profit (loss)	(2.9)	(0.2)	111.6	7.5

Interest expense, net	(88.5)	(5.2)	(62.0)	(4.2)
Income (loss) before income taxes and minority interests	(336.2)	(19.8)	34.4	2.3
Income taxes	138.2	8.2	(48.9)	(3.3)
Net loss	(205.6)	(12.1)	(20.9)	(1.4)
Normalized EBITDA	359.1	21.2	307.3	20.6

(1)
Amount includes research and development costs, other operating income, other operating expense, impairment of intangible assets and property, plant and equipment and restructuring and reorganization charges.

        Net sales.    Net sales increased 13.7% to EURO1,695.9 million in 2000 from EURO1,491.6 million in 1999. While net sales increased in all of the operating regions, the largest increases came from North America, Latin America and Asia.

	Year Ended December 31, 2000 Messer Griesheim GmbH	Year Ended December 31, 1999 Messer Griesheim GmbH
	EURO (in millions)	EURO (in millions)
Net sales (Business Areas)
Germany	671.7	643.8
Western Europe, excluding Germany	262.5	251.6
Eastern Europe	198.2	178.2
North America	394.3	306.7
Others	169.2	111.3

Total	1,695.9	1,491.6

  •
  Net sales in Germany increased 4.3% to EURO671.7 million in 2000 from EURO643.8 million in 1999. This increase is principally due to increases in sales volumes. These increased sales volumes were partially offset by falling gas prices. In general, prices in the German market fell in 2000 due to increased competition in response to market conditions.

  •
  Net sales in Western Europe (excluding Germany) increased 4.3% to EURO262.5 million in 2000 from EURO251.6 million in 1999. This increase is principally due to increased sales volumes in France, Belgium, Switzerland and Spain. Sales in the U.K. increased slightly, as the favorable effects of the appreciation of the pound sterling against the euro more than offset a decline in sales volumes. Volumes in the U.K. were lower due to a decrease in the carbon dioxide bulk business and lower demand for carbonated drinks. Prices in the region generally remained stable due to the stable economic conditions in western Europe. However, Messer Griesheim faced increased competition in Italy, resulting in lower prices.

  •
  Net sales in Eastern Europe increased 11.2% to EURO198.1 million in 2000 from EURO178.2 million in 1999. This increase primarily results from increased sales volumes in almost all countries in the region. This was partially offset by lower sales in Yugoslavia resulting from a major devaluation of the Yugoslavian currency against the euro. In addition, the first time consolidation of one of the Czech subsidiaries in 2000 resulted in additional net sales of EURO9.6 million.

  •
  Net sales in North America increased 28.6% to EURO394.3 million in 2000 from EURO306.7 million in 1999. This increase includes the favorable effects of the appreciation of the dollar against the euro in 2000. On a constant exchange rate basis, net sales in North America increased EURO38.0 million or 12.4% in 2000 compared to 1999. This increase is principally due to a growth in sales volumes in our on-site and bulk business units from sales to the U.S. steel industry, which had experienced a downturn in 1999.

  •
  Net sales in Latin America (included in "Others") increased 79.5% to EURO77.8 million in 2000 from EURO43.4 million in 1999. This increase is principally due to growth in sales to new customers, made possible by higher capacity utilization in 2000 in 19 plants that came on stream in Mexico, Brazil, Argentina, Peru and Trinidad and Tobago in 1999. These increased volumes were partially offset by a decline in prices as a result of continuing competitive price pressure in the region.

  •
  Net sales in Asia and Africa (included in "Others") increased 34.4% to EURO91.4 million in 2000 from EURO68.0 million in 1999. The increase in net sales in Asia and Africa is principally due to sales volumes resulting from the start-up of plants in 1999 and 2000 in Singapore and China, increased sales volumes in South Africa and a significant increase in sales volumes in Indonesia, reflecting improved economic conditions.

        Cost of sales.    Cost of sales consists primarily of raw material costs, purchased parts and direct labor, as well as manufacturing overheads and depreciation. Cost of sales increased 20.5% to EURO844.5 million in 2000 from EURO700.8 million in 1999. The cost of sales as a percentage of net sales increased to 49.8% in 2000 from 47.0% in 1999. This increase is principally due to higher depreciation, resulting from a significant number of new plants in Latin America and Asia that commenced operations in 1999 and 2000. The remainder of the increase primarily results from higher energy costs in Germany and the United States that could not be passed on to customers.

        Distribution and selling costs.    Distribution and selling costs consist primarily of sales organization costs, transport of gases and cylinders from the production site or filling station to the customer, depreciation of the cylinders and tanks at the customer site, advertising and sales promotions, commissions and freight. Distribution and selling costs increased 7.1% to EURO568.9 million in 2000 from EURO531.3 million in 1999. This increase is principally due to a higher volume of production in 2000 from new plants that came on stream in 1999, primarily in Latin America and Asia. Distribution and selling costs as a percentage of net sales decreased to 33.5% in 2000 from 35.6% in 1999. The percentage improvement was primarily due to the allocation of our fixed cost base over a higher amount of total net sales.

        General and administrative costs.    General and administrative costs consist primarily of personnel costs attributable to general management, finance and human resources functions, as well as other corporate overheads. General and administrative expenses decreased 1.8% to EURO127.7 million in 2000 from EURO130.0 million in 1999. This decrease is principally due to lower staff compensation costs and operating efficiencies in Eastern Europe, resulting from the consolidation of local operations in 2000. General and administrative expenses as a percentage of net sales decreased to 7.5% in 2000 from 8.7% in 1999, as a stable level of expenses was allocated over a higher amount of total net sales.

        Other, net.    Other, net increased by EURO139.8 million from EURO17.8 million in 1999 to EURO157.6 million in 2000. The increase is primarily due to an increase of impairment charges ( EURO125 million) in 2000 compared to 1999. The impairment charges in 2000 relate primarily to write-downs of filling stations in Germany and on-site plants located principally in the United States, Brazil, Singapore, Trinidad and Tobago, Mexico, Peru and Argentina. In addition, the precedessor incurred restructuring and reorganization charges of EURO20.4 million in 2000. These charges relate principally to payments to executives upon termination of our long-term incentive plan and severance payments to certain executives. The severance payments were made to executives associated with our Asian and Latin American operations.

        Operating (loss) profit.    Operating (loss) profit decreased to EURO(2.9) million in 2000 from EURO111.6 million in 1999. Operating loss in 2000 reflects impairment losses of EURO128.6 million and restructuring and reorganization charges of EURO20.4 million, while operating profit in 1999 reflects EURO3.6 million of impairment charges. Excluding these items, operating profit increased 26.7% to EURO146.1 million in 2000 from EURO115.2 million in 1999.

	Year Ended December 31, 2000 Messer Griesheim GmbH	Year Ended December 31, 1999 Messer Griesheim GmbH
	EURO (in millions)	EURO (in millions)
Operating profit (loss) (Business Areas)
Germany	103.1	123.4
Western Europe, excluding Germany	19.8	14.9
Eastern Europe	25.7	23.2
North America	(7.5)	25.3
Others	(83.7)	(39.0)
Reconciliation/Corporate	(60.3)	(36.2)

Total	(2.9)	111.6

  •
  Operating profit in Germany decreased 16.5% to EURO103.1 million in 2000 from EURO123.4 million in 1999. Operating profit in Germany in 2000 reflects impairment charges of EURO23.2 million as well as restructuring and reorganization charges of EURO0.5 million, while operating profit in 1999 reflects impairment charges of EURO3.6 million. Excluding these items, operating profit remained virtually unchanged at EURO126.8 million in 2000 compared to EURO127.0 million in 1999. Lower gross margins resulting from continued price reductions driven by the competitive environment were almost entirely offset by an improvement to our cost base, resulting from the implementation of various reorganizational measures in the second half of 2000.

  •
  Operating profit in Western Europe (excluding Germany) increased 32.9% to EURO19.8 million in 2000 from EURO14.9 million in 1999. Operating profit in 2000 reflects restructuring and reorganization charges of EURO2.1 million. Excluding this item, operating profit increased 47% to EURO21.9 million in 2000. This increase was principally due to higher sales volumes and generally stable pricing in 2000, a change in the sales mix in France in favor of higher margin gases, the commencement of inter-regional distribution and logistics efficiency measures and lower provisions for product liabilities. This increase was partially offset by higher diesel and transport costs, particularly in France and Belgium, and a temporary shutdown of one of our larger carbon dioxide plants in the U.K.

  •
  Operating profit in Eastern Europe increased 10.8% to EURO25.7 million in 2000 from EURO23.2 million in 1999. Operating profit in Eastern Europe in 2000 reflects impairment charges of EURO3.5 million and the receipt of a one-time payment of EURO6.2 million in connection with our Hungarian operations. Excluding these items, operating profit in Eastern Europe remained virtually unchanged at EURO23.0 million in 2000. This reflects an increase in net sales throughout most of the region other than Yugoslavia, partially offset by the negative effects of the devaluation of the Yugoslavian currency.

  •
  In North America, an operating loss of EURO7.5 million was incurred in 2000 compared to an operating profit of EURO25.3 million in 1999. Operating loss in North America in 2000 reflects impairment charges of EURO31.6 million, as well as restructuring and reorganization charges of EURO7.7 million. Excluding these items, operating profit in North America was slightly higher at EURO31.8 million in 2000. This amount includes the negative effects of the appreciation of the dollar against the euro in 2000. On a constant exchange rate basis and excluding the impairment and restructuring charges in 2000, operating profit in North America increased in 2000. This increase was principally due to higher sales volumes partially offset by lower gross margin resulting from higher energy costs.

  •
  Operating loss in Latin America (included in "Others") increased 97.3% to EURO65.9 million in 2000 from EURO33.4 million in 1999. Operating loss in Latin America in 2000 reflects impairment charges of EURO48.2 million in 2000. Excluding this item, operating loss decreased 47.3% to EURO17.6 million in 2000. This improvement results primarily from sales from plants that came on stream in 1999, which were partially offset by delays in the start up of certain new plants. These delays required compensating gas purchases from competitors to meet our existing contractual obligations to customers.

  •
  Operating loss in Asia and Africa (included in "Others") increased to EURO17.8 million in 2000 from EURO5.6 million in 1999. Operating loss in Asia and Africa in 2000 reflects impairment charges of EURO22.1 million. Excluding this item, operating income in Asia and Africa amounted to EURO4.3 million in 2000. This increase is principally due to the increases in net sales in South Africa and Indonesia. This increase was partially offset by start-up problems related to Singapore Syngas Pte Ltd.

        Interest expense, net.    Net interest expenses increased 42.7% to EURO88.5 million in 2000 from EURO62.0 million in 1999. These expenses are principally the interest charges associated with Messer Griesheim's long-term debt. This increase in 2000 is due to higher long-term debt balance resulting from major investments in new on-site projects. The average interest rate was relatively unchanged.

        Income taxes.    An income tax benefit of EURO138.2 million was recorded in 2000, compared to an expense of EURO48.9 million in 1999. This is principally due to EURO148.5 million in deferred tax benefits. Tax loss carryforwards resulted in deferred tax benefits amounting to EURO122.3 million and EURO6.8 million for 2000 and 1999, respectively.

        Net Loss.    Net loss increased from EURO20.9 million in 1999 to EURO205.6 million in 2000. This increase is principally due to an expense of EURO165.3 million relating to Singapore Syngas Pte Ltd. This principally consists of EURO117.6 million in provisions to cover risks related to this joint venture, a EURO44.8 million write-down of the book value of the investment in Singapore Syngas and a EURO2.9 million write-down of receivables from Singapore Syngas. A further loss of EURO32.4 million is related to impairment charges relating to Bombay Oxygen Corp., Ltd. India.

Recent IAS Accounting Standards

        The Group has adopted each of the following standards effective January 1, 2001. Unless otherwise stated, adoption of these standards did not have a material impact on the Group's financial position or results of operations.

        In 1998 the IASB issued IAS 39 "Financial Instruments: Recognition and Measurement". The standard significantly increases the use of fair values in accounting for financial instruments and establishes specific criteria relating to hedge accounting. IAS 39 has been adopted on January 1, 2001.

        In 2000 the IASB issued IAS 40 "Investment Property". IAS 40 was effective for financial statements covering periods beginning on or after January 1, 2001. IAS 40 prescribes the accounting treatment for investment property and related disclosure requirements and replaces previous requirements in IAS 25 "Accounting for Investments". Under IAS 40, investment property is defined as property held to earn rentals or for capital appreciation or both rather than for use in the production or supply of goods or services or for administrative purposes or for sale in the ordinary course of business. The Group has opted for the cost model under which investment property is measured at depreciated cost less any impairment losses.

        In 2000 the IASB revised IAS 19 "Employee Benefits". IAS 19 (revised 2000) was effective for fiscal periods beginning on or after January 1, 2001. The standard changes the definition of plan assets and introduces recognition, measurement and disclosure requirements for reimbursements. The standard prescribes the accounting and disclosure by employers for employee benefits, post employment benefits, other long term employee benefits, termination benefits and equity compensation benefits.

Recent U.S. GAAP Accounting Pronouncements

        In June 1998, the FASB issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 was subsequently amended by SFAS 137 "Deferral of the Effective Date of FASB 133", which allowed entities which had not adopted SFAS 133 to defer its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000, and SFAS 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133" which addresses a limited number of issues causing implementation difficulties for entities that apply SFAS 133.

        SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities. Similar to IAS 39, SFAS 133, as amended, requires the Group to recognize all derivatives in the consolidated balance sheet at fair value. The financial statement recognition of the change in fair value of a derivative depends on a number of factors, including the intended use of the derivative and the extent to which it is effective as part of a hedge transaction. SFAS 133, as amended, was adopted by the Group effective January 1, 2001.

        Although IAS 39 and SFAS 133, as amended, are similar in many respects, the transition adjustments resulting from the adoption of IAS 39 must be reported in shareholders' equity, whereas the transition adjustments resulting from adoption of SFAS 133, as amended, must be reported in earnings or other comprehensive income, as appropriate. Adoption of SFAS 133 did not have a material impact on the Group's consolidated financial statements.

        In September 2000, the FASB issued SFAS 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB No. 125". This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain financial statement disclosures. SFAS 140 is effective for transactions occurring after March 31, 2001, except for certain disclosure requirements which were effective December 31, 2000. Adoption of this replacement standard did not have a material effect on the Group's consolidated financial statements.

        In July 2001, the FASB issued SFAS 141 "Business Combinations", and SFAS 142 "Goodwill and Other Intangible Assets". These pronouncements significantly change the accounting for business combinations, goodwill and intangible assets. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, and also indicates that any purchase price allocable to an assembled workforce may not be accounted for separately. Additionally, SFAS 141 will require, upon adoption of SFAS 142 in its entirety, that the Group evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in SFAS 141 for recognition apart from goodwill. SFAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment annually (or more frequently if impairment indicators arise) in accordance with the provisions of SFAS 142. SFAS 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" through December 31, 2001 and SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" upon its adoption on January 1, 2002. The Group was required to adopt all provisions of SFAS 141 and certain provisions of SFAS 142 immediately. The initial adoption of these provisions did not have a material effect on the Group's consolidated financial statements. The Group is required to adopt SFAS 142 in its entirety on January 1, 2002. The Group has not yet completed its analysis of the effect of fully implementing the provisions of SFAS 142, however, management expects that adoption of these new pronouncements may have a material effect on the Group's financial statements due to the significant intangible assets, including goodwill (balance equals EURO598,756 and associated amortization expense totaled EURO20,608 during the eight month period ended December 31, 2001) and assembled workforce (balance equals EURO13,917 and associated amortization expense totaled EURO1,740 during the eight month period ended December 31, 2001) recorded in connection with the acquisition transactions described in note 3, and the reallocation of such amounts between goodwill and other intangible assets which may result from the application of SFAS 141 and SFAS 142.

        In August 2001, the FASB issued SFAS 143 "Accounting for Asset Retirement Obligations". This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset. SFAS 143 also requires the enterprise to increase the carrying amount of the related long-lived asset by the associated asset retirement costs and to depreciate that cost over the remaining useful life of the asset. The liability is changed at the end of each period to reflect the passage of time (i.e., accretion expense) and changes in the estimated future cash flows underlying the initial fair value measurement. Enterprises are required to adopt SFAS 143 for fiscal years beginning after June 15, 2002. The Group has not yet completed its analysis of the new pronouncement and has not yet determined if the adoption of the new pronouncement will have a material effect on its financial statements.

        In August 2001, the FASB approved for issuance SFAS 144. This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS 121 and the accounting and reporting provisions of APB Opinion No. 30 "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51 "Consolidated Financial Statements" to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, with earlier adoption encouraged. The Group has not yet completed its analysis of the new pronouncement and has not yet determined whether the adoption of the new pronouncement will have a material effect on the financial statements. However, the Group has noted that the provisions of SFAS 144 would supersede certain provisions of EITF 87-11 as they relate to allocation of purchase price in a business combination where the acquirer intends to sell a portion of the operations of the acquired enterprise (see Note 40a) and, as a result, had SFAS 144 been applied in accounting for the acquisition transactions, certain of the differences between U.S. GAAP and IAS relating to operations and entities included in the divestiture program would not have occurred.

Reconciliation of U.S. GAAP

        Our results as reported under IAS differ from our results as reconciled to U.S. GAAP, principally as a result of the different treatment under U.S. GAAP of:

  •
  allocation of purchase price to assets to be sold,

  •
  restructuring costs,

  •
  transaction costs incurred by our parent on our behalf,

  •
  impairment of long lived assets,

  •
  assembled workforce (intangible asset),

  •
  foreign currency gains and losses on borrowing costs directly attributable to construction,

  •
  provisions for pensions and similar obligations, and

  •
  gains and losses related to financial instruments.

        The significant differences between IAS and U.S. GAAP applicable to the consolidated financial statements are summarized below. Further discussion of significant differences between IAS and U.S. GAAP applicable to the consolidated financial statements are summarized in note 40 to the consolidated financial statements contained in this document.

Eight Months Ended December 31, 2001 Compared with Four Months Ended April 30, 2001

        In the eight month period ended December 31, 2001, the net loss reported under IAS was EURO69.5 million and EURO66.6 million as reconciled to U.S. GAAP. During this period, there were reconciling adjustments of EURO5.5 million between IAS and U.S. GAAP relating to assets to be sold within one year of the date of the business combination. The remaining difference between net loss under IAS and net loss reported under U.S. GAAP is primarily due to the amortization impact and the tax effect under U.S. GAAP associated with these adjustments.

        In the four month period ended April 30, 2001 (prior to the acquisition transactions), the net loss reported under IAS and U.S. GAAP was EURO13.5 million with no significant differences.

Four Months Ended April 30, 2001 Compared with Twelve Months Ended December 31, 2000

        In the four month period ended April 30, 2001 (prior to the acquisition transactions), the net loss reported under IAS and U.S. GAAP was EURO13.5 million with no significant differences.

        Net loss as reported under IAS was EURO205.6 million in the year ended December 2000 and EURO179.8 million as reconciled to U.S. GAAP. There were reconciling adjustments of EURO27.4 million relating to impairment of property, plant and equipment. In addition, in the year ended December 31, 2000 we recognized losses, but not gains, in the fair value of derivative financial instruments as required by IAS in effect prior to January 1, 2001. Under U.S. GAAP in effect prior to January 1, 2001, both the losses and gains on those instruments were recognized. This adjustment reflects the recognition of losses of EURO2.5 million in the year ended December 31, 2000. The remaining difference between net loss reported under IAS and net loss reported under U.S. GAAP is primarily due to the tax effect associated with these adjustments.

Years ended December 31, 2000 and 1999

        Net loss as reported under IAS was EURO205.6 million in the year ended December 2000 and EURO179.8 million as reconciled to U.S. GAAP.

        In 1999, the net loss reported under IAS was EURO20.9 million and EURO21.3 million as reconciled to U.S. GAAP, resulting in no significant effect in net loss in 1999 as reconciled to U.S. GAAP.

        There were reconciling adjustments of EURO27.4 million in 2000 between IAS and U.S. GAAP relating to property, plant and equipment. These primarily included impairments recognized in accordance with IAS of EURO26.6 million relating to plants in Argentina and Peru, which would not be recognized under U.S. GAAP. In addition, in 2000 expenses of EURO2.0 million were recognized under IAS, which related to development costs incurred in 1999 for equipment in Austria, reversing the capitalization of these costs in 1999. Under U.S. GAAP, this amount was required to be expensed in 1999.

        As required by IAS in effect prior to January 1, 2001, only losses were recognized in the fair value of derivative financial instruments. Under U.S. GAAP in effect prior to January 1, 2001, both the losses and gains on those instruments were recognized. The fair value of the derivative financial instruments increased in 1999 but decreased by an almost equal amount in 2000, resulting in a EURO2.5 million gain for 1999 and a EURO2.5 million loss in 2000 under U.S. GAAP. Under IAS, no change was recognized in either year, since the 1999 gain was not permitted to be recognized, and the loss in 2000 was less than accumulated gains from previous years.

Liquidity and Capital Resources

        The following table summarizes the cash-flow activity during the eight month period ended December 31, 2001, the four month period ended April 30, 2001 and the years ended December 31, 2000 and 1999. Consideration should be given to the effects of the acquisition transactions, the refinancing program, and the divestiture program when comparing historical financial information, including the selected financial data, for periods prior to April 30, 2001 to periods thereafter. The solid vertical line separates the information for periods prior to and subsequent to the acquisition transactions:

	Eight Months Ended December 31, 2001	Four Months Ended April 30, 2001	Year Ended December 31, 2000	Year Ended December 31, 1999
	Messer Griesheim Holding AG	Messer Griesheim GmbH
	EURO (in millions)	EURO (in millions)	EURO (in millions)	EURO (in millions)
Cash flow from (used in) operating activities	137.9	(8.9)	261.0	357.2
Cash flow from (used in) investing activities	(86.8)	(66.0)	(335.1)	(473.1)
Cash flow from (used in) financing activities	(75.0)	247.6	86.0	108.1
Cash and cash equivalents, end of reporting period	188.0	226.6	50.4	57.2

        Cash flow from (used in) operating activities.    The cash flow from operations was EURO137.9 million in the eight months ended December 31, 2001. The cash flow from operating activities in the eight months ended December 31, 2001 principally reflects a loss before income taxes and minority interests of EURO90.8 million which was offset mainly by depreciation and amortization of property, plant and equipment and intangible assets and by interest expenses. The depreciation and amortization of property, plant and equipment and intangible assets is due to step ups for tangible and intangible assets arising from the purchase price allocation. The high level of interest expenses is as a result of the refinancing program.

        For the four months ended April 30, 2001 cash flow from operating activities principally reflects a decrease due to the Singapore operations and changes in working capital in the four month period ended April 30, 2001.

        Messer Griesheim's cash flow from operations was EURO 261.0 million in 2000 and EURO357.2 million in 1999. These fluctuations in cash flow from operations principally reflect a loss before income taxes and minority interests of EURO336.2 million in 2000, as compared to an income of EURO34.4 million in 1999. Depreciation and amortization of property, plant and equipment and intangible assets increased to EURO341.6 million in 2000 from EURO195.7 million in 1999.

        Cash flow from (used in) investing activities.    The cash flow used in investing activities for the eight months ended December 31, 2001 was EURO86.8 million. It principally reflects that in addition to the credit agreements provided to several subsidiaries for working capital, Messer Griesheim made cash investments in subsidiaries available for sale for the purpose of extinguishing the subsidiary debt as part of the divestiture program.

        For the four months ended April 30, 2001 the cash used in investing activities principally reflects capital expenditure on property, plant and equipment as well as investments and loans to related parties.

        In 2000, the predecessor's net cash used in investing activities was EURO335.1 million, compared with net cash used in investing activities of EURO473.1 million in 1999. This negative figure principally reflects EURO321.5 million and EURO471.2 million in purchases of property, plant and equipment and of intangible assets in 2000 and 1999, respectively.

        Cash flow from (used in) financing activities.    In the eight months ended December 31, 2001, our net cash used in financing activities was EURO75.0 million. This negative figure principally reflects the repayment of corporate debt and the increased interest payments. These effects were partially offset by the proceeds from the refinancing program.

        The cash flow from financing activities for the four months ended April 30, 2001 principally reflects additional borrowings that resulted in an increase of cash, which was used to refinance debt in addition to establishing restricted cash collateral on debt.

        Messer Griesheim's cash flow from financing activities was EURO86.0 million in 2000 and EURO108.1 million in 1999. Changes in cash flows from financing activities principally reflect fluctuations in net proceeds from additions to non-current corporate debt to EURO205.7 million in 2000, from EURO93.7 million in 1999. In relation to the financing of the business, interest paid increased to EURO94.4 million in 2000 from EURO71.9 million in 1999.

Contractual Obligations and Commitments

        The following table summarizes our contractual obligations as of December 31, 2001:

	Payments Due by Period
	Less than 1 Year	1-3 years	4-5 years	After 5 years	Total
	EURO (in millions)	EURO (in millions)	EURO (in millions)	EURO (in millions)	EURO (in millions)
Contractual Obligations
Long-Term Debt	42.6	103.2	112.6	1,266.3	1,524.7
Capital Lease Obligations(1)	15.7	49.1	59.5	47.5	171.8
Operating Lease Obligations	8.1	16.3	14.8	52.0	91.2
Commitments
Other Long-Term Obligations(2)					32.0
ACIC Joint Ventures					32.0
Financial Guarantees(3)					206.7
Long-Term Purchase Agreements					68.6
Other(4)					22.8

(1)
The capital lease obligations include an interest portion of EURO32.8 million.

(2)
Other financial obligations not included in the consolidated balance sheet relate to long-term commitments for capital expenditures of EURO32.0 million at December 31, 2001.

(3)
Financial guarantees mainly include guarantees for third party debt of deconsolidated subsidiaries included in assets available for sale from the divestiture program of EURO149.6 million and other at equity consolidated subsidiaries of EURO28.4 million.

(4)
Commitments for capital to be funded to equity and cost method investees totaled EURO22.8 million at December 31, 2001.

Anticipated Expenditures and Sources of Funds

        Operational capital expenditures as a percentage of net sales was 7.5% in the eight month period ended December 31, 2001. The related figure of Messer Griesheim was 8.6% in the four month period ended April 30, 2001 as compared to 19.0% in 2000 and 31.6% in 1999.

        A core component of our strategy is to reduce Messer Griesheim's historically high levels of capital expenditure. However, we will require funds to meet scheduled debt repayments and to fund the acquisition, if and when it happens, of the China assets described in "The Acquisition Transactions, the Refinancing and the Divestiture Program", with a purchase price of EURO32 million and the assumption of existing debt of the ACIC joint ventures (approximately EURO17.1 million as at December 31, 2001). Capital expenditure was EURO79.0 million and EURO49.5 million in the eight month period ended December 31, 2001 and the four month period ended April 30, 2001, respectively.

        We had total indebtedness (including finance leases) of EURO1,663.6 million at December 31, 2001, of which EURO1,612.9 million was long-term indebtedness. The indebtedness was primarily due to banks and our bondholders and had an average rate of interest of approximately 8.2% as at December 31, 2001.

        Messer Griesheim's principal sources of funds have been cash flow from operations and borrowings from banks. We expect that, going forward, we will finance on-going operations and implement our cost-savings measures and information-technology improvements with a combination of bank borrowings and operating cash flows. We are dependent on the proceeds from our divestiture program to meet our contractually scheduled debt repayment under our senior facilities on April 30, 2003. We expect that our other cash requirements will be met through operating cash flows.

        As of December 31, 2001, we had in place unused credit lines totaling EURO300.5 million. In addition, certain of our subsidiaries have unused available credit lines under local facilities.

        We have scheduled finance and operating lease payments over the next three years equal to EURO23.8 million in 2002, EURO29.5 million in 2003 and EURO35.9 million in 2004.

Interest Rate Risk Management

        We are exposed to interest rate risk mainly through our debt instruments. We manage interest rate risk on a group-wide basis with a combination of fixed and floating rate instruments. We have entered into interest rate swap agreements that effectively convert a major portion of our floating rate indebtedness to a fixed rate basis for the next three years, thus reducing the impact of interest rate changes on future interest expense.

        As of December 31, 2001, approximately 90% of our debt facilities were hedged satisfying the terms of the senior facilities agreement. The remaining 10% of our multicurrency debt facilities have floating rates. With respect to such portion of the debt facilities, for each fluctuation in market interest rates of 1%, the interest expense related to such portion of the debt facilities would fluctuate by EURO1.6 million.

Foreign Exchange Risk Management

        We also are exposed to foreign currency exchange risk related to foreign currency denominated assets and liabilities including debt service payments denominated in foreign currencies. We manage foreign currency exchange risk on a group-wide basis using exchange forward contracts. Our current policy with respect to limiting foreign currency exposure is to economically hedge foreign currency exposures when appropriate.

        For the majority of our operations, we have local production facilities which generate cash flows in local currencies. These cash flows generally match local expenditures and debt service of these operations, resulting in a 95% or greater "natural hedge" as of December 31, 2001.

        The most significant foreign exchange rate risks exist in Central America, Eastern Europe and China where we produce locally. A portion of our debt serviced by these facilities is in euros and U.S. dollars. Accordingly, we are dependent on the stability of currencies in these countries in order to service these debts. The total "hard currency" debt in these countries is EURO29 million. The single largest debt is approximately EURO9 million in Poland. An increase or decrease of 10% of the PLN against the euro would result in an impact of approximately EURO1 million on our results of operations. If all the currencies in these countries depreciate against the euro and the U.S. dollar, a 10% depreciation would decrease our consolidated net income by approximately EURO3 million.

        Our functional currency is the euro. The net assets outside the "Euro zone" are subject to currency fluctuations. The most volatile currencies are those of Eastern Europe, China and Central America. Normally, we do not hedge the net assets of foreign subsidiaries. In the event the euro significantly increases in value relative to other currencies, the accounting treatment would result in a charge against our equity without any effect on net income.

Derivative Financial Instruments

        The table below provides information about our significant derivative financial instruments that are sensitive to changes in interest and foreign currency exchange rates as of December 31, 2001. The table presents the notional amounts and the weighted average contractual foreign exchange rates. The terms of our cross-currency exchange forward contracts generally do not exceed one year. At December 31, 2001, our interest rate swaps had remaining terms of nearly three years.

Derivative Financial Instruments

	Contract notional amount	Contractual rates	Fair value December 31, 2001
	( EURO equivalent in thousands, except for contractual rates)
Interest rate cap contracts
EUR	25,565	5.50000%	122	(1)
Interest rate swap contracts
Euro	87,911	4.45500%	(1,015)
Euro	285,000	4.69500%	(4,680)
Euro	54,175	4.73000%	(958)
British pounds sterling	29,123	5.81000%	(341)
U.S. dollar	283,447	5.00000%	(5,907)
U.S. dollar	28,458	4.96500%	(577)
Euro	44,325	4.65250%	(740)
		Forward exchange rate
Foreign currency forward contracts:
EUR/U.S. dollar	28.345	0.8759	34	(1)
British pounds sterling/U.S. dollar	4.151	1.4537	(19	)(1)
British pounds sterling/U.S. dollar	129	1.4865	3	(1)

(1)
Freestanding Derivatives.

Commodity Price Risk

        We are exposed to commodity price risks through our dependence on various raw materials, such as chemical and energy prices. We seek to minimize these risks through our sourcing policies, operating procedures and pass-through clauses in our product pricing agreements. We currently do not utilize derivative financial instruments to manage any exposure to fluctuations in commodity prices.

Risk Identification and Analysis

        The identification and analysis of risks relating to our operations is conducted through the application of an enterprise-wide risk management system, encompassing all of our activities worldwide. The goal of this risk management system is to foster a group-wide culture of risk management using a common set of objectives and standards in the measurement and treatment of risk. As with any risk management system, the results are based on individual assessments that may be subject to error. There is no guarantee that this system will consistently identify all of the important risks or provide an adequate assessment of their potential impact.

        We are exposed to market risk through our commercial and financial operations as described above. We are implementing a policy of economic hedging against some of these exposures at present, but we may still incur losses as a result of changes in currency exchange rates, interest rates and commodity risk. We do not purchase or sell derivative financial instruments for trading purposes.

Outlook

        A deteriorating economic environment, highlighted by the downturn in the industrial gas industry, the reduction of global demand and overcapacity in the chemical industry, marked the year 2001. At the same time energy prices, which had reached historical highs earlier in the year, came down. With demand from downstream industries scaling back, prices began sliding, impacting our businesses.

        Following the economic downturn of 2001, our businesses are beginning the year 2002 in a challenging environment. The results of our cost savings program and the implementation of company-wide initiatives such as continuing lower capital expenditure (i.e., less than 10% of sales), continuing the divestiture program and focusing on our core business which began in May 2001, will enhance earnings, generate cash flows and strengthen our businesses in the future. These initiatives will assist us in continuing to decrease debt.

Trends

        Our future results of operations involve a number of risks and uncertainties. Factors that could affect our future operating results and cause actual results to vary materially from historical results include, but are not limited, to the following items:

  •
  The industrial gas business is highly competitive, which has resulted in a steady trend of decreasing prices. This highly competitive environment could reduce the profitability and cash flows of our operations in the future.

  •
  We supply a cross section of industries including steel, primary metal, chemicals, oil refining, food and beverages, healthcare, electronics and glass and enter into long-term contracts over periods of up to 15 years. A significant decline in market demand in any one of these industries could adversely affect future operating results. No single customer represents a significant portion of total revenues. The majority of the our revenues are derived in Germany, the rest of Europe and the United States of America, which makes us sensitive to market or economic conditions in these geographic areas.

  •
  Energy is the single most significant production cost for us. Although we often can pass through a portion of these energy costs to our customers, increases in energy costs can reduce our profitability significantly.

  •
  We operate globally, making us subject to risks related to the differing political, social and economic conditions of the various countries in which we conduct our operations.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

        The following unaudited pro forma consolidated statement of operations are based, in part, on information obtained from the audited consolidated statements of operations of Messer Griesheim and the issuer, which are included elsewhere in this prospectus. The consolidated statements of operations are prepared in accordance with IAS, which differs in certain material respects from U.S. GAAP. The principal differences between IAS and U.S. GAAP applicable to the consolidated statements of operations of Messer Griesheim and the issuer are summarized in note 40 to the audited consolidated financial statements of Messer Griesheim and the issuer included elsewhere in this prospectus. The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. This unaudited pro forma consolidated statement of operations and accompanying notes should be read in conjunction with the following sections in this prospectus: "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Certain Indebtedness", "Description of the Notes" and the audited historical statements of operations of Messer Griesheim and the issuer, and the notes thereto included elsewhere in this prospectus.

        This unaudited pro forma consolidated statement of operations has been prepared to give effect to the acquisition transactions, the divestiture program and the refinancing transactions, including the issuance and sale of the notes, described in this prospectus as though such transactions had occurred as of January 1, 2001. Reconciliation of the pro forma net loss to U.S. GAAP is included in note (g) to the unaudited pro forma consolidated statement of operations.

        On April 30, 2001, a series of acquisition transactions were consummated as described elsewhere in this prospectus which resulted in a change in the ownership of Messer Griesheim and the issuer. The acquisition transactions have been accounted for in a manner similar to a "purchase" business combination and, accordingly, the cost of the acquisition has been allocated to the assets acquired and liabilities assumed, including those to be disposed of under our divestiture program described elsewhere in this prospectus and below, based on their fair values as of April 30, 2001, the acquisition date. The resulting excess of such cost over the fair value of the net assets acquired is accounted for as goodwill. In connection with the acquisition transactions, substantially all of Messer Griesheim's existing indebtedness was refinanced (the "refinancing program"). Additionally, following the acquisition transactions, Messer Griesheim adopted in May 2001 a divestiture program pursuant to which it intends to sell substantially all of the assets and operations in its non-core markets, located in Asia, Africa and Latin America, as well as certain non-strategic assets and operations in its core markets by the end of calendar year 2002.

        As a result of the allocation of the cost of the acquisition to the net assets acquired based on their fair values as of April 30, 2001, the financial statements of Messer Griesheim for periods prior to the acquisition transaction are not comparable to our financial statements for periods subsequent to the acquisition transactions. To make this clear, financial information for periods prior to and subsequent to the acquisition transactions have been separated in the following table by inserting a solid vertical line between the columns for such periods. The unaudited pro forma consolidated statements of operations do not purport to be indicative of either future results or our results of operations had the acquisition and refinancing transactions described in this prospectus, including the issuance and sale of the notes and the divestiture program, been completed on or as of January 1, 2001.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended December 31, 2001

(in millions of euros)

	Historical
	Messer Griesheim Holding AG May 1, 2001 to December 31, 2001	Messer Griesheim GmbH January 1, 2001 to April 30, 2001	Adjustments for acquisition and financing transactions		Adjustments to reflect divestiture program(e)	Messer Griesheim Holding AG Pro Forma
Net sales	1,046.6	574.5	—		(109.6)	1,511.5
Cost of sales	(564.9)	(293.4)	(16.9)	(a)	72.0	(803.2)

Gross profit	481.7	281.1	(16.9)	(a)	(37.6)	708.3
Operating expenses	(418.9)	(229.8)	(7.4)	(b)	35.2	(620.9)
Impairment and restructuring charges	(25.3)	(4.9)	—		—	(30.2)

Operating profit (loss)	37.5	46.4	(24.3)		(2.4)	57.2
Investment expense, net	(4.5)	(4.5)	—		(0.3)	(9.3)
Results from equity method investments	(15.2)	(5.1)	—			(20.3)
Interest and other financial expense, net	(103.1)	(43.4)	(10.0)	(c)	17.9	(142.4)
			(3.8)	(d)
Changes in fair value of subsidiaries available for sale	(5.5)	—	—		5.5	—

Non-operating income (expense)	(128.3)	(53.0)	(13.8)		23.1	(172.0)

Income (loss) before income taxes and minority interest	(90.8)	(6.6)	(38.1)		20.7	(114.8)
Income taxes	26.2	(4.8)	12.3	(f)	0.6	34.3

Income (loss) before minority interest	(64.6)	(11.4)	(25.8)		21.3	(80.5)
Minority interest, net of income taxes	(4.9)	(2.1)	—		1.2	(5.8)

Net loss from continuing operations	(69.5)	(13.5)	(25.8)		22.5	(86.3)

Net loss from continuing operations under U.S. GAAP	(66.6)	(13.4)				(87.1)

See accompanying notes to the unaudited pro forma consolidated statement of operations.

Notes to the Unaudited Pro Forma Consolidated Statement of Operations
(in millions of euros)

        The unaudited pro forma consolidated statement of operations reflect the accounting impact of the acquisition transactions, the refinancing transactions and the divestiture program, including the issuance and sale of the notes described in this prospectus, as though they had occurred on January 1, 2001.

        Prior to April 30, 2001, the issuer (Messer Griesheim Holding AG) was a dormant company with no operations. Subsequent to April 30, 2001, the financial statements of the issuer include the operations of Messer Griesheim. Accordingly, the pro forma consolidated statement of operations for the year ended December 31, 2001 includes the issuer's results of operations for the eight month period ended December 31, 2001 and Messer Griesheim's results of operations for the four month period ended April 30, 2001, as well as the pro forma adjustments discussed below.

        On December 30, 2000, Aventis (parent company to Hoechst) entered into an agreement with Allianz Capital Partners and the GS Funds, regarding the purchase of Hoechst's shares in Messer Griesheim. The transaction was consummated on April 30, 2001.

        In order to facilitate the purchase of Messer Griesheim by Allianz Capital Partners and the GS Funds, Hoechst transferred its two-thirds stockholding in Messer Griesheim to the issuer on April 30, 2001. As a result of this transfer, the issuer obtained control and consolidated the operations of Messer Griesheim. This transfer has been accounted at fair value resulting in a step-up in the basis of two-thirds of the net assets acquired of Messer Griesheim. In addition, Messer Industrie transferred its one-third share in Messer Griesheim to the issuer for cash and an equity interest in the issuer. This transaction has been accounted as the acquisition of a minority interest, and has therefore also been accounted for at fair value, resulting in a step-up in the basis of an additional one-third interest in the net assets of Messer Griesheim. As a result of the foregoing transactions, the issuer owns 100% of Messer Griesheim and has reflected a 100% step-up in the basis of Messer Griesheim's net assets at the date of acquisition to reflect its acquisition cost.

        Allianz Capital Partners and the GS Funds formed a new company, Messer Griesheim Group. On April 30, 2001, through Messer Griesheim Group, Allianz Capital Partners and the GS Funds acquired Hoechst's share of two-thirds of the issuer for EURO618 million, payable in cash ( EURO388 million) and deferred notes ( EURO230 million). The EURO230 million note is due from Messer Griesheim Group on November 11, 2011, together with interest which, although not currently payable, accrues at a rate of 250 basis points above three month EURIBOR. In certain circumstances, the deferred purchase price may be payable earlier. Further, Hoechst has been issued 300,000 bonds ( EURO0.3 million) by Messer Griesheim Group which are convertible into 3% of the equity shares of Messer Griesheim Group upon the occurrence of certain events, including upon a successful initial public equity offering, at a nominal conversion price. In addition, Messer Industrie transferred its share in the issuer for a 32.67% share in Messer Griesheim Group, cash of EURO33.2 million and contingent consideration, based on operating bench-marks of certain entities, of up to EURO35.8 million. Upon the resolution of such contingency, the fair value of the contingent consideration will be recorded as an adjustment to goodwill arising from the acquisition transactions. As a result of the foregoing transactions, the issuer is 100% owned by Messer Griesheim Group, which in turn is owned by Allianz Capital Partners (33.665%), the GS Funds (collectively 33.665%), and Messer Industrie GmbH (32.67%).

        Also as a result of the foregoing transactions, the issuer owns 100% of Messer Griesheim.

        The foregoing transactions have been accounted for in a manner similar to an acquisition of Messer Griesheim. Accordingly, the purchase consideration for the acquisition transaction has been allocated to the assets acquired and liabilities assumed as of April 30, 2001, the date of consummation of the transactions, based on their estimated fair values.

        The final purchase price allocation resulted in a fair value adjustment (i.e. excess of fair value over book value) of EURO254,453 to intangible assets, consisting of customer base, trade mark and patents. Tangible assets were revalued by EURO165,232 relating to land, buildings, cylinders, production sites and pipelines. Net deferred tax liabilities amounting to EURO143,896 were adjusted, and relate to the tax effect of the purchase price allocation. The finalization to the valuation of investments in subsidiaries available for sale resulted in a reduction of EURO91,610 from the initial valuation.

        EURO581,329 of remaining, unallocated acquisition costs have been recorded as goodwill. Goodwill arising from the acquisition transaction is being amortized on a straight-line basis over an estimated useful life of 20 years.

        This unaudited pro forma consolidated statement of operations includes adjustments to reflect the impact of the above purchase price allocations to the fair value of the acquired net assets of Messer Griesheim, the refinancing transactions and the divestiture program as if they had occurred on January 1, 2001.

  (a)
  Reflects additional expense resulting from the depreciation and amortization of step-ups arising from the acquisition transactions.

  (b)
  Reflects additional expense resulting from the amortization of goodwill of EURO581.3 million arising from the acquisition transactions.

  (c)
  Represents the estimated increase in interest expense during the year ended December 31, 2001 related to the refinancing transactions, assuming the refinancing had occurred as of January 1, 2001. The pro forma statements of operations do not give effect to the impact of derivative financial instruments and any gains or losses resulting from any assumed changes in foreign currency exchange rates on our U.S. dollar facilities entered into in connection with the refinancing transactions.

    The borrowing amounts utilized for purposes of calculating the pro forma interest expense are based on the net funding amounts utilized at the time of the refinancing transactions. The interest rates utilized are based on the issuer's weighted average interest rate on its corporate debt for the eight month period ending December 31, 2001.

EURO (in millions)
Source of funds
Mezzanine Bridge Facilities	400
Senior Term Facilities	1,160
Notes	550

2,110
Use of funds
Repay existing Corporate Debt	(1,303)
repay Mezzanine Bridge Facilities	(400)
prepay Senior Facilities	(35)

(1,738)
Net increase in borrowings	372
Weighted average interest rate	8.21%
Pro forma interest adjustment (four months)	10.18%

    A change in the underlying interest rate of 0.125% on the principal amount of the issuer's outstanding debt would result in a change in interest expense of EURO2.1 million for the year ended December 31, 2001.

  (d)
  Reflects the increase in interest expense for the year ended December 31, 2001 arising from the amortization of financing fees incurred from the refinancing transactions, assuming the refinancing had occurred as of January 1, 2001 for the year ended December 31, 2001.

  (e)
  Represents adjustments to eliminate the results of the operations included in the divestiture program. The results of operations of the entities to be divested pursuant to the divestiture program do not include any restructuring charges. In addition, the pro forma adjustments relating to the divestiture program do not include any allocated corporate costs.

  (f)
  Represents the tax impact of adjustments (a), (c) and (d). Assumes that the amortization of goodwill is not tax deductible. For the increase in interest cost, a tax benefit of 40% has been assumed.

  (g)
  Reconciliation of pro forma net loss from IAS to U.S. GAAP:

For the Twelve Months Ended December 31, 2001
EURO (in millions)
Pro forma net loss in accordance with IAS	(86.3)
Adjustments related to goodwill amortization arising from the divestiture program(1)	(0.9)
Adjustments related to goodwill amortization arising from restructuring charges(2)	0.4
Adjustments related to goodwill amortization arising from differences in purchase consideration(3)	(1.7)
Adjustments related to goodwill amortization arising from assembled workforce(4)	(2.1)
Adjustments relating to property, plant and equipment(5)	(0.1)
Adjustments relating to provisions for pensions and similar obligations(5)	(0.4)
Results of operations of entities expected to be divested beyond one year from April 30, 2001(6)	2.8
Tax effect of U.S. GAAP adjustments(7)	1.2

Pro forma net loss in accordance with U.S. GAAP	(87.1)

$_$_DATA_CELL,16,1,1

    (1)
    EITF Issue No. 87-11 "Allocation of Purchase Price to Assets to Be Sold" addresses issues relating to the allocation of the purchase price in a purchase business combination when the acquiring enterprise intends to sell certain operations of the acquired enterprise within one year of the date of the business combination. This EITF provides that the (i) estimated cash flows from the date of acquisition until the date of sale, (ii) estimated interest on incremental debt incurred during the holding period to finance the purchase of these subsidiaries and (iii) expected sales price less costs to sell should not usually affect earnings or losses reported in the acquiring enterprise's consolidated statement of operations for acquired operations that are expected to be sold within one year of the date of the business combination. Instead, these amounts should be considered in the purchase price allocation associated with the business combination. IAS does not allow similar treatment in regards to the (i) estimated cash flows from the date of acquisition until the date of sale, or (ii) estimated interest on incremental debt incurred during the holding period to finance the purchase of these operations. These differences in accounting treatment result in an adjustment to increase acquisition goodwill by EURO17.0 million. The pro forma U.S. GAAP impact to the statement of operations of the goodwill difference, utilizing an estimated useful life of 20 years, is EURO0.9 million for the year ended December 31, 2001.

    (2)
    In accordance with IAS 37, a provision for restructuring charges is recognized when a detailed formal plan for the restructuring has been developed and the company has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement that plan or announcing its main features to those affected. U.S. GAAP applies similar criteria to determine when a provision for restructuring charges should be established. However, under U.S. GAAP, a rebuttable presumption exists that an exit plan should be completed and all exit costs and involuntary employee termination costs should be incurred within one year from the commitment date. No similar provisions exist under IAS. Based on the difference in provisions, an adjustment to decrease acquisition goodwill totaling EURO7.1 million has been recorded under U.S. GAAP. This adjustment is primarily related to involuntary employee termination costs recorded in association with the acquisition transaction not expected to be incurred within one year from the commitment date. The pro forma U.S. GAAP impact of the amortization of this goodwill difference, utilizing an estimated useful life of 20 years, is EURO0.4 million for the year ended December 31, 2001.

    (3)
    Transaction costs totaling EURO33.2 million were incurred by Messer Griesheim Group GmbH & Co. KGaA in connection with the acquisition transaction described in note 3 to our audited consolidated financial statements. Under IAS, these transaction costs would not be treated as part of the purchase consideration. However, under U.S. GAAP, these costs are required to be considered as part of the purchase price allocation in the application of push-down accounting. This difference in accounting treatment results in an increase to acquisition goodwill and equity of EURO33.2 million under U.S. GAAP. The pro forma U.S. GAAP impact of this difference on goodwill amortization is EURO1.7 million for the year ended December 31, 2001.

    (4)
    APB Opinion No. 17 "Intangible Assets" ("APB 17") requires that the cost of identifiable intangible assets be separated from goodwill and assigned part of the total cost of assets acquired in a business combination. In accordance with APB 17, the Group has recorded an intangible asset under U.S. GAAP totaling EURO15,657 associated with the Group's assembled workforce as of the date of the acquisition transactions described in note 3. This asset is being amortized over an estimated useful life of 6 years. Additionally, SFAS 109 "Accounting for Income Taxes" requires that deferred taxes be recognized for differences between the financial statement carrying amount and the tax basis of all identifiable intangible assets, excluding goodwill. Accordingly, the Group established a deferred tax liability of EURO6,263 associated with the Group's assembled workforce as of the date of the acquisition transactions, which resulted in a corresponding increase in acquisition goodwill under U.S. GAAP. IAS 38 states that an enterprise typically has insufficient control over the expected future economic benefits arising from a team of skilled staff and from training to consider that these items meet the definition of an intangible asset. Accordingly, the cost of acquiring the Group's assembled workforce forms part of the acquisition goodwill under IAS and is being amortized over an estimated useful life of 20 years. Under U.S. GAAP, these differences in accounting treatment result in an increase in intangible assets of EURO15.7 million and a decrease in goodwill of EURO9.4 million. These differences in accounting treatment results in an increase of amortization expense of EURO2.1 million for the year ended December 31, 2001.

    (5)
    See note 40 to our consolidated financial statements for the year ended December 31, 2001 contained in this prospectus for further discussion of these differences.

    (6)
    Reflects the results of operations of entities identified as part of the divestiture program which are expected to be divested more than one year from April 30, 2001. Under U.S. GAAP, the operating results of these subsidiaries will continue to be reflected as part of the statement of operations.

    (7)
    This reconciliation item includes all tax effects due to the aforementioned reconciling items.

        In accordance with SFAS 142, effective January 1, 2002, amortization of goodwill and intangibles with indefinite lives will cease, and instead will be tested for impairment annually (or more frequently if impairment indicators arise). The amount of amortization included in the unaudited pro forma consolidated statements of operations related to the acquisition transactions that will not continue in future periods was EURO31.9 million for the year ended December 31, 2001.

RECENT DEVELOPMENTS

        During February 2002, Messer Griesheim entered into an agreement with a private investor to divest its activities in Venezuela in connection with Messer Griesheim's divestiture program. During March 2002, Messer Griesheim sold its Messer UK Nitrogen services business. The sale is composed of the sale of the assets owned by Messer UK as well as the sale of existing customer contracts and contacts. During April 2002, Messer Griesheim completed the sale of its activities in Egypt to Air Liquide in connection with our divestiture program. The impact of each of these transactions on the consolidated statements of operations is not significant. The proceeds, however, from the sale of our operations in Egypt have enabled Messer Griesheim to repay in full the senior term disposal facility.

BUSINESS

General

        We are a producer and distributor of industrial gases, including oxygen, nitrogen, argon, carbon dioxide, hydrogen, helium, specialty gases and acetylene. The industrial gases we produce are used in a broad range of industries, such as the steel, chemicals, food and beverages, pulp and paper, healthcare, automotive, lighting, electronics and glass industries. We deliver our products in one of three ways:

  •
  direct delivery in gaseous form, either from on-site production facilities or through pipelines,

  •
  bulk delivery, principally in liquid form, in large volume tanks, or

  •
  returnable cylinders, principally in gaseous form.

        We operate in 49 countries through more than 425 facilities, including production plants, distribution and filling stations and research centers as at December 31, 2001. In 2000, we had an estimated global market share of approximately 5%, making us the seventh largest industrial gas producer worldwide, and leading market shares in Germany and certain other countries in central and eastern Europe. We also have strong businesses in selected industrial areas of the United States and in selected niche markets in other western European countries. In the eight months ended December 31, 2001, we generated net sales of EURO1,047 million and normalized EBITDA of EURO245 million and in the four months ended April 30, 2001 our predecessor generated net sales of EURO574 million and normalized EBITDA of EURO126 million.

        Our primary or core markets are Europe and North America. Our two largest markets, Germany and North America, collectively accounted for 65.5% of our net sales and 62.1% of our normalized EBITDA in 2001. In addition to our core markets of Europe and North America, we also operate in Asia, Africa and Latin America. In accordance with the divestiture program adopted in May 2001, we intend to divest substantially all of our assets and operations outside our core markets as well as certain non-strategic assets and operations in our core markets by year-end 2002.

        We believe that the industrial gas industry benefits from favorable characteristics including stable earnings from long-term supply contracts, limited cyclicality due to a highly diversified range of customers, high barriers to entry due to significant required start-up investments and favorable growth prospects driven largely by new applications. We believe that the worldwide industrial gas industry is relatively concentrated, with competition taking place at the regional or local level. In most geographic markets, the two or three largest producers have a significant combined market share. The seven largest producers are estimated to have accounted for approximately 75% of the worldwide market in 2001. Except for the impact of Linde's acquisition of AGA in 2000, the relative market shares of the leading industrial gas producers have remained broadly unchanged over the past decade, which we believe illustrates the industry's stability. We also believe that there is a recent trend among industry participants towards a focus on return on capital as opposed to growing market share.

History

        Messer Griesheim Holding AG, incorporated on November 22, 1996, as a German stock corporation under the laws of Germany with an indefinite duration, was a dormant company until it was activated to become a holding company for the shares of Messer Griesheim. The issuer is domiciled in and governed by the laws of Germany.

        Headquartered in Norderfriedrichskoog, Germany, we are a holding company with no material assets other than 100% of the shares of Messer Griesheim and our rights under an intercompany loan to Messer Griesheim. Our registered office is located at D-25870 Norderfriedrichskoog and our telephone number is 049-4864-1401.

        Our principal predecessor company was founded by the Messer family in 1898 in Hoechst, Germany, to produce acetylene generators and lamps. Until its merger in 1965 with the Hoechst AG subsidiary Knapsack-Griesheim AG, Messer Griesheim operated as a private, family-owned company. Beginning in the 1970s, Messer Griesheim expanded its operations from Germany into other western European countries and the United States. In 1989, it continued to expand its operations geographically to capitalize on opportunities presented by the political and commercial changes occurring in Eastern Europe and the reunification of Germany.

        Like most major industrial gas companies, Messer Griesheim followed a program of rapid global expansion from 1997 through 1999. During this period, we made substantial investments in our core markets of North America and Europe and expanded into Latin America, Asia and Africa.

Strengths

        We believe our principal strengths are:

A leading market position in Germany and strong positions in certain other core markets

        We are one of the leaders in the industrial gas market in Germany where we have an estimated market share of approximately 31%, following Linde/AGA who has an estimated market share of approximately 38%. We offer our customers a complete product portfolio, highly efficient infrastructure, highly qualified staff and a full range of technologies. We own a 550 kilometer oxygen and nitrogen pipeline network in the Rhine and Ruhr area, the industrial heartland of Germany, which is the only oxygen and nitrogen pipeline network in the region and the largest industrial gas pipeline in Germany. We also own a 40 kilometer oxygen and nitrogen pipeline network in the Saar region. Through both of these highly automated pipeline networks, we provide products to many well established long-term industrial customers, while benefiting from a significant barrier to entry by competitors who do not have such a pipeline infrastructure.

        We have solid businesses in selected industrial areas of the United States. In Delaware, Maryland, New Jersey, New York, Pennsylvania and Virginia, we operate a strong cylinder business. We also operate a strong bulk business in California, Texas and the industrial areas of the Mississippi River valley.

        In Western Europe, we have followed a niche strategy, based on perceived opportunities in selected countries. We have developed strong businesses in carbon dioxide production and distribution in the United Kingdom, France, Switzerland and Italy and in cylinder delivery of specialty and industrial gases in Belgium and France. We also operate a 90 kilometer oxygen and nitrogen pipeline network in the industrial area of Tarragona, in northeastern Spain.

        We were one of the first western industrial gas companies to enter central and eastern Europe in the late 1980s. We have a leading position in the region, with estimated market shares ranging from approximately 45% to 85% in Hungary, Slovakia, Slovenia, Croatia, Bulgaria, Bosnia and Yugoslavia. We also have a strong position in Austria with an estimated market share of approximately 18%. We believe our strong presence in central and eastern Europe positions us well to capitalize on the attractive growth prospects we believe this region offers.

Stable cash flows from long-term contracts

        A significant portion of our sales is derived from long-term contracts. Contracts in our on-site production and pipeline supply businesses in Europe and the United States typically have terms of 10 to 15 years and usually contain "take-or-pay" minimum purchase requirements. In each of the last three years, the take-or-pay minimum purchase requirements in our on-site and pipeline supply contracts accounted for approximately 60% to 70% of the total amount of net sales that we generated under these contracts in Germany and 40% to 45% in the United States.

        Contracts in our bulk businesses generally have terms of two to three years in Europe and five to seven years in the United States. Contracts in both our on-site and pipeline and bulk businesses have historically exhibited high renewal rates, with over 90% of customers whose contracts expired in the past five years renewing their contracts with us. On-site and pipeline contracts in Germany and the United States accounted for approximately 12% of our total net sales in 2001. Bulk contracts in these two countries accounted for approximately 22% of our total net sales in 2001. We estimated that our on-site, pipeline and bulk businesses in Germany and the United States together accounted for approximately 34% of our total net sales and 45% of our normalized EBITDA in 2001.

Diversified customer base

        We believe that our diverse customer base helps protect our operating results against macroeconomic fluctuations. We have a diverse customer base in the steel, primary metal, chemicals, waste processing, automotive, oil refining, food and beverages, healthcare, electronics and glass industries. Our customer portfolio includes a wide range of large international companies such as ThyssenKrupp, Bayer, Veba, Celanese, Clariant, BASF, Volkswagen, Bosch, DaimlerChrysler, Textron-Kautex, NUCOR, DuPont, General Electric, Caterpillar, Nestlé and Shell. We are not dependent on any customer or set of customers. For example, in 2001, our top ten customers accounted for only 10.5% of our total net sales. No single customer has accounted for more than 4% of our total net sales in any of the past three years.

Strong applications technology capability

        In addition to producing and distributing industrial gases, we also have an applications technology business. Our applications technology division develops and markets a wide range of industrial gas applications and technologies as a service to our customers and a means of expanding the uses of and demand for our products. We believe that we have particularly strong applications technology capabilities in the steel, metals, refining, chemicals and food industries. A significant portion of our bulk business in particular results from applications developed internally in cooperation with our customers or invented by us for use by our customers.

Experienced senior management backed by strong shareholder expertise

        We are led by an experienced senior management team. Our eight most senior managers, Dr. Klaus-Jürgen Schmieder and Messrs. Stefan Messer, Peter Stocks, Harald Pinger, Winfrid Schmidt, James Doerr, Jens Dornedden and Michael Hoche, represent a combination of professionals with long-term experience within our company and recent hires with significant experience at our competitors and in other industries. Messrs. Schmidt, Messer and Doerr have each served with Messer Griesheim for 31 years, 23 years and 14 years, respectively. Dr. Schmieder and Mr. Stocks have significant restructuring experience from former positions at Hoechst and Air Products, respectively. Mr. Pinger has management and controlling experience from former positions at Unilever, Fresenius Medical Care and Fresenius Kabi. Mr. Dornedden has controlling and investor relations experience from his former position at Hoechst. Mr. Hoche has significant accounting and controlling experience from former positions at Reckitt Benckiser and Price Waterhouse.

        Messer Industrie is the holding company for the Messer family's interests in Messer Griesheim, with over one hundred years' experience in the industrial gas business. In addition to the Messer family, our shareholders include Allianz Capital Partners, a subsidiary of Allianz Group, a leading global financial services company and one of the largest insurance companies worldwide, and certain private equity funds managed by affiliates of The Goldman Sachs Group, Inc.

Strategy

        We intend to maximize value by focusing on existing operations in our core markets of Germany, the rest of Europe and North America. This contrasts with our former emphasis on volume growth and global expansion. We believe that this strategy will increase our return on assets and cash flow and reduce our leverage going forward. The key elements of this strategy are as follows:

Reduce our debt

        We are implementing a comprehensive divestiture program adopted in May 2001 through which we intend to divest substantially all of our assets and operations in Asia, Latin America and Africa, as well as certain non-strategic assets and operations in our core markets. We estimate that the assets and operations to be divested accounted for approximately 24% of the net property, plant and equipment, 17% of the net sales and 7% of the normalized EBITDA of our predecessor, Messer Griesheim, as of and for the year ended December 31, 2000. We intend to divest these assets prior to year-end 2002. Upon completion of the entire divestiture program, we expect that the divestitures will permit us to reduce our consolidated debt reflected on the December 31, 2000 balance sheet by at least EURO400 million. Under the senior facilities agreement, we are required to repay at least $198.6 million of our senior term disposal facility by April 2003. As of April 29, 2002, the senior term disposal facility has been repaid.

        In addition to our divestiture program, we also intend to reduce our need for additional debt financing and achieve further deleveraging by reducing our capital expenditures going forward and by implementing a cost-savings plan, both of which are discussed below.

Exploit recent investments and reduce capital expenditures

        We believe that we will exploit recent investments and reduce capital expenditures principally by focusing on our existing higher yielding assets in the United States and Europe. Over the last five years, we have invested more than EURO2 billion in new assets, of which 36% was invested in Germany and 16% in the United States to add production capacity and increase production efficiencies. As a result, we currently have additional production capacity in these markets, which we believe we can exploit with limited additional investment. Reflecting our former rapid global expansion strategy, our capital expenditures in each of the last five years averaged more than 25% of our total net sales. In 2001, we reduced our capital expenditures to no more than 10% of our total net sales and intend to maintain such reduced level of capital expenditures for the foreseeable future. Our capital expenditures in the future will be focused on making modest additions to our existing operations in our core markets that will allow us to exploit the full potential of earlier investments.

Profitably grow with the market in our core regions

        We believe that we can probably grow with the market in our core regions, principally by maximizing utilization of our existing production capacity, much of which has been recently constructed and is only now beginning to commence operations (including, for example, two new large air separation units and a carbon monoxide plant in Germany). We also intend to continue drawing on our strong applications technology capability to service customers and develop new value-added products and applications, focusing in particular on faster growing industry segments such as petrochemicals, refining, electronics and food.

Implement our cost-savings plan

        We are implementing a program to reduce our operating costs. This cost-savings plan focuses on Europe, particularly Germany. Our cost-savings program was developed with the support of Roland Berger, a management consulting firm, which we have also retained to assist us in the implementation of the program. We have identified most of the specific cost-savings measures that we expect to achieve by year-end 2003. We expect these will reduce the cost base of our operations in our core markets relative to its level for the year 2000 by EURO100 million by year-end 2003. To implement these cost-saving measures, we expect to incur one-time costs of EURO84 million between April 30, 2001 and year-end 2003. For the eight month period ending December 31, 2001 we have reduced the cost base of our operations in our core markets relative to its level for the year 2000 by EURO27.0 million. As a result of implementation of these measures we incurred total one-time costs of approximately EURO25.3 million (excluding EURO12.5 million of costs that were included as part of the purchase price accounting adjustment) for the eight month period ended December 31, 2001. We expect to incur an additional EURO46.6 million of one-time costs within the next two years. The principal components of this program are as follows:

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  Reduce staff.    Our plan to centralize key business processes as discussed below will enable us to eliminate duplicative positions in many departments, including engineering, production, strategic marketing, logistics and applications technology development across our European operations. On February 8, 2001, we publicly announced plans to eliminate approximately 850 out of more than 5,600 positions in Europe, principally in Germany.

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  Reduce energy costs.    Energy is our single largest operating cost with electricity representing approximately 27% of our total operating costs in 2001. In our German operations, we believe we have a history of aggressively managing energy costs. We intend, through our initiative to centralize key business processes discussed below, to extend this aggressive energy management to all of our operations. Among other things, we are seeking to lower our overall energy costs by negotiating more favorable contracts with power suppliers and by implementing more efficient and proactive operational measures at our plants.

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  Centralize key business processes in Europe.    We intend to simplify our management structure in Europe, where it is currently organized along autonomous, regional lines. Our goal is to centralize functions relating to supply chain management and applications technology development to the extent necessary to achieve cost savings and synergies in Europe, while keeping other functions, such as marketing and sales, decentralized in order to remain close to our customers in the local markets we service. We intend to make substantial information technology investments to support this centralization of key business processes. We have begun implementing this program by recently reducing distinctions between business units in Germany and some other European countries where we have consolidated some of our sales and marketing activities on a regional basis. To this end, we have installed a European marketing and applications group as well as a purchasing and logistics group.

The Industrial Gas Industry

General

        The industrial gas industry consists of the production, distribution and sale of industrial gases and related hardware. Industrial gases are sold to three main customer sectors: industrial customers (such as the steel, chemicals, oil refining, cutting and welding, food, pulp and paper, automotive, lighting and glass manufacturing industries), medical customers (such as hospitals and clinics) and specialty customers (such as electronics manufacturers, research facilities and universities and fiber optics manufacturers). Total sales of industrial gases worldwide in 2001 were estimated at $34 billion, of which $29 billion was attributed to the industrial sector, $3 billion to the medical sector and $2 billion to other specialized sectors.

        Most industrial gases are produced by separating and purifying gases found naturally in the atmosphere through physical and chemical processes or by mixing various kinds of industrial gases. Most industrial gases are commodity gases that can be produced at similar purity levels by a broad range of manufacturers. Specialty gases are produced by a smaller number of manufacturers. The global industry's most important products by sales are oxygen, nitrogen, argon, carbon dioxide, acetylene, specialty gases and hydrogen. In 2001, the most recent year for which we have independent figures, oxygen, nitrogen, argon, carbon dioxide, acetylene, specialty gases and hydrogen accounted for approximately 29%, 21%, 12%, 9%, 8%, 5% and 5%, respectively, of estimated global sales. We believe that the industrial gases that we produce, and the percentages of our total net sales they represent, generally follow the industry-wide pattern.

        Industrial gases are delivered in one of three ways: (a) direct delivery in gaseous form, either from on-site production facilities or through pipelines, (b) bulk delivery, principally in liquid form in large volume tanks or (c) returnable cylinders, principally in gaseous form. We use each method of distribution.

Market Structure and Competition

        Globally, there are currently seven major industrial gas producers and distributors: L'Air Liquide, S.A., The BOC Group PLC, Praxair, Inc., Air Products & Chemicals, Inc., Linde AG, Nippon Sanso Corp. and Messer Griesheim. Collectively, these seven producers accounted for approximately 75% of total worldwide sales of industrial gases in 2001. We are the seventh largest industrial gas producer in the world, with an estimated global market share of approximately 5% but with higher market shares in Germany and in certain other markets as described below. There are also thousands of smaller, local companies that are primarily active in the cylinder segment. Despite the dominance of large companies, competition in our industry is largely local rather than global due to relatively high distribution costs over long distances and the limited scope for cost-sharing across markets. Competition in the local markets is based on price, reliability of supply, product quality, technology and service to customers.

        The nature of competition varies by distribution mode (on-site and pipeline, bulk or cylinders) and by geographic area. On-site and pipeline distribution operations generally face the lowest competitive risk because of the relatively high barriers to entry, which include the need for high initial capital investments in facilities or pipelines and the high cost to the customer of switching suppliers. Bulk distribution operations also generally face low competitive risk because of similar high barriers to entry. The cylinder supply market for commodity gases, such as nitrogen, oxygen, carbon dioxide and acetylene, is the most competitive. Because of lower entry costs, smaller, local companies are able to penetrate this market. The specialty gas markets in which we operate are highly capital-intensive, requiring specialized handling and technological expertise, and are therefore largely restricted to the seven major international industrial gas producers.

        Competition in Germany and the rest of Western Europe tends to be among entrenched producers, with a few large companies dominating the industrial gas market in each country. The structure of competition in the United States generally mirrors that of Western Europe, except in the cylinder market, which is divided relatively evenly among independent distributors and larger industrial gas producers. The industrial gas market in Eastern Europe is generally less mature than in Western Europe and the United States, and the competitive environment is more dynamic as a result. We believe that this region offers attractive growth prospects.

Significant Industry Trends

        The global market for industrial gases is estimated to have grown from $28 billion in 1995 to $34 billion in 2001. The industrial gas industry is to some extent protected from cyclical swings in demand because it supplies a broad range of industries. New applications for industrial gases within faster-growing industry segments (for instance, petrochemicals, refining, electronics, environmental and food) also help compensate for slower demand growth and cyclicality from other more mature segments.

        Although industrial gas prices appear to have recently stabilized in many of the markets in which we operate, prices have consistently decreased for at least the last 10 years, especially in the commodity gas cylinder segments, due to aggressive efforts by most large producers to increase market share. The profit margin impact of this price erosion has been partially offset by efficiency improvements throughout the supply chain and regional consolidation among large participants in the industry, permitting economies of scale. In addition, new applications for industrial gases have increased sales volumes and profit margins.

Our Products

        Oxygen.    Iron and steel producers need oxygen to accelerate melting and to improve metal quality during the refining process. A modern steel plant can use in excess of 2,000 tons of oxygen per day. Oxygen is also used by the chemical industry for a variety of oxidation processes. Mixed with fuel gases, oxygen provides a heat source for many welding, cutting and metal fabrication processes. Oxygen fed furnaces and burners are also used in non-ferrous metal plants, brick-making kilns, pulp and paper mills, sewage plants and glass manufacturing plants. Oxygen enhanced combustion can often improve fuel efficiency and help reduce harmful byproducts. Oxygen also has a variety of medical applications in the healthcare industry.

        Nitrogen.    Nitrogen possesses several characteristics that make it one of the world's most widely used and versatile industrial gases. Nitrogen is capable of being chilled to intensely cold levels. This makes liquid and gaseous nitrogen a highly effective, versatile and non-polluting agent for freezing and chilling. Under normal conditions, nitrogen is chemically inactive and extremely dry, and an atmosphere of nitrogen prevents most oxidation, combustion and other reactions from taking place. This makes nitrogen an important purging and blanketing, or "buffering", gas in the steel, aluminum, chemical, refining and electronics industry.

        Argon.    Although argon constitutes less than 1% of the atmosphere, it is the most abundant truly inert gas and is increasingly important to many industries. Like nitrogen, argon is used in the steel industry as a buffer. Argon is blown into furnaces to stir the molten metal and to flush other gases from the melt, principally in the production of stainless steel. It is also used to provide a buffering atmosphere to prevent oxidation and combustion in welding, metal fabrication, aluminum processing, microelectronics, glass coating, advanced ceramics and other industrial processes.

        Carbon dioxide.    Carbon dioxide is generally intercepted from the byproduct streams of other companies' manufacturing processes or from natural sources and "cleaned", or separated from impurities, in our plants. Solid carbon dioxide at minus 79o celsius (often referred to as "dry ice") is, like liquid nitrogen, used for chilling and freezing in the food industry. Carbon dioxide dissolves easily in water, making the resultant solution slightly acidic, and is often used to balance the pH of water as a preferred alternative to the addition of acids. Its solubility makes it a chosen method for carbonating drinks of all kinds.

        Specialty Gases.    Specialty gases include common industrial gases which are produced in high-purity form (including high-purity oxygen, nitrogen and hydrogen), rare gases (including helium, xenon or krypton) and special mixtures of gases. We supply over 300 different special gas mixtures to meet the specific needs of industries, particularly the electronics industries, and for calibration uses in laboratories and research establishments. Ultra-pure specialty gases are also used for a variety of process steps in the manufacture of semi-conductors.

        Acetylene.    Acetylene is a fuel gas which is primarily used in the metal industry to weld, cut, braze and solder metals in various environments, including underwater and in extreme cold.

        Hydrogen.    Hydrogen is primarily used in the oil industry for upgrading crude oil. The chemical industry uses hydrogen as an active ingredient in many chemical processes. The automotive industry is currently conducting research into the use of hydrogen, which fuels spacecrafts, as an alternative fuel for automobiles. Hydrogen is also used to hydrogenate vegetable oils in the production of margarine and other food products. High-purity hydrogen is used in the electronics industry for the manufacture of semiconductors.

Production Methods

        Industrial gases are principally produced by one of four methods:

        Cryogenic Air Separation.    Cryogenic (low temperature) air separation is a mature technology, although incremental technical advances are still yielding improvements in capital cost, operating cost, ease of operation and reliability. The cryogenic process involves cooling air to a liquid form and then slowly vaporizing it by increasing its temperature. Because each of the individual gases within air vaporize at a different temperature, separation of gases can be accomplished by precisely controlling the temperature. The plants, called air separation units, or ASUs, are complexes of compressors, distillation columns and various other components. The production process in modern air separation plants is highly automated, so few on-site employees are needed for the normal operation and maintenance of the plant.

        Cryogenic systems are used for the large or medium-scale production of oxygen, nitrogen and argon, either in liquefied form for storage and transportation or as a gas for piping directly to large volume users. For those industries (such as the steel, petrochemicals and oil refining industries) that consume large quantities of these gases, the usual source of supply is from an ASU.

        The investment required to build an ASU varies significantly depending on a variety of factors, including the size and complexity of the plant, total capacity, local construction costs and customer specifications. A typical large ASU generally costs over EURO30 million to construct.

        Non-Cryogenic Air Separation.    Non-cryogenic techniques involve the filtering of air without chilling and reheating it. The two principal methods, pressure swing adsorption and membrane diffusion, were first developed during the 1970s and are becoming increasingly significant for smaller or less demanding on-site applications. Gas from non-cryogenic separation techniques is of a lower purity than gas from the cryogenic process, and it is possible to produce only one kind of gas at a time in this manner (as the remaining gas is released into the atmosphere after the filtering process is completed). Oxygen, nitrogen and argon can all be produced through non-cryogenic air separation.

        Recovery.    Carbon dioxide and hydrogen are produced by purchasing gases that are the by-product of other industrial processes and purifying them to the level of purity required by the customer. Carbon dioxide can also be produced by purifying sources obtained from wells or other natural sources.

        Synthesis.    Acetylene and most specialty gas mixtures are produced by synthesizing, or mixing together, different gases or elements. Acetylene, for example, is produced from a process involving calcium carbide and water.

Raw Materials and Energy

        Energy costs consist principally of electrical power costs. Electricity represented approximately 27% of our cost of sales in 2001. Energy is the largest single cost item in the production of industrial gases primarily because ASUs are energy intensive. A large unit that produces 2,000 tons of oxygen per day consumes 20 megawatts of electricity per hour to run its compressors. Many of our on-site and pipeline supply contracts pass the majority of energy costs specific to such contracts through to customers.

        The raw material for producing oxygen, nitrogen and argon is air, which is free. For carbon dioxide, hydrogen and most specialty gases, raw materials such as the byproduct streams from other industrial processes, are largely purchased from outside sources and typically through long-term contracts with many different suppliers. Helium is extracted from natural gas deposits. Only a few sources of natural gas in the world contain a sufficient proportion of helium to allow for its economical separation. These are principally in the United States, Poland, Russia and Algeria. In the United States, we have a long-term supply contract with Exxon, one of the largest helium producers in the world. We also buy helium from suppliers in the other three countries.

Distribution

        Like other large industrial gas producers in the industry, we deliver our industrial gas products in three ways: (i) direct delivery in gaseous form through on-site production or pipeline supply, (ii) bulk delivery, principally in liquid form in large-volume tanks and (iii) delivery, principally in gaseous form, in smaller volume cylinders. Our method of delivery is generally determined by the lowest cost means of meeting our customer's needs, depending upon factors such as volume requirements, purity, pattern of usage and the form in which the product is used (in gaseous or liquid form).

        On-site and Pipeline Supply.    We typically supply customers who require the largest volumes of industrial gases (typically oxygen, nitrogen, carbon monoxide and hydrogen) and who have a relatively constant demand from ASUs or non-cryogenic plants built adjacent to or on these customers' facilities. We own and maintain these plants. Because these plants are usually dedicated solely to supply a particular customer, our product supply contracts generally contain take-or-pay minimum purchase requirements.

        For customers who use large volumes of industrial gases such as oxygen and nitrogen but who do not have a plant on or adjacent to their facilities, we deliver gases, where feasible, through a pipeline from nearby plants. If several potentially important customers are concentrated in a particular region (such as the Rhine and Ruhr area in Germany), they can all be connected by a single pipeline system. Such a pipeline improves supply security for the customer while decreasing our delivery costs. Despite the high costs of constructing a pipeline (which costs include obtaining the necessary rights-of-way from owners of property located between the plant and the customer's facility), maintenance costs are low. Our pipeline supply arrangements are generally made under contracts having terms similar to our on-site supply contracts.

        In each of the last three years, the take-or-pay minimum purchase requirements in our on-site and pipeline contracts accounted for approximately 60% to 70% in Germany and approximately 40% to 45% in the United States of the net sales we generated under these supply contracts. These contracts typically have terms of 10 to 15 years and are typically renewed because of the capital- intensive nature of this business.

        Bulk Supply.    We distribute gases in bulk form to customers who require a high volume of industrial gases but do not wish to install an on-site facility and for whom pipeline delivery is not a cost efficient option. The industrial gases most commonly supplied in bulk form are liquid oxygen, nitrogen, argon, carbon dioxide, hydrogen and helium. Bulk supplies are stored on the customer's premises in tanks with capacities ranging between 15 and 150 tons. We own these tanks and lease them to our customers. We deliver gas to our customers by tanker trucks, tube trailers or rail cars and transfer it to the leased tanks. Our bulk customers typically store the product near the point of use, normally in liquid state, and vaporize the product into gaseous state for use as needed. Bulk supplies of oxygen and nitrogen generally have a relatively small commercially viable distribution radius (up to 200 kilometers) from the plants at which they are produced. However, argon and helium are higher-margin products and thus can profitably be shipped much longer distances.

        Our bulk supply contracts in Europe typically have terms of two to three years while our bulk supply contracts in the United States typically have terms of five to seven years. These contracts are frequently renewed, in part because a change of supplier would require a change of equipment.

        Cylinder Supply.    Customers requiring small volumes of gases (including most specialty gases) are supplied products in cylinders which we typically own and rent to these customers. Cylinders typically have a capacity of 50 liters and vary in pressurization capability. The greater the pressure, the greater the amount of gas in the cylinder and therefore the lower the transport costs per unit of gas. Cylinders may be delivered to the customer's site or picked up by the customer at a filling station or retail location. We generally sell our cylinder gases by purchase orders or by contracts with terms ranging between one to two years in Europe and three to five years in the United States. In the United States, we also sell welding and other equipment related to industrial gas on a retail basis.

Our Operations by Region

Germany

        Germany is the largest industrial gas market in western Europe. With an estimated market share of approximately 31%, we are the second largest producer and distributor of industrial gases in Germany following Linde/AGA, which holds an estimated market share of approximately 38%. As a result of our rapid expansion in the past five years, we have built up substantial capacity, including most recently a new carbon monoxide plant and two new ASUs. One of the new large ASU's became operational in 2001 and the carbon monoxide plant will become operational in 2002. The two new ASU's significantly increase our industrial gas production capacity. Our customer base in Germany is broad and diversified, with more than 150,000 customers. Our top 10 customers in Germany represented only 23% of our total net German sales in the year ended 2001. As of December 31, 2001, we had approximately 2,244 employees in Germany.

        On-site and Pipeline Business.    Our on-site and pipeline business unit serves more than 40 customers. Our top eight on-site and pipeline customers accounted for approximately 80% of on-site and pipeline sales in Germany in the year ended 2001. These customers include Hoesch Krupp Mannesmann, Thyssen, Bayer, Erdöl Chemie, Dillinger Hütte, Saarstahl, Celanese and DEA. Our long-term contracts in this business unit typically contain take-or-pay minimum purchase requirements, which accounted for approximately 60% to 70% of the net sales generated under these contracts in each of the last three years. Approximately 90% of our on-site and pipeline net sales is generated under long-term contracts (typically 10 to 15 year terms, with 5 to 10 year renewal periods). At year-end 2001, our German on-site and pipeline contracts had an average remaining duration of more than seven years. Over 90% of our on-site and pipeline customers in Germany whose contracts expired over the past five years renewed their contracts with us.

        We own a highly automated 550 kilometer oxygen and nitrogen pipeline network in the Rhine and Ruhr river region, the industrial heartland of Germany, which links six major ASUs. This pipeline is the only oxygen and nitrogen pipeline in the region and is the largest industrial gas pipeline in Germany. We also own a 40 kilometer oxygen and nitrogen pipeline network in the Saar region which links two major ASUs. Together, these pipeline networks primarily serve 30 leading steel and chemical companies. Our pipeline networks provide continuity and security of supply and enable us to maximize utilization of our ASUs, which permits cost-effective gas production. Since 1990, we have spent approximately EURO270 million to expand and maintain our German pipeline networks and to expand capacity at our existing ASUs connected to our pipelines.

        Bulk Business.    Our bulk business unit in Germany serves customers in a broad range of industries including the food, utilities, chemical, metallurgy and manufacturing industries. Our most important products in this unit by revenue are liquid nitrogen, oxygen, argon, hydrogen and carbon dioxide. Our bulk business in Germany operates with medium-term contracts that typically have terms of two to three years, the maximum term permitted for such contracts under European Union antitrust laws. However, once a customer account is established in this business unit, the customer usually remains a long-term customer. Over 90% of our bulk customers in Germany whose contracts expired over the past five years renewed their contracts with us.

        In order to lower transportation costs and to optimize capacity utilization at our plants, we have entered into product swap arrangements with our competitors for some of our bulk delivery commitments. Under these arrangements, we are able to save transportation costs for deliveries to some of our more remote customers by utilizing the production facilities of other companies. At the same time, we perform a similar function for other companies. We are exploring the possibility of replicating these "swap" arrangements in the cylinder segment and in other geographic markets.

        Cylinder Business.    Our cylinder business unit serves a very broad customer base with approximately 140,000 customers in Germany and principally sells commodity gases such as oxygen, nitrogen, argon and acetylene. Approximately 30% of our net sales in this business in 2001 consisted of cylinder rental fees. Contracts in this unit typically have one-year terms.

        Specialty Gases Business.    Our customer base in our specialty gases business unit in Germany is highly diversified. Sales to our top ten customers, which include Textron-Kautex, Bosch, Volkswagen, Degussa, Linde, Inergy and Brucker, accounted for only 13% of net sales in this business unit in 2001. The main products in our German specialty gases business unit are helium in gaseous and liquid form and other specialty gases for electronics applications. We also market and sell equipment used in specialty gas applications, which accounted for approximately 25% of net sales in this business unit in 2001. A small portion of our net sales in this unit in 2001 were exports, primarily to the rest of Europe.

        We operate our specialty gases business in Germany from our specialty gases facility in Krefeld. In total, this unit currently sells approximately 300 different specialty gases and gas mixtures that we distribute in cylinders.

North America

        Most of our North American operations are located in the United States, although we operate two cylinder filling stations in Canada. Our North American business has grown considerably over the last decade, in particular in the on-site, pipeline and bulk businesses. Due to our rapid expansion, with more than EURO300 million in capital expenditures in the past five years, we have available capacity at many plants. We can also expand capacity at 11 plants with only minimal additional capital investment. As of December 31, 2001, we had 1,163 employees in North America.

        On-Site and Pipeline Business.    Our on-site and pipeline business unit operates in over 16 states in the industrial areas of the mid-Atlantic region and the Mississippi River valley, as well as in Texas and California. We own and maintain a total of 18 major on-site ASUs in the United States. Unlike our German pipeline business, our U.S. pipelines do not form an inter-connected network. Instead, we have small pipelines at most of our on-site ASUs that typically connect to one or two customers. Our principal products distributed on-site or by pipeline are oxygen and nitrogen.

        Most of our current on-site and pipeline customers are large, industrial companies in the steel, chemicals, plastics, metal fabrication and paper industries. These customers typically take delivery under long-term contracts with terms of 15 years or more, and they collectively had, at year-end 2001, an average of 10.5 years remaining on their contracts. Our on-site and pipeline contracts in North America typically contain take-or-pay minimum purchase requirements which, in 2001, represented approximately 40% to 45% of the total revenue generated under these contracts. Our top five U.S. on-site and pipeline customers in 2001 were NUCOR, DuPont, AK Steel, General Electric and Condea Vista Chemical. We are not dependent on any particular customer or set of customers in this U.S. business unit. Over 90% of this unit's customers whose contracts expired in the past five years renewed their contracts with us.

        Bulk Business.    Our North American bulk business operates in the same geographic area as our on-site and pipeline unit. Within our bulk business, our two largest-volume products are liquid nitrogen and liquid oxygen. We also produce and deliver liquid argon and liquid carbon dioxide in bulk form.

        There is no significant customer concentration in this division, with our top ten U.S. bulk customers (including NUCOR, Holnam, NASA, Pepsi, Marathon, International Paper and Goodyear) accounting for approximately 16% of net sales in this unit in 2001. Our bulk contracts in the United States generally have terms of five to seven years. While our bulk contracts do not generally include minimum purchase requirements, they typically include a fixed facility fee that offsets the cost of the tank or equipment installation on customers' premises. Over 90% of U.S. bulk customers whose contracts expired in the past five years renewed their contracts with us.

        Cylinder Business.    We conduct our cylinder business in Delaware, Maryland, New Jersey, New York, Pennsylvania and Virginia. Unlike Europe, in the United States a large number of small distributors are active in the cylinder business, some of whom buy in bulk from large distributors and resell in cylinders. We also operate a smaller cylinder business in Canada in Toronto and Montreal.

        Unlike in Europe, our cylinder business in North America includes the sale of equipment required for industrial gas applications. Industrial gas sales accounted for approximately 61% of our North American cylinder sales in the year ended 2001, with equipment sales (principally cutting and welding supplies) accounting for the remaining 39%. In 2001, our four largest customers, E.I. DuPont, Wakeman Industries, Butler Gas and JLG Industries, accounted for approximately 7% to 8% of our total North American cylinder sales, and the top 500 customers accounted for approximately 50% of our total North American cylinder sales. Our North American contracts for cylinder supply generally have terms of two to five years.

Western Europe (other than Germany)

        As most western European markets are dominated by one or more of our competitors, we have followed a niche strategy in this region, based on perceived opportunities in specific countries. Our most important markets by net sales in this region are the United Kingdom, France and Belgium. We also have smaller operations in Switzerland, the Netherlands, Italy and Spain. Our principal products in this region are nitrogen, oxygen, carbon dioxide, specialty gases and argon. We primarily operate in the bulk and cylinder segments within these markets, servicing customers in a broad range of industries including the food, steel, chemical, construction and metal industries. We also maintain non-cryogenic on-site plants at some customers' premises. In addition, we operate a 90 kilometer oxygen and pipeline network in the petrochemical industrial area of Tarragona in northeastern Spain.

        Our top eight customers in this region accounted for less than 3% of our total net sales for this region in 2001, and no single customer in any country in western Europe accounted for more than 1% of total net sales in the region. Our bulk contracts in western Europe typically have terms of two to three years, the maximum term permitted for such contracts under European Union antitrust laws, and cylinder contracts typically have terms of one to five years. We estimated that over 80% of our customers whose bulk contracts expired over the past five years in western Europe renewed their contracts with us.

        In the United Kingdom, we are active in both the cylinder and bulk businesses and derive a substantial part of our net sales from the sale of carbon dioxide. A significant portion of our net sales in the United Kingdom is generated from cylinder deliveries to retail establishments for tap sales of soft drinks and beer. In addition to bulk and cylinder gas sales, we also install drink dispenser units in pubs to produce carbon dioxide and nitrogen mixtures for pumping beer from the barrel to the tap.

        In France, we operate in all business segments with a particular focus on carbon dioxide in the bulk business and the cylinder business. Our French cylinder business is supported by a speciality gas facility near Paris. In Belgium, we have a cylinder business with a speciality gas plant close to Brussels. In Switzerland, we are active in the cylinder and bulk segments and operate one nitrogen on-site facility and one hydrogen plant. We also distribute technical equipment, machinery, tools and accessories for the welding industry.

        As of December 31, 2001, we had 1,017 employees in Western Europe.

Eastern Europe

        We operate throughout central and Eastern Europe. We have leading positions in several countries in this region with estimated market shares ranging from 45% to 85% in Hungary, Slovakia, Slovenia, Croatia, Bulgaria, Bosnia and Yugoslavia. We also have a strong position in Austria, with an estimated market share of approximately 18%. Our most important markets by net sales in this region are Austria, the Czech Republic, Hungary, Yugoslavia and Poland. We also have smaller operations in Bosnia-Herzegovina, Bulgaria, Estonia, Greece, Latvia, Macedonia, Romania, Russia and Turkey.

        We are the market leader in both Yugoslavia and Hungary where we are active in all market segments including on-site and pipeline, bulk and cylinder. In Austria, we also compete in all three market segments. In Poland, we compete primarily in the bulk and cylinder segments. Throughout eastern Europe, we serve a broad range of industries, including customers in the food, steel, mining, chemicals and metal industries.

        Our on-site contracts in this region typically have terms ranging between 8 to 15 years, with take-or-pay minimum purchase requirements. Our bulk contracts in this region typically have terms ranging between 3 to 10 years, and cylinder contracts typically have terms ranging between one to two years. Over 90% of our on-site and pipeline, bulk and cylinder contracts which expired over the past five years in eastern Europe were renewed with us.

        The industrial gas market in eastern Europe is generally less mature than in western Europe and the United States, and the competitive environment in this region is more dynamic as a result. We believe that this region offers attractive growth prospects.

        As of December 31, 2001, we had 2,369 employees in Eastern Europe.

Operations Divested and to be Divested

        We intend to divest substantially all of our assets and operations outside our core regions of Europe and North America, as well as certain non-strategic assets and operations within our core regions, by year-end 2002. Upon completion of the entire divestiture program, we expect that the divestitures will permit us to reduce our consolidated debt reflected on the December 31, 2000 balance sheet by at least EURO400 million.

        During the eight month period ended December 31, 2001, pursuant to the divestiture program, we completed disposals of our home care business in Germany, our health care business in Canada and our non-cryogenic plant production operations in Germany, the United States, Italy and China. We also completed disposals of our operations in Argentina, Brazil, Mexico, South Africa and South Korea, our nitric oxide business in Germany, and our carbon dioxide business in the United States. The remaining divestitures of certain of our assets and operations may require additional expenditures prior to their disposal.

Asia and Africa

        We have sold our operations in Egypt. See "Recent Events".

        We operate in China through eight directly owned joint ventures as well as through interests in eight joint ventures that are held by Aventis (China) Investment Co. Ltd., and managed by employees of Messer Griesheim. Approximately half of our 2001 sales in China were in the on-site and pipeline segment, with bulk and cylinder sales accounting for the remainder. Typically, our on-site and pipeline operations in China have one main customer for each facility who accounts for between 60% to 90% of sales from that facility. These relationships are governed by contracts that typically have terms of 10 to 15 years.

        In Singapore, we operate both bulk and cylinder businesses. In 2001, our primary products in Singapore were argon, carbon dioxide, helium, nitrogen and oxygen. We also sell specialty gases to the local research, laser, medical and electronics industries. Through Singapore Syngas, our joint venture with Texaco, we are currently in the completion phase of a large synthetic gas production facility on Jurong Island, a petrochemical hub in Asia.

        Our next largest markets by net sales in 2001 were India and Indonesia. We also have smaller operations in several other countries in Asia and Africa. As of December 31, 2001, we had 1,139 employees in Asia and Africa.

        Our ability to divest certain of our assets in India as planned will first require resolution of disputes with various parties relating to our investments in those assets, as discussed under "Legal Proceedings" below.

Latin America

         We are in the process of disposing of our business in Trinidad & Tobago, subject to third party consents and regulatory approvals as well as other closing conditions.

        We are the largest industrial gas company in Trinidad and Tobago. It is also our largest market by net sales in this region where we supply industrial gases primarily to customers in the petrochemical industry. Overall, many of our operations in Latin America are heavily leveraged. With the exception of Trinidad and Tobago, we have low market shares in this region due to our relatively recent entry.

        We also have smaller operations in over six other countries in Latin America. As of December 31, 2001, we had 416 employees in Latin America.

Other Potential Divestitures

        Separately from our divestiture program, in light of unstable political conditions in certain countries or the prevalence of business practices in those or other countries which are inconsistent with the standards we apply generally in our core markets and operations, we may decide to sell or discontinue operations in those countries, including operations that would otherwise be viewed as strategic assets within our core markets.

Sales and Marketing

        As of December 31, 2001, we had a global sales force of approximately 2,500 employees, approximately 45% of which was located in Europe and 15% in North America. We organize our sales and marketing activities differently in each country.

        In Germany, we have historically organized our sales and marketing activities along business unit lines with separate sales forces for the on-site and pipeline, bulk, cylinder, speciality gases and medical business units. Recently, however, we reorganized some of these activities by combining the bulk, cylinder and specialty gases sales forces. We now have one sales force, operating through three regional sales teams covering these three product segments in Germany. In addition, we have, through a joint venture with Nippon Sanso (of which we own 51%), a sales team specialized in servicing the electronics industry.

        In the rest of Europe, we typically organize our sales and marketing along business unit lines within each country. However, in some countries in the region, we recently reorganized these activities as in Germany.

        In North America, we have two principal sales forces, one of which markets for our on-site and pipeline unit and the other for our bulk and cylinder units. In the rest of the world, we generally have one sales force marketing all our products in each country.

        We now separately market and sell application technology-related services. To this end, we have created a global applications and technology group that supports our local sales and marketing activities. Application sales are organized by regional industry segments, which include the metal, chemical and environmental, food and process industries.

Facilities

        We own our principal operational offices, which are located in Krefeld, Germany, Malvern, Pennsylvania and Gumpoldskirchen, Austria. In line with our strategy to centralize key business processes, we have recently relocated our worldwide headquarters from Frankfurt to Krefeld, which is also the current operations and research base in Germany.

        It is our policy to own our facilities. A portion of our facilities located in Germany and United Kingdom are leased under long term leases.

        As of December 31, 2001, worldwide, we own:

  •
  80 cryogenic ASUs, 45 of which are located in our core markets;

  •
  47 cryogenic generators, all of which are located in our core markets;

  •
  680 kilometers of pipeline in our pipeline networks, all of which are located in our core markets;

  •
  18 carbon dioxide plants, 11 of which are located in our core markets;

  •
  11 hydrogen plants, 8 of which are located in our core markets; and

  •
  23 acetylene plants, 9 of which are located in our core markets.

        Additionally, we also own numerous non-cryogenic plants, liquefiers and cylinder filling stations. We believe that our production plants and research facilities are well maintained and generally adequate to meet our needs for the foreseeable future.

        Below is a summary that sets out our major production facilities.

Region/Country	Production Site Location	Major Product
Germany	Andernach	Hydrogen, Nitrogen
	Bremen	Hydrogen
	Dormagen	Oxygen, Nitrogen, Argon
	Dortmund	Oxygen, Nitrogen, Argon
	Duisburg	Oxygen, Nitrogen, Argon
	Jena	Hydrogen
	Köln	Oxygen, Nitrogen, Argon
	Kornwestheim	Oxygen, Nitrogen, Argon
	Mainz	Oxygen
	Minden	Hydrogen
	Oberhausen	Oxygen, Nitrogen, Argon
	Unterwellenborn	Oxygen
Western Europe
Austria	Gumpoldkirchen	Oxygen, Nitrogen, Acethylen
Finland	Imatra	Oxygen, Nitrogen, Argon
	Sunila	Oxygen
France	Lavera	Carbon-Dioxide
	Nangis	Carbon-Dioxide
	Beauvais	Oxygen, Nitrogen
Great Britain	Eggborough	Oxygen, Nitrogen, Argon
	Kemira	Carbon-Dioxide
Italy	Ambra	Carbon-Dioxide
Spain	Vilaseca	Oxygen, Nitrogen, Argon
Switzerland	Lenzburg	Nitrogen, Hydrogen
Eastern Europe
Croatia	Dugi Rat	Oxygen, Nitrogen
	Zapresic	Oxygen, Nitrogen
Czech Republic	Ostrava	Acethylen
	Vratimov	Oxygen, Nitrogen, Argon
Estonia	Tallin	Acethylen
Hungaria	Budapest	Oxygen, Nitrogen, Acethylen
	Nyergesujfalu	Nitrogen
	Varpalota	Hydrogen
	Olbö	Carbon-Dioxide
Latvia	Liepaja	Oxygen, Nitrogen, Argon
Poland	Chorzow	Acethylen
	Police	Acethylen
Serbia	Merosina	Oxygen, Nitrogen, Argon
	Pancevo	Carbon-Dioxide
	Smederevo	Oxygen, Nitrogen, Argon
Slovakia	Bratislava	Oxygen, Nitrogen, Argon
North America
United States	Albany	Oxygen, Nitrogen
	Ashland	Oxygen, Argon
Berkeley	Oxygen, Nitrogen, Argon
Blytheville	Oxygen, Nitrogen, Argon
Chattanooga	Oxygen, Nitrogen, Argon
Delisle	Oxygen, Nitrogen, Argon
Hertford	Oxygen, Nitrogen, Argon
Irwindale	Oxygen, Nitrogen, Argon
Middletown	Oxygen, Nitrogen, Argon
Mount Vernon	Oxygen, Nitrogen, Argon
Reading	Oxygen, Nitrogen, Argon
Waxahachie	Oxygen, Nitrogen, Argon
West Lake	Oxygen, Nitrogen, Argon
West Point	Oxygen, Nitrogen, Argon

Research and Development

        We have a research and development group which operates primarily in Krefeld, Germany, and in Malvern, Pennsylvania. Research and development activities are also conducted to a minor extent on the local level. The objective of this group is to develop new applications technology that provides solutions to specific customer problems. Additionally, through AGS, our in-house engineering division, we design and manufacture cryogenic industrial gas production facilities at our facilities in Krefeld and Malvern.

        We spent EURO9.5 million, EURO6.6 million, EURO24.9 million and EURO20.2 million, on research and development in the eight month period ended December 31, 2001, the four month period ended April 30, 2001, and the years ended 2000 and 1999, respectively.

        A significant portion of our bulk business results from applications developed in cooperation with customers or invented by us for use by our customers. We have proprietary knowledge in the form of approximately 300 application processes and 485 patents in the areas of metallurgy, chemistry, environmental processes, foods, rubber, plastic, paints, cutting and welding, medicine, electronics and cryogenics. As most of our net sales are derived from sales of industrial gases produced through processes that use widely available technology, we do not believe that our business is materially dependent on intellectual property rights.

Regulation and Environmental Matters

        We are subject to laws and regulations relating to the protection of the environment and natural resources including, among other things, the management of hazardous substances and waste, air emissions and water discharges. Modern industrial gas production methods do not have a significant impact on the environment when compared to other industries such as chemical manufacturing. We are also subject to health and safety regulations including, among other things, noise, workplace health and safety and regulations governing the handling and packaging of hazardous materials. In general, we do not believe that non-compliance with these regulations represents a material area of potential liability for us. Our capital expenditures for environmental protection totaled approximately EURO1.9 million in the year ended 2001.

        We own several properties that may have been contaminated by us or prior users. Soil and groundwater contamination mainly associated with past activities at some of our sites could represent a potential environmental liability. In addition, capital expenditures may become necessary to reduce the environmental impact of certain operations, such as expenditure to install modern production equipment with lower emission levels.

        In addition to existing regulatory legislation, several legislative initiatives are under consideration that may have an effect on our operations. Energy accounts for a high proportion of our operating costs. There is increasing interest in Europe in encouraging significantly lower energy consumption by introducing levies or taxes. Such levies and taxes were recently introduced in Germany and could be introduced elsewhere in the future.

        Because we supply industrial gases to the medical industry, we are subject to additional regulation in certain of our markets. In particular, we are subject to regulation by the federal Food and Drug Administration in the United States which has recently begun to more stringently enforce its regulation of industrial gases in the medical industry. The expansion of the scope and effect of such regulation in the United States and other markets may have an adverse effect on our operations.

Employees and Labor Relations

        As of year-end 2001 we had 8,348 employees globally. Approximately 1,555 of these were employed by units currently targeted for divestiture. In addition, we plan to reduce our workforce in Europe, principally Germany, by 420 employees prior to year-end 2002.

	Germany	Western Europe	Eastern Europe	North America	Latin America, Asia, Africa	Total
As of December 31, 2001	2,244	1,017	2,369	1,163	1,555	8,348
As of April 30, 2001	2,395	1,077	2,484	1,408	2,434	9,798
As of December 31, 2000	2,589	1,074	2,569	1,397	2,414	10,043
As of December 31, 1999	2,777	1,098	2,621	1,283	2,365	10,144

        Our labor relations are affected by the differing laws, regulations and customs in the various countries in which we operate. In Germany, all of our employees are represented by Betriebsräte, or workers' councils, on both a local plant and overall company level. We have established these workers' councils in accordance with German law. Workers' councils have multiple legal participation rights with respect to social, economic or personal affairs. For example, the workers' council have to be heard and given the opportunity to comment on the dismissal or transfer or any employee. Participation rights of the workers' councils generally concern issues such as working time or working regulations. Six members of Messer Griesheim's supervisory board are elected by employees. Two of these are representatives of trade unions which have nominated them for election. We have similar arrangements in other countries where such arrangements are customary. Worldwide, less than 50% of our full-time employees are members of trade unions. Trade unions are also represented by two nominees on the supervisory board of Messer Griesheim in Germany. Historically, we have enjoyed good working relationships with the workers' councils and trade unions. There have been no significant labor disputes, work stoppages, slow downs or other collective employee actions that have resulted in material disruptions of our business in our core markets in the past 10 years.

        Most of our pension plans outside Germany are fully funded. However, while our defined-benefit plan in Germany is unfunded, we have established liabilities for our pension funding obligations in our financial statements. We also have accrued liabilities related to post-retirement benefits in Belgium, the country in which we are required to accrue such liabilities, amounting to approximately EURO1.8 million.

Insurance

        Our major insurance programs cover all operations outside the United States and Canada. A separate program covers operations in the United States and Canada. We believe that our insurance arrangements (including the uninsured portion of our risks) regarding property, liability and environmental risks are adequate and in line with market practice in each of our core markets. However, we cannot assure you that changes in the terms and amount of insurance available will not have an adverse effect on our business, results of operations or financial position.

        The largest product liability occurrences we have suffered in the last five years related to carbon dioxide that Messer Griesheim purchased from third parties and sold to its clients which was contaminated with benzene. Total claims for this incident currently amount to appromixately EURO15.9 million, 100% of which is expected to be covered by our insurance policies. In general, our property claims experience has been favorable and infrequent. The largest property loss which we sustained on a global basis was attributed to an oxygen pipeline explosion which took place in 1995 at a location near Cologne, Germany. Claims relating to this incident amounted to approximately EURO6.1 million in damages. Approximately 70% of these damages were covered by our insurance policies.

Legal Proceedings

        We are involved from time to time in various claims and lawsuits incidental to the ordinary course of our business.

        Messer Griesheim acquired its interest in Bombay Oxygen Corporation Limited, a publicly traded company in India, in 1997 for a total of EURO12.2 million. It acquired this interest through the purchase of shares from Bombay Oxygen's major shareholder and the purchase of additional shares by way of a public offer. The shares in Bombay Oxygen held by Messer Griesheim were transferred in 2000 to a company jointly owned by Messer Griesheim and Goyal MG Gases. The Security and Exchange Board of India is investigating whether some of the purchases of Bombay Oxygen shares by Messer Griesheim, or the subsequent transfer of such shares to the jointly owned company, involved a change of control under Indian takeover regulations. In addition, Messer Griesheim is involved in litigation with respect to this investment with a significant shareholder of Bombay Oxygen.

        Messer Griesheim has received a notice from Goyal MG Gases alleging that Messer Griesheim breached a confidentiality clause contained in a shareholders' agreement among Messer Griesheim, Goyal MG Gases and certain other shareholders. The notice also requests payment of Rupees 5.0 billion ( EURO120 million) for damages allegedly suffered on account of lost business due to press announcements by Messer Griesheim which allegedly affected the business of Goyal MG Gases. We are in the process of investigating this matter and are of the view that the allegations have no merit.

        During 2001, Goyal MG Gases has refused to pay an installment on a loan from a third party bank. As a result, the loan was accelerated and Messer Griesheim, as guarantor, repaid the loan in full. Messer Griesheim is currently seeking reimbursement from Goyal MG Gases.

        In 1999, our Brazilian subsidiary, Messer Griesheim do Brazil Ltda., entered into a letter agreement to pursue research into a new technique for the production of ethanol with an individual who, in April, 2001 filed suit against the subsidiary, Messer Griesheim and certain other affiliates following termination of the agreement. The claim, mainly for damages for lost opportunities and potential earnings as a result of the subsidiary's alleged breach of the agreement, is for Reals 593 million (approximately EURO300 million). In connection with the disposal of this Brazilian subsidiary, we agreed to retain exposure to this claim. However, based upon discussions with the subsidiary and Brazilian counsel, we are of the view that the allegations have no merit.

        While there can be no assurance, we believe that the outcome of all pending legal proceedings, either individually or in the aggregate, will not have a material adverse effect on our consolidated financial position or results of operations.

Certain Activities

        In August 1999, Messer Griesheim discovered that one of its executives, who then had senior management responsibility in Central and South America, had misappropriated corporate funds, which he represented to others within Messer Griesheim had been paid to third parties in connection with our business. This executive is no longer our employee. In June 2000, Messer Griesheim was informed that the U.S. Attorney's Office for the Eastern District of Pennsylvania was conducting an investigation relating to the conduct of this former executive. In early April 2001, this former executive was arrested on a criminal complaint charging him with three counts of fraud against Messer Griesheim Industries, our principal subsidiary in the United States. Thereafter, the employee pled guilty to an Information filed in January 2002, on which he was charged with wire fraud in connection with a scheme to defraud Messer Griesheim Industries of $550,000.

        Although we are not fully apprised of the scope of the government's continuing investigation and there can be no assurance with respect to such matters, the investigation also encompasses questions concerning the activities of Messer Griesheim and/or its affiliates and employees in relation to Cuba, a country which was and is subject to economic sanctions under United States law. These activities occurred prior to the change in our ownership that resulted from the acquisition transactions. We are cooperating fully with the investigation. We have recently been advised by the U.S. Attorney's Office conducting the investigation that they do not intend to proceed with criminal charges against Messer Griesheim, its affiliates or its employees. We can give you no assurances, however, as to whether the investigation might result in any civil actions against one or more of these parties. We can give you no assurances, however, as to the ultimate scope or outcome of the investigation. Under the business combination agreement entered into in connection with the acquisitions described above, Hoechst has agreed to indemnify us with respect to any losses arising out of such investigation or any related proceedings, although this indemnity is generally limited to two-thirds of the loss incurred.

        In connection with the consummation of the acquisition transactions, we have been implementing new comprehensive internal compliance procedures and controls designed to promote future compliance by us with the United States Foreign Corrupt Practices Act, similar anti-corruption laws applicable to German companies, and other similar laws and regulatory regimes of other countries. In the past, payments on our behalf were made to third parties in connection with our business, including those made by the former executive described above, as to which no assurance can be given that violations of applicable anti-corruption or other laws did not occur and all of which would now be governed by the new compliance program. In general, applicable anti-corruption laws impose civil and criminal penalties and sanctions on the payment of bribes or other improper payments to governmental officials as a means of obtaining or retaining business. To whatever extent business activities or conduct by us or our employees in the past violated or may have violated applicable anti-corruption laws, there is a risk that we or our employees could be subject to a variety of sanctions, including civil or criminal fines or penalties, tax assessments relating to improper business expenses, the loss of existing business relationships or the loss of future business opportunities. Under the business combination agreement, Hoechst has agreed to indemnify us with respect to losses arising out of violations of applicable anti-corruption laws, although this indemnity is generally limited to two-thirds of the loss incurred. We do not believe that our adherence to applicable anti-corruption laws in the future should have an adverse impact on our ability to obtain or retain business in certain locations, or that the unindemnified portion of our losses from possible violations of applicable anti-corruption laws in the past, if any, is likely to be material to our consolidated financial position, results of operations or cash flows, but no assurances can be given in this regard.

MANAGEMENT

Directors and Executive Officers

Senior Management

        The following provides certain information regarding our key executives:

Name	Title	Years of Service	Age
Klaus-Jürgen Schmieder*	Chief Executive Officer	2	53
Harald Pinger*	Chief Financial Officer	n/a	42
Winfrid Schmidt	Corporate Treasurer	31	57
Stefan Messer*	Head of Europe and Strategic Marketing and Applications	23	47
Peter Stocks*	Head of Germany and UK Operations	1.5	44
James Doerr	Head of North American Operations	14	43
Jens Dornedden	Executive Vice President, Head of Divestitures and Mergers and Acquisitions	2	38
Michael Hoche	Corporate Controller	n/a	41
*
Directors who are also members of Messer Griesheim's management board.

        Dr. Klaus-Jürgen Schmieder has served as Chief Executive Officer of Messer Griesheim since January 2000 and Chief Financial Officer of Messer Griesheim between November 12, 2001 and February 15, 2002. From 1996 to 1999, Dr. Schmieder served as Chief Financial Officer of Hoechst AG in Germany. From 1992 to 1996, Dr. Schmieder served as Vice President of Treasury at Hoechst Celanese Corporation in the United States. From 1987 to 1996, Dr. Schmieder held various senior management positions at Hoechst AG in Germany and served as Coordination Manager of the Hoechst Group for the Asia-Pacific region. Prior to that time, Dr. Schmieder served as Counsel in the Corporate Legal Department of Hoechst AG in Germany which he joined in 1977. Dr. Schmieder holds a Ph.D. in law and a degree in macroeconomics from the University of Münster.

        Mr. Harald Pinger has served as Chief Financial Officer of Messer Griesheim since February 15, 2002. In 2001 Mr. Pinger served as Chief Financial Officer of Fresenius Kabi AG in Germany. From 1996 to 2000 Mr. Pinger held various senior management positions at Fresenius Medical Care AG in Germany. Prior to that time, Mr. Pinger served in various contolling and accounting positions at Unilever which he joined in 1987. Mr. Pinger holds a Diplom Kaufmann from the University of Cologne.

        Mr. Winfrid Schmidt has served as Corporate Treasurer since November 5, 2001 and previously served as Head of Corporate Finance and Accounting of Messer Griesheim from 1993 to 2001. Mr. Schmidt has previously served in various positions in finance, tax and accounting since he joined Messer Griesheim in 1970. Mr. Schmidt studied finance and accounting at the Bankakademie in Mainz.

        Mr. Stefan Messer has served as an executive member of the board of Messer Griesheim since 1998 and is responsible for overseeing our operations in western Europe (outside of Germany and the United Kingdom) and central and eastern Europe. Mr. Messer is also responsible for Strategic Marketing and Applications in Europe. From 1989 to 1998, Mr. Messer served as Managing Director of our companies in France and in the Netherlands. Prior to that time, Mr. Messer served in various sales and marketing positions of our companies in Germany and in Austria since he joined in 1978. Mr. Messer studied economics at the University of Mannheim and holds an Industriekaufmann degree from IBM and IHK Frankfurt. Mr. Messer is a shareholder in Messer Industrie, which owns an indirect 32.67% interest in the issuer and Messer Griesheim.

        Mr. Peter Stocks has served as an executive member of the board of Messer Griesheim since September 2000 and is responsible for overseeing our operations in Germany and the United Kingdom. Mr. Stocks is also responsible for our European Supply Chain Management. Mr. Stocks was previously employed as the Chief Operating Officer at Air Products in Germany from 1997 to 2000. Mr. Stocks served as the Chief Operating Officer at Stinnes Agrar from 1996 to 1997 and at various other companies prior to that time. Mr. Stocks has four years' experience in the industrial gases business. Mr. Stocks studied at Pennsylvania State University and holds a Diplom Kaufmann from the University of Cologne.

        Mr. James Doerr has served as President of Messer Griesheim Industries, or MGI, since 1996 where he has been responsible for overseeing our operations in North America. From 1992 to 1996, Mr. Doerr served as Vice President of Marketing and as General Manager of the Bulk Division of MGI. From 1988 to 1992, Mr. Doerr served in various senior positions in regional management at MGI. Prior to that time, Mr. Doerr served as a senior sales representative at Air Products and as a Manager at Ford Motor Co. Mr. Doerr holds an Executive MBA from Northeastern University, a B.A. in management from Maryville College and an Associate Degree in Applied Sciences from St. Louis Community College.

        Mr. Jens Dornedden has served as an Executive Vice President of Messer Griesheim since February, 2001 and is responsible for implementing our divestiture program. Mr. Dornedden previously served as Head of Corporate Development for Messer Griesheim from February 2000 until February 2001. From 1996 to 2000, Mr. Dornedden served at Hoechst in their Corporate Controlling and Development division and later as Head of their Investor Relations. Prior to that time, Mr. Dornedden served as Head of Equity Research at Deutsche Bank Trust AG from 1989 to 1996. Mr. Dornedden holds a Diplom Kaufmann from the University of Cologne.

        Mr. Michael Hoche became Corporate Controller, with responsibility for accounting and controlling, on November 2, 2001. From 1994 until 2000, Mr. Hoche served as acting director of the accounting and reporting department of Reckitt Benckiser plc in the United Kingdom and in various other positions in the accounting and finance divisions of Reckitt Benckiser and its predecessor companies in the Netherlands and Germany. Mr. Hoche was employed with various other companies before that time, including six years with Price Waterhouse. Mr. Hoche is a Chartered Accountant who holds a bachelors degree in finance from Texas A&M University.

Directors

  General

        Pursuant to the acquisition transactions, Messer Griesheim Group implemented a management structure for each of Messer Griesheim Beteiligungsverwaltungs GmbH ("MGB") the general partner of Messer Griesheim Group, Messer Griesheim Group, the Issuer and Messer Griesheim. The management structure is, for each of these entities, generally, a two-tier structure with a management board reporting to either a supervisory board or a shareholders' committee. The strategic decisions for Messer Griesheim Group as a whole are made by MGB, as the general partner of Messer Griesheim Group and by Messer Griesheim.

        Pursuant to the shareholders' agreement, the respective management and supervisory boards of MGB, Messer Griesheim Group, the Issuer and Messer Griesheim consist of the same members, other than the differences resulting from the right of additional employee members to be represented on the supervisory board of Messer Griesheim as required by law. The shareholders' committees of MGB and Messer Griesheim also consist of the same members. See "Principal Shareholders— Shareholders' Agreement".

        The following diagram shows the governing bodies for each entity within the Group and is followed by descriptions of each of these governing bodies.

  Management Board

        The management board of MGB is responsible for managing the business affairs and representing each of the companies in dealings with third parties. Management boards further appoint the senior management and the authorized signatories of each of the companies. For the time being only Messer Griesheim has any management or employees besides its management board.

        The members of the management board are obliged to conduct business in compliance with the law, the articles of association and the resolutions of the supervisory board (or the shareholders' committee in the case of MGB). Pursuant to the articles of association, the managing directors have to report regularly to the supervisory board or the shareholders' committee, as the case may be. The management board is entrusted with preparing shareholders' committee meetings and carrying out shareholders' committee resolutions. The management board may, pursuant to its regulations, delegate the day-to-day business operations to the senior management. For certain transactions and business measures, the managing board requires prior consent in the form of a supervisory board resolution (or shareholders' committee resolution in the case of MGB).

        The present members of the Management Board of the Issuer, their ages, current positions and terms of appointment are as follows:

Name	Member Since	Term Expires	Age	Current Position
Dr. Klaus-Jürgen Schmieder(1)	April 30, 2001	December 31, 2004	53	Management Board Chairman (Vorstandssprecher)
Harald Pinger(1)	February 15, 2002	February 28, 2006	42	Management Board Member (Vorstandsmitglied)
Stefan Messer(1)	April 30, 2001	December 31, 2004	47	Management Board Member (Vorstandsmitglied)
Peter Stocks(1)	April 30, 2001	December 31, 2004	44	Management Board Member (Vorstandsmitglied)

(1)
Also a member of the management board of Messer Griesheim Group and Messer Griesheim.

Shareholders' Committee

        The shareholders' committee of MGB appoints the members of the management board of MGB, and through the control over the management board of MGB the shareholders' committee controls the management decisions concerning the whole group. The shareholders' committee for each of MGB and Messer Griesheim have veto rights over all important management decisions. The shareholders' committee of Messer Griesheim has authority over Messer Griesheim's annual budget, strategy and business policy, as well as other important management matters.

        All important management decisions generally require the approval of the MGB shareholders' committee or, in the case of important investments on divestitures outside Europe, approval by a meeting of MGB's shareholders. The shareholders' committee of MGB has eight members, four of whom are appointed by Messer Industrie and four by the financial sponsors. Voting by members of the shareholders' committee is weighted according to each shareholder's percentage ownership in MGB; the voting rights of Allianz Capital Partners are deemed to be voting rights of GS Funds for that purpose.

        The Messer Griesheim shareholders' committee has authority over Messer Griesheim's annual budget, strategy and business policy, as well as other important management matters that are not subject to approval at shareholders' meetings.

        The shareholders' committee for each of MGB and Messer Griesheim is comprised of the same eight members. The terms of appointment are also identical. See Item 7. "Major Shareholders and Related Party Transactions—7.A Major Shareholders—Shareholders' Agreement" for additional information relating to the shareholders' committee.

        The present members of the shareholders' committee of MGB and Messer Griesheim, their ages, current positions and terms of appointment are as follows:

Name	Member Since	Term Expires	Age	Function
Udo Stark	May 2001	Spring 2004	54	Chairman of the Shareholders Committee
Dr. Jürgen Heraeus	August 2001	Spring 2004	65	Vice Chairman of the Shareholders Committee
General Wesley K. Clark	August 2001	Spring 2004	57	Member
Dr. Alexander Dibelius	May 2001	Spring 2004	42	Member
Dr. Stefan Eilers	May 2001	Spring 2004	42	Member
Dr. Gerhard Rüschen	August 2001	Spring 2004	69	Member
Wilhelm Peter Storm Jonkheer van's Gravesande	May 2001	Spring 2004	61	Member
Stephen Trevor	May 2001	Spring 2003	38	Member

Supervisory Board

        Under German law the Supervisory Board may request that the Management Board obtain supervisory board approval for any corporate transaction and in particular, for any transactions of major strategic importance to, or likely to have a material financial effect on, Messer Griesheim Group, the Issuer or Messer Griesheim and on their respective subsidiaries as a group in accordance with statutory law. The supervisory boards for the Issuer and Messer Griesheim are responsible for appointing the members of their respective management boards and for supervising the management of each company's business by its management board.

        The supervisory board for the Issuer and Messer Griesheim is responsible for appointing their respective management boards and for supervising the management of each company`s business by such management board. In exercising these responsibilities, the supervisory board of the Issuer presents its comments on the financial accounts of the Issuer and on the reports of the management board to the shareholders at the annual meeting. The compensation of the members of the management boards of the Issuer and Messer Griesheim is determined by the supervisory board.

        The members of the supervisory board are appointed by the shareholders for a term of five years which expire following the last the annual meeting of shareholders held for the year during which the term ends. The supervisory board of the Issuer and Messer Griesheim Group consists of six members. The supervisory board of Messer Griesheim consists of twelve members, including six employee members. See Item 7. "Major Shareholders and Related Party Transactions—7.A Major Shareholders—Shareholders' Agreement" for additional information relating to the supervisory boards of Messer Griesheim Group, the Issuer and Messer Griesheim. Meetings of the supervisory board are held at least once every quarter. Decisions must be taken by a simple majority of all members entitled to vote whether or not present or represented. The supervisory board appoints its own Chairman.

        The supervisory board held four meetings in 2001.

        The present members of the Issuer's Supervisory Board, their ages, current positions and terms of appointment are as follows:

Name	Member Since	Term Expires	Age	Principal Occupation
Dr. Alexander Dibelius(1)(2)(3)	April 2001	Spring 2006	42	Managing Director, Goldman Sachs & Co.
Stephen Trevor(2)(3)	April 2001	Spring 2006	38	Managing Director, Goldman Sachs International
Dr. Jürgen Heraeus(2)(3)	April 2001	Spring 2006	65	Entrepreneur, Head of Supervisory Board of Heraeus Holding GmbH
Dr. Stefan Eilers(2)	April 2001	Spring 2006	42	Partner, Freshfields Bruckhaus Deringer
Udo Stark(2)(3)	May 2001	Spring 2006	54	Managing Director, B+B Frankfurt GmbH
Wilhelm Peter Storm Jonkheer van's Gravesande(2)(3)	April 2001	Spring 2006	61	Consultant, Messer Griesheim

(1)
Function: Head of Supervisory Board
(2)
Also a member of the supervisory board of Messer Griesheim Group
(3)
Also a member of the supervisory board of Messer Griesheim

Board Practices

        The supervisory board of Messer Griesheim receives monthly reports from senior management as to financial condition, and a sub-group of the supervisory board meets with senior management approximately every month to discuss financial results. In addition, our auditors present their findings and discuss any material audit issues with the supervisory board once a year.

        Messer Griesheim has a remuneration committee. Each member of the supervisory board is entitled to reimbursement for necessary and legitimate expenses. Each member of the supervisory board is also entitled to annual remuneration determined by the shareholders.

        Each member of the management board has entered into an employment agreement which cannot be terminated by the management board without cause. The management board may terminate with cause in circumstances involving dishonesty, fraud or illegality by a member, or where the member has competed with Messer Griesheim, aided one of Messer Griesheim's competitors, or substantially breached the employment agreement or Messer Griesheim's policies.

Compensation and Incentive Arrangements

        The aggregate compensation paid to our management board and supervisory board for services in such capacities for fiscal year 2001 was EURO3.3 million, including bonuses and benefits in kind.

        The aggregate amount paid in 2001 by Messer Griesheim to provide pension retirement or similar benefits to the members of the boards and their surviving dependents was EURO3.8 million.

        Messer Griesheim reward their employees with performance-based pay. Normally, remuneration is composed of a fixed salary and a bonus. The fixed element of the remuneration relates to the employee's job function and qualification. The variable portion varies between 12% of base salary for hourly-paid and non-exempt employees up to 100% for senior employees. In certain countries in which we operate, performance exceeding targets are rewarded with an additional bonus. A special bonus scheme exists for our senior management. Employees who are paid under collective bargaining agreements normally receive an additional bonus resulting from the achievement of company goals. Professionals and managers receive a flexible bonus which depends on reaching agreed targets which have quantitative and qualitative aspects. For 2001, the recommended quantitative factors were normalized EBITDA, working capital, cost savings and return on assets.

        During November 2001, the shareholders of Messer Griesheim Group approved a stock compensation plan for the benefit of key managers of the Group. The plan allows these employees to purchase shares of Messer Griesheim Group (original option). The shareholders of Messer Griesheim Group have agreed among each other that the maximum number of shares to be acquired by the managers under the stock purchase and option plan shall be limited to 6.5% of the then outstanding stock of Messer Griesheim Group. The options to acquire shares have been priced at EURO74.25, the market value at the date of the change in control under the acquisition transactions (April 30, 2001). Upon exercise of the original options and for each share purchased, the participants receive conditionally exercisable, non transferable options to acquire three new shares in Messer Griesheim Group at the same price of EURO74.25. The conditionally exercisable options become exercisable no earlier than two years after the date of grant, and upon the attainment of certain operating performance and investment yield targets, but in any case not before an exit event. All shares offered under this plan are subject to certain put and call provisions upon the occurrence of certain events. In November 2001, 176,563 original options were granted. Subsequent to December 31, 2001, 156 participants had purchased a total of 148,861 shares and were granted 446,583 conditionally exercisable options.

        The Group's stock purchase and option plan is accounted for as provided by APB Opinion No. 25. No compensation cost has been recognized in connection with the granting of original options for the eight month period ended December 31, 2001 as the purchase price the participants were required to pay was equivalent to the fair value of the shares of the Messer Griesheim Group with like features on the date of grant. With respect to the contingently exercisable options compensation cost will be measured and recognized immediately after the occurrence of the exit event.

        Subsequent to December 31, 2001, a substantially similar stock purchase and option plan has been approved for certain members of the shareholders' committee of the general partner of Messer Griesheim Group, Messer Griesheim Beteiligungsverwaltungs GmbH. The participating members were offered the ability to acquire the shares in Messer Griesheim Group for a purchase price of EURO74.25, which was the market value at the date of the change in control under the acquisition transactions (April 30, 2001). In addition, Messer Griesheim Group will issue to the participants conditionally exercisable, non transferable convertible bonds for a purchase price of EURO1 each, convertible into one or more shares of Messer Griesheim Group for an additional payment of EURO73.25 for each share. The conversion rights become exercisable upon the attainment of certain operating performance and investment yield targets and the number of years the participants have served as members of the shareholders' committee, but in any case not before an exit event. All shares offered under this plan are subject to certain put and call provisions upon the occurrence of certain events.

Share Ownership

        The following table sets forth certain information as of December 31, 2001 concerning our beneficial ownership of (i) each shareholder who is known by us to beneficially own more than 5% of the outstanding ordinary equity interests of Messer Griesheim Group, the parent of the issuer and (ii) all of the members of the Management and Supervisory Boards of the issuer and its subsidiaries as a group:

Named Beneficial Owner	Ordinary Equity Shares
Messer Industrie GmbH(1)	32.67	%(3)
Allianz Capital Partners	33.665	%(3)
The Goldman Sachs Group, Inc.(2)	33.665	%(3)

(1)
The Messer family owns Messer Industrie GmbH. Stefan Messer, a shareholder and a director of Messer Industrie GmbH, is a member of our Management and Supervisory Boards.

(2)
The Goldman Sachs Group, Inc. owns its equity interests through six private equity funds managed by affiliates of The Goldman Sachs Group, Inc.

(3)
Subsequent to December 31, 2001, 156 participants in the share purchase and option plan agreed to purchase a total of 148,861 shares and to be granted 446,583 conditionally exercisable options.

PRINCIPAL SHAREHOLDERS

        The issuer owns 100% of Messer Griesheim, and is wholly owned by Messer Griesheim Group. The issuer and Messer Griesheim Group are both holding companies with no material assets other than their direct or indirect interests in Messer Griesheim. Messer Griesheim Group is owned 32.67% by the Messer family, through Messer Industrie, 33.665% by Allianz Capital Partners and 33.665% by six private equity funds managed by affiliates of The Goldman Sachs Group, Inc.

        Messer Industrie is the holding company for the Messer family's interests in Messer Griesheim. Members of the Messer family have been active in the industrial gases industry for over 100 years. This stake in Messer Griesheim is the family's largest industrial holding.

        Allianz Capital Partners is a global private equity investor. It was founded in 1998 and now consists of a team of 12 investment professionals. Allianz Capital Partners is a subsidiary of Allianz Group, a leading global financial services company and one of the largest insurance companies worldwide. Allianz Group is a long-term investor with major shareholdings in many multinational businesses. Allianz Group manages over EURO700 billion of assets, roughly half of which are its own. Allianz Capital Partners is one of the largest private equity investors in Germany. Since 1998, it has committed over EURO1.0 billion to 15 companies, including Messer Griesheim.

        Goldman Sachs has built a global principal investment business to invest in opportunities around the world. Certain private equity funds managed by Goldman Sachs have invested over EURO11 billion in over 480 companies since 1986 in a wide range of business sectors, geographic regions and transaction types. Goldman Sachs funds have over EURO5.3 billion of equity and EURO1.0 billion of mezzanine capital available to invest in corporate opportunities and are among the world's largest private equity investors.

Shareholders' Agreement

        Messer Industrie, Allianz Capital Partners and the GS Funds have entered into a shareholders' agreement. The shareholders' agreement provides, among other things, for the corporate governance structures of Messer Griesheim Group, the issuer and Messer Griesheim, including the rights to appoint board members and other voting rights. The shareholders' agreement generally allocates rights and obligations concerning matters between Messer Industrie, on the one hand, and Allianz Capital Partners and the GS Funds, on the other hand, considered collectively, as the financial sponsors.

        Messer Griesheim Group is a German partnership limited by shares (a Kommanditgesellschaft auf Aktien or KGaA). Messer Griesheim Group has a supervisory board and is managed by a general partner, Messer Griesheim Beteiligungsverwaltungs GmbH (MGB), a German limited liability company. MGB is governed by a management board and a shareholder's committee. Shares of MGB are held by the shareholders of Messer Griesheim Group.

        The shareholders' agreement provides that all important decisions regarding Messer Griesheim's management, in particular decisions on divestitures and capital expenditures, are to be made by Messer Griesheim Group.

        To ensure uniform implementation of such decisions, the corporate bodies of Messer Griesheim Group, the issuer and Messer Griesheim will, if possible, and subject to the right of employees to be represented on the supervisory board of Messer Griesheim, all have the same members. For the issuer, Messer Griesheim and MGB, these corporate bodies are a management board and, in the case of Messer Griesheim and the issuer, a supervisory board and in the case of Messer Griesheim and MGB, a shareholders' committee.

        The management board is responsible for the day-to-day management of each company. It reports to the supervisory board, in the case of the issuer and Messer Griesheim, and to the shareholders' committee in the case of Messer Griesheim Group and Messer Griesheim. The members of the management board are, in the case of the issuer and Messer Griesheim, appointed by the supervisory board and, in the case of MGB, by the shareholders' committee of MGB. The supervisory boards for the issuer and Messer Griesheim mainly have a control function.

        The supervisory board of the issuer and Messer Griesheim and the shareholders' committee of MGB and Messer Griesheim have six and eight members, respectively, appointed by the shareholders. The supervisory board of Messer Griesheim has an equal number of members who are employees' representatives. Voting is determined by the number of board seats held with the chairman having the casting vote.

        The management board of MGB (on behalf of Messer Griesheim Group) and Messer Griesheim also reports to the shareholders' committee, which may give direct instructions to the management. The shareholders committee has veto rights over all important management decisions of MGB. In the case of Messer Griesheim Group, it also appoints the members of the management board of MGB.

        The shareholders' committee of MGB is the corporate body through which the shareholders control the management decisions concerning the whole Group.

        The management board of MGB is responsible for the general management of the whole Group. It must have three to five members drawn from senior management, who are appointed by MGB's shareholders' committee. One member of MGB's management board is appointed by Messer Industrie, the other members by the GS Funds.

        All important management decisions generally require the approval of the MGB shareholders' committee, or in the case of important investments on divestitures outside Europe, by a meeting of MGB shareholders. The shareholders' committee of MGB has six members, three of whom are appointed by Messer Industrie and three by the financial sponsors. Voting by members of the shareholders' committee is weighted according to each shareholder's percentage in MGB.

        The Messer Griesheim shareholders' committee has authority over Messer Griesheim's annual budget, strategy and business policy, as well as other important management matters that are not subject to approval at a shareholders' meeting. Most matters requiring shareholder committee or shareholder meeting approval will require only approval by a majority of the votes, such that the financial sponsors or their appointees will have the ability to prevail independently of Messer Industrie. Certain limited matters of greater significance to Messer Industrie require 75% approval, and therefore any approval would require the consent of Messer Industrie. This includes divestitures in Europe, with the exception of the United Kingdom. With respect to a sale of Messer Griesheim, 75% approval will be required until September 30, 2004, and thereafter only majority approval will be required.

        The shareholders' agreement also contains share transfer restrictions, including rights of first offer, rights to participate in sales by other shareholders and provisions regarding changes of control. Until October 2004, no shareholder may transfer its shares in Messer Griesheim Group without the approval of the other shareholders. Additionally, the shareholders' agreement grants Messer Industrie a call option between April and September 2004 for all of the shares held by the financial sponsors, subject to certain significant conditions and requirements. After September 2004, a shareholder may freely transfer its shares if they have first been offered to the other shareholders.

        Allianz Capital Partners and the GS Funds, as the financial sponsors, have entered into a separate agreement which allocates between them the collective rights of the financial sponsors with respect to the Messer Griesheim Group and related matters. Due to certain antitrust related considerations relating to the equity interest of Allianz AG in a competitor of Messer Griesheim, the agreement generally allocates the rights of the financial sponsors relating to corporate governance and management to the GS Funds until such time as the antitrust related considerations are no longer relevant. Accordingly, until then, the members of the shareholders' committee appointed by the GS Funds will represent all votes of the financial sponsors constituting 67.3% of all votes in the shareholders' committee. Thereafter, the rights will be shared by Allianz Capital Partners and the GS Funds, with Allianz Capital Partners having a deciding vote in the event of a lack of consensus between Allianz Capital Partners and the GS Funds, subject to certain exceptions. The agreement between the financial sponsors also limits their ability to exit from their investment in Messer Griesheim Group independently of each other, or to independently cause a sale of Messer Griesheim or any similar realization transaction.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Set forth below is a description of certain transactions entered into by Messer Griesheim, the issuer and certain of their shareholders or affiliates during the past three years. Some of these relationships continue to be in effect and may result in conflicts of interest between Messer Griesheim and the issuer and those shareholders or affiliates.

Hoechst

        Prior to the acquisition transactions on April 30, 2001, Hoechst was the majority stockholder of Messer Griesheim. Messer Griesheim has entered into certain transactions relating to sale and service contracts with companies within the Hoechst group which are not material. The transactions are settled at terms substantially equivalent to similar transactions negotiated on an arm's length basis.

        Related party transactions with respect to our Singapore operations have been described in "Singapore Transactions". Hoechst has indemnified us for the bank guarantee provided to Bombay Oxygen Corporation Limited of EURO9.4 million which has been reflected as an advance towards capital contribution at April 30, 2001 and as equity at December 31, 2001.

Allianz

        As a result of the acquisition transactions, Allianz Capital Partners owns 33.665% of Messer Griesheim Group.

        Allianz Capital Partners is a 20% shareholder in Mahler Italfilo Holding GmbH. During April 2001, Mahler Italfilo Holding GmbH acquired the shares of Mahler AGS GmbH and Italfilo Engineering S.r.l. from Messer Griesheim prior to the consummation of the acquisition transactions. Allianz Capital Partners provides certain financial advisory services to the issuer and Messer Griesheim for which it has been paid in aggregate approximately EURO3.0 million in advisory fees by Messer Griesheim during the eight month period ending December 31, 2001.

Goldman Sachs

        As a result of the acquisition transactions, six private equity funds managed by affiliates of The Goldman Sachs Group, Inc. hold 33.665% of Messer Griesheim Group. Goldman Sachs International is also an affiliate of The Goldman Sachs Group, Inc. Goldman Sachs and its affiliates in the ordinary course of business, engage in commercial banking, investment banking and financial advisory transactions with Messer Griesheim and the Group. Goldman Sachs Group, Inc., Goldman Sachs International and their affiliates have provided merger and acquisition advisory services in connection with the acquisition transactions of the Group.

        Goldman Sachs International was a lender under the mezzanine facility of Messer Griesheim. That facility was repaid using the proceeds from the sale of the original notes. Goldman Sachs International is also a lender under the senior facilities of Messer Griesheim.

        Goldman Sachs International and its affiliates were the underwriters of the original notes and the lead arrangers of the senior and mezzanine facilities of Messer Griesheim. They have received or will receive net investment banking, syndication, financial advisory and other fees in the aggregate of approximately EURO34.8 million from the issuer and Messer Griesheim in connection with these activities and the acquisition transaction. In the future, Goldman Sachs International and its affiliates may, in the ordinary course of business, engage in commercial banking or investment banking or financial advisory transactions with Messer Griesheim Group, the issuer, Messer Griesheim and its affiliates.

        The Group enters into derivative contracts to hedge exposure to changes in interest rate and foreign currencies. Affiliates of the Goldman Sachs Group act as a counter-party to certain interest rate swaps contracts and forward exchange contracts which had notional amounts of EURO622.6 million and EURO4.2 million, respectively, at December 31, 2001.

        Goldman Sachs International and its affiliates are involved with providing investment banking services in connection with our divestiture program and are entitled to receive fees based upon a percentage of debt relief to the Group achieved by completed divestitures on which it has advised Messer Griesheim Group. Fees paid or payable to Goldman Sachs International in connection with this arrangement, based on completed divestitures under the program, aggregated EURO5.4 million plus expenses for the eight month period ended December 31, 2001.

        An affiliate of The Goldman Sachs Group, Inc., is a 20% shareholder in Mahler Italfilo Holding GmbH. During April 2001, Mahler Italfilo Holding GmbH acquired the shares of Mahler AGS GmbH and Italfilo Engineering S.r.l. prior to the consummation of the acquisition transactions.

Messer Industrie GmbH

        Prior to the acquisition transactions and subsequent employee share purchases on April 30, 2001, Messer Industrie was the minority shareholder of Messer Griesheim. As a result of the acquisition transactions Messer Industrie GmbH holds 32.67% of Messer Griesheim Group.

        Messer Industrie owns 22% of Mahler Italfilo Holding GmbH. During April 2001, Mahler Italfilo Holding GmbH acquired the shares of Mahler AGS GmbH and Italfilo Engineering S.r.l. through its wholly-owned subsidiary, Bandinelli GmbH. Bandinelli GmbH is also an 11% shareholder in Messer Singapore Holding GmbH, a holding company which owns a 75% interest in Singapore Syngas Pte Ltd. Additionally, as of December 31, 2000 the current portion of loans included loans of EURO3.1 million due from Messer Industrie bearing interest at 4.9%.

Divestment of our Cuban Subsidiaries

        On April 24, 2001, we sold all of our shares in the holding company for our three former operating companies in Cuba to a company controlled by Mr. Stefan Messer, a member of the management board, a director and minority shareholder in Messer Industrie. We sold our Cuban operations for a total purchase price of EURO7.8 million, of which EURO1.3 million was paid in cash and the remainder by an unsecured note in the principal amount of EURO6.5 million, which matures in 2006 and accrues interest at the rate of 5.5% per year.

Sale of Non-Cryogenic Businesses

        During the second half of 2001, we divested our four subsidiaries engaged in non-cryogenic businesses.

        As preliminary steps with respect to two of these subsidiaries, on April 10, 2001, Messer Griesheim transferred all of its shares in Italfilo Engineering S.r.l. to Mahler Italfilo Holding GmbH (formerly known as MWW Zweiundachtzigste Vermögensverwaltungs GmbH) and on April 19, 2001 Messer Griesheim transferred all of its shares in Mahler AGS GmbH to Mahler Italfilo Holding. Mahler Italfilo Holding is 38%-owned by Hoechst, 22%-owned by Bandinelli GmbH, an affiliate of Messer Industrie, 20%-owned by GS Mahler Holding GmbH (formerly known as MWW Vierundachtzigste Vermögensverwaltungs GmbH), which is an affiliate of The Goldman Sachs Group, Inc., and 20%-owned by Allianz Capital Partners. In exchange, Messer Griesheim received a payment equal to the aggregate amount of sales proceeds, net of costs and taxes, received by Mahler Italfilo Holding when it resold Mahler and Italfilo to a third party buyer.

Loans to Related Parties

        As of December 31, 2001, April 30, 2001 and December 31, 2000, loans to related parties primarily related to non-interest bearing notes due from an equity-method investment in Malaysia of approximately EURO5.1 million, EURO35.0 million and EURO35.0 million, respectively.

DESCRIPTION OF THE NOTES

        You can find the definitions of certain terms used in this description under the heading "Certain Definitions" in this section. In this description, the word "Issuer" refers only to Messer Griesheim Holding AG and not to any of its subsidiaries.

        The Issuer will issue the Notes under an indenture (the "Indenture"), dated as of May 16, 2001, between itself and The Bank of New York, as Trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the U.S. Trust Indenture Act of 1939.

        The following description is a summary of the material provisions of the Indenture. It does not restate that agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as a Noteholder.

        You may inspect copies of the Indenture, the Exchange and Registration Rights Agreement and the Assignment Agreement. If you wish to do so, you may go during normal business hours to the London branch for the time being of the Trustee, which currently is at One Canada Square, London, E14 5AL, United Kingdom, or to the specified office of each paying agent. For so long as the Notes are listed on the Luxembourg Stock Exchange, you may also go to the specified office of the paying agent in Luxembourg. The Noteholders are entitled to the benefit of, are bound by, and are deemed to have notice of, all the provisions of the Indenture, the Exchange and Registration Rights Agreement, and the Assignment Agreement which apply to them.

        The Indenture provides for the issuance of additional Notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), subject to compliance with the covenants (including the covenant described under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital and Preferred Shares") contained in the Indenture. Any Additional Notes will be part of the same issue as the Notes offered hereby and will vote on all matters with the Notes offered hereby. References in this "Description of the Notes" include the Additional Notes unless the context otherwise requires. In addition, the Issuer has undertaken to exchange these Notes with the exchange Notes which they will register with the Commission. The exchange Notes will be substantially identical to the Notes, except that the exchange Notes will be registered and therefore not subject to the same transfer restrictions as the Notes. Notes that remain outstanding after the completion of the exchange offer, together with the exchange Notes, will be treated as a single class of securities under the Indenture.

General

        The Notes:

  •
  are general obligations of the Issuer;

  •
  rank equally with or senior in right of payment to all other future indebtedness of the Issuer; and

  •
  have the benefit of an assignment of certain rights with respect to certain receivables the Issuer may have relating to its shares in Messer Griesheim and its intercompany loan to Messer Griesheim.

        As of the issue date, all of the Issuer's subsidiaries, including Messer Griesheim, will be "Restricted Subsidiaries" and therefore subject to the restrictive covenants in the Indenture. However, under the circumstances described below under the subheading "Designation of Restricted and Unrestricted Subsidiaries" under the heading "Certain Covenants" in this section, the Issuer will be permitted to designate certain of its subsidiaries as "Unrestricted Subsidiaries". Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture.

        Messer Griesheim will not guarantee the Notes. In the event of Messer Griesheim's bankruptcy, liquidation or reorganization, Messer Griesheim will pay the holders of its debt and other creditors, including its trade creditors, before it will be able to distribute any of its assets to the Issuer. See the heading "If Messer Griesheim does not make payments to the Issuer under the intercompany loan, the Issuer will not be able to make payments to you under these Notes" in the section "Risk Factors". Messer Griesheim generated all of the Issuer's consolidated revenues in the year ended December 31, 2000, the four months ended April 30, 2001, and the eight months ended December 31, 2001, and held all of its consolidated assets (other than the Issuer's shares in Messer Griesheim and its subordinated intercompany loan to Messer Griesheim).

        All amounts set forth in Euro in this description will also be deemed to be their Euro equivalent, if applicable, at the time any necessary determination is required to be made.

Intercompany Loan

        The Issuer used the gross proceeds of the offering of the original Notes to make a subordinated intercompany loan to Messer Griesheim pursuant to the High Yield Proceeds Loan Agreement and subject to the High Yield Subordination Agreement. This intercompany loan is in a principal amount equal to the aggregate principal amount of the Notes issued pursuant to the offering. This intercompany loan is more fully described below under the section "Description of Messer Griesheim's Senior Indebtedness".

Assignment Agreement

        The Issuer has assigned to the trustee for the benefit of the holder of the Notes its rights to receive the payments under the intercompany loan and its rights to receive certain excess proceeds from the sale of the shares of Messer Griesheim made pursuant to an enforcement of a pledge of such shares. The Assignment Agreement is more fully described below under the section "Description of Messer Griesheim's Senior Indebtedness".

Principal, Maturity, Denomination and Interest

        The Notes will be in a maximum aggregate principal amount of EURO550 million, in denominations of EURO1,000 or integral multiples of EURO1,000. The Notes will mature on June 1, 2011, when the Issuer will redeem them at their then outstanding principal amount.

        Interest on the Notes will accrue at the rate of 10.375% per year and will be paid semi-annually in arrears on June 1, and December 1, of each year beginning on December 1, 2001. Only holders of record of the Notes on the immediately preceding May 15, and November 15, respectively, will be entitled to receive interest payments.

        Interest on the Notes will accrue from May 16, 2001 or, if interest has already been paid, from the date it was most recently paid. Interest on the Notes will be calculated based on a 360-day year of twelve 30-day months.

        Each Note will cease to bear interest from and including its due date for redemption. However, interest will continue to accrue as provided in the Indenture if

  •
  the Issuer improperly withholds or refuses payment of the principal in respect of the Note after the Noteholder duly presents the Note for payment, or

  •
  the Issuer otherwise defaults in respect of payment.

Book Entry, Delivery and Form

        The Notes will be held through the book-entry systems operated by Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg. The exchange Notes will be represented by a single Note, in global registered form, which will represent the total principal amount of the Notes. Upon issuance, the global Note will be deposited with, and registered in the name of a nominee of the common depositary for Euroclear and Clearstream.

        The Issuer will issue the Notes at closing only against payment in immediately available funds.

        Investors who exchange their original Notes will each hold their interests in the exchange Notes through the global Note. Transfers of beneficial interests in the global Note will be subject to the Euroclear and Clearstream rules and procedures, which may change from time to time. All transfers of interests in the global Note will be recorded in accordance with the book-entry system maintained by Euroclear and Clearstream, pursuant to customary procedures established by Euroclear and Clearstream and their participants.

        Except in the limited circumstances described below, owners of interests in the global Note will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or holders of the Notes. While the global Note is outstanding, holders of certificated Notes may exchange their certificated Notes for interests in the global Note by surrendering their certificated Notes to the common depositary. The amount of the global Note will be increased or decreased to reflect such transfers or exchanges.

        Noteholders may register the transfer and exchange of their Notes at the offices of the registrar or at the offices of the paying and transfer agent in Luxembourg.

        For so long as the Notes are listed on the Luxembourg Stock Exchange, in the event that definitive Notes are issued, payments and transfers with respect thereto may be executed at the office of the paying and transfer agent in Luxembourg, which at the time of the offering is The Bank of New York (Luxembourg) S.A. Transfers of definitive Notes presented for registration of transfer at the office of the paying and transfer agent in Luxembourg will be made upon delivery of a written instrument of transfer, a form of which will be available at the office of such transfer agent.

Depository Procedures

        We provide the following description of the operations and procedures of Euroclear and Clearstream solely as a matter of convenience. Euroclear and Clearstream control these operations and procedures and may change them from time to time. We take no responsibility for these operations and procedures, and we urge you to contact the clearing systems to discuss these matters.

        Euroclear and Clearstream each hold securities for their account holders. By using electronic book entry transfer between their respective account holders, Euroclear and Clearstream facilitate the clearance and settlement of securities transactions, and also eliminate the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities. Euroclear and Clearstream each provide various services, including safekeeping, administration, clearance and settlement of internationally traded securities, and securities lending and borrowing. Each of Euroclear and Clearstream can settle securities transactions in any of more than 30 currencies, including the euro. Euroclear and Clearstream each also deal with domestic securities markets in several countries through established depositary and custodial relationships. The respective systems of Euroclear and Clearstream have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other. Account holders in both Euroclear and Clearstream are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream is available to other institutions that clear through or maintain a custodial relationship with an account holder in either system. An account holder's overall contractual relations with either Euroclear or Clearstream are governed by the respective rules and operating procedures of Euroclear or Clearstream and any applicable laws. Both Euroclear and Clearstream act under those rules and operating procedures only on behalf of their respective account holders and have no record of or relationship with any person who is not a direct account holder.

        Investors who hold accounts with Euroclear or Clearstream may acquire, hold and transfer security entitlements with respect to the global Note against Euroclear or Clearstream and their respective property by book entry to accounts with Euroclear or Clearstream, each of which has an account with the common depositary. Investors who do not have accounts with Euroclear or Clearstream may acquire, hold and transfer security entitlements with respect to the global Note against the securities intermediary and its property with which those investors hold accounts by book entry to accounts with the securities intermediary and its property, which in turn may hold a security entitlement with respect to the global Note through Euroclear or Clearstream. Investors electing to acquire security entitlements with respect to the global Note through an account with Euroclear or Clearstream or some other securities intermediary must follow the settlement procedures of their securities intermediary with respect to the settlement of new issues of securities. "Security entitlement" means the rights and property interests of an account holder against its securities intermediary under applicable law in or with respect to a security, including any ownership, co-ownership, contractual or other rights.

        Security entitlements with respect to the global Note to be acquired through an account with Euroclear or Clearstream will be credited to that account against payment in euro for value as of the settlement date. Investors electing to acquire, hold or transfer security entitlements with respect to the global Note through an account with Euroclear, Clearstream or some other securities intermediary other than in connection with the initial distribution of the Notes must follow the settlement procedures of their securities intermediary with respect to the settlement of secondary market transactions in securities.

        So long as the common depositary is the registered owner or holder of the global Note, the common depositary will be considered the sole owner or holder of the Notes represented by the global Note for all purposes under the Indenture and the Notes. Accordingly, each person who owns a beneficial interest in the global Note and who wishes to exercise any rights and remedies of a Noteholder under the Indenture must rely on the procedures of Euroclear or Clearstream, as the case may be, and their account holders. Payments of principal and interest on the global Note will be made to the common depositary on behalf of Euroclear or Clearstream, as the case may be, as the registered owners of the global Note.

        The laws of some countries and of some states in the United States require that certain persons take physical delivery in definitive form of securities which they own. Accordingly, the ability to transfer beneficial interests in the global Note to those persons may be limited. Because Euroclear and Clearstream can act only on behalf of their respective account holders, the ability of a person having beneficial interests in the global Note to pledge those interests to persons or entities that do not participate in the relevant clearing system, or otherwise take actions in respect of those interests, may be affected by the lack of a physical certificate evidencing those interests.

        The Issuer understands that under existing industry practices, if either the Issuer or the Trustee requests any action of Noteholders, or if an owner of a beneficial interest in the global Note desires to give instructions or take an action that a Noteholder is entitled to give or take under the Indenture, Euroclear or Clearstream, as the case may be, would authorize their respective account holders owning the relevant beneficial interest to give instructions to take that action, and those account holders would authorize intermediaries to give instructions or to take that action, or would otherwise act on the instructions of the intermediaries.

        The Issuer understands that under existing practices of Euroclear and Clearstream, if less than all of the Notes are to be redeemed at any time, Euroclear or Clearstream, as the case may be, will credit their account holders' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as Euroclear or Clearstream, as the case may be, deems fair and appropriate, provided that no beneficial interests of less than EURO1,000 may be redeemed in part.

Transfer and Exchange

        A Noteholder may transfer or exchange Notes in accordance with the Indenture. The registrar, the Trustee and the paying and transfer agent in Luxembourg may require a Noteholder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Transfers of the Global Note and Interests in Notes

        Unless certificated Notes are issued, the global Note may be transferred in whole, but not in part, only by Euroclear and Clearstream to the common depositary, or by the common depositary to Euroclear and Clearstream, respectively, or to another nominee or successor of the clearing systems, or to a nominee of that successor.

        Transfers of beneficial interests in the global Note will be subject to the rules and procedures of Euroclear and Clearstream and their respective account holders and intermediaries. Any secondary market trading activity in beneficial interests in the global Note is expected to occur through the account holders and intermediaries of Euroclear and Clearstream, and the securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

        No service charge will be made for any registration of transfer or exchange of the Notes. However, the Trustee and the paying and transfer agent in Luxembourg may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange.

        Although Euroclear and Clearstream have agreed to certain procedures to facilitate transfers of interests in the global Note among their account holders, they are under no obligation to perform or to continue to perform those procedures, and they may discontinue the procedures at any time. None of the Issuer, the initial purchasers, the Trustee, nor any of their respective agents has or will have any responsibility for the nonperformance or misperformance (as a result of insolvency, mistake, misconduct or otherwise) by Euroclear or Clearstream, or by their respective account holders or intermediaries, of their obligations under the rules and procedures governing their operations.

Exchange of the Global Note for Certificated Notes

        The global Note may be exchanged for certificated Notes only if

  •
  Euroclear or Clearstream are unwilling or unable to continue as depositary for the global Note and the Issuer fails to appoint a successor depositary, or

  •
  there shall have occurred and be continuing a default or Event of Default with respect to the Notes.

        In all cases, certificated Notes delivered in exchange for the global Note or beneficial interests in the global Note will be registered in the names, and issued in any approved denominations, requested by or on behalf of Euroclear or Clearstream (in accordance with their customary procedures) and will bear an applicable restrictive legend, unless the Issuer determines otherwise in compliance with applicable law. The Notes may not be issued in bearer form.

        The holder of any certificated Note may transfer that Note by surrendering it at the offices or agencies of the Issuer maintained for that purpose within: the City and State of New York, United States; London, England; and, for so long as the Notes are listed on the Luxembourg Stock Exchange, the transfer agent maintained in Luxembourg. In the event of a partial transfer or redemption of a holding represented by one certificate,

  •
  a new certificate will be issued to the transferee in respect of the part transferred or redeemed, and

  •
  a further new certificate will be issued to the transferor in respect of the balance of the holding not transferred or redeemed,

provided that no certificate in denominations of less than EURO1,000 or other than in integral multiples of EURO1,000 will be issued. After a holder has duly surrendered a certificated Note for transfer, the Trustee or the transfer agent in Luxembourg will register the transfer and deliver an equivalent certificated Note to the transferee at the offices of the Trustee in: the City and State of New York, United States; Frankfurt am Main, Germany; London, England; or at the offices of the transfer agent in Luxembourg. Each new certificate will be available for delivery at the appropriate offices within 10 business days. The Issuer will pay the cost of preparing, printing, packaging and delivering the certificated Notes.

        If a holder of a certificated Note claims that the Note has been lost, destroyed or wrongfully taken, or if that Note is mutilated and is surrendered to the Trustee or to the principal paying agent on its behalf, the Issuer will issue and the Trustee will authenticate a replacement Note if the requirements of the Trustee and the Issuer are met. If required by the Trustee or the Issuer, a holder must post an indemnity bond. The indemnity bond must be sufficient in the judgment of the Trustee and the Issuer to protect them or any paying or authenticating agent from any loss which any of them may suffer if a Note is replaced. The Issuer and the Trustee may charge for expenses in replacing a Note.

        In case any mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, or is about to be redeemed or purchased by the Issuer under the Indenture, the Issuer may, in its discretion, pay, redeem or purchase that Note instead of issuing a new Note.

Payments on the Notes

        Payments in respect of the Notes represented by the global Note will be made by wire transfer of immediately available funds to the accounts specified by the holder of the global Note. Similarly, payments in respect of certificated Notes will be made by wire transfer of immediately available funds to the accounts specified by the holders of the certificated Notes or, if no account is specified, by mailing a check to each holder's registered address. The Issuer expects that secondary trading in any certificated Notes will also be settled in immediately available funds.

        As of the date of this prospectus, the Trustee, the registrar and principal paying agent, and the paying agent is The Bank of New York. The transfer agent in Luxembourg is The Bank of New York (Luxembourg) S.A. The Issuer may change the paying agent or registrar without prior notice to the Noteholders. The Issuer or any of its subsidiaries may act as paying agent or registrar. So long as the Notes are listed on the Luxembourg Stock Exchange, notice of a change of paying agent or registrar will be published in a newspaper having a general circulation in Luxembourg.

        In all circumstances, the Issuer will ensure that:

  •
  a paying agent is maintained in (i) the City and State of New York, United States, and (ii) in London, England, or in Frankfurt am Main, Germany or in any other money-center city in the European Union or Switzerland; and

  •
  for so long as the Notes are listed on any securities exchange, any requirement of the exchange as to paying agents is satisfied; and

  •
  at all times there is a registrar, a principal paying agent, and a Trustee.

        So long as the Notes are listed on the Luxembourg Stock Exchange, the Issuer will maintain a paying and transfer agent in Luxembourg.

        The Issuer will pay principal and premium on the Notes upon presentation and surrender of a Note at the specified office of the principal paying agent or any additional or substitute paying agent by a euro check drawn on a bank in Frankfurt, London, the City of New York, or Luxembourg.

        Payments of principal and interest on the Notes will be subject in all cases to any fiscal or other applicable laws and regulations, but without prejudice to the provisions on Additional Amounts described under the heading "Payment of Additional Amounts; Redemption for Taxation Reasons" in this section. No commission or expenses will be charged to the holders in respect of those payments.

        If any due date for payment of principal or interest in respect of any Note is not a business day, then the holder will not be entitled to payment of the amount due until the next following day which is a business day. Moreover, the holder will not be entitled to any interest or other sums in respect of the postponed payment. "Business day" means a day on which commercial banks and foreign exchange markets are open for general business in the place of presentation.

Payments on the Global Note

        Paying agents appointed under the Indenture will make all payments in respect of the global Note. For so long as the Notes are listed on the Luxembourg Stock Exchange, there will be a paying agent in Luxembourg. All amounts will be paid to the common depositary of Euroclear and Clearstream, each in its capacity as the registered holder of the global Note under the Indenture.

        Under the terms of the Indenture, the Issuer and the Trustee will treat the persons in whose names the Notes are registered as the owners of the Notes for the purpose of receiving those payments and for any and all other purposes whatsoever. Consequently, neither the Issuer, the initial purchasers, the Trustee nor any of their respective agents has or will have any responsibility or liability for any matter relating to the actions and practices of the relevant clearing system or their respective account holders.

        Upon receipt of any payment in respect of the Notes, Euroclear or Clearstream will immediately credit the accounts of the relevant account holders with the payment, in amounts proportionate to the account holders' respective holdings in the global Note. The Issuer expects that payments by the account holders to the beneficial owners of the global Note will be governed by standing instructions and customary practices and will be the responsibility of the account holders and will not be the responsibility of Euroclear, Clearstream, the Trustee or the Issuer. Neither the Issuer nor the Trustee will be liable for any delay by Euroclear or Clearstream, or by any of their respective account holders, in identifying the beneficial owners of the Notes. The Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from Euroclear or Clearstream or their respective nominee for all purposes.

        Neither the Issuer, nor the Trustee, nor the paying and transfer agent in Luxembourg, nor any of their respective agents will have any responsibility for the performance by Euroclear or Clearstream or their respective account holders of their obligations under the rules and procedures governing their operations or otherwise.

Optional Redemption

        At any time prior to June 1, 2006, the Issuer may redeem all but not part of the Notes after giving not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof, plus the Applicable Redemption Premium and accrued and unpaid interest on the Notes, Special Interest, if any, and Additional Amounts, if any, to the redemption date.

        At any time on or after June 1, 2006, the Issuer may redeem all or a part of the Notes after giving not less than 30 nor more than 60 days' notice to the holders at the following redemption prices, expressed as percentages of principal amount, plus accrued and unpaid interest on the Notes, Special Interest, if any, and Additional Amounts, if any, to the applicable redemption date if redeemed during the twelve-month period commencing on the dates set forth below:

Year	Percentage
June 1, 2006	105.188%
June 1, 2007	103.458%
June 1, 2008	101.729%
June 1, 2009 and thereafter	100.000%

        Notwithstanding the foregoing, on or prior to June 1, 2004, the Issuer may on one or more occasions use the net cash proceeds of one or more Public Equity Offerings to redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, at a redemption price equal to 110.375% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, Special Interest, if any, and Additional Amounts, if any, to the redemption date; provided that

  (1)
  at least 65% of the aggregate principal amount of Notes issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Issuer and its affiliates); and

  (2)
  such redemption occurs within 90 days of the date of the closing of such Public Equity Offering.

Any such notice of redemption will be irrevocable.

Mandatory Redemption

        Except for repurchase obligations upon a change of control or with certain excess proceeds from asset sales, the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Change of Control; Repurchase at the Option of Holders

        If a Change of Control occurs, each Noteholder will have the right to require the Issuer to repurchase all or any part (equal to EURO1,000 in principal amount or an integral multiple thereof) of that Noteholder's Notes pursuant to the offer described below (the "Change of Control Offer"). In the Change of Control Offer, the Issuer will offer a payment in cash equal to 101% of the principal amount of the Notes repurchased plus accrued interest, if any, Special Interest, if any, and Additional Amounts, if any, to the date of purchase (the "Change of Control Payment").

        Within 30 days following any Change of Control, the Issuer will:

  (1)
  mail a notice to the Trustee describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on a specific date, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice;

  (2)
  publish such notice in a leading newspaper having a general circulation in New York City (which is expected to be the Wall Street Journal) and a leading newspaper having a general circulation in London (which is expected to be the Financial Times) and, at any time that any Notes are listed on the Luxembourg Stock Exchange, a leading newspaper in Luxembourg (which is expected to be the Luxemburger Wort); and

  (3)
  if any Definitive Notes are outstanding, send, by first class mail, such notice to each Holder of Definitive Notes.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that, since the date hereof, changes in the provisions of any such securities laws or regulations have occurred which conflict with the "Change of Control" provisions of the Indenture, the Issuer will comply with such securities laws or regulations and will not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent lawful:

  (1)
  accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

  (3)
  deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Issuer.

        The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of EURO1,000 or an integral multiple thereof.

        The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date, and will also notify the Luxembourg Stock Exchange if required.

        The agreements governing the Issuer's outstanding senior debt have certain restrictions that effectively prohibit the Issuer from purchasing any Notes, and also provide that certain change of control events with respect to the Issuer would constitute a default under the senior debt. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing Notes, the Issuer could seek the consent of the holders of its senior debt to the purchase of Notes, or could attempt to refinance the borrowings that contain the prohibition. If the Issuer does not obtain the consent or repay the borrowings, the Issuer will remain prohibited from purchasing Notes. In that case, the Issuer's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the senior debt.

        Except as described above with respect to a Change of Control, no provisions in the Indenture permit the holders of the Notes to require that the Issuer repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        If the Issuer makes a Change of Control Offer, there can be no assurance that the Issuer will have available funds sufficient to pay the purchase price for all the Notes. If the Issuer does not then have sufficient funds, it may have to seek third party financing or other sources of funds. However, there can be no assurance that the Issuer would be able to obtain such financing or other sources.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Issuer and its subsidiaries taken as a whole. Although there is a limited body of case law in New York interpreting the phrase "substantially all", there is no precise established definition of the phrase under the law. Accordingly, the ability of a holder of Notes to require the Issuer to repurchase the Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Issuer and its subsidiaries taken as a whole to another person or group may be uncertain.

Asset Sales; Repurchase at the Option of Holders with Excess Proceeds

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (other than Specified Asset Sales and Central American Entity Disposals) unless:

  (1)
  the Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

  (2)
  such fair market value is determined in good faith by senior management of the Issuer or, if such Asset Sale involves consideration in excess of EURO7.5 million, by the Issuer's Board of Directors and evidenced by a resolution of such Board of Directors; and

  (3)
  at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents and is received at the time of such issuance, sale or disposition. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities (as shown on the Issuer's or such Restricted Subsidiary's most recent balance sheet), of the Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated in right of payment to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Issuer or such Restricted Subsidiary from further liability; and

  (b)
  any securities, Notes or other obligations received by the Issuer or any such Restricted Subsidiary from such transferee that are (subject to ordinary settlement periods) converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 30 days after receipt.

        The Issuer will not, and will not permit its Restricted Subsidiaries to, consummate any Asset Sale which is a Specified Asset Sale unless the consideration for such Asset Sale is comprised of one or more of the elements set out in clauses (i), (ii) and (iii) below but may include in addition consideration in the form of (iv) below: (i) cash payable on the completion of the disposal; (ii) an obligation of the purchaser of such assets to pay the remainder of the purchase price at a date or dates no later than 3 years after the completion of such disposal (a "Deferred Purchase Obligation") (provided that the aggregate amount of all such Deferred Purchase Obligations which have not been paid in cash to the relevant vendor or otherwise monetarized shall at no time exceed EURO100 million (or its equivalent)); and (iii) the assumption of indebtedness by the purchaser or remaining in the asset disposed of; and (iv) an amount of cash payable in the nature of an earn out payment by the purchaser to the vendor of any such asset which is genuinely contingent and dependent on the future performance or future value of the asset disposed of (which amount shall not count towards the limits set out in clause (ii) above and in the definition of Senior Disposal Basket); provided, however, that at the time any such Deferred Purchase Obligation is paid in cash (or if paid or satisfied other than in cash, at the time such other consideration is repaid or liquidated for cash), the Issuer shall be deemed to have made an Asset Sale as at the time of receipt of such cash (which Asset Sale shall be deemed to have been made in compliance with the requirements of the first paragraph of this "Asset Sales" covenant), and shall be deemed to have received for the purposes of the definition of Net Proceeds cash proceeds from an Asset Sale equal to the amount of cash so received, for all other purposes of this "Asset Sales" covenant.

        The Issuer will not, and will not permit its Restricted Subsidiaries to, consummate an Asset Sale which is a Central American Entity Disposal unless: (i) such disposal is made on an arm's length basis in good faith and in the commercial interests of Messer Griesheim and its Restricted Subsidiaries (other than the Central American Entity) party thereto and (ii) 50% of the consideration for such disposal is received by Messer Griesheim or a Restricted Subsidiary of Messer Griesheim in cash.

        Within 360 days after receipt of any Net Proceeds from an Asset Sale, the Issuer will apply, or cause such Restricted Subsidiary to apply, such Net Proceeds at its option:

  (1)
  to permanently prepay any Indebtedness of a Restricted Subsidiary and, in the case of payments on any revolving credit facility, effect a corresponding permanent reduction in the availability under such revolving credit facility, in each case in accordance with the terms thereof;

  (2)
  to make an investment, or to be contractually committed to make an investment pursuant to a binding agreement, in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets that will be used in a Permitted Business ("Replacement Assets") and, in the case of a contractual commitment to so invest pursuant to a binding agreement, to have so invested within 540 days of the date of receipt of such Net Proceeds (it being understood that "assets" may include, subject to compliance with the covenant described under "Certain Covenants—Limitation on Restricted Payments and Investments" below, the Share Capital of a Person engaged in a "Permitted Business");

  (3)
  a combination of prepayment and investment permitted by the foregoing clauses (1) and (2).

        Pending the final application of any such Net Proceeds, the Issuer may temporarily reduce revolving credit borrowings (without having to obtain a corresponding permanent reduction in availability thereunder) or otherwise apply such Net Proceeds for any purpose otherwise permitted in the Indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds EURO15 million, the Issuer will make an offer (an "Asset Sale Offer") to all Holders of Notes to purchase the maximum principal amount of Notes, and any other pari passu Indebtedness of the Issuer containing similar provisions requiring the Issuer to prepay, purchase or redeem such pari passu Indebtedness with the proceeds of an Asset Sale, that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, Special Interest, if any, and Additional Amounts, if any, to the date of purchase, and will be payable in cash in the manner specified in the Indenture (or, in respect of such other Indebtedness to be prepaid, repurchased or redeemed with the Excess Proceeds, such other price, if any, and in such manner as may be provided for by the terms of such pari passu Indebtedness). If any Excess Proceeds remain after consummation of an Asset Sale Offer (including any offer to the holders of pari passu Indebtedness of the Issuer), the Issuer may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds allocable to the Notes, the Trustee will select the Notes on a pro rata basis in accordance with the procedures set forth in the Indenture. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        Holders may elect to tender their Notes in whole or in part in integral multiples of EURO1,000 in exchange for cash. An Asset Sale Offer will remain open for a period of at least 20 business days or such longer period as may be required by law.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of an Asset Sale Offer. To the extent that, since the date hereof, changes in the provisions of any such securities laws or regulations have occurred which conflict with the "—Limitation on Asset Sales" provisions of the Indenture, the Issuer will comply with such securities laws or regulations and will not be deemed to have breached its obligations under the "Asset Sales" covenant by virtue thereof.

        Notwithstanding the foregoing, the Issuer and its Restricted Subsidiaries will be permitted to consummate an Asset Swap, provided that if such Asset Swap involves a transfer by the Issuer or a Restricted Subsidiary of assets having an aggregate fair market value in excess of EURO7.5 million, the terms of such Asset Swap shall have been approved by a majority of the members of the Board of Directors of the Issuer and evidenced by a resolution of such Board of Directors.

Payment of Additional Amounts; Redemption for Taxation Reasons

        All payments in respect of the Notes will be made without withholding or deduction for or on account of any present or future Taxes imposed or levied by or on behalf of the Republic of Germany or any jurisdiction in which the Issuer (including any Receiving Entity) is then incorporated or resident for tax purposes or any political subdivision or authority thereof or therein having power to tax or any jurisdiction by or through which payment is made, unless the Issuer is compelled by law to deduct or withhold such taxes, duties, assessments or other governmental charges. In such event, the Issuer will pay such additional amounts ("Additional Amounts") as may be necessary to ensure that the net amounts received by the Holders after such withholding or deduction will equal the respective amounts of principal and interest that would have been receivable in respect of the Notes in the absence of such withholding or deduction.

        However, no such Additional Amounts will be payable in respect of any Note:

  (1)
  presented for payment of more than 30 days after the Relevant Date (as defined below), except to the extent that the Holder would have been entitled to such Additional Amounts on presenting such Note for payment had such Note been presented on the last day of the applicable 30 day period;

  (2)
  if any tax, duty, assessment or other governmental charge is imposed or withheld by reason of the failure to comply or a delay in complying or the provision of inaccurate information by the Holder of such Note or, if different, the beneficiary of such amounts when a request by the Issuer is addressed or otherwise provided to such Holder or beneficiary to provide information, documents or other evidence concerning the nationality, residence, identity or connection with the Republic of Germany or any relevant jurisdiction of such Holder or beneficiary which is required or imposed by a statute, treaty, regulation or administrative practice of the Republic of Germany (or to which it is a party) or any relevant jurisdiction (or any political subdivision or authority thereof) as a precondition to exemption from all or part of such tax, duty, assessment or other governmental charge;

  (3)
  of any person liable for Taxes in respect of such Note by reason of the Holder of the Note or, if different, the beneficial owner having some connection with the Republic of Germany or any relevant jurisdiction, political subdivision or authority thereof or therein other than the mere purchase, holding or disposition of any Note, or the receipt of principal or interest in respect thereof, including, without limitation, such Holder or beneficial owner being or having been a citizen or resident thereof or being or having been physically present in or engaged in a trade or business therein or having had a permanent establishment or fixed base therein whether by himself or through an agent or having made an election the effect of which is to subject the Holder or beneficial owner of the Notes to such taxes;

  (4)
  on account of any estate, inheritance, gift, sale, transfer, personal property, wealth or other similar tax, duty, assessment or other governmental charge;

  (5)
  presented for payment or in respect of which payment is required to be made in the Republic of Germany;

  (6)
  on account of any tax that is payable otherwise than by withholding, deduction or reduction from principal, premium or interest payments on the Notes;

  (7)
  presented for payment in Luxembourg by or on behalf of a Holder who would have reasonably been able to avoid such withholding, deduction or reduction by presenting the relevant Note to another paying agent maintained by the Issuer in London, England, or in Frankfurt am Main, Germany or in any other money-center city in the European Union or Switzerland; and

  (8)
  any combination of (1), (2), (3), (4), (5), (6) or (7);

nor will Additional Amounts be paid with respect to any payment of the principal of, or any interest on, any Note to any Holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor or beneficial owner would not have been entitled to any Additional Amounts had such beneficiary or settlor or beneficial owner been the Holder.

        The Issuer will also (a) make such withholding or deduction compelled by applicable law and (b) remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. The Issuer will furnish copies of such receipts evidencing the payment of any Taxes so deducted or withheld in such form as provided in the normal course by the taxing authority imposing such Taxes and as is reasonably available to the Issuer to the Trustee within 60 days after the date of receipt of such evidence. The Trustee will make such evidence available to the Holders upon request.

        Whenever in the Indenture there is mentioned, in any context, the payment of principal (and premium, if any), redemption price, interest, Special Interest, or any other amount payable under or with respect to any Note, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

        "Relevant Date" means the date on which the payment first becomes due but, if the full amount of the money payable has not been received by the Paying Agent or the Trustee on or before the due date, it means the date on which, the full amount of the money having been so received, notice to that effect shall have been duly given to the Holders by the Issuer in accordance with these terms and conditions.

        The Issuer will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in the United States, the Republic of Germany or in any jurisdiction in which the Paying Agent is located from the execution, delivery or registration of the Notes or any other document or instrument referred to in the Indenture or the Notes.

        If the Issuer determines and certifies to the Trustee immediately prior to the giving of such notice that:

  (1)
  the payment by the Issuer of Additional Amounts or further Additional Amounts (as the case may be) in respect of such Notes would become required as a result of (a) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated thereunder) of the Federal Republic of Germany (or to which it is a subject), or any relevant jurisdiction or any political subdivision or authority thereof or therein having power to tax or (b) any change or amendment in the existing official position or the introduction of an official position regarding the application or interpretation of such laws, regulations or rulings (including a holding by a court of competent jurisdiction or any practice or concession of the German Tax Authority) which change, amendment, application or interpretation becomes effective on or after the date of issuance of the Notes; and

  (2)
  such obligation cannot be avoided by the Issuer taking reasonable measures available to it;

then the Issuer, at its option, may redeem the Notes in whole but not in part, at a redemption price equal to the then outstanding principal amount thereof, together with interest accrued to the date fixed for redemption, Special Interest, if any, and any Additional Amounts payable with respect thereto as a result of the redemption or otherwise,

        Notwithstanding the preceding, no such notice of redemption will be given earlier than 60 days prior to the earliest date on which the Issuer could be obligated to pay such Additional Amounts if a payment in respect of the Notes was then due. Prior to the giving of any notice of redemption described in this paragraph, the Issuer will deliver to the Trustee (i) a certificate signed by two directors of the Issuer stating that the obligation to pay Additional Amounts cannot be avoided by the Issuer taking reasonable measures available to it and (ii) a written opinion of independent legal counsel to the Issuer to the effect that circumstances referred to above exist.

        In the event (i) the Issuer should be required, or is likely to be required, to pay the Additional Amounts, and any applicable law or regulation would prohibit the payment of such Additional Amounts, and (ii) the Issuer cannot reasonably arrange for another obligor to make the relevant payment of interest or principal so as to avoid the requirement to pay such Additional Amounts, the Issuer will be obligated to redeem the Notes in whole but not in part, at a redemption price equal to the then outstanding principal amount thereof, together with interest accrued to the date fixed for redemption, Special Interest, if any, and any Additional Amounts payable with respect thereto as a result of the redemption or otherwise. Such redemption must occur on the latest practicable scheduled interest payment date on which the company could make payment of the full amount of interest payable in respect of the Notes or, if such date has passed, as soon as practicable thereafter. Prior to the giving of any notice of redemption described in this paragraph, the Issuer will deliver to the Trustee (a) an Officers' Certificate stating that the obligation to pay Additional Amounts cannot be avoided by the Issuer taking reasonable measures available to it and (b) a written opinion of outside legal counsel to the Issuer to the effect that circumstances referred to above exist.

        If payments in respect of the Notes by the Issuer will become subject generally to the taxing jurisdiction of any Territory or any relevant jurisdiction or any political subdivision or authority thereof or therein having power to tax, other than or in addition to the Republic of Germany or any such political subdivision or any such authority therein or thereof, immediately upon becoming aware thereof the Issuer will notify the Trustee of such event and (unless the Trustee otherwise agrees) enter forthwith into a supplemental indenture, giving to the Trustee an undertaking or covenant in form and manner satisfactory to the Trustee in terms corresponding to the terms of the foregoing provisions of this "Payment of Additional Amounts; Redemption for Taxation Reasons" section with the substitution for (or, as the case may be, the addition to) the references therein to the Republic of Germany or any political subdivision or any authority therein or thereof having power to tax of references to that other or additional Territory or any political subdivision or any authority therein or thereof having power to tax to whose taxing jurisdiction such payments shall have become subject as aforesaid. For the purposes of the foregoing, "Territory" means any jurisdiction in which the Issuer is incorporated or in which the Issuer has its place of central management or central control or in which the Issuer carries on any business.

Selection and Notice of Redemption

        If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

  •
  if the Notes are listed, in compliance with the requirements, if any, of the principal national securities exchange on which the Notes are listed (as set forth in an Officer's Certificate delivered by the Issuer to the Trustee); or

  •
  if the Notes are not listed (or if such requirements are not certified), on a pro rata basis, by lot, or by such method as the Trustee deems fair and appropriate.

        The Luxembourg Stock Exchange has no such requirements.

        No Notes of EURO1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail to each holder of Notes to be redeemed at its registered address, at least 30 but not more than 60 days before the redemption date. Notices of redemption may not be conditional.

        In addition, the Issuer will, at least 30 and not more than 60 days before the redemption date, cause notice of the redemption to be published in a leading newspaper having a general circulation in New York City (which is expected to be The Wall Street Journal), a leading newspaper having a general circulation in London (which is expected to be the Financial Times), and, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of that stock exchange so require, a newspaper having a general circulation in Luxembourg (which is expected to be the Luxemburger Wort), with a copy to the Trustee. The Issuer will also comply with the procedures set forth in the Indenture.

        If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of its principal amount that the Issuer will redeem. When the original Note is cancelled, the Issuer will issue in the name of the holder of the original Note a new Note equal in principal amount to the unredeemed portion of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or the portion of the Notes called for redemption.

Cancellation

        All Notes which are redeemed pursuant to the Indenture will be surrendered to the Trustee for cancellation and accordingly may not be reissued or resold.

Prescription

        Claims against the Issuer for the payment of principal of, or interest, Special Interest, if any, or Additional Amounts, if any, on, the Notes will become void unless presentation for payment is made as required in the Indenture within a period of ten years, in the case of principal or five years, in the case of interest, Special Interest, if any, or Additional Amounts, if any, from the applicable original payment date therefor.

Certain Covenants

Limitation on Restricted Payments and Investments

        The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of or with respect to the Issuer's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Issuer or any of its Subsidiaries) or to the direct or indirect holders of the Issuer's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable solely in Equity Interests (other than Disqualified Share Capital) of the Issuer or payable to the Issuer or by a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer); (ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Issuer or any of its Subsidiaries) any Equity Interests of the Issuer or of any direct or indirect parent company of the Issuer or of any Restricted Subsidiary of the Issuer (other than any such Equity Interests owned by the Issuer or any Restricted Subsidiary of the Issuer); (iii) make any principal payment on account of or with respect to, or purchase, redeem, defease, prepay, decrease or otherwise acquire or retire for value prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment any Indebtedness that is subordinated in right of payment to the Notes; or (iv) make any Restricted Investment (all such payments and other actions set forth, but not excluded from, in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and immediately after giving effect to such Restricted Payment:

  (1)
  no Default or Event of Default shall have occurred and be continuing; and

  (2)
  the Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least EURO1.00 of additional Indebtedness pursuant to the first paragraph of the "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital and Preferred Shares" covenant; and

  (3)
  such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date, is less than the sum, without duplication, of:

  (a)
  50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the Issue Date to the end of the Issuer's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus

  (b)
  100% of the aggregate net proceeds, including the fair market value of property (other than Equity Interests) as determined in good faith by the Board of Directors of the Issuer, received by the Issuer subsequent to the Issue Date (i) as a contribution by any Person (other than a Subsidiary of the Issuer) to the Issuer's common equity capital, (ii) from the issue or sale to any Person (other than a Subsidiary of the Issuer) of Equity Interests of the Issuer (other than Disqualified Share Capital) or (iii) from the issue or sale to any Person (other than a Subsidiary of the Issuer) of securities convertible into or exchangeable for Equity Interests of the Issuer (other than Disqualified Share Capital) to the extent that such securities have been converted into or exchanged for such Equity Interests and including any additional cash proceeds received by the Issuer upon such conversion or exchange from any Person (other than a Subsidiary of the Issuer), but in each case excluding (A) any net proceeds from issuances and sales financed directly or indirectly using funds borrowed from the Issuer or any Restricted Subsidiary of the Issuer, until and then only to the extent such borrowing is repaid, and (B) any net proceeds in respect of Permitted Holding Company Subordinated Debt which are not in the form of cash or tangible assets or property, plus

  (c)
  to the extent that Restricted Investments that were made after the Issue Date are sold or otherwise liquidated or repaid, repurchased or redeemed, the amount equal to the lesser of (i) the aggregate of the initial amounts of such Restricted Investments (in each case measured on the respective dates such Restricted Investments were made and without giving effect to subsequent changes in value) and (ii) the aggregate amount received by the Issuer or its Restricted Subsidiaries upon such sales, liquidations, repayments, repurchases or redemptions, provided, however, that no amount shall be included under this clause (c) to the extent it is already included in Consolidated Net Income, plus

  (d)
  to the extent that Restricted Investments in Persons are made after the Issue Date pursuant to this clause (3) and such Persons subsequently become Restricted Subsidiaries of the Issuer, the amount equal to the lesser of (i) the aggregate amount of such Restricted Investments (in each case measured on the respective dates such Restricted Investments were made and without giving effect to subsequent changes in value) and (ii) the aggregate amount of such Restricted Investments owned by the Issuer or its Restricted Subsidiaries at the respective times such Persons become Restricted Subsidiaries of the Issuer (in each case measured as the fair market value of such Restricted Investments at the respective times each such Person became a Restricted Subsidiary of the Issuer); plus the amount equal to the net reduction in Restricted Investments made by the Issuer or any of its Restricted Subsidiaries in any Person resulting from the Redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investment") not to exceed, in each case, the amount of Investments previously made by the Issuer or any of its Restricted Subsidiaries in such Unrestricted Subsidiary, which amount was included in the calculation of Restricted Payments, provided, however, that no amount shall be included under this clause (d) to the extent it is already included in Consolidated Net Income, plus

  (e)
  the aggregate net cash proceeds received by a Person in consideration for the issuance of such person's Equity Interests (other than Disqualified Share Capital) that are held by such Person at the time such Person is merged with and into the Issuer subsequent to the Issue Date, in accordance with the covenant described under "Certain Covenants—Merger, Consolidation, or Sale of Assets" provided, however, that concurrently with or immediately following such merger the Issuer uses an amount equal to such net cash proceeds to redeem or repurchase the Issuer's Equity Interests.

        The preceding provisions will not prohibit:

  (1)
  the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

  (2)
  the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Issuer or of any Equity Interests of the Issuer or any Restricted Subsidiary in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Issuer) of, Equity Interests of the Issuer (other than Disqualified Share Capital); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

  (3)
  the defeasance, redemption, repurchase or other acquisition of any (A) Indebtedness of the Issuer that is subordinated in right of payment to the Notes with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or (B) Indebtedness of the Issuer that is subordinated in right of payment to the Notes (other than any Indebtedness so subordinated and held by Affiliates of the Issuer) upon a Change of Control or Asset Sale to the extent required by the agreements governing such Indebtedness, but only (i) if the Issuer shall have complied with the "Change of Control" or "Asset Sales" covenant, as the case may be, and the Issuer repurchased all Notes tendered pursuant to the offer required by such covenants prior to offering to purchase, purchasing or repaying such Indebtedness and (ii) in the case of an Asset Sale, to the extent of the remaining Excess Proceeds offered to Holders pursuant to the Asset Sale Offer;

  (4)
  the payment of any dividend or other distribution by a Restricted Subsidiary to a minority holder of an Equity Interest in such Restricted Subsidiary which is made on a pro rata basis to such minority holder and to all other holders of such class of Equity Interest of such Restricted Subsidiary at the time such dividend or other distribution is made;

  (5)
  the payment of cash dividends on the ordinary Share Capital of the Issuer following the Public Equity Offering; provided, however, that the aggregate amount of all such dividends under this clause (5) shall not exceed in any calendar year 6.0% of the aggregate gross proceeds received by the Issuer from such Public Equity Offering;

  (6)
  payments by the Issuer to repurchase, or to enable any Holding Company to repurchase, its Equity Interests (other than Disqualified Share Capital of the Issuer or such Holding Company) from employees, former employees, directors or former directors (or any heirs or personal representatives of such employees, former employees, directors or former directors) of such Holding Company, the Issuer or any of its Restricted Subsidiaries in an aggregate amount not to exceed EURO3 million in any twelve month period; provided that payments pursuant to this clause (6) do not exceed EURO15 million in the aggregate;

  (7)
  payments, not to exceed EURO500,000 in the aggregate, to enable the Issuer or any Holding Company to make cash payments to holders of its Share Capital in lieu of the issuance of fractional shares of its Share Capital;

  (8)
  payments by the Issuer to fund the payment by any Holding Company of Taxes payable by such Holding Company, provided (i) such payments are made only as and when needed by such Holding Company and (ii) such Taxes are attributable to the business, operations, assets or financings (other than in respect of any Indebtedness owed to any Holding Company) of the Issuer and its Restricted Subsidiaries;

  (9)
  payments by the Issuer to fund the payment by any Holding Company of audit, accounting, legal or other similar expenses and to pay other corporate overhead expenses, provided (i) such expenses are proper and reasonably necessary incidental expenses which are required to maintain such Holding Company's corporate existence or are operating costs relating to its ownership and management of the Issuer and its Restricted Subsidiaries, (ii) such payments are made only as and when needed by such Holding Company and (iii) the aggregate amount of payments pursuant to this clause (9) does not exceed EURO3 million in any calendar year;

  (10)
  payments by the Issuer to fund the payment by any Holding Company of fees and related expenses payable to the Sponsors for management, consulting or other financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the Board of Directors of the Issuer and which payments, in the aggregate, do not exceed EURO3 million in any twelve month period;

  (11)
  repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants to the extent of the payment of all or a portion of the exercise price of such option or warrants with Equity Interests; and

  (12)
  other Restricted Payments not exceeding EURO20 million in the aggregate plus (a) to the extent Restricted Payments made pursuant to this clause (12) are Investments made by the Issuer or any Restricted Subsidiary in any Person which are sold or otherwise liquidated or repaid, repurchased or redeemed, the amount equal to the lesser of (i) the aggregate amount received by the Issuer or its Restricted Subsidiaries upon such sales, liquidations, repayments, repurchases or redemptions and (ii) the aggregate of the initial amounts of such Investments (in each case measured on the respective dates such Investments were made and without giving effect to any subsequent changes in value) and (b) to the extent that Restricted Investments in Persons are made after the Issue Date pursuant to this clause (12) and such Persons subsequently become Restricted Subsidiaries of the Issuer, the amount equal to the lesser of (i) the aggregate amount of such Investments (in each case measured on the respective dates such Investments were made and without giving effect to subsequent changes in value) and (ii) the aggregate amount of such Investments owned by the Issuer or its Restricted Subsidiaries at the respective times such Persons become Restricted Subsidiaries of the Issuer (in each case measured as the fair market value of such Investments at the respective times each such Person became a Restricted Subsidiary of the Issuer);

provided, that in the case of clauses (1), (3)(B), (5), (6), (10) and (12) above, no Default or Event of Default shall have occurred or be continuing at the time of such payment or as a result thereof.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to clauses (2), (3), (8), (9) and (11) of the preceding paragraph shall be excluded, and the amount expended pursuant to clauses (1), (4), (5), (6), (7), (10) and (12) of the preceding paragraph shall be included, in such calculation.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital and Preferred Shares

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) or any Disqualified Share Capital and the Issuer will not permit any of its Restricted Subsidiaries to issue any Preferred Shares; provided, however, that the Issuer may incur Indebtedness or issue Disqualified Share Capital, and any Restricted Subsidiary may incur Indebtedness that constitutes Acquired Debt or Eligible Indebtedness, and any Restricted Subsidiary may issue Eligible Preferred Shares, in each case if the Issuer's Fixed Charge Coverage Ratio, for the applicable four-quarter period of the Issuer, immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Share Capital or such Preferred Shares are issued, is at least 2.0 to 1.0, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Share Capital or Preferred Shares had been issued, as the case may be, at the beginning of the applicable four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness under the senior facilities (including letter of credit obligations) in an aggregate principal amount at any time outstanding not to exceed:

  (a)
  EURO1,340,000,000 (or the euro equivalent of other currencies) with respect to the Indebtedness under the term loan facilities thereunder, less the amount of all mandatory principal payments made by the Issuer or its Restricted Subsidiaries in respect of such term loan facilities, unless the amount so repaid has been refinanced on the date of such payment (but subject to reduction to the extent of any subsequent mandatory payments in respect of such refinanced Indebtedness); provided that principal payments on such term loan facilities with the proceeds of the loan under the High Yield Proceeds Loan Agreement in an amount up to EURO115,000,000, will be deemed to be mandatory principal payments for purposes of the foregoing;

  (b)
  EURO260,000,000 (or the euro equivalent of other currencies) with respect to Indebtedness under the revolving credit facilities thereunder (with letters of credit and bank guarantees being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder or in respect thereof), less the aggregate amount of any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder, unless the amount so repaid has been refinanced on the date of such repayment (but subject to reduction to the extent of any subsequent permanent repayments (which are accompanied by a corresponding permanent commitment reduction) in respect of such refinanced Indebtedness); and

  (c)
  EURO50,000,000 (or the euro equivalent of other currencies) with respect to other Indebtedness thereunder (with letters of credit and bank guarantees being deemed to have a principal amount equal to the maximum potential liability of the Issuer and its Restricted Subsidiaries thereunder or in respect thereof) less (i) if such Indebtedness is under a revolving credit facility, the aggregate amount of any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) thereunder, unless the amount so repaid has been refinanced on the date of such repayment (but subject to reduction to the extent of any subsequent permanent repayments (which are accompanied by a corresponding permanent commitment reduction) in respect of such refinanced Indebtedness) and (ii) if such Indebtedness is under a term loan facility, the aggregate amount of all mandatory principal payments made by the Issuer or its Restricted Subsidiaries in respect of such term loan facilities, unless the amount so repaid has been refinanced on the date of such payment (but subject to reduction to the extent of any subsequent mandatory payments in respect of such refinanced Indebtedness); provided, however, that any amount borrowed under such facilities shall be applied only to finance or refinance Non-Indemnified Unconsolidated Debt, except that an amount up to the then available Excess Facility II Amount may be applied by Messer Griesheim and its Restricted Subsidiaries for any purpose not otherwise prohibited by the Indenture;

  (2)
  the incurrence by any of the Issuer's Restricted Subsidiaries of Indebtedness to the extent such Indebtedness is guaranteed by a bank guarantee under the senior facilities which is permitted by clause (1) above; provided, that if such Indebtedness shall cease to be so guaranteed, such Restricted Subsidiary will be deemed to have incurred, at the time of such cessation, Indebtedness that was not permitted by this clause (2);

  (3)
  the incurrence by the Issuer and its Restricted Subsidiaries of Existing Indebtedness;

  (4)
  the incurrence by the Issuer of Indebtedness represented by the original Notes or the exchange Notes;

  (5)
  the incurrence by the Issuer and its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations of the Issuer or such Restricted Subsidiary, in an aggregate principal amount not to exceed EURO25 million at any time outstanding;

  (6)
  the incurrence by the Issuer and its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace, Indebtedness (other than intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (3) or (4) of this paragraph or this clause (6);

  (7)
  the incurrence by the Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Issuer and any of its Restricted Subsidiaries; provided, however, that (a) if the Issuer is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, and (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Issuer or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Issuer or a Restricted Subsidiary thereof, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

  (8)
  the incurrence by the Issuer or any Restricted Subsidiary of Hedging Obligations; provided, however, that (i) any such Interest Swap Obligations are entered into to protect such Person or its subsidiaries from fluctuations in interest rates of its Indebtedness which is permitted by the terms of the Indenture to be outstanding and (ii) any such Commodity Agreements or Currency Agreements are entered into in the ordinary course of business for bona fide hedging purposes or to manage liabilities of the Issuer or its Restricted Subsidiaries and not for speculative purposes;

  (9)
  the guarantees of any Indebtedness permitted to be incurred by another provision of this covenant; provided, however, that no Restricted Subsidiary of the Issuer may guarantee Indebtedness of the Issuer which is other than Eligible Indebtedness or Acquired Debt unless such restricted Subsidiary shall have complied with the "Limitations on Issuances of Guarantees of Indebtedness" covenant;

  (10)
  the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit to support workers' compensation obligations, performance bonds, completion guarantees, bankers' acceptances and surety or appeal bonds, in each case provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of their business;

  (11)
  the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing any such obligations of the Issuer or any of its Restricted Subsidiaries pursuant to such agreements, in each case incurred in connection with the disposition of any business assets or Restricted Subsidiaries of the Issuer (other than guarantees of Indebtedness or other obligations incurred by any Person acquiring all or any portion of such business assets or Restricted Subsidiaries of the Issuer for the purpose of financing such acquisition) in a principal amount not to exceed the gross proceeds actually received by the Issuer or any of its Restricted Subsidiaries in connection with such disposition;

  (12)
  the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness incurred pursuant to Permitted Discounting Facilities;

  (13)
  the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within four business days of incurrence; and

  (14)
  the incurrence by the Issuer or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, not to exceed EURO100 million.

        For purposes of determining compliance with any euro-denominated restriction on the incurrence of Indebtedness denominated in another currency, the euro-equivalent principal amount of all Indebtedness will be calculated based on the relevant currency exchange rate in effect on such date; provided that, if any Indebtedness denominated in a currency other than euro is subject to a currency hedging agreement covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in euro will be as provided in such currency hedging agreement. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, will be calculated based on the currency exchange rate in effect on the date of such refinancing applicable to the currencies in which such respective Indebtedness is denominated.

        Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that the Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded as a result of fluctuations in the exchange rate of currencies.

        For purposes of determining compliance with this covenant, (a) the outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded to the extent of such outstanding principal amount and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify or, from time to time, reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof, provided that (i) all outstanding Indebtedness under the senior facilities immediately following the Issue Date shall be deemed to have been incurred pursuant to clause (1) above. Accrual of interest, fees or commissions and the accretion or amortization of original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Liens

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien of any kind securing Indebtedness on any property or asset now owned or hereafter acquired, except Permitted Liens, without effectively providing that the Notes shall be secured equally and ratably with (or prior to) the Indebtedness so secured for so long as such Indebtedness is so secured; provided that if the Indebtedness secured by such Lien is subordinate or junior in right of payment to the Notes then the Lien securing such Indebtedness shall be subordinate or junior in right of payment to the Lien securing the Notes at least to the same extent as such Indebtedness is subordinate or junior to the Notes.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (a)
  pay dividends or make any other distributions on its Share Capital or with respect to any other interest or participation in, or measured by, its profits or reserves, to the Issuer or any of the Issuer's Restricted Subsidiaries, or pay any indebtedness owed to the Issuer or any of the Issuer's Restricted Subsidiaries;

  (b)
  make loans or advances to the Issuer or any of the Issuer's Restricted Subsidiaries; or

  (c)
  transfer any of its properties or assets to the Issuer or any of the Issuer's Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  any agreement or instrument of the Issuer or its Restricted Subsidiaries in existence on the Issue Date (including, without limitation, the senior facilities and the High Yield Subordination Agreement), in each case as in effect on the Issue Date;

  (2)
  the Indenture, the original Notes and the exchange Notes;

  (3)
  applicable law or regulation or pursuant to governmental licenses, concessions, franchises or permits;

  (4)
  any agreement or instrument of a Person as in effect at the time such Person becomes a Restricted Subsidiary of the Issuer (except to the extent such restriction or encumbrance was created or assumed in connection with or in contemplation of the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary of the Issuer;) provided that, in the case of any such agreement or instrument governing Indebtedness of such Person, such Indebtedness was permitted by the terms of the Indenture to be incurred;

  (5)
  the terms of any Indebtedness permitted by the Indenture to be incurred or any agreement pursuant to which such Indebtedness was incurred; provided, however, that (i) either (x) the encumbrance or restriction applies only in the event of and during the continuance of a payment default or a default with respect to a financial covenant contained in such Indebtedness or agreement or (y) the Issuer reasonably determines at the time any such Indebtedness is incurred (and at the time of any modification of the terms of any such encumbrance or restriction) that any such encumbrance or restriction will not materially affect the Issuer's ability to make principal or interest payments on the Notes and (ii) the encumbrance or restriction is not materially more disadvantageous to the Holders of the Notes than is customary in comparable financings or agreements (as determined by the Issuer in good faith);

  (6)
  purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on the transfer or encumbrance of the property so acquired (or leased);

  (7)
  with respect to any joint venture and any Restricted Subsidiary that is co-venturer therein, the terms of the agreement or agreements governing such joint venture; provided, however, that any such encumbrance or restriction (i) is customary in joint venture agreements, and (ii) will not materially affect the Issuer's ability to make principal or interest payments on the Notes, as determined by the Issuer in good faith at the time of entering such agreement or agreements (and at the time of any modification of the terms of any such encumbrance or restriction);

  (8)
  Liens securing Indebtedness otherwise permitted to be incurred and secured that limit the right of the Issuer or any of its Restricted Subsidiaries to dispose of the assets subject to such Lien;

  (9)
  any encumbrance or restriction (a) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract or (b) by virtue of any transfer of, agreement to transfer, option or right with respect to or Lien on, any property or assets of the Issuer or any Restricted Subsidiary not otherwise prohibited by the indenture;

  (10)
  any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Share Capital or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

  (11)
  restrictions on cash or other deposits or net worth imposed by leases or other agreements entered into in the ordinary course of business.

  (12)
  any encumbrances or restrictions required by any governmental, local or regulatory authority having jurisdiction over the Issuer or any of its Restricted Subsidiaries or any of their businesses in connection with any development grant made or other financial assistance provided to the Issuer or any of its Restricted Subsidiaries by such governmental authority; and

  (13)
  any agreement renewing, replacing, substituting or amending any encumbrance or restriction referred to in clauses (1) through (12) above, provided that such agreement is otherwise permitted under the Indenture and the terms of such agreement renewing, replacing, substituting or amending such encumbrance or restriction are no less favorable to the Holders of the Notes in any material respect than the terms of the encumbrance or restriction being so renewed, replaced, substituted or amended.

Merger, Consolidation, or Sale of Assets

        The Issuer may not, directly or indirectly: (1) merge or consolidate with or into another Person (whether or not the Issuer is the surviving corporation); or (2) sell, assign, transfer, lease, convey, demerge or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Issuer to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer's properties and assets (determined on a consolidated basis for the Issuer and the Issuer's Restricted Subsidiaries), in one or more related transactions, to another Person unless:

  (1)
  either (a) the Issuer is the surviving corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or which acquires by sale, assignment, transfer, lease, conveyance, demerger or other disposition the properties and assets of the Issuer and of the Issuer's Restricted Subsidiaries substantially as an entirety (the "Receiving Entity") (i) is a corporation or partnership organized and validly existing under the laws of the Republic of Germany, the United States (or any state thereof or the District of Columbia), Switzerland or any member state of the European Union (as comprised on the Issue Date) other than Greece and (ii) expressly assumes all the obligations of the Issuer under the Notes, the Indenture, the Registration Rights Agreement and each of the Ancillary Agreements, in each case pursuant to agreements reasonably satisfactory to the Trustee;

  (2)
  immediately after giving effect to such transaction and the assumption contemplated by clause (1) above (including giving effect to any Indebtedness (including, without limitation, Acquired Indebtedness) incurred or anticipated to be incurred in connection with or in respect of such transaction), on a pro forma basis the Issuer or such Receiving Entity, as the case may be, either (a) will be able to incur at least EURO1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital and Preferred Shares" covenant or (b) have a Fixed Charge Coverage Ratio at least equal to the Fixed Charge Coverage Ratio of the Issuer for the applicable period immediately before giving effect to such transaction;

  (3)
  immediately after giving effect to such transaction and the assumption contemplated by clause (1) above (including, without limitation, on a pro forma basis giving effect to any Indebtedness (including, without limitation, Acquired Indebtedness) incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing;

  (4)
  immediately after giving effect to such transaction, the Issuer or the Receiving Entity is able to make payments on the Notes without being obligated to deduct or withhold any taxes or other duties of whatever nature levied by the country or countries in which the Issuer or the Receiving Entity, as applicable, has its domicile or tax residence that would result in the Issuer or Receiving Entity, as applicable, being permitted to redeem the Notes pursuant to "Payment of Additional Amounts; Redemption for Taxation Reasons"; and

  (5)
  the Issuer (if the surviving entity) or the Receiving Entity, as the case may be, shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such merger or consolidation, or such sale, assignment, transfer, lease, conveyance, demerger or other disposition, as the case may be, and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied;

provided, however, that the foregoing clause (2) will not be applicable to (i) any Restricted Subsidiary of the Issuer consolidating with, merging into or transferring all or part of its properties and assets to the Issuer or any Wholly Owned Restricted Subsidiary of the Issuer and (ii) the Issuer merging with a corporate Affiliate of the Issuer organized solely for the purpose and with the sole effect of reincorporating the Issuer in another jurisdiction in the U.S., Switzerland or a member state of the European Union (as comprised on the Issue Date) other than Greece.

        In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Issuer, as the case may be, is not the surviving entity and the surviving entity is to assume all the obligations of the Issuer under the Notes and the Indenture pursuant to a supplemental indenture and the Registration Rights Agreement, such surviving person shall succeed to, and be substituted for, and may exercise every right and power of the Issuer, as the case may be, and the Issuer shall be discharged from its Obligations under the Indenture and the Notes.

Transactions with Affiliates

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any of its Affiliates (each, an "Affiliate Transaction"), unless:

  (1)
  such Affiliate Transaction is on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction at such time on an arm's length basis by the Issuer or such Restricted Subsidiary with a Person which is not an Affiliate of the Issuer or such Restricted Subsidiary; and

  (2)
  the Issuer delivers to the Trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments, or assets with a fair market value, in excess of EURO7.5 million, a resolution of the Board of Directors, certified in an Officers' Certificate, resolving that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments, or assets with a fair market value, in excess of EURO25 million, an opinion as to the fairness to the Issuer or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an appraisal or investment banking firm of internationally recognized standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  the payment of reasonable fees and compensation (including, without limitation, pursuant to collective bargaining agreements, employee benefit plans and stock options) paid to officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary of the Issuer as determined in good faith by the Issuer's Board of Directors or senior management;

  (2)
  any obligations of the Issuer or any Restricted Subsidiary under any noncompetition or confidentiality agreement of the Issuer or any Restricted Subsidiary;

  (3)
  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Issuer;

  (4)
  customary indemnification agreements with officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary of the Issuer;

  (5)
  transactions with suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture, which are fair to the Issuer or its Restricted Subsidiaries, or are on terms (taken as a whole) at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, in each case in the reasonable determination of the Board of Directors of the Issuer or its senior management;

  (6)
  any agreement as in effect as of the Issue Date or any renewal, extension or amendment thereto (so long as any such renewal, extension or amendment, taken as a whole, is not more disadvantageous to the Holders than the original agreement in any material respect) or any transaction contemplated thereby;

  (7)
  the issuance or sale of Equity Interests of the Issuer (other than Disqualified Share Capital);

  (8)
  transactions exclusively between or among the Issuer and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries;

  (9)
  transactions with a joint venture or similar entity which would constitute an Affiliate Transaction solely because the Issuer or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity;

  (10)
  any payments or other transactions pursuant to a tax sharing, pooling or any other fiscal group or unity arrangement or agreement (whether contractual or under operation of law or revenue or official practice or guidelines) between the Issuer and any other Person with which the Issuer files a consolidated tax return or with which the Issuer is part of a consolidated group for tax purposes or any tax advantageous group contribution (or tax neutral intra-group transaction, reorganization, reconstruction, transfer or any other dealing in or operation involving any group-held asset or liability), made pursuant to applicable legislation;

  (11)
  any Permitted Holding Operating Company Transfer; and transactions between the Issuer or any of its Restricted Subsidiaries, on the one hand, and any one or more Holding Operating Company, on the other hand, in each case on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction at such time on an arm's length basis by the Issuer or such Restricted Subsidiary with a Person which is not an Affiliate of the Issuer or such Restricted Subsidiary; and

  (12)
  Restricted Payments (including Permitted Investments) that are permitted by the covenant described under "Certain Covenants—Limitation on Restricted Payments and Investments".

Designation of Restricted and Unrestricted Subsidiaries

        As of the Issue Date, all of the Issuer's Subsidiaries shall be Restricted Subsidiaries.

        The Issuer may designate any Restricted Subsidiary (other than Messer Griesheim or MIG) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") only if:

  (a)
  no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; and

  (b)
  the Issuer would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation) in an amount (the "Designation Amount") equal to the aggregate fair market value of all outstanding Investments owned by the Issuer and its Restricted Subsidiaries in such designated Restricted Subsidiary at the time of such Designation.

        In the event of any such Designation, the Issuer shall be deemed to have made an Investment pursuant to the covenant described under "Certain Covenants—Limitation on Restricted Payments and Investments" (a "Deemed Investment") for all purposes of the Indenture in an amount equal to the Designation Amount. The Indenture will further provide that neither the Issuer nor any Restricted Subsidiary shall at any time (i) provide credit support for, or a guarantee of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (ii) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except, in the case of clause (i) and (ii), to the extent permitted under "Certain Covenants—Limitation on Restricted Payments and Investments". All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

        The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary (a "Redesignation") if:

  (a)
  no Default or Event of Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation;

  (b)
  all Liens and Indebtedness of such Subsidiary outstanding immediately following such Redesignation would, if incurred or assumed at such time, have been permitted to be incurred for all purposes of the Indenture; and

  (c)
  any transactions (or series of related transactions) between such Subsidiary and any of its Affiliates that occurred while such Subsidiary was an Unrestricted Subsidiary would be permitted by the Transactions with Affiliates covenant as if such transaction (or series of related transactions) had occurred immediately after the time of such Redesignation.

        Each such Designation and Redesignation must be evidenced to the Trustee by the filing with the Trustee of a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such Designation or Redesignation, as the case may be, and an Officers' Certificate certifying that such Designation or Redesignation, as the case may be, complied with the foregoing conditions.

Limitation on Issuances and Sales of Equity Interests in Messer Griesheim and MGI

        The Issuer will not, and will not permit any of its Restricted Subsidiaries to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in Messer Griesheim or MGI to any Person, other than the Issuer, unless:

  (1)
  such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Restricted Subsidiary; and

  (2)
  the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the "Asset Sales" covenant or, if such transfer, conveyance, sale, lease or other disposition results in a transfer, conveyance, sale, lease or other disposition of all or substantially all of the Issuer's properties and assets (determined on a consolidated basis for the Issuer and the Issuer's Restricted Subsidiaries), such transfer, conveyance, sale, lease or other disposition is made in accordance with the covenant described under "Certain Covenants—Merger, Consolidation or Sale of Assets".

        In addition, the Issuer will not issue, and will not permit Messer Griesheim to issue, any Equity Interests (other than, if necessary, shares of the Share Capital of Messer Griesheim constituting directors' qualifying shares) in Messer Griesheim to any Person other than to the Issuer; and the Issuer will not, and will not permit any Restricted Subsidiary of the Issuer to, issue any Equity Interests (other than, if necessary, shares of its Share Capital constituting directors' qualifying shares) in MGI to any Person other than to the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer.

Limitations on Issuances of Guarantees of Indebtedness

        The Issuer will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee the payment of any Indebtedness of the Issuer (other than Eligible Indebtedness and Acquired Debt permitted to be incurred under the Indenture), unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee will rank in priority of repayment senior to or equally with such Restricted Subsidiary's Guarantee of such other Indebtedness.

Limitation on Sale, Prepayment or Modification of the High Yield Proceeds Loan and the High Yield Subordination Agreement

        The Issuer will not, and will not permit any Restricted Subsidiary, to (1) amend, modify, supplement, release, cancel or waive any rights or obligations under the High Yield Proceeds Loan or the High Yield Subordination Agreement in a manner that would adversely affect the rights of the Issuer or the Holders of Notes with respect to the High Yield Proceeds Loan or the High Yield Subordination Agreement, (2) sell, otherwise dispose of or encumber the High Yield Proceeds Loan or (3) in the case of clause (1) or (2), enter into any agreement that would have the same effect, other than, in each case, in accordance with the terms of the High Yield Proceeds Loan and the High Yield Subordination Agreement.

        The Issuer will not, and will not permit any Restricted Entity that is or may be an obligor with respect to the High Yield Proceeds Loan to prepay, repay, repurchase, redeem or otherwise acquire or retire the High Yield Proceeds Loan except (A) in accordance with its terms or (B) if the proceeds thereof are to be used by the Issuer to redeem all the Notes in a manner permitted under the Indenture.

Business Activities

        The Issuer will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses.

Reports

        Whether or not the Issuer is required by the Securities and Exchange Commission (the "Commission"), the Issuer will provide to the Trustee and to the holders of the Notes within the time periods specified in the Commission's rules and regulations (unless otherwise noted):

  (1)
  within 120 days after the end of the Issuer's fiscal year, all annual financial information that would be required under Form 20-F (including, without limitation, the item "Operating and Financial Review and Prospects" and in relation to the annual financial statements therein only, a report thereon by the Issuer's certified independent accountants);

  (2)
  within 60 days after the end of each of the first three quarters of the Issuer's fiscal year, all quarterly financial information that would be required to be contained in a filing with the Commission on Form 10-Q if the Issuer were required to file such Form (including, without limitation, the item "Operating and Financial Review and Prospects"); provided, however, that with respect to each of the first two fiscal quarters ending after the Issue Date, such quarterly financial information shall be provided within 90 days after the end of such fiscal quarter; and

  (3)
  all current reports on Form 6-K that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports such information to be furnished at the time such filings would have been required.

        For as long as any Notes are listed on the Luxembourg Stock Exchange, each such report shall be made available at the offices of the listing agent in Luxembourg.

        If the Issuer has designated any of its Significant Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a presentation in the footnotes to the financial statements or elsewhere in such financial information of the financial condition and results of operations of such Unrestricted Subsidiaries on an aggregate basis, but only to the extent such financial information of such Unrestricted Subsidiaries is reasonably available.

        In addition, whether or not required by the rules and regulations of the Commission, the Issuer will file a copy of all such information and reports with the Commission for public availability within the time periods specified above (the information set forth in Clause (2) above shall be furnished to the Commission under cover of Form 6-K) (unless the Commission will not accept such filing).

        In addition, the Issuer has agreed that, for so long as any Notes are deemed to be "restricted securities" within the meaning of Rule 144 under the Securities Act, it will furnish to the Holders and beneficial owners of Notes and to prospective purchasers of those Notes designated by any such Holder or owner, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Additional Covenants

        The Indenture also contains covenants with respect to the following matters: payment of principal, any premium, Additional Amounts, and interest; maintenance of an office or agency in The City of New York, and in London, England, Frankfurt am Main, Germany or in any other money-center city in the European Union or Switzerland, and for so long as the Notes shall be listed on the Luxembourg Stock Exchange, in Luxembourg; arrangements regarding handling of money held in trust; maintenance of corporate existence; maintenance of properties; payment of taxes and other claims; and maintenance of insurance.

Events of Default and Remedies

        Each of the following is an Event of Default:

  (1)
  default in the payment when due of interest, or Special Interest, if any, or Additional Amounts, if any, on the Notes and the continuance of such default for 30 days;

  (2)
  default in payment when due (at its Stated Maturity, upon redemption, upon required repurchase, upon declaration, or otherwise) of the principal of or premium, if any, on the Notes;

  (3)
  failure by the Issuer or any of its Restricted Subsidiaries to comply with (i) the covenants described under "Merger, Consolidation or Sale of Assets" or "Limitation on Sale, Prepayment or Modification of the High Yield Proceeds Loan and the High Yield Subordination Agreement" or (ii) the covenant described under "Change of Control" and the continuance of such failure to comply for 30 days;

  (4)
  failure by the Issuer or any of its Restricted Subsidiaries to comply with any of the covenants described under "Asset Sales", "Limitation on Restricted Payments and Investments", "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital and Preferred Shares", "Liens", "Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries", "Transactions with Affiliates", "Designation of Restricted and Unrestricted Subsidiaries", "Limitation on Issuances and Sales of Equity Interests in Messer Griesheim and MGI", "Limitations on Issuances of Guarantees of Indebtedness", "Business Activities", or "Reports", and the continuance of such Default for a period of 30 days after notice of such Default from the Trustee or Holders of at least 25% in principal amount of the then outstanding Notes;

  (5)
  failure by the Issuer or any of its Restricted Subsidiaries to comply with any of the other covenants or agreements in the Indenture and the continuance of such Default for a period of 60 days after notice of such Default from the Trustee or Holders of at least 25% in principal amount of the then outstanding Notes;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Issuer or any of its Significant Subsidiaries whether such Indebtedness now exists, or is created after the Issue Date, if that default (a) is caused by a failure to pay such Indebtedness after final maturity (a "Final Payment Default") or (b) results in the acceleration of the Stated Maturity of such Indebtedness, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Final Payment Default or the maturity of which has been so accelerated, aggregates EURO15 million or more;

  (7)
  failure by the Issuer or any of its Significant Subsidiaries to pay judgments rendered against the Issuer or any of its Significant Subsidiaries aggregating in excess of EURO15 million (which are not covered by insurance as to which a claim has been submitted and the insurer has not disclaimed coverage), which judgments are not paid, discharged or stayed for a period of 60 days after such judgments become final and nonappealable;

  (8)
  failure by the Issuer to perform or comply with any of its material obligations set forth in the Assignment Agreement; or the repudiation by the Issuer of its obligations under the Assignment Agreement or of any assignment, conveyance, pledge, security interest or other encumbrance created under or pursuant to the Assignment Agreement; or at any time the Assignment Agreement is or becomes unlawful or is not, or ceases to be, legal, valid, binding and enforceable, ceases to be a perfected and first priority security interest in the collateral purported to be covered thereby in favor of the Trustee on behalf of the Holders, or otherwise ceases to be effective, for any reason;

  (9)
  certain events of bankruptcy, insolvency, reorganization or similar proceedings in respect of the Issuer or any of its Significant Subsidiaries or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary; and

  (10)
  the enforcement under or pursuant to any pledge, assignment or collateral assignment of, or other security interest in, the Share Capital of Messer Griesheim, given in respect of the senior facilities, by any party secured thereby pursuant to which such Share Capital is sold.

        In the case of an Event of Default under clause (9) above with respect to the Issuer, all outstanding Notes will become due and payable immediately without further action or notice and, in the case of an Event of Default under clause (10) above, all outstanding Notes will become due and payable immediately prior to the sale of such Share Capital without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

        At any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Notes then outstanding (by notice to the Trustee) may rescind and cancel such declaration and its consequences if (i) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction, (ii) all existing Defaults and Events of Default have been cured or waived except nonpayment of principal of or interest on the Notes that has become due solely as a result of such declaration of acceleration, (iii) to the extent the payment of such interest is lawful, interest (at the same rate specified in the Notes) on overdue installments of interest and overdue payments of principal, which has become due other than by such declaration of acceleration, has been paid, (iv) the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances and (v) in the event of the cure or waiver of a Default or Event of Default of the type described in clause (9) of the description of Events of Default in the first paragraph above, the Trustee has received an Officers' Certificate and Opinion of Counsel that such Default or Event of Default has been cured or waived.

Statement by Officers as to Default; Compliance Certificates

        The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year of the Issuer ending after the date of the Indenture, an Officer's Certificate, stating whether or not to the best knowledge of the signers thereof after due enquiry the Issuer is in default in the performance and observance of any of the terms, provisions and conditions of the Indenture, and if the Issuer shall be in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.

        The Issuer shall also deliver to the Trustee, forthwith upon any senior officer of the Issuer obtaining actual knowledge of the occurrence of a Default or an Event of Default, an Officer's Certificate setting forth the details of such Default or Event of Default, and the action which the Issuer is taking or proposes to take with respect thereto.

Legal Defeasance and Covenant Defeasance

        The Issuer may, at its option and at any time, elect to have all of its legal obligations discharged with respect to the outstanding Notes except for

  (1)
  the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, interest, Special Interest and Additional Amounts on the Notes when those payments are due from the trust referred to below;
  (2)
  the Issuer's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;
  (3)
  the rights, powers, trust, duties and immunities of the Trustee, and the Issuer's obligations in connection with them; and
  (4)
  the legal defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture. In the event this covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either legal defeasance or covenant defeasance

  (1)
  the Issuer must irrevocably deposit with the Trustee, in trust for the benefit of the holders of the Notes, cash in euros in such amounts as will be sufficient, in the opinion of an internationally recognized firm of independent public accountants, to pay all amounts payable on the outstanding Notes on the stated maturity or on the redemption date, as the case may be, and the Issuer must specify whether the Notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of legal defeasance, the Issuer must have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that
  (a)
  the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling, or
  (b)
  since the issue date, there has been a change in the applicable income tax law,

    in either case to the effect that, and based thereon the opinion of counsel will confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes, respectively, as a result of the legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the legal defeasance had not occurred;

  (3)
  in the case of covenant defeasance, the Issuer must have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for U.S. federal or German income tax purposes as a result of the covenant defeasance and will be subject to U.S. federal or German income tax on the same amounts, in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred;
  (4)
  no default or Event of Default shall have occurred and be continuing either
  (a)
  on the date of the deposit (other than a default or Event of Default resulting from the borrowing of funds to be applied to the deposit), or
  (b)
  insofar as events of default from bankruptcy or insolvency events are concerned, at any time in the period ending three months after the date of the deposit;
  (5)
  the legal defeasance or covenant defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;
  (6)
  the Issuer must have delivered to the Trustee an opinion of counsel to the effect that, after three months following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;
  (7)
  the Issuer must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Issuer with the intent of preferring the holders of Notes over the other creditors of the Issuer with the intent of defeating, hindering, delaying or defrauding creditors of the Issuer or others;
  (8)
  the Issuer must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with; and
  (9)
  the Issuer must deliver to the Trustee all other documents or other information that the Trustee may reasonably require in connection with the defeasance.

Satisfaction and Discharge

        Upon the request of the Issuer, the Indenture will cease to be of further effect (except as expressly provided for in the Indenture) and the Trustee, at the expense of the Issuer, will execute proper instruments acknowledging satisfaction and discharge of the Indenture when

  (a)
  either
  (i)
  all the Notes theretofore authenticated and delivered (other than destroyed, lost or stolen Notes that have been replaced or paid and Notes that have been subject to defeasance under the provisions set forth under the heading "Legal Defeasance and Covenant Defeasance") have been delivered to the principal paying agent for cancellation, or
  (ii)
  all Notes not theretofore delivered to the Trustee (or the principal paying agent, on its behalf) for cancellation have become due and payable and the Issuer has irrevocably deposited or caused to be deposited funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal and premium of, and interest, Special Interest and Additional Amounts on the Notes to the date of the deposit together with irrevocable instructions from the Issuer directing the Trustee to apply the funds to the payment of the amounts at maturity or redemption, as the case may be;

  (b)
  the Issuer has paid or caused to be paid all sums payable under the Indenture by the Issuer; and
  (c)
  the Issuer has delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided in the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Amendment, Supplement and Waiver

        The Indenture or the Notes may be amended or supplemented, and any existing default or compliance with any provision of the Indenture or the Notes may be waived, with the consent of the holders of at least a majority in principal amount of the Notes outstanding.

        However, without the consent of each holder affected, an amendment or waiver may not

  (1)
  reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;
  (2)
  reduce the principal or change the fixed maturity of any Note, or alter the provisions with respect to the redemption of the Notes in any manner adverse to the Holder (other than provisions relating to the covenants described above under the headings "Change of Control; Repurchase at the Option of Holders" and "Asset Sales; Repurchase at the Option of Holders with Excess Proceeds");
  (3)
  reduce the rate of or change the time for payment of interest or Special Interest on any Note;
  (4)
  waive a default or Event of Default in the payment of principal of or premium, or interest, Special Interest or Additional Amounts on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from that acceleration);
  (5)
  make any Note payable in a currency other than the currency stated in the Notes;
  (6)
  make any change in the provisions of the Indenture relating to waivers of past defaults or of the rights of holders of Notes to receive payments of principal of or premium, or interest, Special Interest and Additional Amounts on the Notes, or to bring suit to enforce those payments;
  (7)
  waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the headings "Change of Control; Repurchase at the Option of Holders" and "Asset Sales; Repurchase at the Option of Holders with Excess Proceeds" in this section);
  (8)
  after the Issuer's obligation to purchase the Notes arises under the Indenture, amend, modify or change the obligation of the Issuer to make or consummate a Change of Control Offer or an Asset Sale Offer or waive any default in the performance thereof or modify any of the provisions or definitions with respect to any such offers;
  (9)
  modify or change any provision of the Indenture or the related definitions affecting the subordination or ranking of the Notes in a manner which adversely affects the holders;
  (10)
  amend or modify the provisions described under the heading "Payment of Additional Amounts; Redemption for Taxation Reasons" in any manner adverse to the Holder; or
  (11)
  make any change in the preceding amendment and waiver provisions.

        Notwithstanding the preceding, without the consent of any holder of Notes, the Issuer and the Trustee may agree, amend or supplement the Indenture or the Notes

  •
  to cure any ambiguity, mistake, defect or inconsistency;
  •
  to provide for uncertificated Notes in addition to or in place of certificated Notes;
  •
  to provide for the assumption of the Issuer's obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer's assets;
  •
  to make any change that would provide any additional rights or benefits to the holders of Notes or that would not adversely affect the legal rights under the Indenture of any such holder;
  •
  to provide for Exchange Notes or Additional Notes; or
  •
  to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939.

Enforcement

        The Trustee may at any time, at its discretion and without notice, proceed at law or in equity against the Issuer as the Trustee may think fit to enforce the provisions of the Indenture and the Notes. However, the Trustee will not be bound to pursue any proceedings or to take any other action in relation to the Indenture or the Notes unless

  •
  the Trustee has been so directed by holders holding a majority in principal amount of the Notes then outstanding, and
  •
  the Trustee has been indemnified to its satisfaction prior to so acting.

        No holder will be entitled to proceed directly against the Issuer unless the Trustee, having become bound so to proceed, fails so to do within a reasonable period and the failure will be continuing.

Notices

        All notices to the Holders will be valid if published (at no expense to the Holders) in

  •
  a leading German language daily newspaper published in Frankfurt,
  •
  a leading English language daily newspaper published in New York City and in London, or other English language daily newspaper with general circulation in Europe or the United States, and
  •
  so long as the Notes are listed on the Luxembourg Stock Exchange, in one daily newspaper published in Luxembourg.

        Any notice will be deemed to have been given on the date of publication. If a notice is published more than once or on different dates, it will be deemed to have been given on the date of the first publication. It is expected that publication will normally be made in The Wall Street Journal (New York Edition), the Financial Times (London Edition) and, so long as the Notes are listed on the Luxembourg Stock Exchange, the Luxemburger Wort. If publication as provided above is not practicable, notice will be given in any other manner, and will be deemed to have been given on the date, as the Trustee may approve.

Meetings of Noteholders, Modification, Waiver and Authorization

        In connection with the exercise by it of any of its trusts, powers or discretions, the Trustee will have regard to the interests of the holders as a class. Accordingly, among other things the Trustee will not have regard to the consequences of the exercise of its trusts, powers or discretions for individual holders resulting from their being for any purpose domiciled or resident in, or otherwise connected with or subject to the jurisdiction of, any particular territory. Neither the Trustee nor the holders will be entitled to require or claim from the Issuer or any other person any indemnification or payment in respect of any tax consequence, except to the extent already provided for under the provisions relating to taxation and/or any undertaking given in addition to or in substitution for those provisions, pursuant to the Indenture.

        Any modification, waiver or authorization will be binding on the holders and, unless the Trustee agrees otherwise, any modification will be notified by the Issuer to the holders as soon as practicable.

Governing Law

        The Indenture and the Registration Rights Agreement will be governed by New York law. The Assignment Agreement will be governed by German law.

Concerning the Trustee

        If the Trustee becomes a creditor of the Issuer, the Indenture limits the Trustee's right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest it must eliminate the conflict within 90 days, apply to the Commission for permission to continue, or resign.

        The holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default shall have occurred and be continuing, the Trustee in the exercise of its power will be required to use the degree of care of a prudent person in the conduct of that person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless the holder shall have first offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

        The Indenture contains provisions for the indemnification of the Trustee and for its relief from responsibility, including provisions relieving it from taking action unless indemnified to its satisfaction.

Certain Definitions

        Certain defined terms used in the Indenture are set out below. You should refer to the Indenture for a full disclosure of all those terms, as well as any other capitalized terms used in this description for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged or consolidated with or into such specified Person or a Restricted Subsidiary of such specified Person, or at the time such other Person became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness assumed, or secured by a Lien encumbering any asset acquired, by such specified Person.

        Acquired Debt shall be deemed to be incurred at the time of such merger or consolidation, on the date the acquired Person became a Restricted Subsidiary, or at the time of such assumption or acquisition, as the case may be.

        "Acquisition" means the Messer Griesheim Acquisition and the China Acquisition.

        "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Shares of a Person will be deemed to be control; and the terms "controlling", "controlled by" and "under common control with" will have correlative meanings.

        "Ancillary Agreements" means the Assignment Agreement, the High Yield Proceeds Loan and the High Yield Subordination Agreement.

        "Applicable Redemption Premium" means, with respect to any Note on any redemption date, the greater of:

  (i)
  1.0% of the principal amount of the Note; and

  (ii)
  the excess of:

  (x)
  the present value at such redemption date of the redemption price of such Note at June 1, 2006 (such redemption price being set forth in the table above under the heading "Optional Redemption"), plus all required interest payments that would otherwise be due to be paid on such Note during the period between the redemption date and June 1, 2006 excluding accrued but unpaid interest, computed using a discount rate equal to the Bund Rate at such redemption date plus 50 basis points, over

  (y)
  the principal amount of the Note.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance, assignment, transfer or other disposition (or series of related sales, leases, conveyances, assignments, transfers or other dispositions) of (i) Equity Interests in any of the Issuer's Restricted Subsidiaries (other than directors' qualifying shares), (ii) all or substantially all of the assets of any division or line of business of the Issuer or any Restricted Subsidiary of the Issuer, or (iii) any other assets of the Issuer or any Restricted Subsidiary other than in the ordinary course of business of the Issuer or such Restricted Subsidiary; provided, however, that any sale, lease, conveyance, assignment, transfer or other disposition of any assets pursuant to the Disposal Plan shall be deemed not to be in the ordinary course of business for purposes of the foregoing clause (iii); and

  (2)
  the issuance of Equity Interests by any of the Issuer's Restricted Subsidiaries (other than directors' qualifying shares).

    Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

  (1)
  any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than EURO1 million; or (b) results in net proceeds to the Issuer and its Restricted Subsidiaries of less than EURO1 million;

  (2)
  transactions covered by covenants described above under the caption "Change of Control; Repurchase at the Option of Holders" and "Certain Covenants—Merger, Consolidation or Sale of Assets";

  (3)
  any disposition of assets that have become surplus or obsolete or worn out and which, in the reasonable judgment of the Issuer or the Restricted Subsidiary making the disposition, are not required for the efficient operation of the business of the Issuer and its Restricted Subsidiaries taken as a whole;

  (4)
  the sale of Cash Equivalents, Permitted Local Currency Investments, and investment grade securities, in each case on arm's length terms;

  (5)
  the sale of receivables pursuant to Permitted Discounting Facilities;

  (6)
  a transfer of assets between or among the Issuer and its Restricted Subsidiaries, an issuance of Equity Interests by a Restricted Subsidiary to the Issuer, and an issuance of Equity Interests by a Restricted Subsidiary (other than Messer Griesheim) to a Wholly Owned Restricted Subsidiary of the Issuer;

  (7)
  the granting of leases or licenses over property on arm's length terms, where such property is not required to allow the continued operation of the business of the Issuer and its Restricted Subsidiaries as a whole;

  (8)
  a Permitted Holding Operating Company Transfer;

  (9)
  any assignment which is otherwise a Permitted Lien; and

  (10)
  any Restricted Payment (including any Permitted Investment) not prohibited by the covenant described under "Certain Covenants—Limitation on Restricted Payments".

        "Asset Swap" means the execution of a definitive agreement, subject only to customary closing conditions that the Issuer in good faith believes will be satisfied, for a substantially concurrent purchase and sale, or exchange of assets used or usable by the Issuer or its Restricted Subsidiaries in a Permitted Business between the Issuer or any of its Restricted Subsidiaries and another Person or group of Persons; provided, however, that any amendment to or waiver of any closing condition that individually or in the aggregate is material to the Asset Swap shall be deemed to be a new Asset Swap.

        "Assignment Agreement" mean the Assignment Agreement (Sicherungsabtretung) dated as of May 16, 2001 between the Issuer, as assignor, and the Trustee, as assignee.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as such term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition, and "Beneficial Ownership" has a correlative meaning.

        "Board of Directors" of a company means the board of directors of such company, or in respect of a company organized under the laws of the Republic of Germany, the management board or supervisory board of such company.

        "Bund Rate" means, with respect to any redemption date, the rate per annum equal to the equivalent yield to maturity as of such redemption date of the Comparable German Bund Issue, assuming a price for the Comparable German Bund Issue (expressed as a percentage of its principal amount) equal to the Comparable German Bund Price for such redemption date, where:

  (1)
  "Comparable German Bund Issue" means the German Bundesanleihe security selected by any Reference German Bund Dealer as having a fixed maturity most nearly equal to the period from such redemption date to June 1, 2006, and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of Euro denominated corporate debt securities in a principal amount approximately equal to the then outstanding principal amount of the Notes and of a maturity most nearly equal to June 1, 2006, provided, however, that if the period from such redemption date to June 1, 2006 is less than one year, a fixed maturity of one year shall be used;

  (2)
  "Comparable German Bund Price" means, with respect to any redemption date, the average of the Reference German Bund Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference German Bund Dealer Quotations, or if the Trustee obtains fewer than four such Reference German Bund Dealer Quotations, the average of all such quotations;

  (3)
  "Reference German Bund Dealer" means any dealer of German Bundesanleihe securities appointed by the Trustee in consultation with the Issuer; and

  (4)
  "Reference German Bund Dealer Quotations" means, with respect to each Reference German Bund Dealer and any redemption date, the average as determined by the Trustee of the bid and offered prices for the Comparable German Bund Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference German Bund Dealer at 3:30 p.m. Frankfurt, Germany time on the third Business Day preceding such redemption date.

        "Business Combination Agreement" means the business combination agreement dated as of 30/31 December 2000 between MIG, Messer Griesheim, Messer Group, Hoechst AG, and Hoechst Newco 3, setting out the terms of the Acquisition, together with all schedules, exhibits and attachments to such agreement.

        "Capital Lease Obligation" means, with respect to a Person, at the time any determination thereof is to be made, the amount of the liability in respect of an agreement treated as a finance lease or a capital lease in accordance with GAAP that would at that time be required to be capitalized on a balance sheet of such Person in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  Deutsche Marks, euros, Swiss francs, pounds Sterling, and U.S. dollars;

  (2)
  marketable direct obligations issued by or directly and unconditionally fully guaranteed or insured by, (a) any of the United Kingdom, any other member state of the European Union as currently constituted other than Greece, Switzerland or the United States, or (b) any other country or state or political subdivision of the foregoing rated A or above by Standard & Poor's Corporation or A2 or above by Moody's Investor Service, Inc, or (c) any agency or instrumentality of the foregoing (provided that the full faith and credit of the United Kingdom, any other member state of the European Union as currently constituted other than Greece, Switzerland or the United States or such jurisdiction, respectively, is pledged in support thereof), in each case having maturities of not more than one year after the date of acquisition thereof;

  (3)
  certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, having a rating of at least P-1 from Moody's and A-1 from Standard & Poor's;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any commercial bank organized under the laws of any member of the European Union or Switzerland or the United States (or any state thereof or the District of Columbia) and having at the date of acquisition thereof combined capital and surplus of not less than EURO500 million;

  (5)
  commercial paper having a rating of at least P-1 from Moody's Investors Service, Inc. and A-1 from Standard & Poor's Corporation and in each case having maturities of not more than one year after the date of creation thereof;

  (6)
  corporate debt with a rating of "A" or higher from S & P or "A2" or higher from Moody's; and

  (7)
  investments in money market funds that invest at least 95% of their assets in Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

        "Central American Entities" means the following entities: Messer Griesheim de México S.A. de C.V.; Messer de El Salvador S.A. de C.V.; Messer de Centroamérica S.A.; Carbox S.A.; Servigil S.A.; Messer de Nicaragua S.A.; Carbox de Nicaragua S.A.; Messer de Honduras S.A. de C.V.; Compañía de Productos Atmosféricos S.A. de C.V.; Gases Industriales S.A. de C.V.; Coxgas S.A. de C.V.; Carbox S.A. Honduras; and Greenbelt Holdings Ltd.

        "Central American Entity Disposals" means asset sales which are disposals by Messer Griesheim or any Restricted Subsidiary of Messer Griesheim of its shares in a Central American Entity or a disposal by a Central American Entity of substantially all of its assets to MIG or a person designated by MIG.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the sale, transfer, conveyance or other disposition (whether or not by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) or Group other than a Person (the "Transferee") with respect to which:

  (a)
  before the initial Public Equity Offering, either (i) the Sponsors' combined direct and indirect percentage Beneficial Ownership of such Transferee's ordinary Share Capital is less than 50% of the Sponsors' combined direct and indirect percentage Beneficial Ownership of the Issuer's ordinary Share Capital on the Issue Date or (ii) the Sponsors' combined direct and indirect Beneficial Ownership of such Transferee's ordinary Share Capital is less than the Beneficial Ownership of such Transferee's ordinary Share Capital of any other Person (other than MIG or Affiliates of MIG); or

  (b)
  after the initial Public Equity Offering, any Person or Group (other than the Sponsors) is the Beneficial Owner, directly or indirectly, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Share Capital of the Transferee and the ownership of such Person or Group exceeds that of the Sponsors collectively in such Transferee;

  (2)
  before the initial Public Equity Offering, either (a) the Sponsors' combined direct and indirect Beneficial Ownership of the Issuer's ordinary Share Capital is less than 50% of the Sponsors' combined direct and indirect Beneficial Ownership of the Issuer's ordinary Share Capital on the Issue Date or (b) the Sponsors' combined direct and indirect Beneficial Ownership of the Issuer's ordinary Share Capital is less than the Beneficial Ownership of the Issuer's ordinary Share Capital of any other Person (other than MIG or Affiliates of MIG);

  (3)
  after the initial Public Equity Offering, any Person or Group (other than the Sponsors) will become the Beneficial Owner, directly or indirectly, of shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Share Capital of any Holding Company or the Issuer and the ownership of such Person or Group will exceed that of the Sponsors collectively; or

  (4)
  after the initial Public Equity Offering, the first day on which a majority of the members of the Board of Directors of the Issuer are not Continuing Directors of the Issuer or the first day on which a majority of the members of the Board of Directors of any Holding Company are not Continuing Directors of such Holding Company.

        Notwithstanding the foregoing, if the Company ceases to control the Issuer as a result of, and on the terms of, the transactions expressly contemplated by the Business Combination Agreement relating to the transfer of 66 2/3% of the shares in the Issuer to Hoechst Newco 3 (as defined therein), for a period no longer than 90 days, then during such 90 day period a Change of Control shall not be deemed to have occurred solely by virtue of such transfer, and if such period extends beyond such 90 days then a Change of Control shall be deemed to have occurred on the 91st day.

        "China Acquisition" means the acquisition by Messer Griesheim and/or one or more Subsidiaries of Messer Griesheim of the ACIC Gas Interests (as defined in the Business Combination Agreement) and certain other assets of Aventis China from Aventis China pursuant to the terms of the Business Combination Agreement and the China SPA (as defined therein).

        "Consolidated Cash Flow" means, with respect to any Person for any period, the sum (without duplication) of (i) the Consolidated Net Income of such Person for such period plus (ii) the following, in each case to the extent deducted in calculating such Consolidated Net Income:

  (1)
  the provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period (other than income or profits taxes attributable to extraordinary, nonrecurring or exceptional gains or losses or taxes attributable to any Asset Sale or any abandonments or reserves relating thereto);

  (2)
  the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period;

  (3)
  the Consolidated Non-Cash Charges of such Person and its Restricted Subsidiaries for such period;

and, in each case, without duplication and on a consolidated basis and determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum (without duplication) of:

  (i)
  the aggregate of the interest expense of such Person and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP, whether paid or accrued and whether or not capitalized, including, without limitation, (a) any amortization of debt issuance costs and original issue discount and any amortization or write-off of deferred financing costs, (b) non-cash interest payments, (c) the net costs under Hedging Obligations, (d) commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings and (e) the interest component of any deferred payment obligations but, excluding, however, the accrual of interest on Permitted Holding Company Subordinated Debt (for so long as such debt qualifies as Permitted Holding Company Subordinated Debt), but only to the extent satisfied by the issue to the holders thereof of further fungible Permitted Holding Company Subordinated Debt, capitalized to the principal thereof, or otherwise not paid in cash;

  (ii)
  the interest component of all payments associated with Capital Lease Obligations; and

  (iii)
  any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon;

provided, that (x) the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period, (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Issuer, a fixed or floating rate of interest, may be computed by applying, at the option of the Issuer, either the fixed or floating rate, and (C) notwithstanding clause (A) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by Interest Rate Swaps, shall be deemed to accrue at the rate per annum resulting after giving effect to such agreements; and (y) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the period.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the net income (net loss) of such Person and its Restricted Subsidiaries, on a consolidated basis determined in accordance with GAAP; provided, however, that there shall be excluded therefrom, without duplication:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with Asset Sale or any abandonments or reserves relating thereto; in each case to the extent such gains (and losses) were included in the calculation of such net income (loss);

  (2)
  any item classified as an extraordinary, non-recurring or exceptional gain (or any item classified as an extraordinary, non-recurring or exceptional loss), together with any related provision for taxes on such extraordinary, non-recurring or exceptional gain (or loss); in each case to the extent such gains (and losses) were included in the calculation of such net income (loss);

  (3)
  the net income of any Person that is not a Restricted Subsidiary of the specified Person, except to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

  (4)
  the net loss of any Person that is not a Restricted Subsidiary of the specified Person, except to the extent that such loss has been funded with cash from the specified Person or a Restricted Subsidiary thereof;

  (5)
  the net income (but not loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, except to the extent of cash dividends or distributions paid or permitted to be paid, directly or indirectly, by loans, advances, intercompany transfers or otherwise (for so long as so permitted) to the referent Person or to a Restricted Subsidiary of the referent Person by such Person (subject, in the case of such a dividend or distribution to another Restricted Subsidiary, to the limitation in this clause); provided, however, that solely for purposes of calculating the Fixed Charge Coverage Ratio of the Issuer and for making Investments, any determination as to the exclusion of net income of a Restricted Subsidiary pursuant to this clause (5) shall not give effect to any Permitted Bank Encumbrance;

  (6)
  the net income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition;

  (7)
  the cumulative effect of a change in accounting principles;

  (8)
  any restoration to income of any contingency reserve of an extraordinary, non-recurring or exceptional nature, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued in any period for which Consolidated Net Income is required to be calculated for purposes of the Indenture;

  (9)
  for purposes of the "Limitation on Restricted Payments and Investments" covenant, in the case of a successor to the specified Person by consolidation or merger or as a transferee of the specified Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

  (10)
  amortization of debt issuance costs incurred in connection with the financings of the Acquisition and other related fees and expenses, and in connection with the issuance of the Notes.

        "Consolidated Non-Cash Charges" means, with respect to any Person for any period, the aggregate depreciation, amortization (excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) and non-cash charges of such Person and its Restricted Subsidiaries for such period, but net of any non-cash items increasing the Consolidated Net Income of such Person for such period.

        "Continuing Directors" means, with respect to a company, as of any date of determination, any member of the Board of Directors of such company who:

  (1)
  was a member of such Board of Directors on the Issue Date;

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members, of such Board at the time of such nomination or election; or

  (3)
  is a representative of a Sponsor.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Disposal Investments" means, in relation to a disposal of the shares or assets of an entity, the amount (if any) of additional investment made by Messer Griesheim or any of its Subsidiaries in the entity whose shares or assets have been disposed of, where such additional investment was made after April 30, 2001.

        "Disposal Plan" means the disposal program pursuant to which it is intended that the shares in certain Subsidiaries of the Issuer located in Argentina, Brazil, Canada, China, Egypt, Guatemala, Honduras, India, Indonesia, South Korea, Malaysia, Mexico, Nicaragua, Peru, South Africa, Sri Lanka, Taiwan, Trinidad and Tobago, Turkey, the United States, Venezuela, and Vietnam, and/or the whole or substantially the whole of the assets of such companies and certain minority interests and assets of Messer Griesheim and its Subsidiaries will be sold after the Issue Date, as more particularly described in the Indenture.

        "Disqualified Share Capital" means any Share Capital that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures (excluding any maturity as the result of an optional redemption by the Issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes mature. Notwithstanding the preceding sentence, (i) only the portion of Share Capital which so matures or is mandatorily redeemable or is so redeemable at the sole option of the holder thereof prior to such date shall be deemed Disqualified Share Capital and (ii) any Share Capital that would constitute Disqualified Share Capital solely because the holders thereof have the right to require the Issuer to repurchase such Share Capital upon the occurrence of a change of control or an asset sale will not constitute Disqualified Share Capital.

        "Eligible Indebtedness" means any Indebtedness other than:

  (1)
  Indebtedness in the form of, or represented by, bonds or other similar securities or any guarantee of any such Indebtedness; and

  (2)
  Indebtedness that is, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

        "Eligible Preferred Shares" means Preferred Shares other than:

  (1)
  Preferred Shares which constitute Disqualified Share Capital; and

  (2)
  Preferred Shares that are, or may be, quoted, listed or purchased and sold on any stock exchange, automated trading system or over-the-counter or other securities market (including the market for securities eligible for resale pursuant to Rule 144A under the Securities Act).

        "Equity Interests" means Share Capital, Permitted Holding Company Subordinated Debt (for so long as such debt qualifies as Permitted Holding Company Subordinated Debt), all warrants, options or other rights to purchase or acquire Share Capital or Permitted Holding Company Subordinated Debt (but excluding any debt security that is convertible into, or exchangeable for, Share Capital or Permitted Holding Company Subordinated Debt other than Permitted Holding Company Subordinated Debt convertible into, or exchangeable for, Share Capital).

        "Excess Facility II Amount" means, at the time of determination, the aggregate amount by which Total Non-Indemnified Unconsolidated Debt has theretofore been permanently reduced by reason of the expiry of a guarantee or indemnity given by Messer Griesheim or its Restricted Subsidiaries which is not to be renewed or as a result of the disposal of Messer Griesheim's or its Restricted Subsidiaries' interest in a joint venture or unconsolidated Subsidiary or by payment of a sum under such a guarantee or indemnity by Messer Griesheim or a Restricted Subsidiary of Messer Griesheim or otherwise but not by reason of a payment from the proceeds of a Revolving Facility II Loan or under a letter of credit or bank guarantee issued under Revolving Facility II; provided that the foregoing reduction of Total Non-Indemnified Unconsolidated Debt has not been used to permit any previous application towards the general working capital requirements of Messer Griesheim and its Restricted Subsidiaries and the aggregate amount of (A) the amount to be borrowed and (B) the face amount of such guarantee or letter of credit to be issued which are to be so applied is equal to or less than the total amount of such reduction.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Indebtedness" means the Indebtedness of the Issuer and its Restricted Subsidiaries in existence at the time of issuance of the Notes on the Issue Date (excluding amounts outstanding under or in respect of the senior facilities), until such amounts are repaid.

        "Euro" and " EURO" means the single currency introduced at the start of the third stage of economic and monetary union pursuant to the Treaty establishing the European Community, as amended by the Treaty on European Union.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period; plus

  (2)
  the product of (a) all dividend payments, whether or not in cash, on any series of Preferred Shares of such Person or on any Disqualified Share Capital of such Person or any of its Restricted Subsidiaries, made during such period other than dividend payments or accruals on Equity Interests payable solely in Equity Interests of the Issuer (other than Disqualified Share Capital) or to the Issuer or a Restricted Subsidiary of the Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Fixed Charge Coverage Ratio" means with respect to any specified Person as of any date of determination, the ratio of (i) the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the most recently ended four full fiscal quarters of such Person for which financial statements are available and ending on or prior to the date of determination to (ii) the Fixed Charges of such Person for such four quarter period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems Preferred Shares subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of Preferred Shares, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  Investments in Restricted Subsidiaries and acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will in each case be given effect on a pro forma basis assuming that all such Investments in Restricted Subsidiaries and acquisitions, mergers and consolidations and related financings, and the reduction or increase of any associated fixed charge obligations and the change in Consolidated Cash Flow resulting therefrom, including as a result of cost savings considered in the reasoned judgment of the Chief Financial Officer of the Issuer as probable to be realized (but only to the extent that such cost savings and other calculations could then be reflected in pro forma financial statements under GAAP and Regulation S-X under the Securities Act and the rules and regulations promulgated by the Commission thereunder) had occurred on the first day of the four-quarter reference period, and Consolidated Cash Flow for such reference period will be calculated without giving effect to clause (6) of the proviso set forth in the definition of Consolidated Net Income,

  (2)
  the Consolidated Cash Flow attributable to discontinued operations as determined in accordance with GAAP on or prior to the Calculation Date, and the Consolidated Cash Flow attributable to operations or businesses disposed of prior to the Calculation Date, will be excluded, and the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded (but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date), in each case on a pro forma basis assuming that all such discontinued operations and disposals, and the reduction of any associated fixed charge obligations and the change in Consolidated Cash Flow resulting therefrom, including as a result of cost savings considered in the reasoned judgment of the Chief Financial Officer of the Issuer as probable to be realized (but only to the extent that such cost savings and other calculations could then be reflected in pro forma financial statements under GAAP and Regulation S-X under the Securities Act and the rules and regulations promulgated by the Commission thereunder) had occurred on the first day of the four-quarter reference period; and

  (3)
  if since the beginning of the applicable four-quarter reference period any Person (that subsequently became a Restricted Subsidiary or was merged or consolidated with or into Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment in a Restricted Subsidiary or any acquisition, merger or consolidation or related financings, or determined a discontinued operation or disposed of operations or businesses, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment or acquisition, merger or consolidation or related financings or discontinued operations or disposals had occurred at the beginning of the applicable reference period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness to which pro forma effect is given bears interest at a floating rate, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable interest rate for the entire period (taking into account any interest rate agreement in effect on the Calculation Date). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting office of the Issuer to be the rate of interest implicit in such Capital Lease Obligations in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "GAAP" means International Accounting Standards (or, if the Issuer makes the election described below, generally accepted accounting principles in the United States ("US GAAP")) as in effect from time to time, and which are consistent with the accounting principles and practices then applied by the Issuer, and any variation to such accounting principles and practices which is not material. At any time after the Issue Date, the Issuer may elect to apply for all purposes of the Indenture, in lieu of International Accounting Standards, U.S. GAAP; provided, that (i) any such election once made shall be irrevocable, (ii) all financial statements and reports required to be provided, after such election, pursuant to the Indenture shall be prepared on the basis of US GAAP and (iii) from and after such election, all ratios, computations and other determinations based on GAAP contained in the Indenture shall be computed in conformity with US GAAP, with retroactive effect being given thereto assuming that such election had been made on the Issue Date.

        "Group" means "group" as such term is used in Section 13d and 14(d) of the Exchange Act.

        "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under:

  (1)
  interest rate swap, cap, collar, future, option or other interest rate hedge or arrangement or other agreements or arrangements designed to protect such Person against fluctuations in interest rates;

  (2)
  any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any of its Restricted Subsidiaries against fluctuations in currency values; or

  (3)
  any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Issuer or any of its Restricted Subsidiaries designed to protect the Issuer or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Issuer and its Restricted Subsidiaries.

        "High Yield Proceeds Loan Agreement" means the loan agreement, dated on or about the date of the Indenture, between the Issuer, as lender and Messer Griesheim, as borrower, which governs the terms of the intercompany loan made by the Issuer to Messer Griesheim with the proceeds of the issue of the originally issued Notes by the Issuer.

        "High Yield Subordination Agreement" means the subordination agreement, dated on or about the date of the Indenture, between Messer Griesheim and the Issuer relating to the subordination of any loans made pursuant to the High Yield Proceeds Loan Agreement to the Obligations under the senior facilities and amounts outstanding under the Hedging Agreements (as defined therein).

        "Holder" or "Noteholder" means (1) in the case of a global Note, the person in whose name such Note is registered (being on the Issue Date, the Common Depository) in accordance with the Indenture and (2) in the case of a definitive Note, the person in whose name a Note is registered in the books of the registrar for the Notes.

        "Holding Company" means Messer Group and any other Person which owns, directly or indirectly, 100% of the voting securities of the Issuer (other than directors' qualifying shares).

        "Holding Operating Company" has the meaning specified in the definition of Permitted Holding Operating Company Transfer.

        "Indebtedness" means, with respect to any specified Person, whether or not contingent,

  (1)
  the principal of indebtedness of such Person in respect of borrowed money;

  (2)
  the principal of indebtedness of such Person evidenced by bonds, notes, debentures, loan stock or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  the obligations of such Person in respect of banker's acceptances;

  (4)
  all Capital Lease Obligations of such Person;

  (5)
  all obligations of such Person for the deferred and unpaid balance of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; and

  (6)
  all Hedging Obligations of such Person;

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of any other Person secured by a Lien on any asset or property of the specified Person (whether or not such Indebtedness is assumed by the specified Person) (the amount of such Indebtedness being deemed to be the lesser of the value of such property or asset or the amount of the Indebtedness so secured) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person, and excludes Permitted Holding Company Subordinated Debt (but subject to the second proviso of the definition thereof providing for the deemed incurrence of Indebtedness should such debt cease to qualify as Permitted Holding Company Subordinated Debt).

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

  (2)
  the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Indemnified Unconsolidated Debt" means, at any time, the aggregate amount of Unconsolidated Debt to the extent to which the member of the Messer Griesheim (as defined in the senior facilities) providing the Unconsolidated Debt is fully indemnified at such time by the Hoechst AG and/or Aventis pursuant to the provisions of section 11.1 (Hoechst Undertakings) and/or section 11.2 (Aventis Guarantee) of the Singapore Separation Agreement.

        "Insolvency Law" means any law applicable to the bankruptcy or insolvency of a Person or the relief of debtors generally and, with respect to a German company, means in particular the Insolvenzordnung, as amended from time to time, and any successor thereto.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration (including, without limitation, in connection with the sale, liquidation, repayment, repurchase or redemption of another Investment) of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of, as determined in good faith by the Board of Directors of the Issuer.

        "Issue Date" means the date of original issuance of the Notes issued under the Indenture.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, assignment or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, and any option or other agreement to sell or give a security interest.

        "Messer Griesheim" means Messer Griesheim GmbH.

        "Messer Griesheim Acquisition" means the acquisition by Messer Group of the issued share capital of the Issuer pursuant to the terms of the Business Combination Agreement.

        "Messer Group" means Messer Griesheim Group GmbH, the direct parent company of the Issuer on the Issue Date (fka Cornelia Verwaltungsgesellschaft mbH).

        "Messer Singapore" means Messer Singapore Pte. Limited, a company incorporated in Singapore and which is a direct wholly owned Subsidiary of Messer Griesheim.

        "MGI" means Messer Griesheim Industries, Inc.

        "MIG" means Messer Industrie GmbH.

        "Net Proceeds" means the aggregate cash proceeds in the form of cash or Cash Equivalents (including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents) received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), minus the aggregate amount (without duplication) of (i) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, recording fees, title insurance premiums, appraisers fees, and costs reasonably incurred in preparation of any asset or property for sale or for the delivery thereof; (ii) any income, capital gains or other Taxes incurred and required to be paid or reasonably estimated to be payable by the Issuer or any of its Restricted Subsidiaries in connection with (a) such Asset Sale or (b) the remittance or transfer of all or any of such proceeds to the Issuer or a Restricted Subsidiary of the Issuer in order to enable any such proceeds to be utilized in prepayment of the senior facilities pursuant to the requirements of Clause 9.5 (Asset Disposals) of the senior facilities, in each case as reasonably determined in good faith by the Issuer or such Restricted Subsidiary on the basis of the existing tax rates applicable to the gain (if any) and after taking into account all available credits, deductions and allowances connected with such disposal; (iii) all distributions and other payments required to be made to any Person owning, or any minority interest holder in Subsidiaries or joint ventures indirectly owning, a beneficial interest in the assets which are the subject of such Asset Sale; (iv) any reserves established in accordance with GAAP for adjustments in respect of the sales price of the asset or assets subject to such Asset Sale or for any liability associated with such Asset Sale: provided, however, that if such reserves are released, any amounts deducted pursuant to this clause (iv) shall be added back; (v) repayment of Indebtedness secured by assets subject to such Asset Sale; and (vi) Disposal Investments made in connection with such Asset Sale; provided, however, that if the instrument or agreement governing such Asset Sale requires the transferor to maintain a portion of the purchase price in escrow (whether as a reserve for adjustment of the purchase price or otherwise) or to indemnify the transferee for specified liabilities in a maximum specified amount, the portion of the cash or Cash Equivalents that is actually placed in escrow or segregated and set aside by the transferor for such indemnification obligation shall not be deemed to be Net Cash Proceeds until the escrow terminates or the transferor ceases to segregate and set aside such funds, in whole or in part, and then only to the extent of the proceeds released from escrow to the transferor or that are no longer segregated and set aside by the transferor.

        "Non-Indemnified Unconsolidated Debt" means, at any time, Unconsolidated Debt which is not Indemnified Unconsolidated Debt at such time.

        "Non-Strategic Disposals" means disposals which do not require the consent of a super-majority vote of the shareholders of a Holding Company or to which MIG is obligated to consent, as more particularly described in the Indenture.

        "Obligations" means any principal, interest, penalties, fees, expenses, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Permitted Bank Encumbrances" means any restriction on the declaration or payment of dividends or similar distributions, to the extent permitted to exist pursuant to clause (1), (4) (to the extent such agreement or instrument described in such clause (4) governs Indebtedness permitted to be incurred under the Indenture) or (5) of the second paragraph of the covenant under "Certain Covenants—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" or pursuant to any agreement renewing, replacing, substituting or amending any such encumbrance or restriction referred to in such clauses (1), (4) (to the extent such agreement or instrument described in such clause (4) governs Indebtedness permitted to be incurred under the Indenture) or (5), provided that such agreement is otherwise permitted under the Indenture and the terms of such agreement renewing, replacing, substituting or amending such encumbrance or restriction are no less favorable to the Holders of Notes in any material respect than the terms of the encumbrance or restriction being so renewed, replaced, substituted or amended.

        "Permitted Business" means businesses of the general nature of the businesses of the Issuer and its Restricted Subsidiaries conducted on the Issue Date and businesses ancillary or reasonably related or complementary thereto.

        "Permitted Discounting Facilities" means one or more facilities with a bank or other financial institution pursuant to which the Issuer or any of its Restricted Subsidiaries sell receivables owing to them on customary arms-length market terms in return for a payment in cash by the bank or financial institution to the Issuer or such Restricted Subsidiary of an amount at least equal to 85% of the face amount of the receivables so sold.

        "Permitted Holding Company Subordinated Debt" means subordinated debt of the Issuer issued to and held by any Holding Company provided that:

  (1)
  such debt by its contractual terms as explicitly expressed therein (a) does not (including upon the happening of any event) mature and is not (including upon the happening of any event) mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, and does not include any provision requiring repurchase by the Issuer or any of its Restricted Subsidiaries (including upon the happening of any event) prior to the date on which the Notes mature, (b) does not (including upon the happening of any event) require or provide for the payment, in cash or otherwise, of interest or any other amounts prior to its final Stated Maturity (provided that interest may accrete while such subordinated debt is outstanding and accreted interest may become due upon acceleration of maturity as permitted by clause (c) and any interest may be satisfied at any time by the issue to the holders thereof of additional Permitted Holding Company Subordinated Debt), (c) does not provide (including upon the happening of any event) for the acceleration of its maturity (other than following the winding up or bankruptcy of the Issuer, but only if the maturity of the Notes has been accelerated) or the exercise of rights or remedies prior to the date on which the Notes mature and all Obligations under the Notes and the Indenture are repaid in full in cash, (d) is not secured by a lien on any assets of the Issuer or any of its Subsidiaries and is not guaranteed by any Subsidiary, (e) is not transferable by the holder thereof except to the Issuer, (f) does not (including upon the happening of any event) restrict the payment of amounts due in respect of the Notes or compliance by the Issuer with its obligations under the Notes and the Indenture, (g) does not (including upon the happening of any event) constitute Voting Shares and (h) is not (including upon the happening of any event) mandatorily convertible or exchangeable, or convertible or exchangeable at the option of the holder, in whole or in part, prior to the date on which the Notes mature other than into or for Equity Interests (other than Disqualified Share Capital); and

  (2)
  such debt is contractually subordinated (pursuant to a binding agreement between the holder of such subordinated debt and the Trustee for the benefit of the Holders) and junior in right of payment to the prior payment in full in cash of all Obligations (including principal, interest, premium (if any) and Additional Amounts (if any)) of the Issuer under the Notes and the Indenture such that (a) the Issuer shall make no payment in respect of such subordinated debt (whether in cash, securities or otherwise, except as permitted by clause 1(b) above) and may not acquire such subordinated debt except as permitted by the Indenture, (b) any payment (whether principal, interest or otherwise) which would be due but cannot be paid by reason of any such restrictions shall be deferred (Einrede der Stundung) until the first date thereafter on which such payment is not so restricted, (c) upon any total or partial liquidation, dissolution or winding up of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property, the Holders will be entitled to receive payment in full in cash of all Obligations under the Notes and the Indenture before the holders of such subordinated debt will be entitled to receive any payment or distribution in respect of such subordinated debt, (d) such subordinated debt may not be amended or modified, and the subordination thereof may not be rescinded or waived, such that it would cease to qualify as Permitted Holding Company Subordinated Debt, without the prior written consent of the Trustee (which consent may be withheld for any or for no reason), at any time prior to the time that all Obligations under the Notes and the Indenture are repaid in full in cash and (e) the holders of such subordinated debt shall assign to the Trustee any and all rights it may have to vote, including by way of proxy, in any bankruptcy, reorganization, receivership, insolvency, liquidation or similar proceeding in respect of the Issuer or its property; and

provided, however, that any sale or transfer of such subordinated debt to any Person other than a Holding Company or the Issuer, and any event or circumstance that results in such subordinated debt being held by any Person other than a Holding Company or the Issuer or otherwise ceasing to meet any of the criteria to qualify as Permitted Holding Company Subordinated Debt set forth above (other than upon exchange, conversion or refinancing into Equity Interests of the Issuer), shall, in each case (i) be deemed to be an incurrence of Indebtedness by the Issuer at the time of sale or transfer or the occurrence of such event or circumstance, as the case may be, and (ii) reduce the amount referred to in clause (3)(b) of the first paragraph of the covenant under "Certain Covenants—Limitation on Restricted Payments and Investments", retroactive to the date of original incurrence of such Indebtedness; and in such case each Restricted Payment made on or after the date of the original incurrence of such Indebtedness shall be deemed not to have been permitted under the Indenture unless such Restricted Payment would have been permitted under the covenant described under "Certain Covenants—Limitation on Restricted Payments and Investments" at a given time on or after the date of the original incurrence of such Indebtedness, and on or prior to such sale or transfer or the occurrence of such event or circumstance, as the case may, and after giving such retroactive effect to such reduction referred to in clause (ii) of this proviso. In determining compliance with the foregoing, the Issuer may designate such given time with respect to each such Restricted Payment in any manner in its discretion, provided that only one such designation may be made in respect of each Restricted Payment and each such designation shall give pro forma effect to all other Restricted Payments having been designated as being made prior in time to such Restricted Payment.

        "Permitted Holding Operating Company Transfer" means any sale or transfer to a Holding Company (or a Subsidiary of a Holding Company) of the shares in a Restricted Subsidiary of the Issuer (thereafter referred to herein as a "Holding Operating Company") for fair value; provided that (a) the Consolidated Cash Flow of such Restricted Subsidiary for the most recently ended four full fiscal quarters of such Restricted Subsidiary for which financial statements are available and ending on or prior to the date of such sale or transfer, when aggregated with the Consolidated Cash Flow of each other Holding Operating Company whose shares were so sold or transferred hereunder (in each case as determined pursuant to this clause at the time of the sale or transfer of the shares in such Holding Operating Company, and without giving effect to subsequent changes in such Consolidated Cash Flow), does not exceed EURO10 million and (b) the consolidated total assets of such Restricted Subsidiary (determined as at the date of such sale or transfer), when aggregated with the consolidated total assets of each other Holding Operating Company whose shares were so sold or transferred hereunder (in each case as determined pursuant to this clause as at the time of the sale or transfer of the shares in such Holding Operating Company, and without giving effect to subsequent changes in the amount of such consolidated total assets), does not exceed EURO50 million (in each case, determined in accordance with GAAP).

        "Permitted Investments" means:

  (1)
  any Investment in the Issuer by any Restricted Subsidiary of the Issuer, provided that any Indebtedness evidencing such Investment is unsecured and subordinated, pursuant to a written agreement, to the Issuer's obligations under the Notes;

  (2)
  any Investment by the Issuer or any Restricted Subsidiary of the Issuer in any Restricted Subsidiary of the Issuer or in a Person, if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Issuer or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary of the Issuer;

  (3)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the "Asset Sale" covenant; and Disposal Investments made in connection with Asset Sales;

  (4)
  any Investment in Cash Equivalents or in Permitted Local Currency Investments;

  (5)
  any Investment made solely in exchange for the issuance of Equity Interests (other than Disqualified Share Capital) of the Issuer;

  (6)
  receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Issuer or any such Restricted Subsidiary deems reasonable under the circumstances;

  (7)
  any Investment in a Person where such Investment is acquired by the Issuer or any of its Restricted Subsidiaries (i) in exchange for another Investment in such Person held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of or obligor under such other Investment or (ii) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries of any Lien which secured such Investment or other transfer of title with respect to such secured Investment in connection with a default thereunder;

  (8)
  Investments in securities, stocks or similar obligations of trade creditors or customers received in settlement of obligations or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of, or in satisfaction of judgments against, such trade creditors or customers;

  (9)
  loans or advances to, or guarantees of loans to, employees of the Issuer or any Restricted Subsidiary of the Issuer for purposes of purchasing the Issuer's or any Holding Company's Share Capital; and other loans and advances to employees of the Issuer or any Restricted Subsidiary of the Issuer made in the ordinary course of business of the Issuer or such Restricted Subsidiary and guarantees of such loans made in the ordinary course of business;

  (10)
  Investments in Hedging Obligations;

  (11)
  Investments (i) outstanding on the Issue Date, (ii) made pursuant to commitments outstanding, and as in effect, on the Issue Date, including, without limitation, loans by Messer Griesheim to Singapore SPV in order to satisfy its obligations pursuant to the provisions of section 4.2 (Making of Shareholder Loans) of the Singapore Separation Agreement provided that (a) such loans are repayable by Singapore SPV on the terms and conditions specified in the Singapore Separation Agreement and (b) the aggregate amount of all such loans does not exceed at any time DM 180 million (or its equivalent) less the Hoechst Closing Amount (as defined in section 4.5 of the Singapore Separation Agreement), and (iii) made in connection with one or more Permitted Holding Operating Company Transfer provided that the aggregate amount of such Investments under this clause (iii) does not exceed EURO5 million (or its equivalent);

  (12)
  any Strategic Investment, provided that (A) the amount of such Investment, when aggregated with the amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of all other Investments comprising Strategic Investments made pursuant to this clause (12) after the Issue Date, does not exceed (B) the sum of (i) the amount, calculated at the time such Strategic Investment is made, equal to the the greater of (a) EURO75 million and (b) 5.0% of the total consolidated tangible assets of the Issuer and its Restricted Subsidiaries at the time such Investment is made plus (ii) 100% of the net cash proceeds, if any, received by the Issuer at the time of or concurrently with such Strategic Investment as a contribution to its common equity capital or from a sale by the Issuer of its common equity, provided that the amount of such net cash proceeds will be excluded from clause (3)(b) of the first paragraph of the

  "Limitation on Restricted Payments and Investments" covenant described above plus (iii) if any Strategic Investments made pursuant to this clause (12) are sold for cash or otherwise liquidated or repaid, repurchased or redeemed for cash, the amount equal to the lesser of (a) the aggregate initial amounts of such Investments (in each case measured on the respective dates such Investments were made and without giving effect to any subsequent changes in value) and (b) the aggregate amount received by the Issuer or its Restricted Subsidiaries upon such sales, liquidations, repayments, repurchases or redemptions plus (iv) to the extent that Strategic Investments in Persons are made after the Issue Date pursuant to this clause (12) and such Persons subsequently become Restricted Subsidiaries of the Issuer, the amount equal to the lesser of (a) the aggregate amount of such Strategic Investments (in each case measured on the respective dates such Strategic Investments were made and without giving effect to subsequent changes in value) and (b) the aggregate amount of such Strategic Investments owned by the Issuer or its Restricted Subsidiaries at the respective times such Persons become Restricted Subsidiaries of the Issuer (in each case measured as the fair market value of such Investments at the respective times each such Person became a Restricted Subsidiary of the Issuer); and

  (13)
  so long as no Default or Event of Default shall have occurred and be continuing (or result therefrom), any other Investment in any Person provided that (A) the amount of such Investment, when aggregated with the amount (measured on the date each such Investment was made and without giving effect to subsequent changes in value) of all other Investments made pursuant to this clause (13) after the Issue Date, does not exceed (B) the sum of (i) EURO10 million plus (ii) if any Investments made pursuant to this clause (13) are sold for cash or otherwise liquidated or repaid, repurchased or redeemed for cash, the amount equal to the lesser of (a) the aggregate amounts of such Investments (in each case measured on the respective dates such Investments were made and without giving effect to any subsequent changes in value) and (b) the aggregate amount received by the Issuer or its Restricted Subsidiaries upon such sales, liquidations, repayments, repurchases or redemptions plus (iii) to the extent that Investments in Persons are made after the Issue Date pursuant to this clause (13) and such Persons subsequently become Restricted Subsidiaries of the Issuer, the amount equal to the lesser of (a) the aggregate amount of such Investments (in each case measured on the respective dates such Investments were made and without giving effect to subsequent changes in value) and (b) the aggregate amount of such Investments in such Persons owned by the Issuer or its Restricted Subsidiaries at the respective times such Persons become Restricted Subsidiaries of the Issuer (in each case measured as the fair market value of such Investments at the respective times each such Person became a Restricted Subsidiary of the Issuer).

        "Permitted Liens" means:

  (1)
  Liens existing on the Issue Date;

  (2)
  Liens on the assets of the Issuer and its Restricted Subsidiaries securing Indebtedness and other Obligations under the senior facilities that were permitted by the terms of the Indenture to be incurred;

  (3)
  Liens in favor of the Issuer or a Restricted Subsidiary of the Issuer;

  (4)
  Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Issuer or any Restricted Subsidiary of the Issuer; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Issuer or the Restricted Subsidiary;

  (5)
  Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary of the Issuer, provided that such Liens were in existence prior to the contemplation of such acquisition;

  (6)
  Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

  (7)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (5) of the second paragraph of the covenant under "Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Share Capital and Preferred Shares" covering only the assets acquired with such Indebtedness;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as will be required in conformity with GAAP shall have been made therefor;

  (9)
  Liens created for the benefit of the Notes;

  (10)
  Liens imposed by law or arising by operation of law, including, without limitation, landlords' mechanics', carriers' warehousemen's, materialmen's, suppliers' and vendors' Liens, Liens for master's and crew's wages and other similar maritime Liens and mechanics' Liens, in each case which are incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made with respect thereto;

  (11)
  Liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Indebtedness secured by Liens referred to in the foregoing clauses (1), (4) and (5) of this definition, provided that such (i) Liens do not extend to any property or assets of the Issuer or any Restricted Subsidiary of the Issuer other than the property and assets that were subject to the Lien securing such Indebtedness and (ii) the amount of such Indebtedness so secured by such Lien is not increased;

  (12)
  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (13)
  Liens upon specific items of inventory or other goods and proceeds of any person securing such person's obligations in respect of banker's acceptances issued or credited for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (14)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (15)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and set-off;

  (16)
  Liens arising out of consignment or similar arrangements for the sale of goods in the ordinary course of business;

  (17)
  any interest or title of a lessor in the property subject to any lease other than a Capital Lease;

  (18)
  leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Issuer and its Restricted Subsidiaries;

  (19)
  Liens encumbering property or other assets under construction arising from progress or partial payments by a customer of the Issuer or its Restricted Subsidiaries relating to such property or other assets;

  (20)
  Liens arising from filing Uniform Commercial Code financing statements regarding leases, provided that such Liens do not extent to any property or assets which are not leased property subject to such leases or subleases;

  (21)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

  (22)
  zoning restrictions, easements, license, covenants, reservations, restrictions on the use of real property and defects, irregularities and deficiencies in title to real property that do not, individually or in the aggregate, materially affect the ability of the Issuer or any Restricted Subsidiary to conduct its business and are incurred in the ordinary course of business;

  (23)
  Liens incurred or pledges and deposits made in the ordinary course of business in connection with workers' compensation and unemployment insurance and other types of social security;

  (24)
  Liens securing Hedging Obligations so long as such Hedging Obligations relate to Indebtedness that is, and is permitted to be under the Indenture, secured by a Lien on the same property securing such Hedging Obligations; and

  (25)
  Liens securing Eligible Indebtedness that was permitted by the terms of the Indenture to be incurred.

        "Permitted Local Currency Investments" means Investments in:

  (1)
  cash in currencies other than those specified in clause (1) of the definition of Cash Equivalents and held by a Restricted Subsidiary of the Issuer, but only to the extent such cash (i) is in the currency of a jurisdiction in which such Restricted Subsidiary operates or conducts its business or (ii) was generated in the ordinary course of business of such Restricted Subsidiaries or (iii) is necessary for working capital purposes of such Restricted Subsidiary or (iv) represents cash consideration received by such Restricted Subsidiary from an Asset Sale that was made pursuant to and in compliance with the "Asset Sales" covenant or from a liquidation or redemption of an Investment made pursuant to and in compliance with clause (2) below; or (v) is, in the judgement of management of such Restricted Subsidiary, held for a valid business reason (including, but not limited to, cash management or applicable law);

  (2)
  Investments made by a Restricted Subsidiary of the Issuer with cash otherwise permitted to be held by such Restricted Subsidiary under clause (1) above in (a) marketable direct obligations of, or obligations fully and unconditionally guaranteed by, the sovereign nation (or any agency thereof) in which such Restricted Subsidiary is organized or of which such cash is its legal tender, (b) securities of the type and maturity described in clauses (3) through (6) of the definition of Cash Equivalents of foreign obligors organized under the laws of such nation, which securities have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or (c) securities of the type and maturity described in clauses (3) through (6) the definition of Cash Equivalents of foreign obligors organized under the laws of such nation, which securities or obligors are not rated as provided in such clauses but which are, in the reasonable judgment of the Issuer, comparable in investment quality to such securities (or, if such securities of such comparable quality are not then available for purchase at the time of such Investment, securities of such foreign obligors of the highest investment quality which is then reasonably available for purchase at the time of such Investment).

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Issuer or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

  (3)
  if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

  (4)
  such Indebtedness is incurred by the Issuer if the Issuer is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

        "Preferred Shares" of any Person means any Share Capital of such Person that has any rights which are preferential to the rights of any other Share Capital of such Person with respect to dividends or redemptions or upon liquidation.

        "Public Equity Offering" means an underwritten primary public offering of ordinary or common Share Capital of the Issuer or any Holding Company (to the extent net proceeds thereof are contributed to the Share Capital (other than Disqualified Share Capital) of the Issuer within 90 days of such offering) and from which the Issuer receives at least EURO50 million in aggregate gross proceeds and such Share Capital of the Issuer or such Holding Company the subject of such offering either:

  (1)
  is listed or traded on a nationally recognized stock exchange or automated quotation system in the United States, German or any other member state in the European Union (as it exists on the Issue Date), or

  (2)
  has been distributed by means of an effective registration statement under the Securities Act.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Revolving Facility II Loan" means a loan made or to be made under the Revolving Facility II, as such term is defined in the senior facilities.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Disposal Basket" means any disposal(s) on arm's length terms, provided that the aggregate consideration received for such disposal(s) (both cash and non-cash, including the amount of Indebtedness (other than Hedging Obligations) assumed by the purchaser or remaining in the assets disposed of or (if the disposal relates to a disposal of less than the whole of the issued shares of a person) the relevant proportion of such Indebtedness) (i) is no greater than EURO50 million (or its equivalent in another currency or currencies) in any calendar year, and (ii) from the Issue Date is no greater than EURO250 million (or its equivalent in another currency or currencies).

        "senior facilities" means the term loan and revolving credit facilities under the Facilities Agreement, dated on or about April 28, 2001, between, among others, Cornelia Verwaltungsgesellschaft mbH, Goldman Sachs International, as global co-ordinator, and the financial institutions party thereto, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as the same may from time to time be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including by way of adding Restricted Subsidiaries as additional guarantors or borrowers thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders (or the institutions).

        "Share Capital" means:

  (1)
  in the case of a corporation, corporate stock and shares;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock and shares;

  (3)
  in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Singapore Separation Agreement" means the formation, funding and shareholders agreement to be made between, amongst others, Messer Griesheim, Hoechst AG, MIG, Singapore SPV, the Company and Aventis in relation to (amongst other things) the sale by Messer Griesheim to Singapore SPV of all of Messer Griesheim's shares in Syngas and Messer Singapore.

        "Singapore SPV" means DIOGENES Neunzehnte Vermogensverwaltungs GmbH, a limited liability company in which, pursuant to the terms of the Singapore Separation Agreement, Messer Griesheim will be a shareholder and which will hold the interest in Messer Singapore and Syngas held by Messer Griesheim at the signing of the senior facilities existing on the Issue Date.

        "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-03 of Regulation S-X under the Securities Act, as such rule is in effect on the Issue Date, but replacing in such definition the 10% test threshold with a 3% test threshold. Notwithstanding the foregoing, for all purposes of the Indenture, each of Messer Griesheim and MGI shall be deemed to be a "Significant Subsidiary".

        "Special Interest" has the meaning specified in the Registration Rights Agreement.

        "Specified Asset Sales" means Asset Sales which are (i) disposals of assets under the Disposal Plan, (ii) disposals of assets which are Non-strategic Disposals or (iii) disposals of assets under the Senior Disposal Basket.

        "Sponsors" means Allianz Capital Partners GmbH, GS Capital Partners 2000, L.P., GS Capital Partners 2000 Employee Fund, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co Beteiligungs KG, Stone Street Fund 2000, L.P. and Bridge Street Special Opportunities Fund 2000, L.P., together with all equity funds and investment funds managed, advised or operated by any such Person, and their respective Affiliates or any Affiliate of The Goldman Sachs Group, Inc.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Strategic Investment" means an Investment by the Issuer or a Restricted Subsidiary in another Person or Persons (including an Unrestricted Subsidiary), provided that such other Person or Persons, taken together, shall be engaged primarily in a Permitted Business.

        "Subsidiary" means, with respect to any Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Share Capital entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

        "Syngas" means Singapore Syngas Pte Ltd, a company incorporated in Singapore.

        "Taxes" means taxes, duties, assessments or other governmental charges of whatever nature, including penalties, interest and any other liabilities related thereto.

        "Total Non-Indemnified Unconsolidated Debt" means, at any time, the aggregate amount (without double counting) of Unconsolidated Debt at that time which is not Indemnified Unconsolidated Debt at such time.

        "Unconsolidated Debt" means any Indebtedness of Messer Griesheim or its Restricted Subsidiaries under any guarantee or indemnity given by any of Messer Griesheim or its Restricted Subsidiaries in respect of Indebtedness of a Person who is not a Restricted Subsidiary of Messer Griesheim.

        "Unrestricted Subsidiary" means any Subsidiary of the Issuer (and any Subsidiary of such Subsidiary) that is designated by the Board of Directors as an Unrestricted Subsidiary in accordance with the covenant described under "Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries".

        "Vendor" means Hoechst AG.

        "Voting Shares" of any Person as of any date means the Share Capital of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then principal amount of such Indebtedness.

        "Wholly Owned Restricted Subsidiary" means a Restricted Subsidiary 100% of the voting securities of which (other than directors' qualifying shares) is owned, directly or indirectly, by the Issuer.

DESCRIPTION OF MESSER GRIESHEIM'S SENIOR INDEBTEDNESS

        We summarize below the senior facilities agreement, the intercompany loan, the subordination agreement and the assignment agreement. Our summary is necessarily incomplete, and you may not find in it specific information that you might want to consider. Please refer to full copies of these agreements for all of their terms.

Senior Facilities Agreement

        On April 28, 2001, Messer Griesheim and certain of its consolidated subsidiaries entered into a senior facilities agreement with Goldman Sachs International, Bayerische Hypo- und Vereinsbank AG, J.P. Morgan Plc and The Royal Bank of Scotland Plc, as arrangers, Goldman Sachs International as global coordinator, Chase Manhattan International Limited as agent and security trustee, and others. The agreement permits borrowings by Messer Griesheim, by its principal U.S. subsidiary and by a finance subsidiary. It also provides for the possibility of additional subsidiaries becoming direct borrowers in the future. The amounts owed under the senior facilities are guaranteed by Messer Griesheim and by a number of its significant subsidiaries in Europe and the United States. The loans under the senior facilities agreement originally totalled EURO1.050 million and $540 million. The terms of the different loans are summarized as of December 31, 2001 in the following chart.

Description	Interest rate		Available amount		Amounts outstanding	Amortization	Maturity Date
			EURO (in millions)		EURO (in millions)
$198 Million Senior Term Disposal facility(5)	4.31%	(3)	21.5	(1)	21.5	None	April 30, 2003	(9)
EURO300 Million Senior Term A facility(5)(6)(8)	5.53%	(3)	294.9		294.9	14 semi-annual installments beginning on December 20, 2001	April 20, 2008
EURO170 Million Senior Term B facility(5)	7.07%	(3)	170.0		170.0	2 installments on October 30, 2008 and on April 30, 2009	April 30, 2009
$124 Million Senior Term B facility(5)	6.42%	(3)	140.6	(1)	140.6	2 installments on October 30, 2008 and on April 30, 2009	April 30, 2009
EURO115 Million Senior Term C facility(5)	7.57%	(3)	115.0		115.0	2 installments on October 30, 2009 and on April 30, 2009	April 30, 2010
$162 Million Senior Term C facility(5)(8)	6.57%	(3)	183.7	(1)	183.7	2 installments on October 30, 2009 and on April 30, 2010	April 30, 2010
EURO260 Million Senior Revolving facility I			255.5	(4)	—	None	March 31, 2008
EURO50 Million Senior Revolving facility II			45.0	(7)	—	None	March 31, 2008
Senior Notes	10.375%		550.0		550.0		June 1, 2011
Other existing debt(8)	5.980%		187.9		187.9

Total(2)			1,964.1		1,663.6

(1)
U.S. Dollar amounts under the facility have been converted into EURO at the rate of EURO1=$0.882, British Pounds (GBP) amounts at the rate of EURO1=GBP 0.6088.
(2)
The total amount borrowed as December 31, 2001 is reflected net of unamortized debt issuance costs of EURO82.4 million as of December 31, 2001.
(3)
Variable interest rates as of December 31, 2001.
(4)
EURO4.5 million drawn as a guarantee.

(5)
The commitments with respect to the term loans of the senior facilities which comprise all of the loans under the senior facilities, other than the revolving loans, are reduced by the amount of repayments, (i.e., the available facilities, are reduced by the amount of repayments).
(6)
Tranche A is a multicurrency facility. The interest rate shown is a weighted rate.
(7)
EURO5.0 million drawn as a guarantee.
(8)
The interest rate shown is a weighted rate.
(9)
Principal repayments are due earlier upon the sale of certain subsidiaries identified as part of the disposal program. As of December 31, 2001, $179.6 million of the $198.6 million senior term disposal facility had been repaid. As of April 29, 2002, the senior term disposal facility has been repaid in full.
(10)
We are required to use 75% of our excess cash flow, as defined by the senior facilities agreement, in any given year, to repay the loans under the senior facilities.

Prepayment

        Voluntary prepayment.     Messer Griesheim may prepay the term B or term C loans without penalty if the prepayment occurs later than 24 months after April 30, 2001. If the prepayment occurs between 12 and 24 months after April 30, 2001, Messer Griesheim must pay a premium of 1% of the prepaid amount. If the prepayment happens during the first 12 months following April 30, 2001, Messer Griesheim must pay a premium of 2% of the prepaid amount. This prepayment premium does not apply to the term disposal loans, the term A loans or the revolving loans, which can be prepaid at any time without penalty.

        Mandatory prepayment.     Messer Griesheim may be required to prepay the full amount of the loans under certain circumstances. Those circumstances include:

  •
  the illegality of the obligation of the lender caused, for example, by a change in law;

  •
  a change of control, which occurs if (a) the sponsors together cease to own at least 50% of the shares of Messer Griesheim Group issued to the sponsors, and held by them or other financial investors, (b) the sponsors individually cease to own at least 15% of the total shares of Messer Griesheim Group, (c) a person owns more shares of Messer Griesheim Group than the sponsors do or (d) Messer Griesheim Group ceases to own 100% of the issuer's shares;

  •
  a sale of substantially all of Messer Griesheim's assets, the assets of the issuer, or those of Messer Griesheim Group; or

  •
  a listing on any securities exchange in any country of all or part of Messer Griesheim's shares, the shares of the issuer, or those of Messer Griesheim Group.

        The same prepayment premiums that apply to voluntary prepayments apply to the mandatory prepayments listed above, except for mandatory prepayments due to illegality of the lenders' obligation.

        Excess cash flow.    Messer Griesheim must use 75% of its excess cash flow in any given year, or 50% if the leverage ratio is less than 4 to 1, to repay the outstanding loans. Excess cash flow includes Messer Griesheim's consolidated profit from operations, but excludes capital expenditures and taxes.

        Asset divestitures.    Messer Griesheim must use an amount equal to 100% of certain net divestiture proceeds specified in the senior facilities agreement to repay the outstanding loans. Under certain conditions, the above percentage will be reduced to 75%. However, Messer Griesheim may instead reinvest certain divestiture proceeds in comparable assets during the first year after the divestiture. The net divestiture proceeds include the gross proceeds from the divestiture of an asset, less fees and taxes related to the divestiture, repayments of the debt relating to the divested asset, and additional investments made after April 30, 2001, in the divested asset.

        Insurance proceeds.    If, we or any of our consolidated subsidiaries, receive more than EURO5 million in insurance proceeds, we must use an amount equal to those insurance proceeds to repay the outstanding loans. However, we may instead use the insurance proceeds to replace or repair the damaged assets if we do so during the first six months after receiving the insurance proceeds, or if we enter into binding commitments within that period, to do so within the first year.

        Acquisition recoveries.    If we, Messer Griesheim Group, its shareholders or any of our consolidated subsidiaries receive payments exceeding EURO5 million from Hoechst AG in connection with the acquisition transactions described above, we must use an amount equal to these payments to remedy the problem in connection with which the payment was made during the first year after receiving such payments or to repay the loans.

Covenants

        The senior facilities agreement contains certain customary negative covenants that restrict Messer Griesheim, certain of its subsidiaries and, in some cases, the issuer and Messer Griesheim Group (subject to certain agreed exceptions) from, among other things:

  •
  incurring additional debt and having any financial debt, for example, borrowed money, issuances of securities or finance leases, in an amount greater than EURO2,250,000,000;

  •
  giving guarantees and indemnities;

  •
  making loans to others;

  •
  creating security interests on their assets;

  •
  making acquisitions and investments;

  •
  entering into and investing in joint ventures;

  •
  disposing of assets other than in the ordinary course of trading;

  •
  issuing shares;

  •
  making payments under or amending subordinated debt or equity documents; or

  •
  paying dividends or making payments to shareholders.

        The senior facilities agreement also requires us to maintain specified consolidated financial ratios, namely:

  •
  EBITDA (as defined in the senior facilities agreement) to net cash interest;

  •
  total senior debt to EBITDA;

  •
  operating cash flow to total debt service; and

  •
  total debt to EBITDA.

        In addition, we are required to observe periodic limits on capital expenditures.

        Messer Griesheim is required to ensure that the combination of the repayment of the senior term disposal facility and the assumption of indebtedness by third parties in connection with divestments of assets will result in the reduction of the aggregate indebtedness of Messer Griesheim and its consolidated subsidiaries by at least EURO255 million by April 30, 2003.

        Messer Griesheim has undertaken to ensure that certain percentages of its subsidiaries and itself (calculated with reference to assets and EBITDA) provide guarantees and security, and have their shares pledged, to support the senior facilities and related hedging.

        The senior facilities agreement also requires Messer Griesheim and its Subsidiaries to, and Messer Griesheim has agreed that the issuer in some cases will, observe certain customary covenants, including covenants relating to the following:

  •
  legal status;

  •
  insurance;

  •
  environmental compliance;

  •
  intellectual property;

  •
  pensions;

  •
  payment of taxes;

  •
  notification of defaults;

  •
  making of claims;

  •
  banking arrangements;

  •
  guarantees and security;

  •
  budgets;

  •
  financial reports; and

  •
  hedging arrangements.

Representations

        The senior facilities agreement also requires Messer Griesheim to make a number of representations from time to time, including certain customary representations. If at any time these representations are untrue, a default will occur unless the circumstances giving rise to the misrepresentation are remedied within 21 business days of Messer Griesheim becoming aware of the misrepresentation.

Events of Default

        The senior facilities agreement also contains default clauses. The clauses provide that, if Messer Griesheim or one of the other borrowers or guarantors default on the loans or if another specified default occurs and the default is not cured in the appropriate period of time, the lenders could, for example, require that the loans be repaid in full immediately and/or enforce their security interests. Examples of defaults include the following:

  •
  any failure to pay amounts when due;

  •
  any failure to meet the financial ratios we have undertaken to meet;

  •
  any failure to comply with our obligations under the covenants described above, except that some failures and all misrepresentations may be remedied within a grace period of 21 business days;

  •
  either we or certain of our subsidiaries become unable to pay debt as it falls due;

  •
  any attachment of our assets or those of certain of our subsidiaries that exceeds a total amount of EURO10 million and is not corrected within 60 days;

  •
  any failure to comply with the obligations assumed under the security documents, or the security documents ceasing to be effective, including the pledge on Messer Griesheim's capital stock in favor of the senior lenders;

  •
  any misrepresentation made by Messer Griesheim or the issuer in any of the documents related to the senior facilities agreement, except that misrepresentations may be remedied within a grace period of 21 days;

  •
  any failure to comply with the obligations acquired under certain subordinated loan agreements that would materially affect the lenders under the senior facilities agreement;

  •
  the unlawfulness of the performance of any obligation under the documents related to the senior facilities agreement;

  •
  any repudiation of a document related to the senior facilities agreement or of the security interests arising from it;

  •
  any change in circumstances, or any event, that would have a material adverse effect on Messer Griesheim Group's or its subsidiaries' business, on Messer Griesheim's or any other borrower's or guarantor's ability to perform their obligations under the senior facilities agreement, or on the validity or enforceability of that agreement or any of the documents related to it;

  •
  any event of default under the notes; and

  •
  either we or certain of our subsidiaries become subject to insolvency proceedings or file for bankruptcy protection.

        Cross Default.    If certain of our subsidiaries default under their financial arrangements, Messer Griesheim would also be in default under the senior facilities agreement. In particular, Messer Griesheim would be in default under the senior facilities agreement if

  •
  any one of those subsidiaries failed to pay its financial indebtedness when due;

  •
  the financial indebtedness of any one of those subsidiaries is accelerated or cancelled as a result of a default; or

  •
  any creditor of any one of those subsidiaries becomes entitled to accelerate the subsidiary's financial indebtedness as a result of a default.

        However, Messer Griesheim would not be in default under the senior facilities agreement if the total financial indebtedness in default amounts to less than EURO10 million, or if the indebtedness in default is repaid in full within 10 days.

Security Arrangements

        Security Interests.    The issuer has granted a first priority pledge over its shares in Messer Griesheim to the lenders under the senior facilities agreement as security for Messer Griesheim's obligations to them. Under the pledge, if Messer Griesheim defaults on those obligations, the lenders will be entitled to sell the issuer's shares in Messer Griesheim and to apply the proceeds to payment of any amounts Messer Griesheim owes under the senior facilities agreement. However, the issuer has the right to receive any remaining proceeds from the share sale.

        Guarantees.    Under the senior facilities agreements, the guarantors agree to guarantee the punctual performance by each borrower of all of each borrower's obligations, to pay any amounts that the borrowers fail to pay, and to indemnify each lender for any costs resulting from the invalidity or unenforceability of the borrowers' obligations. The guarantee survives for so long as the loans under the senior facilities agreement are outstanding. If a payment is avoided or reduced because of insolvency proceedings, the guarantors agree to pay the difference resulting from avoidance or reduction. The guarantors waive any defenses they may have against the lenders, and any right to require the lenders to first proceed against the borrowers. In addition, the guarantors waive any rights they may have to proceed against the borrowers for indemnification, contribution or subrogation. Some of the guarantees are subject to limitations on the amount recoverable under them.

The Intercompany Loan

        On May 16, 2001 the issuer has loaned to Messer Griesheim the gross proceeds from the original offering of notes. This intercompany loan, which is the same as the principal amount of the notes, is due at the same time as the principal of the notes is due. Interest on the loan is due within five days before interest on the notes is due. The interest rate is fixed so that interest is due in the same amounts as interest on the notes. However, the interest rate will be adapted in case additional amounts or special interest become necessary under the notes.

        Messer Griesheim has also agreed to indemnify the issuer with respect to any reasonable payments the issuer needs to make with respect to the offering described in this prospectus. Specifically, Messer Griesheim will indemnify the issuer for audit and legal fees, and administrative and management fees. Messer Griesheim will also indemnify the issuer for its costs under the registration rights agreements, the purchase agreement, the indenture and the paying agency agreement.

        The intercompany loan is subordinated to the senior facilities as described below.

The Subordination Agreement

        Messer Griesheim's obligation to make payments to the issuer under the intercompany loan is subordinated, pursuant to a subordination agreement dated May 16, 2001, to its obligations to the lenders under the senior facilities agreement. The subordination applies even in case of insolvency proceedings relating to Messer Griesheim.

        Under this subordination agreement, Messer Griesheim is permitted to make interest payments to the issuer under the intercompany loan corresponding to the issuer's obligations to make scheduled interest payments on the notes. Payment of the principal amount of the intercompany loan on the maturity date of the notes is also permitted. However, if Messer Griesheim is in default with respect to any payments of principal or interest under the senior facilities or with respect to other payments in excess of EURO1 million under the senior facilities, then Messer Griesheim will not be permitted to make payments under the intercompany loan to the issuer for as long as such payment default under the senior facilities continues.

        For any other type of default under the senior facilities, the lenders under the senior facilities agreement could prohibit Messer Griesheim from making payments under the intercompany loan for a blockage period. This blockage period begins when a notice from an agent for the senior lenders is given to Messer Griesheim specifying that no payments may be made under the intercompany loan as a result of such a default under the senior facilities. This blockage period will only last while such default is continuing and will last for no longer than 179 days from the date such notice is served. Not more than one such blockage notice can be given in any period of 365 days, and no default that existed when a blockage notice was given can be the basis of a subsequent blockage notice.

        Pursuant to the subordination agreement, the issuer has agreed generally not to enforce its rights to receive payment under the intercompany loan. More specifically, the issuer has agreed not to terminate or accelerate the intercompany loan, not to demand payments on the intercompany loan, and not to commence proceedings in respect of the intercompany loan, including attachment, execution or insolvency proceedings.

        However, the issuer may enforce its rights to receive payment under the intercompany loan if there is a payment default under the notes and the standstill period in respect of that default has expired. A standstill period in respect of a note payment default begins on the date such payment default under the notes occurs and ends on the earlier of the expiry of 120 days from the date the senior lenders have been notified that such payment default on the notes has occurred, and the date on which an "insolvency event" occurs. An insolvency event means:

  (a)
  the appointment of an insolvency administrator in respect of Messer Griesheim or any of its assets;

  (b)
  the shareholders of Messer Griesheim pass a resolution for its dissolution, liquidation or winding up; or

  (c)
  Messer Griesheim commences negotiations with its third-party creditors with a view to rescheduling or restructuring its indebtedness vis-à-vis such third party creditors (in whole or in part) by reason of its inability to meet payments of all such indebtedness on its due date for payment.

        Notwithstanding the issuer's rights to enforce payment after the standstill period, if a default with respect to payments under the senior facilities or a non-payment blockage period with respect to other types of defaults under the senior facilities, as described above, is continuing, the prohibition on payments to the issuer under the intercompany loan will continue to apply.

        Finally, the issuer has irrevocably waived all of its rights and claims against Messer Griesheim, including rights to payment of principal and interest, under the intercompany loan if the following suspensive conditions occur:

  •
  the receipt of a notice by the issuer from the security trustee for the senior lenders confirming that the shares in Messer Griesheim which are subject to the pledge over such shares in favor of the senior lenders have been sold pursuant to an enforcement of such share pledge,

  •
  receipt by the security trustee on behalf of the senior lenders of payment of the purchase price owing from the purchaser of such shares in Messer Griesheim and, to the extent the purchase price exceeds amounts owed under the senior facilities, receipt of such excess amount by the issuer or, following the enforcement by the trustee for the noteholders of its rights under the Assignment Agreement, by the trustee for the noteholders, and

  •
  the written explicit and irrevocable release by the senior lenders of any and all amounts owed under the senior facilities that remain outstanding following the application of proceeds from such sale of such shares in Messer Griesheim toward satisfaction of amounts owed under the senior facilities.

        Except under the assignment agreement described below, the issuer has agreed that the issuer will not pledge or otherwise transfer its rights under the intercompany loan. The issuer has also agreed that the issuer will not set off any amounts that it may owe Messer Griesheim against amounts Messer Griesheim fails to pay the issuer under the intercompany loan.

The Assignment Agreement

        Pursuant to an assignment agreement entered into on May 16, 2001, the issuer has assigned to the trustee for the noteholders the issuer's rights to receive the proceeds of payments under the intercompany loan. If the issuer defaults on the notes, the trustee has the right to receive the intercompany loan payment directly from Messer Griesheim. As owner of the Messer Griesheim shares, the issuer has also assigned to the trustee its rights to receive the excess proceeds from a sale of those shares, in the event of an enforcement of the pledge of those shares given to the senior lenders, to the extent the proceeds from the sale are not required to discharge the obligations secured by the pledge.

        As long as the issuer has not defaulted on payments due on the notes, the issuer is permitted to receive such excess proceeds. However, if a payment default on the notes occurs, the trustee for the noteholders has the right to require that any proceeds under the intercompany loan be paid directly from Messer Griesheim to the trustee and, if a sale of the Messer Griesheim shares has occurred pursuant to an enforcement of the pledge, to require that the excess proceeds from such sale be paid directly to the trustee by the security trustee enforcing the share pledge.

        The rights of the trustee for the noteholders under the assignment agreement only relate to the proceeds payable to the issuer under the intercompany loan and proceeds from a sale of the Messer Griesheim shares. Such rights do not entitle the trustee for the noteholders otherwise to exercise rights or remedies or take enforcement action against Messer Griesheim.

PLAN OF DISTRIBUTION

        This prospectus may be used by Goldman, Sachs & Co., Goldman Sachs International and other affiliates of The Goldman Sachs Group, Inc. in connection with offers and sales of the notes related to market-making transactions effected from time to time. Such affiliates of The Goldman Sachs Group, Inc. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

        As of the date of this prospectus, six private equity funds managed by affiliates of The Goldman Sachs Group, Inc. owned 33.665% of our capital stock. See "Certain Relationships and Related Party Transactions". Because affiliates of The Goldman Sachs Group, Inc. may purchase and sell notes, and because this prospectus may be used by affiliates of The Goldman Sachs Group, Inc. in connection with future offers and sales of notes related to market-making transactions effected from time to time, no estimate can be given as the number and percentage of notes that will be held by such affiliates of The Goldman Sachs Group, Inc. upon the termination of such sales.

        We have been informed by Goldman, Sachs & Co. and Goldman Sachs International that, subject to applicable laws and regulations, they or other affiliates of The Goldman Sachs Group, Inc. currently intend to make a market in the notes. However, such entities are not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to limits imposed by the Securities Act and the Exchange Act. See "Risk Factors—You may not be able to resell your notes".

        Affiliates of The Goldman Sachs Group, Inc. have provided us with investment banking services in the past and may provide such services and financial advisory services to us in the future. Goldman Sachs International acted as purchaser in connection with the original sale of the notes and received customary fees and was reimbursed expenses incurred in connection therewith. See "Certain Relationships and Related Party Transactions—Goldman Sachs".

        We have agreed to indemnify Goldman, Sachs & Co., Goldman Sachs International and other affiliates of The Goldman Sachs Group, Inc. against certain liabilities, including liabilities under the Securities Act.

        The address of Goldman, Sachs & Co. is 85 Broad Street, New York, New York 10004. The address of Goldman Sachs International is Peterborough Court, 133 Fleet Street, London EC4A 2BB.

CERTAIN TAX CONSEQUENCES

German Tax Considerations

        The following is a general discussion of the material German tax consequences of your investment in and ownership of the notes. This discussion does not purport to be a comprehensive description of all tax considerations which may be relevant to your decision to purchase the notes. In particular, this discussion does not consider any specific facts or circumstances which may apply to a particular purchaser. This summary is based on the current laws of Germany, as in effect and applied on the date of this prospectus. These laws are subject to change, possibly with retroactive effect.

        Prospective purchasers of notes are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of notes, including the effect of any state or local taxes, under the tax laws in Germany and in each country of which they are residents.

Tax Residents

        Payments of interest on the notes, including interest having accrued up to the sale of a note and credited separately ("Accrued Interest") to persons who are tax residents of Germany (i.e., persons whose residence, habitual abode, statutory seat, or place of effective management and control is located in Germany) are subject to German personal or corporate income tax (plus solidarity surcharge of 5.5% thereon (Solidaritätszuschlag)). Such interest is also subject to trade tax if the notes form part of the property of a German trade or business.

        Upon maturity of a note, the initial purchaser receives, in addition to the current interest on the note, taxable investment income in an amount equal to the difference between the issue price of the note and the redemption amount ("Original Issue Discount"), if the Original Issue Discount exceeds certain thresholds. Provided that the note can be classified as a financial innovation (Finanzinnovation) under German tax law, including, among other things, zero coupon notes or discounted notes, and is purchased or disposed of while outstanding, the Original Issue Discount to the extent attributable to the period over which the holder of a note has held such note or, alternatively, the difference between the proceeds from the sale or redemption and the purchase price is subject to personal or corporate income tax in the year of the sale or maturity of the note, unless the notes form part of the property of a trade or business, in which case the annual increase in value of the note, as calculated at the time of its acquisition, must be taken into account pro rata temporis as interest income and may also be subject to trade tax.

        Capital gains from the disposal of notes, other than income from Original Issue Discount, as defined above, are only taxable to a German tax-resident individual if the notes are disposed of within one year after their acquisition or form part of the property of a trade or business, in which case the capital gains may also be subject to trade tax. Capital gains derived by German-resident corporate holders of notes will be subject to corporate income tax (plus solidarity surcharge at a rate of 5.5% thereon) and trade tax.

        If the Notes are held in a custodial account which the Noteholder maintains with a German branch of a German or non-German financial or financial services institution (the "Disbursing Agent") a 30% withholding tax on interest payments (Zinsabschlagsteuer), plus 5.5% solidarity surcharge on such tax, will be levied, resulting in a total tax charge of 31.65% of the gross interest payment. Withholding tax on interest is also imposed on Accrued Interest. If the Notes qualify as financial innovations, as explained above, and are kept in a custodial account which the Noteholder maintains with a Disbursing Agent such custodian will generally withhold tax at a rate of 30% (plus solidarity surcharge at a rate of 5.5% thereon) from the difference between the issue or purchase price of the Notes and the redemption amount or sales proceeds if the Noteholder has kept the Note in the custodial account since the time of issuance or acquisition, respectively. Otherwise the 30% withholding tax is applied to 30% of the amounts paid in partial or final redemption of the Notes or the proceeds from the sale of the Notes, respectively.

        In computing the tax to be withheld the Disbursing Agent may deduct from the basis of the withholding tax any Accrued Interest paid by the holder of a Note to the Disbursing Agent during the same calendar year. In general, no withholding tax will be levied if the holder of a Note is an individual (i) whose Note does not form part of the property of a German trade or business nor gives rise to income from the letting and leasing of property, and (ii) who filed a withholding certificate (Freistellungsauftrag) with the Disbursing Agent but only to the extent the interest income derived from the Note together with other investment income does not exceed the maximum exemption amount shown on the withholding certificate. Similarly, no withholding tax will be deducted if the holder of the Note has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the relevant local tax office.

        Withholding tax and solidarity surcharge thereon are credited as prepayments against the German personal or corporate income tax and the solidarity surcharge liability of the German resident. Amounts overwithheld will entitle the Noteholder to a refund, based on an assessment to tax.

Nonresidents

        Interest, including Accrued Interest and Original Issue Discount, and capital gains are not subject to German taxation, unless

  (a)
  the notes form part of the business property of a permanent establishment, including a permanent representative, or a fixed base maintained in Germany by the Noteholder; or

  (b)
  the interest income otherwise constitutes German-source income (such as income from the letting and leasing of certain German-situs property).

        In situations (a) and (b), a tax regime similar to that explained above at "Tax Residents" applies. Capital gains from the disposition of notes other than income from Original Issue Discount are, however, only taxable in situation (a).

        Nonresidents of Germany are, in general, exempt from German withholding tax on interest and solidarity surcharge thereon. However, where the interest is subject to German taxation as set forth in the preceding paragraph and the Notes are held in a custodial account with a Disbursing Agent, withholding tax is levied as explained above at "Tax Residents".

Inheritance and Gift Tax

        No inheritance tax with respect to any note will arise under the laws of Germany if neither the decedent nor the beneficiary is a resident of Germany and such note is not attributable to a German trade or business for which a permanent establishment is maintained in Germany, nor for which a permanent representative has been appointed in Germany. Similarly, no gift tax with respect to any note will arise under the laws of Germany if neither the donor nor the donee is a resident of Germany and such note is not attributable to a German trade or business for which a permanent establishment is maintained, or a permanent representative has been appointed, in Germany. Exceptions from this rule apply to certain German expatriates.

Other Taxes

        No stamp, issue, registration or similar taxes or duties will be payable in Germany in connection with the issuance, delivery or execution of the notes. Currently, net assets tax is not levied in Germany.

United States Federal Income Tax Considerations

        In the following discussion we summarize certain U.S. federal income tax considerations that may be relevant to you if you invest in the notes and are a U.S. holder. We also discuss certain aspects of federal income taxation relevant to beneficial owners of notes who are not U.S. holders. In this summary, we deal only with holders that purchase the notes at their issue price as part of the initial distribution and that will hold the notes as capital assets. However, we do not address considerations that may be relevant to you if you are an investor that owns directly or indirectly 10% or more of our voting stock or is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects market to market treatment, person that will hold notes through a partnership or other pass-through entity, person that will hold notes as a hedge against currency risk or as a position in a "straddle" or conversion transaction, tax-exempt organization or a person whose "functional currency" is not the U.S. dollar.

        In general, you will be a U.S. holder if you are both an initial purchaser and a beneficial owner of notes and, in addition, you are one of the following for U.S. federal income tax purposes:

  (1)
  a citizen or individual resident of the United States;

  (2)
  a corporation or entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States or any political subdivision of the United States;

  (3)
  an estate all of whose income, regardless of its source, is includable in gross income for U.S. federal income tax purposes; or

  (4)
  a trust

  (a)
  if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

  (b)
  that has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

        You should consult your tax advisor about the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

U.S. Holders

        Interest on the Notes.    Payments or accruals of interest on the notes including additional amounts, if any, paid in respect of withholding taxes imposed on payments on the notes (as described in "Description of the Notes") will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts in accordance with your regular method of tax accounting.

        If you use the cash method of tax accounting, the amount of interest income you will realize, regardless of whether you convert the payment into U.S. dollars, will be the U.S. dollar value of the payment in euros, calculated using the exchange rate in effect on the date you receive the payment. You generally will not have exchange gain or loss on the interest payment, but you may have exchange gain or loss when you dispose of any euros you receive.

        If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be the U.S. dollar value of the interest income accrued in the taxable year, calculated using the average exchange rate in effect during the interest accrual period. If the interest accrual period spans two taxable years, then the U.S. dollar value will be calculated at the average exchange rate for the partial period within the taxable year. Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income at the spot rate on the last day of the accrual period (or the last day of the taxable year, if the accrual period spans more than one taxable year), or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year. You cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss when you receive an interest payment in euros if the exchange rate in effect on the date you receive the payment is different from the rate that applies to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the notes.

        Withholding Taxes.    Subject to certain conditions and limitations, if the issuer withholds German taxes with respect to a payment of interest on a note, you could be eligible to claim such withholding tax as a credit or deduction for purposes of computing the amount of your U.S. federal income tax liability. This credit or deduction is only available to the extent that a refund of the German withholding tax is not available under the tax treaty between the United States and Germany. Interest income on the notes will constitute foreign source income and generally will be considered "passive" income (or "high withholding tax interest" income if the applicable withholding tax is imposed at a rate of 5% of more) or "financial services" income for U.S. foreign tax credit purposes. If you receive a refund of German withholding tax, you may be required to recognize exchange gain or loss upon your receipt of such refund to the extent the U.S. dollar value of the refund differs from the U.S. dollar equivalent of the refund amount on the date of receipt of the underlying interest payment.

        The rules relating to foreign tax credits and their timing are extremely complex. You should consult your own tax advisor regarding the availability of a foreign tax credit and the application of the foreign tax credit limitations to your particular situation.

        Purchase, Sale and Retirement of Notes.    Initially, your tax basis in a note generally will equal the cost of the note to you. The cost to you will be the U.S. dollar value of the purchase price in euros on the date of purchase, calculated at the exchange rate in effect on that date. If the note is traded on an established securities market and you are either a cash-basis taxpayer or an accrual-basis taxpayer that makes a special election, you will determine the U.S. dollar value of the cost of the note by translating the amount of euros that you paid for the note at the spot rate of exchange on the settlement date of your purchase. If you convert U.S. dollars into euros and then immediately use those euros to purchase a note, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

        When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under "Interest on the Notes") and your tax basis in the note. If you sell or exchange a note for euros, or if you receive euros on the retirement of a note, the amount you will realize for U.S. tax purposes generally will be the dollar value of the euros that you receive, calculated at the exchange rate in effect on the date the note is disposed of or retired. If you dispose of a note that is traded on an established securities market and you are either a cash-basis U.S. holder or an accrual-basis holder that makes a special election, you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

        If you are an accrual-basis taxpayer and you make the special election discussed in the two preceding paragraphs in respect of the purchase and sale of notes traded on an established securities market, you must apply it consistently to all debt instruments from year to year. You cannot change your special election without the consent of the Internal Revenue Service.

        Except as discussed below with respect to foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to a maximum tax rate of 20%. If an individual U.S. holder holds a note for more than five years, a further reduced tax rate on any such capital gain may apply. The ability of U.S. holders to offset capital losses against ordinary income is limited.

        Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the note. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the note.

        Any gain you realize on the sale, exchange or retirement of a note generally will be treated as U.S. source for U.S. foreign tax credit purposes. Any loss you realize upon a sale, exchange or retirement of a note generally will be allocated against U.S. source income for U.S. foreign tax credit purposes.

Non-U.S. Holders

        If you are not a U.S. holder of notes, you generally will not be subject to U.S. federal income or withholding tax on

  (1)
  payments in respect of your notes, including stated interest, additional amounts or liquidated damages, or

  (2)
  gain realized on the sale, exchange, retirement or other disposition of your notes.

        However, even if you are not a U.S. holder of notes, you will be subject to U.S. federal income or withholding tax in respect of your notes if

  (1)
  you conduct a trade or business in the United States to which the income or gain on your notes is effectively connected (or, if you are a treaty resident, you have a permanent establishment (or a fixed base) in the United States to which the income or gain on your notes is attributable), or

  (2)
  in the case of a gain,

  (a)
  you are a nonresident alien individual, and

  (b)
  you hold the note as a capital asset, and

  (c)
  you are present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition of your notes, and certain other conditions are satisfied.

        We advise you that the information in this section is qualified by the discussion in the next section "—Information Reporting and Backup Withholding".

Information Reporting and Backup Withholding

        The paying agent must file information returns with the Internal Revenue Service in connection with note payments made to a U.S. holder unless such holder is an exempt recipient such as a corporation. If you are a U.S. holder, you generally will not be subject to a 30.5% United States backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent or otherwise comply with applicable backup withholding requirements. (Pursuant to recently enacted tax legislation, the backup withholding tax rate is being reduced gradually until the rate reaches 28% in 2006.) You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are not a U.S. holder, you may have to comply with certification procedures to establish that you are not a U.S. holder in order to avoid information reporting and backup withholding tax requirements.

United Kingdom Tax Considerations

        This summary describes certain U.K. tax consequences of the ownership of the notes but does not purport to be comprehensive. This summary describes the tax position of those persons who are the absolute beneficial owners of their notes. Thus, this summary may not apply to some special situations, such as those of dealers in securities. Furthermore, the discussion below is generally based upon provisions of U.K. tax law and U.K. Inland Revenue practice as in effect on the date of this prospectus. We urge you to consult your own tax advisors concerning U.K. tax consequences in view of your particular situation as well as any consequences arising under the law of any other relevant tax jurisdiction. We are making no representation as to the specific tax consequences to you of purchasing, owning or disposing of the notes.

U.K. Witholding Tax

        U.K. withholding tax (including withholding or deduction for or on account of tax by issuers, paying agents and collecting agents) will not apply to interest payments made (or in the case of collecting agents, received) on the notes. New provisions have been introduced that enable the U.K. Inland Revenue to obtain information about the U.K. savings income of all individuals and, in certain circumstances, to exchange taxpayer information with the tax authorities of other jurisdictions.

Accrued Income Scheme—Individual Noteholders

        Under the provisions known as the "Accrued Income Scheme", a charge to tax on income (in respect of an amount as is just and reasonable) may arise from the transfer of a note by a holder who is resident or ordinarily resident in the United Kingdom, or by a holder who carries on a trade in the United Kingdom through a branch or agency to which the note is attributable.

Taxation of Chargeable Gains—Individual Noteholders

        The notes will not constitute "qualifying corporate bonds" within the meaning of section 117 of the U.K. Taxation of Chargeable Gains Act 1992. Accordingly, a disposal (including a redemption) of such notes by an individual noteholder may give rise to a chargeable gain or an allowable loss for the purposes of the U.K. taxation of chargeable gains.

U.K. Corporation Tax Payers

        Holders of the notes within the charge to U.K. corporation tax will not be subject to the methods of taxation set out in the "Accrued Income Scheme—Individual Noteholders". Any profits and gains (including interest) arising from the notes in the hands of those holders will generally be charged to tax as income in each accounting period on a basis reflecting the treatment in the statutory accounts of the holders, calculated in accordance with the holders' authorized accounting methods.

Stamp Duty and Stamp Duty Reserve Tax

        No stamp duty or stamp duty reserve tax is payable on the issuance or transfer of the notes.

Proposed European Directive on the Taxation of Savings Income

        The European Union is currently considering proposals for a new directive regarding the taxation of savings income. Subject to a number of important conditions being met, it is proposed that Member States will be required to provide to the tax authorities of another Member State details of payments of interest or other similar income paid by a person within its jurisdiction, subject to the right of certain Member States (such as Luxembourg, Belgium, Austria and possibly Greece and Portugal) to opt instead for a withholding system for a seven-year transitional period in relation to such payments. The proposed directive is not yet final and may be subject to further amendment. However, it currently is scheduled to be effective from January 1, 2004.

        You should consult your own tax advisers if you are in any doubt as to your tax position or if you may be subject to tax in other jurisdictions.

LEGAL MATTERS

        The validity of the exchange notes will be passed upon by Hengeler Mueller as to matters of German law and by Milbank, Tweed, Hadley & McCloy LLP as to matters of United States law.

EXPERTS

        The Consolidated financial statements of Messer Griesheim Holding AG (formerly DIOGENES Vierte Vermögensverwaltungs Akiengesellschaft) as of and for the eight month period ended December 31, 2001, and the consolidated financial statements of Messer Griesheim GmbH as of and for the four months period and the year ended April 30, 2001 and December 31, 2000, have been included herein in reliance upon the report of KPMG Deutsche Treuhand-Gesellschaft Aktiengesellschaft Wirtschaftsprüfungsgesellschaft, independent accountants, appearing elsewhere herein and, with respect to December 31, 2000 and the year then ended, in reliance upon the report of PwC independent accountants, appearing elsewhere herein, on the financial statements of Singapore Syngas Pte Ltd, and upon the authority of said firms as experts in accounting and auditing. PwC's report on the financial statements of Singapore Syngas Pte Ltd as of and for the year ended December 31, 2000 contains an explanatory paragraph related to substantial doubts about Singapore Syngas Pte Ltd's ability to continue as a going concern; these financial statements do not include any adjustment that might result from the outcome of that uncertainty.

        The consolidated balance sheet of Messer Griesheim GmbH as of December 31, 1999, and the consolidated statements of operations, of cash flows and of changes in stockholders' equity for each of the two years in the period ended December 31, 1999, included in this registration statement have been so included in reliance on the report of PwC Deutsche Revision, Aktiengesellschaft, Wirtschaftsprüfungsgesellschaft, independent accountants, given on the authority of said firm as experts in accounting and auditing.

LISTING AND GENERAL INFORMATION

Listing

        We listed the original notes and the exchange notes on the Luxembourg Stock Exchange. The Articles of Association of our company and the legal notice relating to the issue of the notes have been deposited with the Registrar of the District Court in Luxembourg (Greffier en Chef du Tribunal d'Arrondissement à Luxembourg), where such documents are available for inspection and where copies of such documents can be obtained upon request. As long as the notes are listed on the Luxembourg Stock Exchange, we will maintain a listing, paying and transfer agent in Luxembourg. According to Chapter VI, Article 3, point A/11/2 of the Rules and Regulations of the Luxembourg Stock Exchange, the notes shall be freely transferable and therefore no transaction made on the Luxembourg Stock Exchange shall be cancelled.

Authorizations

        We have obtained all necessary consents, approvals and authorizations in connection with the issue of the notes. The issue of the notes was authorized by resolutions of our Management Board passed on May 11, 2001 and by resolution of our Supervisory Board passed on May 11, 2001.

No Material Change

        Except as disclosed in this prospectus, there has been no material change in the financial position of our company and our subsidiaries taken as a whole since December 31, 2001.

Litigation

        Except as disclosed in this prospectus, neither our company nor any of our subsidiaries or affiliates is involved in any litigation or arbitration proceedings which related to claims or amounts which are material in the context of the issue of the notes or that may have, or have had during the 12 months preceding the date of this prospectus, a material adverse effect on the financial position of our company, nor, so far as any of them is aware, is any such proceeding pending or threatened.

Documents

        Copies of the following documents may be inspected at the specified offices of our Listing, Paying and Transfer Agent in Luxembourg:

  •
  Articles of Association of our company;

  •
  The Purchase Agreement and Registration Rights Agreement relating to the notes; and

  •
  The indenture, dated as of May 16, 2001 relating to the notes, which includes the forms of the note certificates.

        In addition, copies of the most recent annual audited consolidated financial statements and quarterly unaudited consolidated financial statements of Messer Griesheim and annual audited consolidated financial statements and quarterly unaudited consolidated financial statements of the issuer may be inspected, and the most recent annual report of the issuer may be obtained, on any business day (except for Saturdays, Sundays and legal holidays) free of charge, at the office of the paying agent in Luxembourg.

Clearing Systems

        The notes have been accepted for clearance through the facilities of Euroclear and Clearstream. Relevant trading information is set forth below.

	ISIN	Common Code
Original Notes
Rule 144A	XS0129587142	012958714
Regulation S	XS0129586763	012958676
Exchange Notes	XS0136262275	013626227

Exchange Offer

        On December 15, 2001, the exchange offer was consummated resulting in the exchange of all of the Rule 144A notes and all of the Regulation S notes (other than approximately EURO2.2 million in aggregate principal amount) for equivalent registered notes. The exchange notes have been accepted for clearance through Euroclear and Clearstream.

Messer Griesheim Holding AG
Independent Auditors' Reports

Consolidated Statements of Operations for the eight month period ended December 31, 2001, the four month period ended April 30, 2001 (predecessor) and for the years ended December 31, 2000 (predecessor) and 1999 (predecessor)
Consolidated Balance Sheets as of December 31, 2001, April 30, 2001 (predecessor) and as of December 31, 2000 (predecessor)

Consolidated Statements of Changes in Stockholders' Equity for the eight month period ended December 31, 2001, the four month period ended April 30, 2001 (predecessor) and for the years ended December 31, 2000 (predecessor) and 1999 (predecessor)

Consolidated Cash Flow Statements for the eight month period ended December 31, 2001, the four month period ended April 30, 2001 (predecessor) and for the years ended December 31, 2000 (predecessor) and 1999 (predecessor)
Notes to Consolidated Financial Statements
Singapore Syngas Pte Ltd.
Statement of Operations for the year ended December 31, 2001 (unaudited)
Balance Sheet as of December 31, 2001 (unaudited)
Statement of Changes in Stockholders' Equity for the year ended December 31, 2001 (unaudited)
Cash Flow Statement for the year ended December 31, 2001 (unaudited)
Notes to the Financial Statements (unaudited)
Independent Auditors' Report
Statements of Operations for the years ended December 31, 2000, 1999 and 1998
Balance Sheets as of December 31, 2000 and 1999
Statements of Changes in Stockholders' Equity for the years ended December 31, 2000, 1999 and 1998
Cash Flow Statements for the years ended December 31, 2000, 1999 and 1998
Notes to the Financial Statements

INDEX TO THE FINANCIAL STATEMENTS
MESSER GRIESHEIM HOLDING AG

Independent Auditors' Reports
Consolidated Statements of Operations for the eight month period ended December 31, 2001, the four month period ended April 30, 2001 (predecessor) and for the years ended December 31, 2000 (predecessor) and 1999 (predecessor)
Consolidated Balance Sheets as of December 31, 2001, April 30, 2001 (predecessor) and as of December 31, 2000 (predecessor)
Consolidated Statements of Changes in Stockholders' Equity for the eight month period ended December 31, 2001, the four month period ended April 30, 2001 (predecessor) and for the years ended December 31, 2000 (predecessor) and 1999 (predecessor)
Consolidated Cash Flow Statements for the eight month period ended December 31, 2001, the four month period ended April 30, 2001 (predecessor) and for the years ended December 31, 2000 (predecessor) and 1999 (predecessor)
Notes to Consolidated Financial Statements

INDEPENDENT AUDITOR'S REPORT

To the Management Board of
Messer Griesheim Holding AG

        We have audited the accompanying consolidated balance sheet of Messer Griesheim Holding AG ("Messer Holding", "the Successor" or "the Company") and subsidiaries as of December 31, 2001, and the related consolidated statements of operations, changes in stockholders' equity and cash flow for the eight month period then ended, and the accompanying consolidated balance sheets of Messer Griesheim GmbH ("Messer Griesheim" or "the Predecessor") and subsidiaries as of April 30, 2001 and December 31, 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the four months and year then ended. The Successor and Predecessor consolidated financial statements are the responsibility of management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of Singapore Syngas Pte Ltd, a 50% owned equity method investee company of the Predecessor in the year ended December 31, 2000. The investment of the Predecessor in Singapore Syngas Pte Ltd at December 31, 2000 was negative EURO119.0 million and the Predecessor's equity in losses of Singapore Syngas Pte Ltd for the year ended December 31, 2000 was EURO165.3 million (after giving effect to provisions and write-offs of the investment by the Predecessor of EURO61.2 million). The Singapore Syngas Pte Ltd financial statements as of December 31, 2000 and for the year then ended were audited by other auditors whose report has been provided to us, and our opinion, insofar as it relates to the amounts included for Singapore Syngas Pte Ltd, is based solely on the report of the other auditors.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of other auditors provide a reasonable basis for our opinion.

        In our opinion, based on our audit and, with respect to December 31, 2000 and the year then ended the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Successor and subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the eight month period then ended, and the financial position of the Predecessor and subsidiaries as of April 30, 2001 and December 31, 2000, and the results of their operations and their cash flows for the four month period and one year then ended, in conformity with International Accounting Standards as promulgated by the International Accounting Standards Board.

        The report of the other auditors on the financial statements of Singapore Syngas Pte Ltd as of and for the year ended December 31, 2000, includes an explanatory paragraph regarding substantial doubt about Singapore Syngas Pte Ltd's ability to continue as a going concern. As disclosed in Note 18 to Messer Griesheim Holding AG consolidated financial statements, the Predecessor had recorded losses of EURO165.3 million with respect to the Singapore Syngas Pte Ltd for the year ended December 31, 2000.

        International Accounting Standards vary in certain significant respects from accounting principles generally accepted in the United States of America. Application of accounting principles generally accepted in the United States of America would have affected the results of operations for the eight month period ended December 31, 2001, the four month period ended April 30, 2001 and the year ended December 31, 2000 and Stockholders' equity as of December 31, 2001, April 30, 2001 and December 31, 2000, to the extent summarized in Note 40 to the accompanying consolidated financial statements.

Duesseldorf
April 29, 2002

/s/ KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft
Wirtschaftsprüfungsgesellschaft

REPORT OF INDEPENDENT ACCOUNTANTS

To the Management Board
of Messer Griesheim GmbH

        We have audited the accompanying consolidated financial statements of operations, of cash flows and of changes in stockholders' equity of Messer Griesheim GmbH and its subsidaries for the year ended December 31, 1999, all expressed in euro. These consolidated financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Messer Griesheim GmbH and its subsidiaries at December 31, 1999, and the results of their operations and their cash flow for the year ended December 31, 1999, in conformity with the standards of the International Accounting Standards Committee (IAS). We have not audited the consolidated financial statements of Messer Griesheim GmbH for any period subsequent to December 31, 1999.

        IAS varies in certain significant respects from the accounting principles generally accepted in the United States and as allowed by Item 18 to Form 20-F. The application of the latter would have affected the determination of consolidated results of operations expressed in euro for the year ended December 31, 1999 to the extent summarized in Note 40 to the consolidated financial statements.

Frankfurt am Main
April 27, 2001

/s/ PwC Deutsche Revision

Aktiengesellschaft

Wirtschaftsprüfungsgesellschaft

Lust	ppa Dr. Fliess
Wirtschaftsprüfer	Wirtschaftsprüfer

MESSER GRIESHEIM HOLDING AG

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in EURO thousands, unless otherwise stated)

			Predecessor
		Successor
				Year ended December 31,
		Eight months ended December 31, 2001	Four months ended April 30, 2001
	Note			2000	1999(1)
Net sales		1,046,588	574,463	1,695,923	1,491,584
Cost of sales		(564,916)	(293,414)	(844,534)	(700,755)

Gross profit		481,672	281,049	851,389	790,829

Distribution and selling costs		(313,845)	(177,182)	(568,942)	(531,338)
Research and development costs		(9,542)	(6,599)	(24,938)	(20,206)
General and administrative costs		(82,668)	(45,027)	(127,722)	(130,002)
Other operating income	7	10,658	10,242	38,010	34,288
Other operating expense	8	(23,526)	(11,133)	(21,723)	(28,303)
Impairment of intangible assets and property, plant and equipment	10	—	(2,356)	(128,592)	(3,649)
Restructuring and reorganisation charges	11	(25,266)	(2,540)	(20,361)	—

Operating profit		37,483	46,454	(2,879)	111,619

Equity method investments expense, net	18	(15,213)	(5,106)	(207,952)	(13,803)
Other investment income (expense), net	9	(4,456)	(4,544)	(14,757)	(2,538)
Interest expense, net	12	(103,379)	(36,364)	(88,520)	(62,005)
Changes in fair value of investments in subsidiaries available for sale	13	(5,472)	—	—	—
Other financial income (expense), net		255	(6,990)	(4,959)	(1,644)

Non-operating expense		(128,265)	(53,004)	(316,188)	(79,990)

Income (loss) from continuing operations		(90,782)	(6,550)	(319,067)	31,629

Income from discontinuing operations, net	14	—	—	—	5,479
Loss from disposal of discontinuing operations	14	—	—	(17,120)	(2,753)

Income (loss) before income taxes and minority interests		(90,782)	(6,550)	(336,187)	34,355

Income tax benefit (expense)	15	26,163	(4,813)	138,232	(48,903)

Loss before minority interests		(64,619)	(11,363)	(197,955)	(14,548)
Minority interests, net of income taxes	30	(4,912)	(2,135)	(7,610)	(6,330)

Net loss		(69,531)	(13,498)	(205,565)	(20,878)

(1)
These amounts have been converted using the official rate of EURO1.00 to DM 1.95583.

The accompanying Notes are an integral part of these consolidated financial statements.

MESSER GRIESHEIM HOLDING AG

CONSOLIDATED BALANCE SHEETS

(Amounts in EURO thousands, unless otherwise stated)

		Successor	Predecessor
	Note	As of December 31, 2001	As of April 30, 2001	As of December 31, 2000
Assets
Intangible assets	16	852,809	126,190	130,817
Property, plant and equipment	17	1,697,679	2,030,500	2,020,823
Equity method investments	18	19,186	42,510	47,616
Cost method and other investments	19,20	59,347	119,064	120,683
Deferred tax assets	15	4,546	57,255	64,549
Other long-term receivables, net and other assets		43,081	9,231	11,031

Non-current assets		2,676,648	2,384,750	2,395,519

Inventories	21	80,098	110,563	94,803
Trade accounts receivable, net	22	290,743	322,844	294,272
Investments in subsidiaries available for sale	13	42,183	—	—
Other receivables and other assets	23	71,796	145,587	140,774
Cash and cash equivalents	24	188,018	226,573	50,403

Current assets		672,838	805,567	580,252

Total assets		3,349,486	3,190,317	2,975,771

Stockholders' equity and liabilities
Issued capital and reserves		967,180	434,484	434,484
Accumulated deficit		(69,531)	(93,327)	(80,164)
Cumulative other comprehensive income		5,740	87,726	84,204

Stockholders' equity	29	903,389	428,883	438,524

Minority interests	30	88,138	87,021	86,594

Provisions for pensions and similar obligations	25	166,356	141,793	139,230
Other provisions	26	53,344	71,949	76,522
Corporate debt, less current portion	27	1,540,312	1,334,157	1,215,501
Deferred tax liabilities	15	135,933	65,732	64,033
Other liabilities		25,353	25,892	22,715

Non-current liabilities		1,921,298	1,639,523	1,518,001

Other provisions	26	159,215	113,993	177,711
Corporate debt	27	40,927	616,833	483,426
Trade accounts payable		118,344	134,444	146,959
Miscellaneous liabilities	28	118,175	102,658	124,556

Current liabilities		436,661	967,928	932,652

Advance towards capital contribution	18,36	—	66,962	—

Total stockholders' equity and liabilities		3,349,486	3,190,317	2,975,771

The accompanying Notes are an integral part of these consolidated financial statements.

MESSER GRIESHEIM HOLDING AG

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(Amounts in EURO thousands, unless otherwise stated)

	Predecessor
				Other comprehensive income
						Cumulative other comprehensive income
	Subscribed capital	Additional paid-in capital	Retained earnings (deficit)	Hedging reserve	Translation reserve		Total stockholders' equity
Balance as of December 31, 1998(1)	276,098	118,722	343,212	—	(8,289)	(8,289)	729,743
Dividend payments(1)	—	—	(47,550)	—	—	—	(47,550)
Net loss(1)	—	—	(20,878)	—	—	—	(20,878)
Translation adjustment(1)	—	—	—	—	61,402	61,402	61,402
Effect of adoption of IAS 19 (revised 1998)(1)	—	—	(5,710)	—	—	—	(5,710)

Balance as of December 31, 1999(1)	276,098	118,722	269,074	—	53,113	53,113	717,007

Capital contribution	—	39,664	—	—	—	—	39,664
Dividend payments	—	—	(143,673)	—	—	—	(143,673)
Net loss	—	—	(205,565)	—	—	—	(205,565)
Translation adjustment	—	—	—	—	31,091	31,091	31,091

Balance as of December 31, 2000	276,098	158,386	(80,164)	—	84,204	84,204	438,524

IAS 39 transition adjustment	—	—	335	—	—	—	335
Net loss	—	—	(13,498)	—	—	—	(13,498)
Translation adjustment	—	—	—	—	3,522	3,522	3,522

Balance as of April 30, 2001	276,098	158,386	(93,327)	—	87,726	87,726	428,883

	Successor
				Other comprehensive income
						Cumulative other comprehensive income
	Subscribed capital	Additional paid-in capital	Retained earnings (deficit)	Hedging reserve	Translation reserve		Total stockholders' equity
Balance as of May 1, 2001	90	967,090	—	—	—	—	967,180
Change in fair value of derivatives	—	—	—	(9,199)	—	(9,199)	(9,199)
Net loss	—	—	(69,531)	—	—	—	(69,531)
Cumulative Translation adjustment	—	—	—	—	14,939	14,939	14,939

Balance as of December 31, 2001	90	967,090	(69,531)	(9,199)	14,939	5,740	903,389

(1)
These amounts have been converted using the official rate of EURO1.00 to DM 1.95583.

The accompanying Notes are an integral part of these consolidated financial statements.

MESSER GRIESHEIM HOLDING AG

CONSOLIDATED CASH FLOW STATEMENTS

(Amounts in EURO thousands, unless otherwise stated)

		Predecessor
	Successor
			Year ended December 31,
	Eight months ended December 31, 2001	Four months ended April 30, 2001
			2000	1999(1)
Loss before income taxes and minority interests	(90,782)	(6,550)	(336,187)	34,355
Income taxes (paid) refunded	(7,636)	6,964	4,315	(19,691)
Results of discontinuing operations	—	—	17,120	(2,726)
Depreciation, amortization and impairment of property, plant and equipment, and intangible assets	182,733	76,923	341,617	195,675
Changes in fair value of subsidiaries available for sale	5,472	—	—	—
Write-down of investments	2,688	—	15,545	3,190
Reversal of write-down of property, plant and equipment, and investments	—	—	(1,033)	(709)
Losses (gains) on disposals of property, plant and equipment and investments	—	7,186	(13,375)	(335)
Non-cash changes in equity method investments, net of dividends	19,293	(5,106)	65,063	9,185
Interest expense, net	103,379	36,364	88,520	62,005
Other financial (income) expenses, net	(255)	6,990	4,959	1,644
Changes in inventories	3,181	(10,474)	7,038	(5,728)
Changes in receivables and other assets	(33,287)	(25,464)	(27,443)	4,045
Changes in provisions	(47,129)	(68,752)	129,356	31,320
Changes in accounts payable and other liabilities	212	(26,991)	(38,648)	35,524
Other	—	—	4,165	9,416

Cash flow from (used in) operating activities	137,869	(8,910)	261,012	357,170

Purchases of property, plant and equipment, and intangible assets	(79,022)	(49,467)	(321,533)	(471,167)
Purchases of investments and loans to related parties	(6,255)	(35,429)	(81,757)	(85,991)
Investments in subsidiaries available for sale for extinguishment of debt	(169,986)	—	—	—
Proceeds from sales of property, plant and equipment, and intangible assets	30,890	68	34,090	40,587
Proceeds from sales of investments	120,117	13,746	27,489	33,586
Interest received	17,418	5,086	6,596	9,888

Cash flow from (used in) investing activities	(86,838)	(65,996)	(335,115)	(473,097)

(1)
These amounts have been converted using the official rate of EURO1.00 to DM 1.95583.

The accompanying Notes are an integral part of these consolidated financial statements.

		Predecessor
	Successor		Year ended December 31,
	Eight months ended December 31, 2001	Four months ended April 30, 2001
			2000	1999(1)
Capital increases	—	66,962	1,752	—
Net proceeds from additions to non-current corporate debt	616,077	118,656	205,670	93,699
Net (repayment of) proceeds from current corporate debt	(577,376)	133,407	(14,346)	135,447
Dividends paid	(3,049)	(4,012)	(7,669)	(47,550)
Interest paid	(110,951)	(60,469)	(94,443)	(71,893)
Other financial (income) expenses, net	255	(6,990)	(4,959)	(1,644)

Cash flow from (used in) financing activities	(75,044)	247,554	86,005	108,059

Cash flow from (used in) operating, investing and financing activities	(24,013)	172,648	11,902	(7,868)

Effect of exchange rate changes on cash and cash equivalents	270	3,522	1,216	2,073
Cash flow from (used in) discontinuing operations	—	—	(19,929)	2,045
Cash balances included in investments in subsidiaries available for sale	(14,812)	—	—	—

Changes in cash and cash equivalents	(38,555)	176,170	(6,811)	(3,750)

Cash and cash equivalents
at beginning of reporting period	226,573	50,403	57,214	60,964
at end of reporting period	188,018	226,573	50,403	57,214

Supplemental cash flow information:
Non-cash financing and investing activities (see notes 3 and 14)
Transfer of Cutting & Welding Division	—	—	37,912	101,134
Fair value of assets acquired in acquisitions, other than cash	2,732,025	—	—	—
Fair value of liabilities assumed in acquisitions	2,734,628	—	—	—
Increase in stockholders' equity	967,180	—	—	—

(1)
These amounts have been converted using the official rate of EURO1.00 to DM 1.95583.

The accompanying Notes are an integral part of these consolidated financial statements.

MESSER GRIESHEIM HOLDING AG

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in EURO thousands, unless otherwise stated)

1.    Background and basis of presentation

        Messer Griesheim Holding AG ("the Company" or "Successor") is a supplier of industrial gases. The Company produces and markets industrial gases (including oxygen, nitrogen, argon, helium, carbon dioxide, hydrogen and rare and high-purity gases), gas application processes and customer-site gas production systems. The Company's primary customers include major industrial, chemical and pharmaceutical manufacturers, and the food processing and waste treatment industries. The sole owner of the shares of Messer Griesheim Holding AG is Messer Griesheim Group GmbH & Co. KGaA.

        The Company is a holding company, whose consolidated financial statements include the accounts of Messer Griesheim GmbH and all companies which it controls ("The Group").

        The Successor, incorporated on November 6, 1996, was a dormant company until April 30, 2001, when it was activated to become the holding company for the shares of Messer Griesheim GmbH ("Messer Griesheim" or "Predecessor"). As of December 31, 2000, the Successor had net assets aggregating EURO44.9, represented by current assets of EURO50.7 and current liabilities of EURO5.8. The Predecessor was recapitalized to effect the acquisition transactions discussed in note 3. As discussed in note 3, the acquisition transactions have been accounted for at fair value and, accordingly, the assets and liabilities of the Group have been recorded at their estimated fair values as of April 30, 2001, the date of the acquisition transactions. As a result, the financial statements of the Group for periods prior to the acquisition are not comparable to the Group's financial statements for periods subsequent to the acquisition. To highlight this lack of comparability, a solid line has been inserted, where applicable, to distinguish information pertaining to the pre-acquisition and post-acquisition periods. The refinancing transactions and the divestiture program adopted by the Group are described in notes 4 and 13, respectively.

2.    Accounting Principles

        The consolidated financial statements have been prepared in accordance with International Accounting Standards ("IAS") as adopted by the International Accounting Standards Board (formerly known as the International Accounting Standards Committee or "IASC"), and include the accounts of all companies which the Successor or Predecessor controls (collectively, "the Messer Group", "Messer" or "the Group"). The Group applied all International Accounting Standards and Interpretations of the Standing Interpretations Committee (SIC) effective as of December 31, 2001, 2000, and 1999, respectively.

Consolidation

        The complete list of Group ownership interests is provided in a joint listing and filed with the Commercial Register in Frankfurt am Main, Germany. Significant subsidiaries as of December 31, 2001 are as follows:

Name and Office of Subsidiary	Country of Incorporation or Residence	Ownership Percentage
Messer Griesheim GmbH (Frankfurt a.M.)	Germany	100%
Messer Griesheim Industries, Inc. (Malvern, Pennsylvania)	United States	100%
Messer France S.A. (Asnieres)	France	100%
Messer Hungarogáz Kft. (Budapest)	Hungary	100%
Messer U.K. Ltd. (Reigate)	United Kingdom	100%
Messer Austria GmbH (Gumpoldskirchen)	Austria	100%
Messer Nederland B.V. (Moerdijk)	Netherlands	100%
Messer Croatia Plin d.d. (Zapresic)	Croatia	99.96%
Messer Belgium N.V. (Machelen)	Belgium	99.41%
Messer Polska Spólka z.o.o. (Chorzów)	Poland	98.54%
Tehnogas AD (Beograd)	Yugoslavia	60%

        The consolidated financial statements as of December 31, 2001 include the accounts of Messer Griesheim Holding AG and subsidiaries. The difference between the acquisition cost of a subsidiary and the book value at the time of the acquisition of the portion of the net equity acquired is allocated to the subsidiary's assets and liabilities based on their respective fair values. Any remaining excess is capitalized as goodwill and amortized over its estimated useful life. Intercompany accounts and transactions are eliminated in consolidation.

Purchase price allocation

        In 2000 and 2001, former shareholders Hoechst AG and Messer family entered into several transactions with the new shareholders of the Company. At the end of these transactions, all shares of Messer Griesheim GmbH became owned by Messer Griesheim Holding AG. The foregoing transactions have been accounted for in a manner similar to an acquisition of Messer Griesheim and, accordingly, the acquisition costs have been allocated to the assets acquired and liabilities assumed based on their estimated fair values as of April 30, 2001, the acquisition date.

        IAS 22 requires that the cost of an acquisition be allocated to the identifiable assets and liabilities as recognized by reference to their fair values at the date of the exchange transaction. The Company engaged the services of an outside specialist to determine the fair value and assist in allocating the purchase price, which was completed in March 2002. As a result, the December 31, 2001 financial statements reflect the finalization of all adjustments to assets acquired and liabilities assumed. The cost of acquisition may be adjusted pending resolution of certain contingencies (see note 3).

Investments in subsidiaries available for sale

        As described in note 3, a change in ownership of the Group occurred on April 30, 2001. Following the acquisition, in May 2001, the Group adopted a divestiture program pursuant to which it intends to sell substantially all of the assets and operations in its non-core markets, located in Asia, Africa and Latin America, as well as certain non-strategic operations in its core markets.

        As further described in note 3, the acquisition transaction was accounted for in a manner similar to a "purchase" business combination and, accordingly, the cost of the acquisition has been allocated to the assets acquired and liabilities assumed, including those to be disposed of under the divestiture program, based on their estimated fair values as of April 30, 2001, the date of the acquisition transaction.

        The assets and operations included in the divestiture program include certain subsidiaries, and net assets comprising other operations. Management expects to divest of all of these assets and operations by no later than the end of calendar year 2002 (except its investments in China). The subsidiaries and net assets included in the divestiture program have been accounted for in the following manner:

  •
  Subsidiaries expected to be sold within twelve months from the date of the acquisition transaction (i.e., by no later than April 30, 2002) are not consolidated, as control is intended to be temporary. The Group's interests in such subsidiaries are classified as financial instruments and are reflected in the Group's balance sheet at their estimated fair value in current assets, under the caption: "Investments in subsidiaries available for sale". Current period changes in the estimated fair value of such subsidiaries resulting from operating results are reflected in the consolidated statements of operations under the caption: "Changes in fair value of subsidiaries available for sale". Other changes in fair value of "Investments in subsidiaries available for sale" are reflected as an adjustment to goodwill until the finalization of the purchase price allocation.

  •
  Subsidiaries expected to be sold subsequent to April 30, 2002, as well as the net assets of other operations held for sale, are consolidated until sold.

Intangible assets

        The excess of the Group's cost of acquired businesses over the fair value of the assets acquired and liabilities assumed (goodwill) resulting from the acquisition transactions is capitalized and amortized on a straight-line basis over an estimated useful life of 20 years. In determining the economic useful life of goodwill, the Group considers the stability of the acquired company's markets and the strength of the acquired company's market position. Amortization of goodwill is included in "other operating expense".

        Intangible assets other than goodwill, including patents, licenses, trademarks, software and other similar assets, are capitalized at acquisition cost and amortized on a straight-line basis over their estimated useful lives of 3 to 20 years. Amortization of intangible assets, other than goodwill, is included as an expense in the related functional costs.

Property, plant and equipment

        Property, plant and equipment are capitalized at acquisition or manufacturing costs, net of government grants, and depreciated over their estimated useful lives. The manufacturing costs of self-constructed assets are based on directly allocable itemized costs and appropriate overhead costs, including depreciation. Finance costs related to the construction of property, plant and equipment are capitalized as part of the manufacturing costs. In the case of disposals, the assets and related accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged to the income statement. Repair costs are charged to expense when incurred.

        Depreciation of property, plant and equipment is based on a straight-line basis over the assets' useful lives as follows:

Buildings	10 to 50 years
Plant and machinery	10 to 20 years
Other plant, factory and office equipment	3 to 20 years

        When the Group leases assets under the terms of a long-term contract or other arrangement that transfers substantially all of the benefits and risks of ownership to the Group, the leased property is capitalized at the lower of the fair value of the asset or the present value of future minimum lease payments and the corresponding obligation is recorded as a liability. Leased assets are amortized on a straight-line basis over the lives of the respective leases.

Equity method investments

        Investments in companies in which the group exercises significant influence or joint control, are accounted for using the equity method (equity method investments or investments at equity). The excess of cost of an investment over the Group's share of the investee's net assets at the acquisition date (basis difference) is being amortized on a straight-line basis over periods of 5 to 10 years. The Group's proportionate share of the results from its equity method investments, including amortization of any associated basis difference, is included in "equity method investments expense". Equity method investments are adjusted for any decrease in value that are deemed to be other than temporary. The amount of impairment is limited to the investment basis and any funding commitments.

Research and development costs

        Research costs are expensed as incurred. Development costs are charged as an expense in the period in which they are incurred until market introduction due to the uncertainty of the future economic benefit, unless such benefit can be demonstrated. If future economic benefit can be demonstrated, such expenditures are capitalized at cost, including the cost of materials, direct labor and an appropriate allocation of overhead, and amortized over the expected period of benefit.

Cost method investments

        Investments in which the Group does not exercise significant influence are accounted for under the cost method (investments at cost or cost method investments).

Inventories

        Inventories are valued at the lower of cost or net realizable value at the balance sheet date. Inventory costs are determined by using the average cost method. Manufacturing costs include direct costs, indirect material, factory overhead and depreciation.

Receivables

        Trade accounts receivable and other receivables are stated at net realizable value. Appropriate valuation allowances are made to account for the risks associated with the collection of receivable balances.

Cash and cash equivalents

        Cash is comprised of unrestricted cash on hand and demand deposits. Cash equivalents are comprised of highly liquid investments with a maturity of three months or less from the date of acquisition. Restricted cash funds are recorded in other long-term receivables, net and other assets.

Impairment of long-lived assets

        In the event facts and circumstances indicate that the Group's long-lived assets, including property, plant and equipment and intangible assets, may be impaired, an evaluation of recoverability is performed. If an evaluation is required, the recoverable amount of the asset is compared to the asset's carrying amount to determine whether a write-down to the recoverable amount is required. The recoverable amount is defined as the higher of the asset's net selling price or value in use. Value in use is based on the discounted cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. The original values of current and non-current assets, except for goodwill, are reinstated when the reasons for write-down no longer exist.

Provisions for pensions and similar obligations

        The Group's net obligation in respect of defined benefit pension plans is calculated separately for each plan by estimating the amount of future benefit that employees have earned in return for their service in the current and prior periods; that benefit is discounted to determine the present value, and the fair value of any plan assets is deducted. The calculation is performed by a qualified actuary using the projected unit credit method. When the benefits of a plan are improved, the portion of increased benefit relating to past service by employees is recognized as an expense in the income statement on a straight-line basis over the average period until the benefits become vested.

        To the extent that any cumulative unrecognized actuarial gain or loss exceeds ten percent of the greater of the present value of the defined projected benefit obligation or the fair value of the plan assets, it is recognized in the income statement over the expected average remaining working lives of the employees participating in the plan. Otherwise, the cumulative unrecognized actuarial gain or loss is not recognized.

        Obligations for severance and early retirement benefits are generally determined through actuarial calculations using discount rates and salary trends prevailing in the respective countries.

        Obligations for contributions to defined contribution plans are recognized as an expense in the income statement as incurred.

Other provisions

        Other provisions are recognized when it is probable that a liability has been incurred and a reasonable estimate of the amount can be made.

Trade accounts payable and other liabilities

        Trade accounts payable and other liabilities are carried at the expected settlement amount.

Derivative financial instruments

        The Group adopted IAS 39—Financial Instruments: Recognition and Measurement, on 1 January 2001. Adoption of this standard on January 1, 2001 resulted in a EURO335 cumulative effect of change in accounting principles, net of deferred taxes totaling EURO223 and is reflected in equity.

        The Group's activities expose it to a variety of financial risks, including the effects of foreign currency exchange rates and interest rates. The Group's overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the financial performance of the Group. The Group uses derivative financial instruments such as foreign exchange contracts and interest rate swaps to hedge interest rate and foreign exchange risks.

        Risk management is carried out by a central treasury department (Group Treasury) under policies approved by the Management Board. Group Treasury identifies, evaluates and hedges financial risks. The policies contain written principles for overall risk management, as well as written policies covering specific areas, such as foreign exchange risk, interest rate risk, use of derivative financial instruments and investing excess liquidity.

        The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures primarily U.S. dollars (US$) and British Pound (GBP). Group Treasury is responsible for hedging the exposure to foreign currency risk by using currency borrowings and external forward currency contracts.

        Additionally, the Group hedges the foreign currency exposure of its major foreign contract commitments to purchase or sell certain production parts mainly in US$ and GBP denominated transactions.

        The Group's income and operating cash flows are substantially independent of changes in market interest rates. The Group has no significant interest-bearing assets. The Group borrows at variable rates and uses interest rate swaps as cash flow hedges of future interest payments, which have the economic effect of converting borrowings from floating rates to fixed rates. Under the interest rate swaps, the Group agrees with other parties to exchange, at specified intervals, the difference between fixed contract rates and floating rate interest amounts calculated by reference to the agreed notional principal amounts.

        Derivative financial instruments are initially recognized in the balance sheet at cost and subsequently are remeasured to fair value. The method of recognizing the resulting gain or loss is dependent on the nature of the item being hedged. On the date a derivative contract is entered into, the Group designates certain derivatives as either (1) a hedge of the fair value of a recognized asset or liability (fair value hedge), or (2) a hedge of a forecasted transaction or of a firm commitment (cash flow hedge).

        Changes in the fair value of derivatives that are designated and qualify as fair value hedges and that are highly effective, are recorded in the income statement, along with any changes in the fair value of the hedged asset or liability that is attributable to the hedged risk.

        Changes in the fair value of derivatives that are designated and qualify as cash flow hedges and that are highly effective, are recognized in equity. Where the forecasted transaction or firm commitment results in the recognition of an asset or a liability, the gains and losses previously deferred in equity are transferred from equity and included in the initial measurement of the cost of the asset or liability. Otherwise, amounts deferred in equity are transferred to the income statement and classified as revenue or expense in the same periods during which the hedged firm commitment or forecasted transaction affects the income statement.

        Certain derivative transactions, while providing effective economic hedges under the Group's risk management policies, do not qualify for hedge accounting under the specific rules in IAS 39. Changes in the fair value of any derivative instruments that do not qualify for hedge accounting under IAS 39 are recognized immediately in the statement of operations.

        When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting under IAS 39, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the committed or forecasted transaction ultimately is recognized in the statement of operations. However, if a committed or forecasted transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately recognized in the statement of operations.

Deferred income taxes

        Deferred income taxes are recorded for temporary differences between the carrying amount of assets or liabilities in the balance sheet and their associated tax bases, as well as for operating loss and tax credit carryforwards. Deferred taxes are based on the currently enacted tax rates. Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the unused tax losses can be utilized. Deferred tax assets and deferred tax liabilities are offset only if they relate to income taxes levied by the same tax authority and the enterprise has a legally enforceable right to offset tax assets against tax liabilities.

Stock-Based Compensation

        As described in Note 37, and in the absence of a specific standard for the measurement of compensation expenses under IAS, the Company has elected to measure compensation costs by using the intrinsic value approach, pursuant to which compensation cost is equal to the difference between the market value of the share under option and the exercise price at the measurement date. The measurement date is the first date on which both the exercise price and the number of shares under option become fixed. This method of measurement is consistent with Accounting Principles Board Opinion (APBO) No. 25, "Accounting for Stock Issued to Employees". In accordance with the requirements of SFAS No. 123 "Accounting for Stock Based Compensation" the pro forma disclosures relating to net income as if SFAS No. 123 had been used to measure compensation costs are presented when appropriate.

Revenue recognition

a      Bulk supply sales

        Bulk supplies are stored in tanks, which the Group owns and leases to the customer on the customer`s premises. The Group delivers gases to customers by tanker trucks, tube trailers or rail cars, from which it transfers the gases to the leased tanks. The agreements used in the bulk supply business in Germany typically have a term of two to three years. Bulk-supply contracts in the United States typically have a five to seven year term. Revenue is recognized on bulk supply sales when the gases are delivered to the tanks. Income from rental of tanks is recognized on a straight line basis over the terms of the rental agreements.

b    Cylinder sales

        Customers requiring small volumes of gases (including most specialty gases) are supplied products in cylinders which the Group typically owns and rents to the customer. Cylinder gases are generally sold by purchase orders or by contracts with terms ranging between one to two years in Europe and three to five years in the United States. Revenue is recognized on the gas sale when delivery occurs. Income on the rental of tanks is recognized on a straight line basis over the terms of the rental agreements.

c      On-site sales and pipeline sales

        Customers that require large volumes of industrial gases (typically oxygen, nitrogen, hydrogen and carbon monoxide) and that have a relatively constant demand are typically supplied by plants built adjacent to or on these customers' facilities. The Messer Group owns and maintains these plants. The product supply contracts typically have terms of 10 to 15 years, and contain minimum take or pay purchase requirements and price escalation provisions under the terms of the contract. Revenue is recognized when delivery has taken place. Where the customer does not take delivery of the minimum purchase requirements, the Group records the additional revenue up to the contractual minimum on a periodic basis. Contractual sales made through pipelines typically have similar terms and accounting treatment.

Distribution and selling costs

        Distribution and selling costs include all expenses which are related to the sale and marketing of a product. This mainly includes expenses for the sales department, representatives' commissions, packaging and delivery, freight, transportation insurance, insurance coverage for receivables, securing of foreign currency receivables, bank fees for exporting, advertising (related to the product), technical customer consulting, samples and exhibitions.

Reclassifications

        Certain reclassifications have been made to the presentation of prior periods to conform to the current period classification.

Use of estimates

        The preparation of financial statements in conformity with IAS requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements, and the reported amounts of revenues and expenses during the reporting period. Principal estimates required to be made in preparing its financial statements include those related to the purchase price allocation, the investment in subsidiaries available for sale, the valuation allowances on deferred tax assets and the pension provision. Other estimates are used in the computation of potential impairment on long lived assets, the allowance for bad debt and the inventory valuation. Actual results could differ from those estimates.

Risks and uncertainties

        The Group's future results of operations involve a number of risks and uncertainties. Factors that could affect the Group's future operating results and cause actual results to vary materially from historical results include but are not limited to the following items.

        The industrial gas business is highly competitive, which has resulted in a continued trend of decreasing prices. This highly competitive environment could potentially reduce the profitability and cash flows of the Group in the future.

        The Group supplies a cross section of industries including steel, metal working, primary metal, chemicals, oil refining, food and beverages, healthcare, electronics and glass and include long-term contracts over periods of up to 15 years. A significant decline in market demand in any one of these industries could adversely affect future operating results. No single customer represents a significant portion of total revenues.

        Energy is the single most significant production cost for the Group. Although the Group often can pass through a portion of these energy costs to their customers, increases in energy costs can reduce the Group's profitability significantly.

        The Group operates globally, making it subject to risks related to the differing political, social and economic conditions of the various countries in which it conducts its operations. The majority of the Group's revenues are derived in Germany, the rest of Europe and the United States of America, which makes the Group sensitive to market or economic conditions in these geographic areas.

Financial statements reported in Euro

        On January 1, 2000, the Messer Group adopted the Euro ( EURO) as its reporting currency and translated all amounts previously denominated in Deutsche Mark (DM) at the fixed exchange rate of EURO1.00 = DM 1.95583, applicable since January 1, 1999, for all prior periods presented.

New IAS accounting standards

        The Group has adopted each of the following standards effective January 1, 2001. Unless otherwise stated, adoption of these standards did not have a material impact on the Group's financial position or results of operations.

        In 1998 the IASC issued IAS 39 "Financial Instruments: Recognition and Measurement". The standard significantly increases the use of fair values in accounting for financial instruments and establishes specific criteria relating to hedge accounting. IAS 39 has been adopted on January 1, 2001.

        In 2000 the IASC issued IAS 40 "Investment Property". IAS 40 was effective for financial statements covering periods beginning on or after January 1, 2001. IAS 40 prescribes the accounting treatment for investment property and related disclosure requirements and replaces previous requirements in IAS 25 "Accounting for Investments". Under IAS 40, investment property is defined as property held to earn rentals or for capital appreciation or both rather than for use in the production or supply of goods or services or for administrative purposes or for sale in the ordinary course of business. The Group has opted for the cost model under which investment property is measured at depreciated cost less any impairment losses.

        In 2000 the IASC revised IAS 19 "Employee Benefits". IAS 19 (revised 2000) was effective for fiscal periods beginning on or after January 1, 2001. The standard changes the definition of plan assets and introduces recognition, measurement and disclosure requirements for reimbursements. The standard prescribes the accounting and disclosure by employers for employee benefits, post employment benefits, other long term employee benefits, termination benefits and equity compensation benefits.

Currency translation

        For Group companies, the functional currency is their local currency. The financial statements of Group companies located outside the European Monetary Union are translated into Euro. Assets and liabilities of these companies are translated into Euro at the closing exchange rate on the balance sheet date. The items in the income statement are translated into Euro using average annual exchange rates. Differences resulting from movements in exchange rates are included as a separate component of stockholders' equity.

        Foreign currency gains and losses from trade receivables and trade payables denominated in a currency other than the reporting currency are included in "other operating income" or "other operating expense."

        The Group has a subsidiary operating in Yugoslavia that is considered hyperinflationary. The Group applies the principles of IAS 29 "Financial Reporting in Hyperinflationary Economies", to the entities it considers affected by such economies. As such, the local currency financial statements in 2001, 2000 and 1999 of the entity operating in Yugoslavia have been restated using the consumer price indice to current values at the balance sheet date prior to translation into the Group's reporting currency.

        Currencies, which are of particular importance to the Group, that have experienced exchange-rate fluctuations are shown below:

	Exchange rate applicable on the balance sheet date			Average exchange rate
						Years ended December 31,
	December 31,	April 30,	December 31,	Eight months ended December 31,	Four months ended April 30,
Selected currencies
	2001	2001	2000	2001	2001	2000	1999
1 U.S. Dollar : Euro	1.13	1.13	1.07	1.13	1.10	1.08	0.95
1 Pound Sterling : Euro	1.64	1.61	1.60	1.63	1.59	1.64	1.53
100 Hungarian Forint : Euro	0.41	0.37	0.38	0.40	0.38	0.38	0.40
100 Yugoslavian Dinar : Euro	1.70	1.68	1.70	1.66	1.70	2.62	6.80

3.    Acquisition transactions

      On December 31, 2000, Aventis S.A. (parent company to Hoechst AG ("Hoechst")) entered into an agreement with Allianz Capital Partners ("ACP") and six private equity funds managed by affiliates of The Goldman Sachs Group, Inc. (the "GS Funds"), regarding the purchase of Hoechst's shares in Messer Griesheim. The transaction was consummated on April 30, 2001.

        In order to facilitate the purchase of Hoechst's shares in Messer Griesheim by ACP and the GS Funds, Hoechst transferred its 66 2/3% share interest in Messer Griesheim to the Company on April 30, 2001. In addition, on the same date Messer Industrie GmbH ("MIG") transferred its 33 1/3% equity interest in Messer Griesheim to the Company for nominal cash and a 33 1/3% equity interest in the Company. As explained in the following paragraph, the Company was then immediately acquired by Messer Griesheim Group GmbH.

        ACP and the GS funds formed a new company, Messer Griesheim Group GmbH & Co. KGaA. On April 30, 2001, through Messer Griesheim Group GmbH & Co. KGaA, ACP and the GS Funds acquired Hoechst's share of the Company for EURO618 million, payable in cash ( EURO388 million) and deferred notes ( EURO230 million). The EURO230 million note is due from Messer Griesheim Group GmbH & Co. KGaA on November 11, 2011, together with interest which, although not currently payable, will accrue thereon at a rate of 250 basis points above the three month EURIBOR. In certain circumstances, the deferred purchase price may be payable earlier. Further, Hoechst has been issued 300,000 bonds ( EURO300) which are convertible into 3% of the equity shares of Messer Griesheim Group GmbH & Co. KGaA upon the occurrence of certain events at a nominal conversion price. In addition, MIG transferred its share in the Company for a 32.67% share in Messer Griesheim Group GmbH & Co. KGaA and cash of EURO33.2 million. MIG is also entitled to receive additional cash consideration of up to EURO35.8 million upon the occurrence of certain events. As a result of the foregoing transactions, the Company was 100% owned by Messer Griesheim Group GmbH & Co. KGaA, which in turn is owned by ACP (33.665%), the GS Funds (collectively 33.665%) and Messer Industrie GmbH (32.67%).

        Also as a result of the foregoing transactions, the Company owns 100% of Messer Griesheim.

        As part of the business combination agreement, Hoechst and Messer Griesheim Group GmbH & Co. KGaA received a "call" option and a "counter-call" option, respectively, on 66 2/3% of the shares of the Company. See subsequent event note 38, "shareholder transactions".

        The foregoing transactions have been accounted for in a manner similar to an acquisition of Messer Griesheim. Accordingly, the purchase consideration for the acquisition transaction has been allocated to the assets acquired and liabilities assumed as of April 30, 2001, the date of consummation of the acquisition transactions, based on their estimated fair values. The initial purchase price allocation resulted in a preliminary goodwill amounting to EURO743,210. Goodwill represents the excess of the cost of the acquisition transaction over the fair value of the assets acquired and liabilities assumed.

Purchase price allocation

        The following table shows the development of the adjustments to the initial purchase price allocation due to subsequent refinements of the allocation of the purchase price to the assets acquired and liabilities assumed:

	EURO	EURO
Preliminary goodwill (excess of purchase price)		743,210
Adjustments to initial purchase price allocation
Increases to intangible assets	254,453
Increases to tangible assets	165,232
Net changes in deferred taxes	(143,896)
Decrease in Investments in subsidiaries available for sale	(91,610)
Increase to provision for pensions	(21,917)
Increases to other liabilities and accruals	(381)

Net adjustment to goodwill		161,881

Goodwill after purchase price allocation adjustments		581,329

        As of May 1, 2001 the excess of the purchase price over the fair values of the assets acquired and liabilities assumed was recorded as goodwill. In accordance with IAS 22, the cost of acquisition has been allocated to the identifiable assets and liabilities as recognized by reference to their fair values at the date of exchange transaction.

        The final purchase price allocation resulted in a fair value adjustment (i.e. excess of fair value over book value) of EURO254,453 to intangible assets, consisting of customer base, trade mark and patents. Tangible assets were revaluated by EURO165,232 relating to land, buildings, cylinders, production sites and pipelines. Net deferred tax liabilities amounting to EURO143,896 relate to the tax effect of the purchase price allocation. A major portion of the deferred tax liabilities results from Germany. The finalization to the initial valuation of investments in subsidiaries available for sale resulted in an adjustment to goodwill of EURO91,610.

        Any remaining, unallocated acquisition costs have been recorded as goodwill. Goodwill arising from the acquisition transaction is being amortized on a straight-line basis over an estimated useful life of 20 years.

4.    Financing transactions

Refinancing transactions

        Pursuant to the debt covenants, a substantial portion of Messer Griesheim's existing debt became due and payable upon the change in control, which occurred on April 30, 2001 (see note 3). As a result, Messer Griesheim entered into refinancing transactions with a consortium of banks during April and May 2001. The refinancing transactions involved borrowings under a senior facilities agreement with aggregate available funds of EURO1,650 million ( EURO1,340 million of term loan facilities and EURO310 million under a revolving facility), and a mezzanine bridge facility in the aggregate amount of EURO400 million.

        The amounts borrowed under the "senior facilities agreement" ( EURO1,160 million) and under the mezzanine bridge facility ( EURO400 million) were used to repay Messer Griesheim's existing debt obligations of EURO1,303 million. As the existing debt was repaid in connection with the acquisition transactions, the prepayment penalties aggregating EURO19.1 million have been reflected as part of the purchase accounting adjustments. No part of the existing debt or the refinanced debt was used to finance the acquisition transactions. Refinancing costs of EURO90.0 million were capitalized, and are being amortized over the period of maturities of the borrowings using the effective interest rate method.

        The senior facilities agreement contains certain covenants that require Messer Griesheim, among other things, to maintain certain specified financial ratios, to observe capital expenditure limits, and to ensure that the combination of the repayment of the senior term disposal facility and the assumption of indebtedness by third parties in connection with the divestment of assets will result in the reduction of the aggregate indebtedness of Messer Griesheim and its consolidated subsidiaries by at least EURO255 million by April 2003.

Senior Notes

        On May 16, 2001, the Company issued EURO550 million principal amount of 10.375% Senior Notes maturing on June 1, 2011. At any time prior to June 1, 2006, the Company may redeem all but not part of the Senior Notes at a redemption price equal to 100% of the principal amount thereof, plus a redemption premium and unpaid interest, and special interest, if any, to the redemption date. At any time on or after June 1, 2006, the Company may redeem all or part of the Senior Notes at specific redemption prices, expressed as percentages of the principal amount, accrued and unpaid interest, special interest, if any, and additional amounts, if any, to the applicable redemption date on a sliding scale. In addition, prior to June 1, 2004, the Company may redeem up to 35% of the Senior Notes with the proceeds of one or more public equity offerings at a redemption price equal to 110.375% of the principal amount of the Senior Notes redeemed.

        The proceeds from these Senior Notes have been used by the Company to make an inter-company loan to Messer Griesheim. Messer Griesheim used the inter-company loan to extinguish the mezzanine bridge facility of EURO400 million, prepay EURO115 million principal of the outstanding term borrowings under the senior facilities agreement, and the balance of EURO35 million for general corporate purposes. The issuance cost of the Senior Notes of EURO14.4 million has been capitalized and is being amortized over the period to maturity under the effective interest rate method. The Company is dependent upon the payments it receives under the inter-company loan to make interest and repayments on the Senior Notes. The claims of the Company under the inter-company loan are subordinated to the claims of the lenders under the senior facilities. Payments on the inter-company loan are not permitted in certain cases involving payment and non-payment defaults under the senior facilities.

        The aggregate facilities, outstanding amounts borrowed as of December 31, 2001 and the maturity profile is given below:

Description	Interest rate		Available amount		Amounts outstanding	Maturity date(9)
			(in EURO millions)		(in EURO millions)
$198 Million Senior Term Disposal facility(5)	4.31%	(3)	21.5	(1)	21.5	April 30, 2003	(10)
EURO300 Million Senior Term A facility(5)(6)(8)	5.53%	(3)	294.9	(1)	294.9	April 20, 2008
EURO170 Million Senior Term B facility(5)	7.07%	(3)	170.0		170.0	April 30, 2009
$124 Million Senior Term B facility(5)	6.42%	(3)	140.6	(1)	140.6	April 30, 2009
EURO115 Million Senior Term C facility(5)	7.57%	(3)	115.0		115.0	April 30, 2010
$162 Million Senior Term C facility(5)(8)	6.57%	(3)	183.7	(1)	183.7	April 30, 2010
EURO260 Million Senior Revolving facility I			255.5	(4)	—	March 31, 2008
EURO50 Million Senior Revolving facility II			45.0	(7)	—	March 31, 2008
Senior Notes	10.375%		550.0		550.0	June 1, 2011
Other existing debt(8)	5.980%		187.9		187.9

					1,663.6
Unamortized debt issuance costs					(82.4)

Total(2)			1,964.1		1,581.2

(1)
U.S. Dollar (US$) amounts under the facility have been converted into EURO at the rate of EURO1 = US$0.882, British Pound (GBP) amounts at the rate of EURO1 = GBP 0.6088.
(2)
The total amount borrowed as December 31, 2001 is reflected net of unamortized debt issuance costs of EURO82.4 million as of December 31, 2001.
(3)
Variable interest rates as of December 31, 2001.
(4)
EURO4.5 million drawn as guarantee.
(5)
The Senior Term Facilities (Disposal and Tranches A, B and C) are non-revolving credit facilities, i.e. the available facilities are reduced by the amount of repayments.
(6)
Tranche A is a multicurrency facility. Interest rate is a weighted rate.

(7)
EURO5.0 million drawn as guarantee.
(8)
Interest rate is a weighted rate.
(9)
See further information regarding long-term debt, including a schedule of maturities, in note 27.
(10)
See further information regarding the Senior Term Disposal facility in note 38 "subsequent events."

Interest expense and interest swap agreements

        Interest expense for the eight month period ended December 31, 2001, the four month period ended April 30, 2001 and the years ended December 31, 2000 and 1999 was EURO120.8 million, EURO42.0 million, EURO100.5 million and EURO84.6 million, respectively. Interest expense for the eight month period ended December 31, 2001 included amortization of capitalized debt issuance costs of EURO7.6 million.

        The Group has entered into interest rate swaps in order to hedge future interest rate variability for its senior term facilities. Approximately, EURO812.4 million of the Group's outstanding indebtedness was designated as hedged by interest rate swap agreements as of December 31, 2001. Due to the refinancing agreements, the Group agreed to enter into loan agreements with fixed interest rates, interest swap agreements, caps or other instruments so as to ensure that interest payments on at least 75% of the Group's total debt is hedged. Had the Company not entered into interest swap agreements, the interest expense would have been reduced by EURO3,266.

Pledges

        In connection with the refinancing program, the Company has given several pledges to the lenders of the senior facilities. Substantially all of the assets of the Group are pledged as collateral.

        In addition, the lenders of the senior facilities have obtained irrevocable and unconditional guarantees from certain subsidiaries of the Company. These guarantees will remain outstanding until the repayment of the Senior Facilities.

        Additionally, in connection with the refinancing program, Messer Griesheim Holding AG has pledged all of its shares in Messer Griesheim to the senior lenders as security for the senior facilities. Moreover, Messer Griesheim Holding AG has agreed that if the senior lenders foreclose on that share pledge following an event of default and seek to sell the Company's shares of Messer Griesheim, the Company will release its claims against Messer Griesheim for payment of the inter-company loan. If the Company is ever required to release its claims for repayment of the inter-company loan, its only source of repayment for the notes will be net proceeds, if any, from a foreclosure sale of the Messer Griesheim shares after the senior lenders have been repaid in full. In addition, the inter-company loan is effectively subordinated to all existing and future debt of Messer Griesheim's subsidiaries.

5.    Divestment of Cuban subsidiaries

        As a precondition to the consummation of the acquistion transaction, on April 24, 2001, the Group sold its interest in a holding company that controls three operating companies in Cuba to an entity which is controlled by Mr. Stefan Messer, a member of the management board of the Group. Mr. Stefan Messer is also a director and minority shareholder in MIG. The total purchase price for the Cuban holding company was EURO7.8 million, of which EURO1.3 million was paid in cash and the remainder by an unsecured note in the principal amount of EURO6.5 million, which matures in 2006 and accrues interest at the rate of 5.5% per year. The sale resulted in a pre tax loss of EURO5.6 million, which has been reflected in the statement of operations for the period ended April 30, 2001.

6.    Segment information

        Messer Group reports its segment information in accordance with IAS 14 "Segment reporting" and complies with the provisions of the U.S. Financial Accountings Standards Board Statement of Financial Accounting Standards (SFAS) 131 "Disclosures about Segments of an Enterprise and Related Information".

        Messer Group operates its business as a single business—the production, supply and distribution of industrial gases. The Group`s segment reporting follows the management structure and internal management reporting system of the Messer Group. Based upon the characteristics of the industrial gas market, Messer's business operations are separated into geographic regions. The geographic regions and principal countries included in each segment are as follows:

Geographic Regions	Countries
Germany	Germany
Western Europe	France, Switzerland, Netherlands, Spain, Belgium, Italy and Great Britain
Eastern Europe	Austria, Slovakia, Czech Republic, Hungary, Slovenia, Croatia, Poland, Finland, Bulgaria, Yugoslavia, Bosnia-Herzegovina and Greece
North America	United States of America and Canada
Other	Indonesia, China, India, Egypt, Malaysia, Taiwan, Honduras and El Salvador

        Each of these geographic regions has a segment manager reporting directly to the Chief Executive Officer who effectively serves as the Chief Operating Decision Maker ("CODM"). The CODM makes decisions about resources to be allocated to the segments and assesses their performance using sales and operating profits.

        The accounting policies of segments are the same as those described in the summary of significant accounting policies included in the Group's annual consolidated financial statements. Performance of the segments is evaluated on net sales and operating profit before income taxes.

        The following tables present selected segment data as of and for the eight months ended December 31, 2001, four months ended April 30, 2001 and the years ended December 31, 2000, and 1999:

Statement of operations segment disclosures

Successor
Eight months ended December 31, 2001

Business Areas	Germany	Western Europe	Eastern Europe	North America	Others(*)	Reconciliation/ Corporate	Total
Total sales	472,694	189,817	153,483	259,511	39,433	5,252	1,120,190
Inter-segment sales	45,841	13,313	10,096	717	284	3,351	73,602

Net sales	426,853	176,504	143,387	258,794	39,149	1,901	1,046,588

Operating (loss) profit	38,234	7,652	15,336	(894)	5,676	(28,521)	37,483
Depreciation, amortization and impairment of intangibles and property, plant and equipment	66,413	28,422	21,427	59,413	6,759	299	182,733
Interest income	89	196	2,622	1,823	431	12,257	17,418
Interest expense	17,997	1,878	1,813	22,364	2,010	74,735	120,797
Share of profit (loss) in equity investments	2,231	—	—	(1,244)	(16,200)	—	(15,213)
Income taxe benefit (expense)	(22,482)	(2,981)	(4,042)	9,538	(438)	46,568	26,163

(*)
includes Latin America and Asia/Africa.

Predecessor
Four months ended April 30, 2001

Business Areas	Germany	Western Europe	Eastern Europe	North America	Latin America	Asia/ Africa	Reconciliation/ Corporate	Total
Total sales	241,280	91,423	74,802	131,785	26,395	35,707	2,003	603,395
Inter-segment sales	16,173	5,813	4,357	125	1,279	275	910	28,932

Net sales	225,107	85,610	70,445	131,660	25,116	35,432	1,093	574,463

Operating (loss) profit	50,314	5,871	9,197	7,446	(4,258)	(814)	(21,302)	46,454
Depreciation, amortization and impairment of intangibles and property, plant and equipment	16,072	11,119	9,858	22,729	10,122	4,214	2,809	76,923
thereof impairment losses	2,356	—	—	—	—	—	—	2,356
Interest income	—	75	959	384	245	368	3,055	5,086
Interest expense	2,558	1,781	1,691	6,891	2,041	3,476	23,012	41,450
Share of profit (loss) in equity investments	—	—	—	—	(1,966)	(3,140)	—	(5,106)
Income tax benefit (expense)	(29,398)	(1,229)	(1,807)	3,756	544	(3,144)	26,465	(4,813)

Predecessor
2000

Business Areas	Germany	Western Europe	Eastern Europe	North America	Latin America	Asia/ Africa	Reconciliation/ Corporate	Total
Total sales	788,314	278,529	213,432	414,743	80,997	92,662	—	1,868,677
Inter-segment sales	116,566	16,043	15,294	20,407	3,148	1,296	—	172,754

Net sales	671,748	262,486	198,138	394,336	77,849	91,366	—	1,695,923

Operating (loss) profit	103,108	19,799	25,656	(7,490)	(65,900)	(17,791)	(60,261)	(2,879)
Depreciation, amortization and impairment of intangibles and property plant and equipment	73,819	33,704	29,944	99,775	68,381	35,994	—	341,617
thereof impairment losses	23,150	—	3,469	31,645	48,241	22,087	—	128,592
Interest income	(1,859)	461	2,689	2,104	766	718	2,732	7,611
Interest expense	2,816	5,290	4,226	27,885	16,310	3,534	36,070	96,131
Share of profit (loss) in equity investments	1,797	—	3,716	—	(6,372)	(207,093)	—	(207,952)
Income tax benefit (expense)	179,845	(7,557)	(6,739)	17,069	(487)	(913)	(42,986)	138,232

Predecessor
1999

Business Areas	Germany	Western Europe	Eastern Europe	North America	Latin America	Asia/ Africa	Reconciliation/ Corporate	Total
Total sales	748,203	265,357	191,114	372,199	45,700	68,336	—	1,690,909
Inter-segment sales	104,384	13,740	12,962	65,513	2,340	386	—	199,325

Net sales	643,819	251,617	178,152	306,686	43,360	67,950	—	1,491,584

Operating profit (loss)	123,418	14,863	23,158	25,267	(33,397)	(5,576)	(36,114)	111,619
Depreciation, amortization and impairment of intangibles and property, plant and equipment	60,372	32,761	23,089	51,286	14,717	13,238	212	195,675
thereof impairment losses	3,649	—	—	—	—	—	—	3,649
Interest income	(2,561)	515	2,462	2,447	418	398	6,209	9,888
Interest expense	5,025	5,680	3,764	18,100	7,434	2,012	29,878	71,893
Share of profit (loss) in equity investments	285	—	(619)	—	1,244	(14,713)	—	(13,803)
Income tax benefit (expense)	9,001	(5,291)	(5,010)	(3,004)	(1,014)	(24)	(43,561)	(48,903)

Balance sheet segment disclosures

Successor
December 31, 2001

Business Areas	Germany	Western Europe	Eastern Europe	North America	Others(*)	Reconciliation/ Corporate	Total
Operating assets	1,226,126	437,976	393,116	785,652	122,540	18,425	2,983,835
Operating liabilities	175,451	64,805	40,651	61,707	12,236	168,054	522,904
Capital expenditures	30,006	16,527	13,271	14,993	4,100	125	79,022
Equity method investments	256	—	200	6,453	12,277	—	19,186

(*)
includes Latin America and Asia/Africa.

Predecessor
April 30, 2001

Business Areas	Germany	Western Europe	Eastern Europe	North America	Latin America	Asia/ Africa	Reconciliation/ Corporate	Total
Operating assets	660,567	342,847	285,503	730,710	382,743	187,245	6,397	2,596,012
Operating liabilities	87,777	67,577	32,579	53,851	31,425	98,766	259,004	630,979
Capital expenditures	27,343	5,489	3,220	7,284	4,427	1,704	—	49,467
Equity method investments	256	7,225	—	—	8,473	26,556	—	42,510

December 31, 2000

Business Areas	Germany	Western Europe	Eastern Europe	North America	Latin America	Asia/ Africa	Reconciliation/ Corporate	Total
Operating assets	662,879	334,297	297,625	699,164	395,759	196,986	51,175	2,637,885
Operating liabilities	74,782	57,965	39,533	57,545	30,909	99,971	218,218	578,923
Capital expenditures	115,377	32,967	31,388	53,424	59,243	30,667	(1,533)	321,533
Equity method investments	256	7,456	—	—	9,137	30,767	—	47,616

        The column reconciliation/corporate primarily includes income and expenses as well as assets and liabilities related to corporate items that are included separately within the Group, which are not allocated to the segments.

        Segment operating assets are defined as total assets excluding investments, deposits, certain receivables and deferred tax assets. Segment operating liabilities are defined as total liabilities excluding deferred tax liabilities, certain provisions, derivative financial instruments, minority interest, corporate debt and taxes payable.

        The pricing of inter-segment sales is based on an arms length principle.

        The United States of America is the only country, other than Germany, with sales greater than 10% of the Group's consolidated net sales. Selected information relating solely to the United States of America is presented in the table below:

	Successor	Predecessor
	Eight months ended December 31, 2001	Four months ended April 30, 2001	2000	1999
Net sales	243,922	121,335	360,715	280,661
Operating profit (loss)	(1,136)	7,118	(9,070)	23,073
Capital expenditures	14,307	7,043	51,262	88,423
Operating assets	771,102	701,720	670,413	662,217

        The reconciliation of segment operating assets and liabilities to the consolidated total assets and liabilities at the end of each year is as follows:

	Successor	Predecessor
	December 31, 2001	April 30, 2001	2000
Assets
Segment operating assets for total reportable business segments	2,965,410	2,589,615	2,586,710
Items excluded from segment assets	365,651	594,305	337,886
Other corporate assets	18,425	6,397	51,175

Total	3,349,486	3,190,317	2,975,771

Liabilities
Segment operating liabilities for total reportable business segments	354,850	371,975	360,705
Items excluded from segment liabilities	1,835,055	2,043,434	1,871,730
Other corporate liabilities	168,054	259,004	218,218

Total	2,357,959	2,674,413	2,450,653

        The reconciliation of segment operating profit to the consolidated net (loss) income for each year is as follows:

	Successor	Predecessor
	Eight months ended December 31, 2001	Four months ended April 30, 2001	2000	1999
Segment operating profit for total reportable business segments	66,004	67,756	57,382	147,733
Items excluded from segment operating profit	(107,014)	(59,952)	(202,686)	(132,497)
Other corporate income (expense)	(28,521)	(21,302)	(60,261)	(36,114)

Total	(69,531)	(13,498)	(205,565)	(20,878)

7.    Other operating income

	Successor	Predecessor
	Eight months ended December 31, 2001	Four months ended April 30, 2001	2000	1999
Gains on disposal of intangible assets and property, plant and equipment	—	1,196	14,362	3,915
Legal settlement with foreign government	—	—	6,240	—
Release of provisions	—	105	3,265	2,028
Rental income	2,271	413	2,637	6,254
Appreciation of property, plant and equipment	—	—	1,026	571
Foreign currency exchange gains	752	783	783	6,091
Recovery of accounts receivable written-off	—	617	519	5,920
Insurance claims	155	101	355	3,434
Revaluation due to inflation accounting	952	67	—	—
Miscellaneous	6,528	6,960	8,823	6,075

Total	10,658	10,242	38,010	34,288

        Gains on the disposal of intangible assets and property, plant and equipment in 2000 resulted primarily from the sale of land in Germany totaling EURO9,189 and the sale of property, plant and equipment not used in business operations within the rest of the Group.

8.    Other operating expense

	Successor	Predecessor
	Eight months ended December 31, 2001	Four months ended April 30, 2001	2000	1999
Amortization of goodwill	19,484	5,978	9,322	8,181
Foreign currency exchange losses	701	66	488	440
Losses on disposal of intangible assets and property, plant and equipment	—	—	3,106	2,991
Devaluations due to inflation accounting	—	514	4,005	4,602
Product liabilities	—	—	865	3,344
Miscellaneous	3,341	4,575	3,937	8,745

Total	23,526	11,133	21,723	28,303

9.    Other investment income (expense), net

	Successor	Predecessor
	Eight months ended December 31, 2001	Four months ended April 30, 2001	2000	1999
Income from cost method investments	427	644	1,103	124
Gain on disposal of cost method investments	—	—	2,349	175
Other income from cost method and other investments	47	—	407	1,135

Investment income	474	644	3,859	1,434
Write-off of cost method investments	(2,688)	—	(15,545)	(3,190)
Losses on disposal of cost method investments	—	(5,104)	(229)	(764)
Other expenses from cost method and other investments	(2,242)	(84)	(2,842)	(18)

Investment expense	(4,930)	(5,188)	(18,616)	(3,972)

Investment income (expense), net	(4,456)	(4,544)	(14,757)	(2,538)

10.  Impairment of intangible assets and property, plant and equipment

	Successor	Predecessor
	Eight months ended December 31, 2001	Four months ended April 30, 2001	2000	1999
Goodwill and other intangible assets (see Note 16)	—	2,356	11,842	—
Property, plant and equipment (see Note 17)	—	—	116,750	3,649

Impairment of intangible assets and property, plant and equipment	—	2,356	128,592	3,649

11.  Restructuring and reorganization charges

      During 2000, and as a direct result of the anticipated changes in the Group's ownership, the Group has realigned itself and was planning to exit from the Asian, African and Latin American markets. The Group has recognized restructuring costs in connection with this realignment, as summarized below:

	Successor	Predecessor
	Eight months ended December 31, 2001	Four months ended April 30, 2001	2000	1999
Severance costs	16,231	2,540	16,868	—
Other	9,035	—	3,493	—

Total	25,266	2,540	20,361	—

        As of April 30, 2001, the Company was in the process of developing the main features of a restructuring plan involving, among other things, providing compensation to employees of Messer Griesheim, based in Europe, for involuntarily termination of their employment. The Group (successor) had announced the main features of the plan prior to May 1, 2001 to its employees.

        In May 2001, the Company finalized the terms of the restructuring plan and recognized an additional restructuring provisions aggregating to EURO13,562 as part of the purchase price allocation which meets the criteria of IAS 22 "Business Combinations".

        Additional restructuring and reorganization charges amounted to EURO25,266 in the eight months ended December 31, 2001. These additional restructuring charges relate to severance costs ( EURO16,231) and other restructuring and reorganization charges ( EURO9,035). Severance costs consist of compensation for employees in Yugoslavia, Belgium, Austria, Germany, France, United Kingdom, Croatia, Canada and subsidiaries in Central America. Other restructuring and reorganization charges relate to various projects of reorganization within treasury and logistics as well as to relocation costs and rentals for non-used locations. relate to the divestiture program.

        Prior to the acquisition transaction in 2001, the Group recorded restructuring charges totaling EURO2,540 related primarily to severance payments made to the Group's corporate functions, in addition to the U.S., U.K. and Yugoslavian operations.

        In 2000, severance costs include payments to former executive employees associated with the Asian and Latin American operations who were released in connection with the Group's planned exit from these markets, and payments to executives upon termination of the Group's long-term incentive plan. These costs were recorded in accordance with IAS 37 "Provisions, Contingent Liabilities and Contingent Assets".

12.  Interest expense, net

	Successor	Predecessor
	Eight months ended December 31, 2001	Four months ended April 30, 2001	2000	1999
Interest income	17,418	5,086	7,611	9,888
Interest expense	(113,236)	(42,044)	(100,475)	(84,596)
Capitalized finance costs related to the construction of fixed assets	—	594	4,344	12,703
Amortization of deferred financing fees	(7,561)	—	—	—

Interest expense, net	(103,379)	(36,364)	(88,520)	(62,005)

        Financing fees relate to the refinancing of the Group as described in note 4. The recorded amount of EURO7,561 consists of the amortization of capitalized consulting fees and capitalized placement fees for the Senior Notes issued by Messer Griesheim Holding AG. Interest expense for the eight months ended December 31, 2001, includes effects from interest rate swap agreements of EURO3,266.

13.  Divestiture program

Investments in subsidiaries available for sale

        As of December 31, 2001, the Group has determined the fair value of the investments in subsidiaries available for sale to be approximately EURO42,183. This amount is comprised of the following:

Net assets of investments in subsidiaries available for sale	41,623
Advances to subsidiaries (net of impairment)	7,760
Provision for obligations	(7,200)

Total	EURO42,183

        Set forth below is summarized financial information relating to the net assets of the subsidiaries which are classified as "investments in subsidiaries available for sale" as of December 31, 2001:

Current assets	EURO42,960
Non-current assets	220,607

Total assets	263,567

Current liabilities	90,486
Non-current liabilities	131,458

Total liabilities	221,944

Total net assets	EURO41,623

        In connection with the funding of the working capital of non-consolidated subsidiaries available for sale, Messer Griesheim has entered into credit agreements with several of its subsidiaries, with a total of EURO7,760 outstanding as of December 31, 2001. The interest rate on these credit agreements is 5.77% with the exception of four such facilities that are interest free. The interest free facilities were extended to Messer Trinidad & Tobago, Messer Peru and Messer Argentina. None of the facilities extended by Messer Griesheim have stated maturity dates, except the loan to Messer Trinidad & Tobago, which is repayable upon sale. In addition to the credit agreements provided to several subsidiaries for working capital, Messer Griesheim made cash investments in subsidiaries available for sale for the purpose of extinguishing the subsidiary debt as part of the divestiture program.

        During the eight months period ended December 31, 2001, pursuant to its divestiture program, the group completed disposals of its home care business Germany, its health care businesses in Canada and its business activities in South Africa, Mexico, Brazil, Korea and Argentina as well as its CO2 business in the U.S. and its shares in Mahler Italfilo Holding. The difference between the net sale consideration received and the initial purchase price allocation was recorded as an increase to goodwill, amounting to EURO78,079.

Divestiture of Messer Medical GmbH

        On July 5, 2001 the Group sold all of the outstanding shares of Messer Medical GmbH (Germany), the leading company for the home care business in Germany, to Air Products GmbH (Germany). The difference between the net sale consideration received and the initial purchase price allocation was recorded as an adjustment to goodwill.

Divestiture of healthcare business in Canada

        On August 1, 2001 the Group sold all assets of the healthcare business within Messer Griesheim Industries Canada Inc. (Canada) to Praxair Canada, Inc. The difference between the net sale consideration received and the initial purchase price allocation was recorded as an adjustment to goodwill.

Divestiture of INO business in Austria

        On December 12, 2001 the Group sold all assets of the INO business within Messer Austria GmbH. (Austria) to Linde. The INO business activities were engaged in the production and distribution of pharmaceutical NO mixtures. The difference between the net sale consideration received and the initial purchase price allocation was recorded as an adjustment to goodwill.

Divestiture of CO2-activities in North America

        On December 21, 2001 the Group sold all assets of its CO2-activities in North America. The difference between the net sale consideration received and the initial purchase price allocation was recorded as an adjustment to goodwill.

Divestiture of Messer Griesheim do Brazil

        On October 23, 2001 the Group sold all of the outstanding shares of Messer Griesheim do Brazil Ltda. (Brazil) to Air Liquide. Messer Griesheim do Brazil is engaged in the production and sale of industrial gases in Brazil and owns air separation units and filling stations for hydrogen and carbon dioxide. The difference between the net sale consideration received and the initial purchase price allocation was recorded as an adjustment to goodwill.

Divestiture of Messer Argentina

        On October 23, 2001 the Group sold all shares of Messer Argentina Ltd. to Air Liquide. Messer Argentina is an industrial gas production company with air separation units, filling stations and a nitrogen pipeline including the distribution services. The difference between the net sale consideration received and the initial purchase price allocation was recorded as an adjustment to goodwill.

Divestiture of Messer Mexico

        On December 14, 2001 the Group sold all shares of Messer Griesheim de Mexico S.A. de C.V. to Air Products. Messer Mexico was engaged in the production and sale of industrial gases and operated air separation units and filling stations especially in the production of oxygen. The difference between the net sale consideration received and the initial purchase price allocation was recorded as an adjustment to goodwill.

Divestiture of the non-cryogenic business

        On October 3, 2001 the Group sold all shares of Mahler Italfilo Holding GmbH, Generon Inc. and Messer Shareholdings in SMC to Management. Mahler Italfilo Holding was the shareholder of Mahler Italfilo Engineering S.r.l. and Mahler AGS GmbH, which owned the non-cryogenic plant production operations with locations in Germany, United States, Italy and China. The difference between the net sale consideration received and the initial purchase price allocation was recorded as an adjustment to goodwill.

Divestiture of Fedgas (South Africa)

        On October 23, 2001 the Group sold all shares of Fedgas, the leading subsidiary of the Company`s activities in Southern Africa, to Air Liquide. Fedgas and its subsidiaries were engaged in the production and distribution of industrial and specialty gases, the sale of compressed industrial gases and welding equipment, services for safety, inspection and downtime services during shutdowns to their clients and the distribution of liquid petroleum gases and diesel fuel. The difference between the net sale consideration received and the initial purchase price allocation was recorded as an adjustment to goodwill.

Divestiture of Messer Korea

        On December 20, 2001 the Group sold all shares of Messer Korea to a local Joint Venture partner. Messer Korea operated three filling stations and was engaged in the production and distribution of Carbon dioxide and other special gases. The difference between the net sale consideration received and the initial purchase price allocation was recorded as an adjustment to goodwill.

Other divestitures

        In 2001, the Group entered into an agreement to sell a majority of the subsidiaries which are classified as subsidiaries available for sale, for an amount which approximates their carrying value. The sales consideration is payable in cash, which management plans to use to redeem a portion of the existing borrowings. In addition, certain inter-company and third party debt will be transferred. The results of operations of the aforementioned divestitures are reflected in the Predecessor's segment information under the geographical areas of North America, Latin America and Asia/Africa.

        The Company entered into agreements to divest of its interests in certain of its subsidiaries active in the production and distribution of industrial gases in Egypt and Trinidad & Tobago, which are partly subject to third party consents, regulatory approvals as well as other conditions precedent to closing. Additionally, subsequent to December 31, 2001 the company entered into an agreement to divest of its interest in Messer Venezuela.

Change in fair value of investments in subsidiaries available for sale

        During the eight months period ended December 31, 2001, changes in the estimated fair value of investments in subsidiaries available for sale amounted to a loss of EURO5,472, which has been reflected as "changes in fair value of subsidiaries available for sale" in the consolidated statement of operations.

Other subsidiaries included in the divestiture program

        The Group continues to consolidate in its financial statements the subsidiaries included in the divestiture program which are expected to be sold subsequent to April 30, 2002. These operations are reflected in the "Others" segment in the Successor's financial statements. Summarized condensed financial information related to these subsidiaries and net assets at December 31, 2001 and for the eight month period then ended are set forth below:

Balance Sheet (as of December 31, 2001):
Current assets of other operations held for sale	38,091
Non-current asset of other operations held for sale	100,686

Total assets	138,777

Current liabilities of other operations held for sale	13,221
Non-current liabilities of other operations held for sale	30,946

Total liabilities	44,167

Results of operations, included in consolidated totals:	Eight months ended December 31, 2001
Net sales	39,149
Cost of sales	(22,716)
Other expenses (net)	(13,048)
Income tax expense	(438)

Net income	2,947

Results of operations, included in consolidated totals:	Eight months ended December 31, 2001
Operating activities	11,713
Investing activities	(4,228)
Financing activities	(11,292)

(3,807)

        Results of operations for all subsidiaries and net assets included in the divestiture program for all periods prior to the acquisition transactions are included in the consolidated totals in the Company's consolidated financial statements. Summarized condensed results of operations related to such subsidiaries and net assets are set forth below:

	Four month period ended April 30, 2001	January 1 to December 31, 2000
Net sales	84,793	407,692
Cost of sales	(64,541)	(273,372)
Losses of investments accounted for under the equity method of accounting	(499)	(2,283)
Other expenses (net)	(36,826)	(251,464)
Income tax income (expense)	(438)	12,779

Net loss	(17,511)	(106,648)

14.  Results from discontinuing operations

        In 1999, the Company announced a plan to dispose of the Group's cutting and welding division ("C&W"). C&W manufactures products used for steel and aluminium materials in oxy-fuel and laser technology, and did not represent a core business area for the Group. In connection with this plan, on December 30, 1999, the Group entered into an agreement with MIG, the Group's minority shareholder, to acquire the C&W shares. The transaction was to be facilitated via a non-pro rata special dividend to MIG for the amount of the fair value of C&W, followed by (i) a purchase of the C&W shares by MIG, using the dividend as currency, and (ii) a cash payment from MIG to Hoechst for an amount equal to two-thirds of the special dividend. At December 30, 1999, the EURO150,341 carrying value of the C&W net assets exceeded its then estimated fair value of EURO136,000. Accordingly, the Group recorded a EURO14,341 loss and a related tax benefit of EURO11,588 in 1999.

        In 2000, the Group declared the EURO136,000 special dividend. As a result of the final determination of the purchase price, the Group was released of its obligation to make a capital contribution to C&W in April 2000. In addition, the price to be paid by MIG to Hoechst was reduced in August 2000. Accordingly, subsequent to settlement, the Group recorded an additional loss of EURO18,066, and a related tax benefit of EURO946 during fiscal 2000.

        The operating results of C&W have been classified as discontinuing operations in the consolidated statements of operations for all periods presented.

15.  Income taxes

        The components of the provision for income taxes from continuing operations are as follows:

	Successor	Predecessor
	Eight months ended December 31, 2001	Four months ended April 30, 2001	2000	1999
Current income tax benefit (expense):
Germany	(1,389)	716	(1,207)	(29,006)
Abroad	(12,886)	2,701	(9,058)	(11,133)

Current income tax benefit (expense)	(14,275)	3,417	(10,265)	(40,139)

Deferred income tax benefit (expense):
Germany	25,475	(6,851)	137,982	(6,225)
Abroad	14,963	(1,379)	10,515	(2,539)

Deferred income tax benefit (expense)	40,438	(8,230)	148,497	(8,764)

Total income tax benefit (expense)	26,163	(4,813)	138,232	(48,903)

        In 2000, the German government enacted new tax legislation which, among other changes, reduces the Group's statutory corporate tax rate for German companies from 40% on retained earnings and 30% on distributed earnings to a uniform 25%. In general, retained (undistributed) German corporate income was initially subject to federal corporation income tax at a rate of 40% for 2000 and 1999 plus a surcharge of 5.5% on federal corporate taxes payable. Giving effect to this surcharge, the federal corporate tax rate was 42.2% for 2000 and 1999. For 2001, the combined federal corporation income tax rate was 26.38%. For the eight month period ended December 31, 2001, the four month period ended April 30, 2001 and the years ended December 31, 2000, and 1999, income tax expense differed from the amounts computed by applying the German federal corporation income tax rate of 26.38% for the eight month period ending December 31, 2001 and the four month period ending April 30, 2001, 42.2% for 2000 and 1999, to (loss) income from continuing operations as a result of the following:

	Successor	Predecessor
	Eight months ended December 31, 2001	Four months ended April 30, 2001	2000	1999
Statutory tax rate	26,38%	26,38%	42,20%	42,20%

(Loss) Income from continuing operations	(90,782)	(6,550)	(319,067)	31,629
Corporation tax (benefit) including solidarity tax	(23,944)	(1,728)	(134,646)	13,348
Tax losses of entities not recognized	4,273	1,347	103,540	29,938
Expense (income) not subject to taxation	(16,147)	(741)	(124,641)	—
Taxable net appreciation of investments in consolidated subsidiaries	—	—	—	11,688
Change in fair value of subsidiaries available for sale	1,443	—	—	—
Non-deductible goodwill	4,611	839	4,460	5,145
Effect of German tax law changes	—	—	(10,892)	(4,265)
Income tax benefit (expense) for previous years	—	—	2,759	(144)
Tax rate differences at foreign subsidiaries	(255)	(128)	429	(3,972)
Utilization of tax loss carryforwards not previously recognized	—	—	(230)	(5,747)
Trade tax on income in Germany	(17,224)	(5,317)	862	732
Non-deductible interest	19,473	9,736	—	—
Other (net)	1,607	889	20,127	2,180

Income tax (benefit) expense from continuing operations	(26,163)	4,897	(138,232)	48,903

        The utilization of tax loss carryforwards lowered the tax charge by EURO0, EURO0, EURO230 and EURO5,747 for the eight months ending December 31, 2001, the four months ending April 30, 2001 and the years ended December 31, 2000 and 1999, respectively. Deferred tax assets are recognized for tax loss carryforwards only to the extent that realization of the related tax benefit is probable. Total tax loss carryforwards amount to EURO582,123, EURO508,631, EURO502,081 and EURO115,398 at December 31, 2001, April 30, 2001, and December 31, 2000 and 1999, respectively, the majority of which have no expiration dates. Tax loss carryforwards resulted in deferred tax benefit amounting to EURO26,550, EURO2,620, EURO122,304 and EURO6,792 for the eight months ended December 31, 2001, the four months ended April 30, 2001 and the years ended December 31, 2000 and 1999, respectively.

        Deferred taxes as of December 31, 2001, April 30, 2001 and December 31, 2000 are attributable to the following balance sheet items:

	Successor	Predecessor
Deferred tax assets	December 31, 2001	April 30, 2001	December 31, 2000
Tax loss carryforwards	130,310	133,104	132,004
Property, plant and equipment	7,683	7,704	7,621
Inventories	—	355	532
Provisions for pensions	17,262	4,345	4,610
Other provisions	35,472	3,429	1,364
Other items	7,741	4,218	2,456

Total	198,468	153,155	148,587

Deferred tax liabilities
Intangible assets	(100,062)	(10,534)	(13,330)
Property, plant and equipment	(179,600)	(131,487)	(113,598)
Investments	(14,494)	(4,903)	(108)
Inventories	—	—	(659)
Unamortized debt issuance costs	(32,327)	—	—
Other provisions	(1,518)	(11,301)	(16,193)
Other items	(1,854)	(3,407)	(4,183)

Total	(329,855)	(161,632)	(148,071)

Deferred tax assets (liabilities), net	(131,387)	(8,477)	516

        Net deferred income tax assets and liabilities in the consolidated balance sheets are as follows:

	Successor	Predecessor
Deferred tax assets	December 31, 2001	April 30, 2001	December 31, 2000
Deferred tax assets	4,546	57,255	64,549
Deferred tax liabilities	135,933	65,732	64,033

Deferred tax assets (liabilities), net	(131,387)	(8,477)	516

16.    Intangible assets

	Goodwill	Other Intangible Assets	Total
Predecessor
Acquisition cost
Balance as of December 31, 1999	117,415	89,259	206,674
Additions	3,605	11,564	15,169
Disposals	—	(2,378)	(2,378)
Exchange rate changes	2,041	943	2,984

Balance as of December 31, 2000	123,061	99,388	222,449

Additions	—	1,762	1,762
Disposals	(5,447)	(5,634)	(11,081)
Exchange rate changes	1,006	387	1,393

Balance as of April 30, 2001	118,620	95.903	214,523

Amortization
Balance as of December 31, 1999	27,588	30,379	57,967
Additions	20,672	12,753	33,425
Disposals	—	(1,454)	(1,454)
Exchange rate changes	412	1,282	1,694

Balance as of December 31, 2000	48,672	42,960	91,632

Additions	1,284	921	2,205
Disposals	(3,159)	(3,255)	(6,414)
Exchange rate changes	123	787	910

Balance as of April 30, 2001	46,920	41,413	88,333

Net Book value as of December 31, 2000	74,389	56,428	130,817

Net Book value as of April 30, 2001	71,700	54,490	126,190

Successor

        The May 1, 2001 balances are not comparable to the balances as of April 30, 2001 due to the acquisition transactions, as discussed in note 3. This lack of comparability is due to (i) the deconsolidation of intangible assets of subsidiaries available for sale and (ii) adjustments to "acquisition cost" of intangible assets to bring their net balances to fair value. The Company has continued to maintain the detailed intangible asset schedules of the predecessor, resulting in the carryover of "amortization" balances for "other intangible assets" at May 1, 2001.

	Goodwill	Other Intangible Assets	Total
Acquisition cost
Balance as of May 1, 2001	581,329	336,713	918,042
Additions	—	2,676	2,676
Disposals	—	(14,347)	(14,347)
Exchange rate changes	4,353	1,170	5,523

Balance as of December 31, 2001	585,682	326,212	911,894

Amortization
Balance as of May 1, 2001	—	39,112	39,112
Additions	19,484	13,701	33,185
Disposals	—	(13,297)	(13,297)
Exchange rate changes	22	63	85

Balance as of December 31, 2001	19,506	39,579	59,085

Net Book value as of December 31, 2001	566,176	286,633	852,809

        Other intangible assets consist of trademarks and similar rights, customer base and other intangible assets for which the book values as of December 31, 2001 are EURO148,453, EURO109,516 and EURO28,664, respectively.

        Additions to amortization of goodwill in 2000 in the amount of EURO20,672 include the write-off of goodwill totaling EURO11,350 related to investments in Singapore and Austria. The write-off of the goodwill was based on analysis of projected discounted future cash flows, which were no longer deemed adequate to support the value of the goodwill associated with the related businesses.

        In the four months ended April 30, 2001 the Group recorded an impairment charge of EURO2,356 relating to goodwill for Mahler AGS GmbH, Germany, as a consequence of the transfer of the company to GS Mahler Italfilo Holding GmbH (formerly known as MWW Vierundachtzigste Vermögensverwaltungs GmbH) (see note 36).

        Additions to goodwill amortization for the eight months period ended December 31, 2001 in the amount of EURO19,484 relate to the periodic amortization expense on the goodwill created in the acquisition transactions.

17.    Property, plant and equipment

	Land and buildings	Plant and machinery	Other plants, factory and office equipment	Advance payments and construction in progress	Total
Predecessor
Acquisition or production costs
Balance as of December 31, 1999	365,769	2,235,617	425,280	336,917	3,363,583
Additions	26,490	143,015	26,456	110,403	306,364
Disposals	(20,355)	(37,883)	(21,005)	(4,781)	(84,024)
Transfers	7,215	202,700	9,955	(219,870)	—
Exchange rate changes	4,038	54,276	5,402	18,703	82,419
Changes in the composition of Messer Group	7,122	4,604	1,962	3,201	16,889

Balance as of December 31, 2000	390,279	2,602,329	448,050	244,573	3,685,231

Additions	2,407	27,341	7,529	10,428	47,705
Disposals	(6,785)	(50,326)	(8,977)	(2,130)	(68,218)
Transfers	2,405	3,400	1,787	(7,592)	—
Exchange rate changes	3,842	32,046	1,806	466	38,160

Balance as of April 30, 2001	392,148	2,614,790	450,195	245,745	3,702,878

Accumulated depreciation
Balance as of December 31, 1999	150,372	1,046,021	199,438	2,810	1,398,641
Additions	24,214	224,304	35,331	24,343	308,192
Appreciation	(71)	(955)	—	—	(1,026)
Disposals	(14,127)	(28,724)	(18,438)	(929)	(62,218)
Exchange rate changes	2,073	16,682	2,119	(55)	20,819

Balance as of December 31, 2000	162,461	1,257,328	218,450	26,169	1,664,408

Additions	6,071	55,044	13,139	464	74,718
Disposals	(6,006)	(48,755)	(7,206)	(1,845)	(63,812)
Exchange rate changes	713	(3,288)	(285)	(76)	(2,936)

Balance as of April 30, 2001	163,239	1,260,329	224,098	24,712	1,672,378

Net Book value as of December 31, 2000	227,818	1,345,001	229,600	218,404	2,020,823

Net Book value as of April 30, 2001	228,909	1,354,461	226,097	221,033	2,030,500

Successor

        The May 1, 2001 balances are not comparable to the balances as of April 30, 2001 due to the acquisition transactions as described in note 3. This lack of comparability is due to (i) the deconsolidation of property, plant and equipment of subsidiaries available for sale and (ii) adjustments to "acquisition cost" of property, plant and equipment to bring their net balances to fair values. The Company has continued to maintain the detailed fixed asset schedules of the Predecessor, resulting in the carryover of "accumulated depreciation" balances at May 1, 2001.

	Land and buildings	Plant and machinery	Other plants, factory and office equipment	Advance payments and construction in progress	Total
Acquisition or production costs
Balance as of May 1, 2001	384,218	2,472,567	421,469	120,186	3,398,440
Additions	6,845	32,664	14,641	21,637	75,787
Disposals	(11,378)	(50,652)	(32,622)	(3,740)	(98,392)
Transfers	1,321	69,878	3,300	(74,499)	—
Exchange rate changes	5,105	24,521	3,136	1,645	34,407

Balance as of December 31, 2001	386,111	2,548,978	409,924	65,229	3,410,242

Accumulated depreciation
Balance as of May 1, 2001	161,401	1,227,745	217,246	2,822	1,609,214
Additions	8,160	120,985	20,371	32	149,548
Disposals	(6,995)	(43,498)	(17,895)	(164)	(68,552)
Exchange rate changes	2,696	17,639	1,838	180	22,353
Transfers	(30)	(23)	53	—	—

Balance as of December 31, 2001	165,232	1,322,848	221,613	2,870	1,712,563

Net Book value as of December 31, 2001	220,879	1,226,130	188,311	62,359	1,697,679

        Changes in the composition of the Messer Group consist of assets that are acquired in connection with a business combination.

        The Company leases certain property, plant and equipment under various operating and finance lease arrangements. Assets capitalized and recorded under finance lease agreements included in property, plant and equipment consist of the following:

	Successor	Predecessor
	December 31, 2001	April 30, 2001	December 31, 2000
Land and buildings	27,226	26,201	8,209
Machinery and equipment	113,204	142,341	225,072
Other leased assets	50,838	50,750	37,133

	191,268	219,292	270,414
Accumulated depreciation	(49,335)	(74,712)	(73,738)

Total	141,933	144,580	196,676

        Depreciation of property, plant and equipment under capital leases is included in depreciation expense.

        During the year ended December 31, 2000, the Group recorded impairment charges relating to property, plant and equipment aggregating EURO116,750, included in additions to depreciation of property, plant and equipment, as follows:

  •
  EURO89,402 relating to values of filling stations and on-site plants located in Germany, the United States, Brazil, Singapore, Mexico, Peru and Argentina. Discounted future cash flows of these plants indicated that an impairment had occured.

  •
  EURO8,129 relating to plants located in Mexico and Trinidad and Tobago. The plants were purchased for production, initially for permanent use, while additional plants were under construction. Upon completion of the additional plants, it was determined that there would be no future uses for the purchased facilities.

  •
  EURO19,219 relating to equipment and other assets (primarily in the United States and Trinidad and Tobago) to be disposed of. The impaired assets in the United States relate to on-site assets and assets used as spare parts. The assets are non-revenue producing and accordingly valued at disposal value. The impairment charge in Trinidad and Tobago relates to nitrogen compressors which were built specifically for Messer Trinidad and Tobago, but never put into operation. The valuation of these assets was determined based on previous experience and third party appraisals.

18.  Equity method investments

        The following significant investments are accounted for under the equity method at December 31, 2001:

Name and headquarters of the company	Ownership percentage
Messer de Honduras S.A. de C.V., Tegucigalpa/Honduras	50.0
Technische Gase Hoesch Messer Griesheim GmbH & Co. KG, Dortmund/Germany	50.0
Concord Oxygene Inc., Mississauga/Canada	50.0
Goyal MG Gases Limited, New Delhi/India	49.0
Secomex Manufacturing (M) Snd. Bhd., Kuala Lumpur/Malaysia	49.0
Messer Holdings Limited, British Virgin Islands(1)	49.0
Messer Singapore Holding GmbH, Frankfurt am Main/Germany(2)	39.0

(1)
Messer Holdings Ltd. owns 50% of Bombay Oxygen Corporation Ltd.

(2)
Messer Singapore Holding GmbH owns 75% of Singapore Syngas Pte. Ltd.

        In the eight month period 2001, Neal and Massy Gas Products Ltd., Messer Egypt S. A. E., Messer Gases Dekheila S.A.E. and PT Aneka Messer Industrial Gases were reclassified to investments in subsidiaries available for sale.

        The table below contains summarized financial information for the equity method investments of the Group:

	Successor	Predecessor
	Eight months ended December 31,	Four months ended April 30,	Year ended December 31,
	2001	2001	2000	1999
Net Sales	56,043	32,653	76,149	104,003
Operating (loss) profit	(21,873)	(9,065)	(114,949)	1,163
Net (loss) income	(32,994)	(16,373)	(127,363)	6,124
Property, plant and equipment	118,188	253,327	220,982	244,563
Current liabilities	25,844	60,311	205,359	67,108
Non-current liabilities	333,438	242,430	142,169	141,412
Stockholders' Equity (deficit)	(186,778)	(19,829)	(11,693)	129,812

        Equity method investments, and changes therein, are as follows:

Predecessor
Balance as of December 31, 1999	58,839
Additions	49,654
Disposals	(6,792)
Transfers	16,123
Exchange rate changes	693
Changes resulting from the at equity method	(62,226)
Changes in the composition of Messer Group	(8,675)

Balance as of December 31, 2000	47,616

Additions	437
Disposals	(597)
Exchange rate changes	160
Changes resulting from the at equity method	(5,106)

Balance as of April 30, 2001	42,510

Successor
Balance as of May 1, 2001	43,560
Disposals	(5,079)
Exchange rate changes	(2)
Changes resulting from the at equity method	(19,293)

Balance as of December 31, 2001	19,186

        The changes resulting from the at equity method include the proportionate share of the investee's income (losses) and other elements such as dividends.

	Successor	Predecessor
	Eight months ended December 31, 2001	Four months ended April 30, 2001	2000	1999
Proportionate share of investees' income (losses)	(15,213)	(5,106)	2,883	(9,121)
Amortization of basis differences	—	—	(2,263)	(4,682)
Impairment charges on equity method investments	—	—	(208,572)	—

Total	(15,213)	(5,106)	(207,952)	(13,803)

        Impairment charges in fiscal year 2000 related to the Group's equity method investments are summarized below:

Singapore Syngas Pte. Ltd.	165,270
Bombay Oxygen Corporation Ltd. (Messer Holdings Ltd.)	32,400
Other equity method investments	10,902

Total	208,572

Singapore Syngas Pte. Ltd.

        In 1998, the Group established Singapore Syngas Pte. Ltd. ("Syngas"), a joint venture with Texaco Nederland B.V. for the production and distribution of synthesized gases in Singapore.

        The basis for the joint venture was a significant carbon monoxide supply contract with a major customer (Celanese). The development of the plant was financed via bank debt, which was guaranteed by the joint venture partners. The Celanese supply contract provided for, among other things, penalty provisions if the Syngas plant were unable to produce carbon monoxide meeting certain specified properties and volume levels by July 1, 2000, a "date certain", for which the joint venture partners provided a performance guarantee.

        Although the plant was constructed by the date certain, the plant did not meet the required specifications due to technical and operational problems in plant construction. As of December 31, 2000, Syngas became liable for liquidated damages, as the plant still had not met the required performance specifications. The project also incurred significant cost overruns, which were funded by the joint venture partners. Syngas and the joint venture partners entered into a settlement agreement with Celanese for liquidated damages in March 2001 (see below).

        Summarized financial information for Syngas as of and for the year ended December 31, 2001, 2000 and 1999 is set forth as follows:

	2001	2000	1999
Net Sales	39,125	3,785	—
Operating loss	(34,202)	(132,298)	(3,851)
Net loss	(46,952)	(140,121)	(3,851)
Property, plant and equipment	94,387	96,079	122,121
Total Assets	102,771	103,557	125,521
Stockholders' Equity (deficit)	(198,930)	(143,511)	(4,380)

        In view of the operational and technical difficulties encountered by the joint venture, the Group made a determination during 2000 that its investment in Syngas was impaired, based on a discounted cash flow analysis. Although the Company held a 50% joint venture equity interest in Syngas at the time, the Company calculated its share of losses arising from the joint venture at 75% due to the fact that Texaco had a "put option" to sell 50% of its 50% ownership in Syngas to the Group, which was "in-the-money" as of December 31, 2000.

        As a precondition to the acquisition transactions, the Group was required to limit its exposure to its Singapore investments. On April 30, 2001, the Group transferred its 100% interest in Singapore Syngas Pte. Ltd. and its 50% interest in Syngas to Messer Singapore Holding GmbH. The Group has a non-controlling 39% equity interest in Messer Singapore Holding GmbH. The other shareholders are Hoechst AG (39%), Bandinelli GmbH, a special purpose company owned by MIG (11%), and members of the group's senior management (11%). On June 20, 2001, Texaco transferred half of its 50% interest in Syngas to Messer Singapore Holding GmbH. As a result of these transactions, Messer Griesheim holds an indirect 29.25% interest in Syngas through its equity interest in Messer Singapore Holding GmbH.

        Concurrently with the transfer of the Syngas business, Messer Singapore Holding GmbH indemnified the Group for its outstanding guarantee obligations in connection with the Singapore operations. To finance Messer Singapore Holding GmbH, the Group and Hoechst have made shareholder loans. The loans have been allocated two-thirds to Hoechst and one-third to the Group, as per the shareholders' agreement. Although the transfer to Messer Singapore Holding occurred on April 30, 2001, this funding arrangement takes account of all funding of Messer Griesheim to its Singapore operations since September 1, 2000. Under the shareholders' agreement, the Group's funding obligations (shareholder loans and other financial support including funding provided by the Group to its Singapore operations since September 1, 2000) has been limited to EURO92 million. Messer Griesheim received from Hoechst a EURO26.4 million cash payment representing two-thirds of the funding by the Group for the Singapore operations since September 1, 2000 and has accounted for the receipt as an advance towards a capital contribution in the Predecessor balance sheet at April 30, 2001. This payment excludes amounts funded by Hoechst with respect to payments to Celanese and Texaco as described below. Further, as of May 1, 2001, the Successor's obligations to fund loss commitments of Syngas have been revalued to give effect to the portion which are expected to be funded by Hoechst. Accordingly, Messer Griesheim's remaining funding obligations under this cap, net of 33 1/3% of various shareholder loans and other financial support already provided by Messer Griesheim to its Singapore operations since September 1, 2000, were EURO63.2 million as of April 30, 2001 and EURO14.5 million as of December 31, 2001.

        In March 2001, Texaco and Messer Griesheim entered into settlement arrangements with Celanese Singapore Pte Ltd ("Celanese") which settled the claims of Celanese under the completion guarantee provided by Messer Griesheim, and amended the existing gas supply agreement between Syngas and Celanese. These amendments and modifications involved, among other things, cash payments by Messer Griesheim to Celanese, the liability for which is included in the overall allocation of Syngas exposures of one-third to Messer Griesheim and two-thirds to Hoechst. The settlement amount allocated to and paid by Messer Griesheim was EURO28.6 million, of which EURO19.8 million was financed by Hoechst as an advance towards a capital contribution in the Predecessor balance sheet at April 30, 2001. The repayment claim against Messer Griesheim for this financing was waived by Hoechst on April 30, 2001.

        In conjunction with the Celanese settlement, Messer Griesheim and Texaco modified their put-option. The original put-option agreement gave Texaco an option to sell 25% of the shares in Syngas to Messer Griesheim. Under the modified put-option agreement, Messer Griesheim purchased from Texaco the outstanding shareholder loans made by Texaco to Syngas in excess of Texaco's remaining 25% equity interest in Syngas and related funding obligations. Messer Griesheim paid a purchase price of EURO17.2 million for the loans. Of that amount, Hoechst loaned EURO11.3 million to Messer Griesheim as an advance towards a capital contribution in the Predecessor balance sheet at April 30, 2001. In exchange, Texaco agreed that Hoechst can require Texaco to exercise the put option with respect to 25% of the shares in Syngas at any time on or after May 1, 2001 and no later than June 30, 2001 for a consideration of US$1. The put was exercised on June 20, 2001, at which time the Syngas shares acquired from Texaco were transferred directly to Messer Singapore Holding GmbH. As a result of the change in ownership that occurred when the Texaco put option was exercised, Syngas was required to repay its outstanding bank credit facilities, which became due on June 30, 2001. Shareholder loans were extended to Syngas for this purpose. Of these shareholder loans, 75% were funded by Messer Singapore Holding GmbH and 25% were funded by Texaco.

        During December 2001 Messer Griesheim transferred its 39% interest in Messer Singapore Holding to Messer International GmbH, a wholly owned subsidiary of Messer Griesheim GmbH.

Bombay Oxygen Corporation Ltd. (Messer Holdings Limited)

        The Group has a 37% investment in Bombay Oxygen Corporation Ltd. through direct and indirect investments in Messer Holding Limited, British Virgin Islands. Due to an existing agreement with another Indian joint venture partner, the Group contributed its shares in Bombay Oxygen Corporation Ltd. to Messer Holdings Ltd., a British Virgin Island company formed in 2000. In addition, the Group had guaranteed various borrowings of Bombay Oxygen Corporation Ltd. During 2000, one of the financial institutions made a claim against the company for EURO25,284, of which EURO24,773 has been paid in 2000. The Group recorded a provision in its financial statements for the remaining claim of EURO511 as of December 31, 2000. The amount of EURO511 was paid in 2001.

19.  Cost method investments

        Cost method investments are comprised of investments in various companies that are not consolidated or accounted for by the equity method.

Predecessor

Acquisition cost
Balance as of December 31, 1999	79,977

Additions	23,823
Disposals	(5,379)
Transfers	(16,123)
Exchange rate changes	(226)

Balance as of December 31, 2000	82,072

Additions	21,618
Disposals	(16,612)

Balance as of April 30, 2001	87,078

Valuation allowances
Balance as of December 31, 1999	4,336

Additions (impairment charges)	15,545
Disposals	(311)
Exchange rate changes	264

Balance as of December 31, 2000	19,834

Additions	—
Disposals	(3,068)

Balance as of April 30, 2001	16,766

Net Book value as of December 31, 2000	62,238

Net Book value as of April 30, 2001	70,312

Successor

Acquisition cost
Balance as of May 1, 2001	74,796
Additions	703
Disposals	(2,740)
Transfers	—
Exchange rate changes	71
Changes in the composition of Messer Group	(158)

Balance as of December 31, 2001	72,672

Valuation allowances
Balance as of May 1, 2001	42,072
Additions	2,688
Disposals	(2,618)
Exchange rate changes	431

Balance as of December 31, 2001	42,573

Net Book value as of December 31, 2001	30,099

        During 2000, the Group recorded write-downs of cost method investments aggregating EURO15,545, which related to investments in Germany, Italy, Turkey, Australia, British Virgin Islands, China, Thailand, Taiwan, Vietnam and Zimbabwe. The above write-downs were determined based on projected discounted cash flows expected to arise from future use.

20.  Other investments

        Changes in other investments are summarized below:

Predecessor

Balance as of December 31, 1999	66,508
Additions	8,082
Disposals	(15,891)
Exchange rate changes	(145)
Other changes	(109)

Balance as of December 31, 2000	58,445

Additions	13,811
Disposals	(23,889)
Exchange rate changes	385

Balance as of April 30, 2001	48,752

Successor

Balance as of May 1, 2001	28,239
Additions	6,197
Disposals	(5,102)
Exchange rate changes	101
Other changes	(187)

Balance as of December 31, 2001	29,248

        Other investments relate primarily to loans receivable on advances made to non-consolidated equity and cost method investments.

21.  Inventories

        Inventories consist of the following:

	Successor	Predecessor
	December 31, 2001	April 30, 2001	December 31, 2000
Raw materials and supplies	20,657	18,231	17,128
Work in progress	21,996	27,528	19,931
Finished goods and merchandise	37,445	64,804	57,744

Total	80,098	110,563	94,803

22.  Trade accounts receivable

	Successor	Predecessor
	December 31, 2001	April 30, 2001	2000
Trade accounts receivable (current)	317,059	352,836	325,765
Allowance for doubtful accounts	(26,316)	(29,992)	(31,493)

Trade accounts receivable, net	290,743	322,844	294,272

        The predecessor participated in a factoring program with Eureka, a commercial paper conduit. Due to the Group's residual risks and rewards in the transferred accounts receivable, the Predecessor included these transferred receivables in the consolidated balance sheet in accordance with International Accounting Standards SIC Interpretation 12. The Predecessor retroactively applied SIC 12 for the prior periods.

23.  Other receivables and other assets

	Successor	Predecessor
	December 31, 2001	April 30, 2001	December 31, 2000
Receivables from related parties	7,058	12,951	34,194
Tax receivables	6,720	13,548	15,976
Prepaid assets	8,596	13,842	12,064
Advance payments	4,155	17,323	11,591
Receivable from sale of fixed assets	1,277	—	9,341
Other loans	8,088	11,523	9,085
Interest receivable	89	136	3,801
Prepaid employee expenses	1,695	1,879	2,787
Receivables from suppliers and agents	1,713	3,090	2,236
Receivables from insurance companies	629	1,185	1,453
Security deposits	1,470	2,793	1,154
Marketable securities	8,331	5,548	6,232
Other accrued income	5,223	10,588	3,851
Sundry receivables from non-operating activities	6,418	6,828	11,329
Miscellaneous	10,334	44,353	15,680

Total	71,796	145,587	140,774

24.  Cash and cash equivalents

      The Company defines cash and cash equivalents as cash on hand, demand deposits and short term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value in the future. In addition, cash and cash equivalent include unrestricted cash balances at subsidiaries in foreign jurisdictions where those amounts cannot easily be transferred. These cash balances amounted to approximately EURO56.5 million, EURO49.7 million, EURO44.8 million as of December 31, 2001, April 30, 2001 and December 31, 2000, respectively.

        The Company provided cash collateral for long term loan facilities which were not refinanced on certain of its foreign subsidiaries. As the cash collateral is not available to the Company while the facilities remain outstanding, the cash collateral has been classified within non-current "other assets". As of December 31, 2001, the cash collateral balances were approximately EURO28.3 million.

25.  Provisions for pensions and similar obligations

	Successor	Predecessor
	December 31, 2001	April 30, 2001	December 31, 2000
Prepaid pension expenses included in other assets	307	402	450
Provisions for pension obligations	(160,875)	(136,198)	(133,816)
Provisions for similar obligations	(5,481)	(5,595)	(5,414)

        The Group provides pension benefits to the majority of its hourly and salaried employees through both defined benefit and defined contribution pension plans. The benefits offered by the Group vary according to the legal, fiscal and economic conditions of the country in which the plans are established. Plan benefits are principally based on years of service and employee compensation. Provisions for similar obligations consist primarily of company or statutory severance benefits and early retirement benefits.

        Certain commitments related to the Group's defined benefit obligations are covered by plan assets maintained in independent trust funds. The funds' net assets consist primarily of real estate, debt securities and marketable equity securities.

        The pension provision is derived as follows:

	Successor		Predecessor
	December 31, 2001		April 30, 2001		December 31, 2000
	German plans	Foreign plans	German plans	Foreign plans	German plans	Foreign plans
Present value of unfunded projected benefit obligations	145,808	5,676	132,289	5,456	131,435	6,566
Present value of funded projected benefit obligations	—	97,794	—	88,224	—	79,143
Fair value of plan assets	—	(78,850)	—	(82,285)	—	(83,646)

Present value of net obligations	145,808	24,620	132,289	11,395	131,435	2,063
Unrecognized actuarial (losses) gains	711	(10,571)	(9,747)	1,859	(10,035)	9,903

Recognized liability for defined benefit obligations	146,519	14,049	122,542	13,254	121,400	11,966

        The following table reconciles the funded status of the Group's employee benefit plans with amounts recognized in the Group's consolidated balance sheet as of December 31, 2001, April 30, 2001 and December 31, 2000:

	Successor		Predecessor
	December 31, 2001		April 30, 2001		December 31, 2000
	German plans	Foreign plans	German plans	Foreign plans	German plans	Foreign plans
Change in projected benefit obligations:
Projected benefit obligations at beginning of year (period)	144,591	93,680	131,435	85,790	123,803	81,305
Foreign currency exchange rate changes	—	2,320	—	1,160	—	3,324
Service cost	1,632	4,144	928	2,072	2,990	5,109
Interest cost	5,412	3,879	2,630	1,940	8,318	5,189
Plan participant contributions	—	—	—	358	—	495
Actuarial losses (gains)	(352)	2,645	(1,077)	3,959	4,436	(1,187)
Terminations	—	—	—	—	(154)	(6,947)
Acquisitions and other	—	—	—	—	—	183
Benefits paid	(5,475)	(3,198)	(1,627)	(1,599)	(7,958)	(1,762)

Projected benefit obligations at end of year (period)	145,808	103,470	132,289	93,680	131,435	85,709

Change in plan assets:
Fair value of plan assets at beginning of year	—	82,285	—	83,646	—	85,279
Foreign currency exchange rate changes	—	2,110	—	1,054	—	3,552
Actual return on plan assets	—	(5,264)	—	(2,632)	—	471
Employer contributions	—	2,042	—	1,021	—	2,353
Plan participant contributions	—	—	—	358	—	495
Terminations	—	—	—	—	—	(6,925)
Acquisitions and other	—	—	—	—	—	183
Benefits paid	—	(2,323)	—	(1,162)	—	(1,762)

Fair value of plan assets at end of year (period)	—	78,850	—	82,285	—	83,646

        The components of net periodic costs for defined benefit plans consist of the following:

	Successor		Predecessor
	Eight months ended December 31, 2001		Four months ended April 30, 2001		Twelve months ended December 31, 2000		Twelve months ended December 31, 1999
	German plans	Foreign plans	German plans	Foreign plans	German plans	Foreign plans	German plans	Foreign plans
Service cost	1,632	4,144	928	2,072	2,990	5,109	2,556	5,693
Interest cost	5,412	3,879	2,630	1,940	8,318	5,189	6,844	4,544
Expected return on plan assets	—	(4,810)	—	(2,405)	—	(6,778)	—	(5,695)
Amortization of unrecognized net annual gains	—	—	—	(86)	—	(63)	—	(306)

Net periodic pension cost	7,044	3,213	3,558	1,521	11,308	3,457	9,400	4,236

        The following table shows the principal actuarial assumptions for these plans (expressed as weighted averages):

	Successor		Predecessor
	December 31, 2001		April 30, 2001		December 31, 2000		December 31, 1999
	German plans	Foreign plans	German plans	Foreign plans	German plans	Foreign plans	German plans	Foreign plans
	(in %)	(in %)	(in %)	(in %)	(in %)	(in %)	(in %)	(in %)
Discount rate	5.75	6.43	6.25	6.43	6.5	6.9	6.5	7.0
Expected rate of wage increases	3.0	4.3	2.75	4.3	2.75	6.7	3.0	6.8
Expected rate of salary increases	3.0	4.3	2.75	4.3	1.75	6.7	2.0	6.8
Expected return on assets	N/A	7.1	N/A	7.1	N/A	5.8	N/A	5.9

        Expenses related to defined contribution plans totaled EURO8,459, EURO3,208, EURO10,102 and EURO14,728 during the eight months ended December 31, 2001, the four months ended April 30, 2001 and the years ended December 31, 2000 and 1999, respectively.

26.  Other provisions

	May 1, 2001	Additions	Consumption	Exchange rate changes	December 31, 2001
Non-current
Tax provision	20,056	377	(131)	1	20,303
Employee-related provisions	10,932	1,186	(2,448)	(3)	9,667
Purchase and sales contracts	3,450	1,065	(39)	6	4,482
Other	8,598	10,883	(670)	81	18,892

Total non-current	43,036	13,511	(3,288)	85	53,344

Current
Divestiture program	24,200	—	—	—	24,200
Provisions on equity method investments	53,301	—	(49,101)	—	4,200
Employee-related provisions	26,619	25,588	(8,851)	43	43,399
Restructuring	30,224	206	(20,196)	—	10,234
Litigation	21,604	—	—	—	21,604
Other	47,424	39,244	(31,290)	200	55,578

Total current	203,372	65,038	(109,438)	243	159,215

        Employee-related provisions as of December 31, 2001 related primarily to long-service bonuses, paid vacation, severance payments and to part-time employment of employees prior to their retirement.

27.  Corporate debt

	Successor	Predecessor
	December 31, 2001	April 30, 2001	2000
Non-current
Senior Notes	550,000	—	—
Due to banks	929,414	1,156,893	1,037,959
Finance leases	130,827	172,785	172,785
Due to related parties	2,068	—	958
Other loans	600	4,479	3,799

	1,612,909	1,334,157	1,215,501
Current
Due to banks	32,868	505,154	397,726
Bills of exchange	—	937	961
Finance leases	8,200	21,872	22,461
Due to related parties	1,342	31,935	3,673
Other loans	8,368	56,935	58,605

	50,778	616,833	483,426

	1,663,687	1,950,990	1,698,927
unamortized debt issuance costs	(82,448)	—	—

TOTAL DEBT	1,581,239	1,950,990	1,698,927

Debt with fixed interest rate	695,227	1,053,591	1,053,591
Debt with floating interest rate (hedged)	812,439	—	—
Debt with floating interest rate	156,021	897,399	645,336

	1,663,687	1,950,990	1,698,927
unamortized debt issuance costs	(82,448)	—	—

Total	1,581,239	1,950,990	1,698,927

The weighted average nominal interest rates are:
Due to Senior Notes holders	10,375%	—	—
Due to banks incl. Hedges	7,266%	6.29%	6.34%
Finance leases	5,858%	6.27%	6.33%
Other loans	6,288%	5.32%	5.41%

        The weighted average interest rate on existing corporate debt (not including amortization of debt issuance costs) was 8.21% at December 31, 2001. A description of the Company's corporate debt instruments is included in Note 4.

        The Group had unused long-term credit lines of EURO300,500 at December 31, 2001.

        Aggregate amounts of corporate debt maturing excluding unamortized debt issuance costs during the next five years and thereafter are as follows:

2002	50,778
2003	63,509
2004	74,808
2005	77,242
2006	85,964
Thereafter	1,311,386

1,663,687

        Principal repayments on the Senior Term Disposal facility are due earlier upon the sale of certain subsidiaries identified as part of the disposal program. In addition, Messer is required to use 75% of its excess cash flow in any given year, as defined, to repay its outstanding loans.

        Future minimum lease payments under noncancelable finance and operating leases are as follows:

	Finance Leases	Operating Leases
2002	15,714	8,115
2003	21,104	8,420
2004	28,006	7,856
2005	29,694	7,791
2006	29,751	6,970
Thereafter	47,529	52,018

Total minimum payments	171,798	91,170

Amount representing interest	(32,771)
Obligations under finance leases	139,027
Obligations due within one year	8,200

        Rental expenses under operating leases amounted to EURO19,398, EURO10,485, EURO30,719 and EURO27,986, for the eight months ended December 31 2001, four months ended April 30, 2001, and for the years ended December 31, 2000 and 1999, respectively.

28.  Miscellaneous liabilities

	Successor	Predecessor
	December 31, 2001	April 30, 2001	December 31, 2000
Accrued interest	25,202	16,683	23,464
Advance payments received on orders	3,450	9,437	11,494
Liabilities due to customers	11,633	8,533	10,623
Payroll liabilities	8,843	10,078	10,324
Taxes payable	17,366	3,011	7,180
Social security payable	3,387	3,171	3,728
Deferred income	2,430	2,745	2,433
Bills of exchange payable	850	948	122
Other liabilities	45,014	48,052	55,188

Total	118,175	102,658	124,556

29.  Stockholders' equity

Issued Capital and additional Paid-in Capital

Successor

        Stockholders' equity of the Successor prior to the acquisition transactions consisted of 50,000 shares held by Hoechst with a balance of EURO51 (par value and additional paid-in capital). As part of the Acquisition Transactions (see note3), Hoechst and MIG contributed their shares in Messer Griesheim to the Company for 10,000 and 30,000 new shares, respectively, resulting in a total issued capital of 90,000 shares with a stated value of EURO1 per share.

        The shares issued were recorded at the fair value of Messer Griesheim at April 30, 2001, the date of the acquisition transactions. As a result, the excess of fair value over the stated value of the shares has been recorded as additional paid-in capital.

Predecessor

        Stockholders' equity of the Predecessor consisted of 276,098 shares held by Hoechst (184,065 shares) and MIG (92,033 shares) with subscribed and additional paid-in capital of EURO394,820 as of January 1, 1999. During fiscal 2000, the predecessor recorded an increase in additional paid-in capital arising from the disposal of Cutting & Welding (see note 14).

Retained Earnings (Accumulated Deficit)

Successor

        According to the German Commercial Code, the Group may pay a dividend to its stockholders only from the unappropriated retained earnings of Messer Griesheim Holding AG. In addition, the German Stock Code requires the funding of statutory reserves (based upon 10% of annual net income) up to an amount no less than 10% of the issued capital (EURO90).

Predecessor

        Retained earnings at December 31, 1999 includes a EURO5,710 charge relating to the initial application of IAS 19 (revised 1998). During the four month period ending April 30, 2001, the Predecessor recorded a EURO335 credit resulting from a transition adjustment pursuant to IAS 39.

30.  Minority interests

        The following represents minority stockholder interests in the equity of consolidated subsidiaries. Significant minority interests are held by third party stockholders in Germany, Yugoslavia, Switzerland, Bulgaria, Guatemala and China.

Predecessor

Balance as of December 31, 1999	78,108
Dividend payments	(5,974)
Profit after taxes	7,610
Exchange rate changes	1,982
Additions	6,983
Disposals	(2,115)

Balance as of December 31, 2000	86,594

Dividend payments	(1,761)
Profit after taxes	2,135
Exchange rate changes	53

Balance as of April 30, 2001	87,021

Successor

Balance as of May 1, 2001	85,294
Dividend payments	(2,974)
Profit after taxes	4,912
Exchange rate changes	906

Balance as of December 31, 2001	88,138

        Additions during fiscal 2000 mainly relate to MG Odra Gas spol sr.O. Disposals in 2000 mainly relate to an entity located in Greece.

31.  Personnel expenses

		Predecessor
	Successor
			Years ended December 31,
	Eight months ended December 31, 2001	Four months ended April 30, 2001
			2000	1999
Personnel expenses	224,633	117,932	393,280	439,725

        Personnel expenses consist of wages, salaries and payments for social security and pensions.

32.  Number of employees

        The number of employees totaled:

	Successor	Predecessor
			Years ended December 31,
	December 31, 2001	April 30, 2001
			2000	1999
Germany	2,244	2,395	2,589	2,777
Western Europe	1,017	1,077	1,074	1,098
Eastern Europe	2,369	2,484	2,569	2,621
North America	1,163	1,408	1,397	1,283
Others(1)	1,555	2,434	2,414	2,365

Total number of employees	8,348	9,798	10,043	10,144

(1)
Others include the employees of the companies of the regions Asia/Africa and Latin America.

33.  Commitments and contingencies

Financial guarantees

        The Group has provided financial guarantees totaling EURO206.7 million at December 31, 2001. These guarantees mainly include guarantees for third party debt of deconsolidated subsidiaries included in assets available for sale from the divestiture program of EURO149.6 million and other at equity consolidated subsidiaries of EURO28.4 million.

Other financial obligations

        Substantially all of the assets of the Group are pledged as security for the Group's senior facilities at December 31, 2001 (see note 4).

        Other financial obligations not included in the consolidated balance sheet relate to long-term commitments for capital expenditures of EURO32.0 million at December 31, 2001, and commitments under long-term purchase agreements of EURO68.6 million. Commitments for capital to be funded to equity and cost method investees totaled EURO22.8 million at December 31, 2001.

        Pursuant to the acquisition transactions and the related China sale and purchase agreement, Messer Griesheim has agreed to purchase ACIC's interests in the six ACIC joint ventures. The committed purchase price for the ACIC joint ventures is EURO32 million plus interest from April 30, 2001 until the completion of the purchase of the ACIC joint ventures. Upon acquiring the ACIC interests, Messer Griesheim has agreed to assume the debt of the ACIC joint ventures upon the date of completion of the transaction. As of December 31, 2001, such debt amounted to approximately EURO17.1 million. Payment of the purchase price is guaranteed by Messer Griesheim Group, the Company's parent.

34.  Derivative financial instruments

        IAS 39 "Financial Instruments: Recognition and Measurement" sets standards for recognition, measurement and reporting of information relating to financial instruments of an enterprise as an asset or liability, including the reporting of hedging instruments. Under this Standard, all financial assets and liabilities are recognized on the balance sheet, including all derivatives. They are initially measured at cost. Subsequent to initial recognition, all financial assets are remeasured to fair value, with the exception of certain assets and liabilities listed in the standard. Adoption of this standard on January 1, 2001 resulted in a EURO335 cumulative effect of change in accounting principles, net of deferred taxes totaling EURO223, and is reflected in equity. The comparative financial statements for the year ended 31 December 2000 are not restated.

        IAS 39 and FASB 133 "Accounting for Derivative Instruments and Hedging Activities" require companies to recognize all derivative instruments as either assets or liabilities in the statement of financial position at fair value. The accounting for changes in the fair value (i.e. gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation.

        The Group has entered into interest rate swap agreements that effectively convert a portion of its floating-rate indebtedness to a fixed rate basis for approximately the next three years, thus reducing the impact of interest rate changes on future interest expense. Approximately, 49% ( EURO812,4 million) of the Group's outstanding indebtedness was designated as hedged due to interest rate swap agreements as of December 31, 2001. The fair values of the interest rate swaps designated for cash flow hedges were ( EURO14,2 million) as of December 31,2001, and EURO0 as of April 30, 2001 and December 31, 2000, respectively.

        Changes in the fair value of interest rate swaps designated as hedging instruments of the variability of cash flow associated with floating-rate loans are reported in equity. The amount recorded in the comprehensive income related to the cash flow hedges was EURO9.2 million (net of deferred tax effect of EURO5.0 million) as of December 31, 2001 and EURO0 as of April 30, 2001. As the hedge is deemed completely effective and held to the full term, the swap market value changes are recorded as adjustments to the swap asset or liability and equity. There are no subsequent reclassification of derivative gains and losses into interest income or expense.

        A part of the foreign exchange forwards and the interest rate caps provide effective economic hedges under the Group's risk management policies, but do not qualify for hedge accounting under the specific rules in IAS 39. The fair values of these foreign exchange forwards and the interest rate caps were ( EURO18) and EURO122 as of December 31, 2001, respectively. Changes in the fair value of these derivative instruments that do not qualify for hedge accounting under IAS 39 are recognized immediately in the statement of operations. The Group recorded a gain from changes in the fair value of EURO106 during the eight month period ended December 31, 2001 and EURO0 during the four month period ended April 30, 2001.

35.  Litigation

        Messer is involved from time to time in various claims and lawsuits incidental to the ordinary course of the business.

        Messer acquired its interest in Bombay Oxygen Corporation Limited (Bombay Oxygen), a publicly traded company in India, in 1997 for a total of EURO12.2 million. It acquired this interest through the purchase of shares from Bombay Oxygen's major shareholder, and purchased additional shares by way of a public offer. The shares in Bombay Oxygen held by Messer were transferred in 2000 to a company jointly owned by Messer and Goyal MG Gases. The Securities and Exchange Board of India is investigating whether some of the purchases of Bombay Oxygen shares by Messer or the subsequent transfer of such shares to the jointly owned company involved a change of control under Indian takeover regulations. In addition, Messer is involved in litigation with respect to this investment with a major shareholder of Bombay Oxygen.

        Messer has received a notice from Goyal MG Gases alleging that Messer has breached a confidentiality clause contained in a shareholders' agreement among Messer, Goyal MG Gases and certain other shareholders. The notice requests payment of Rupees 5.0 billion ( EURO120 million) for damages allegedly suffered on account of lost business due to certain press announcements by Messer which allegedly prejudicially affected the business of Goyal MG Gases. Management is in the process of investigating this matter and is of the view that the allegations have no merit.

        During 2001, Goyal MG Gases defaulted on a bank loan. As a result, the Group, as guarantor, was required to repay the $4.7 million ( EURO5.1 million) loan in full. The Group is currently seeking reimbursement from Goyal MG Gases for this amount.

        In 1999, the Company's Brazilian subsidiary, Messer Griesheim do Brazil Ltda., entered into a letter of agreement to pursue research into a new technique for the production of ethanol with an individual, who in April 2001, following a termination of the agreement, filed a suit against Messer Griesheim do Brazil Ltda. and certain other affiliates. The claim, mainly for damages for lost opportunities and potential earnings as a result of the subsidiary's alleged breach of the agreement, is for an amount of Reals 593 million (approximately EURO300 million). In connection with the disposal of this Brazilian subsidiary, management agreed to indemnify the buyer for any loss relating to this claim. Based on the advice of its Brazilian counsel, management is of the view that the allegations have no merit. Following the disposal of the Brazilian subsidiary (see note 13), the Company has retained responsibility for this litigation.

        In August 2001 a former employee filed a lawsuit against the Group's Brazilian subsidiary for an amount of EURO6.5 million. Based on the advice of its Brazilian counsel, management is of the view that the allegations have no merit. Following the disposal of the Brazilian subsidiary, the Company has retained responsibility for this litigation.

        In August 1999, Messer Griesheim GmbH discovered that one of its executives, who then had senior management responsibility in Central and South America, had misappropriated corporate funds, which he represented to others within Messer Griesheim had been paid to third parties in connection with our business. This executive is no longer an employee. In June 2000, Messer Griesheim was informed that the U.S. Attorney's Office for the Eastern District of Pennsylvania was conducting an investigation relating to the conduct of this former executive. In early April 2001, this former executive was arrested on a criminal complaint charging him with three counts of fraud against Messer Griesheim Industries, our principal subsidiary in the United States. Thereafter, the employee pled guilty to an Information filed in January 2002, in which he was charged with wire fraud in connection with a scheme to defraud Messer Griesheim Industries of $550,000. Although the Company is not fully apprised of the scope of the government's continuing investigation and there can be no assurance with respect to such matters, the investigation also encompasses questions concerning the activities of Messer Griesheim and/or its affiliates and employees in relation to Cuba, a country which was and is subject to economic sanctions under the United States law. These activities occurred prior to the change in the Company's ownership that resulted from the acquisition transactions. The Company is cooperating fully with the investigation. The Company can give no assurance as to the ultimate scope or outcome of the investigation. Under the business combination agreement entered into in connection with the acquisitions described above, Hoechst has agreed to indemnify the Company with respect to any losses arising out of such investigation of any related proceedings, although this indemnity is generally limited to two-thirds of the loss incurred.

        Messer Griesheim has been informed that the Commission of the European Union is conducting an investigation relating to price and similar collusion of the Group's subsidiary in the Netherlands within the market for industrial gases. Based on the advice of its Dutch counsel, management believes that there will be no material outcome.

        Messer Griesheim has received a notice from NLP, a South American agent/service provider for Merger & Acquisitions, alleging that Messer Griesheim has yet not paid a fee of EURO740 for the procurement of potential investors for two subsidiaries of Messer Griesheim. Management believes that the allegations will have no merit.

        In 2001, the Groups subsidiary PT Aneka (Indonesia) entered into an agreement for the purchase of machinery and equipment. In November 2001, the agreement partner filed suit against the subsidiary due to the termination of the contract. The claim, mainly for damages for lost opportunities and potential earnings, is for an amount of US$1.5 million.

        While there can be no assurance as to the ultimate outcome of these matters due to the uncertainties involved in matters of litigations, management believes that the outcome of all pending legal proceedings, either individually or in the aggregate, will not have a material effect on the Company's consolidated financial position, results of operations, or cash flows.

36.  Related parties

Hoechst

        Prior to the acquisition transactions on April 30, 2001, Hoechst was the majority stockholder of Messer Griesheim. Messer Griesheim has entered into certain transactions relating to sale and service contracts with companies within the Hoechst group which are not material. The transactions are settled at terms substantially equivalent to similar transactions negotiated on an arm's length basis.

        Related party transactions with respect to the Group`s Singapore operations have been described in note 18. Hoechst has indemnified the Group for bank guarantees provided to Bombay Oxygen by EURO9.4 million, which has been reflected as an advance towards capital contribution at April 30, 2001 and as equity at December 31, 2001.

Allianz

        As a result of the acquisition transactions Allianz Capital Partners owns 33.665% of Messer Griesheim Group GmbH & Co. KGaA.

        Allianz Capital Partners is a 20% shareholder in Mahler Italfilo Holding GmbH. During April 2001, Mahler Italfilo Holding GmbH acquired the shares of Mahler AGS GmbH and Italfilo Engineering S.r.l. from Messer Griesheim prior the consummation of the acquisition transactions.

        Allianz Capital Partners provides certain financial advisory services to the Company and Messer Griesheim, for which it has been paid in aggregate approximately EURO3.0 million in advisory fees by Messer Griesheim during the eight month period ended December 31, 2001.

Goldman Sachs

        As a result of the acquisition transactions six private equity funds managed by affiliates of The Goldman Sachs Group, Inc. hold 33.665% of Messer Griesheim Group GmbH & Co. KGaA. Goldman Sachs International also is an affiliate of The Goldman Sachs Group, Inc. Goldman Sachs and its affiliates, in the ordinary course of business, engage in commercial banking, investment banking and financial advisory transactions with Messer Griesheim Group GmbH & Co. KGaA and the Group.

        Goldman Sachs Group, Inc., Goldman Sachs International and their affiliates have provided merger and acquisition advisory services in connection with the acquisition transactions of the Group, and have received no related advisory fees for these services.

        Goldman Sachs International was a lender under the mezzanine facility of Messer Griesheim. Goldman Sachs International also is a lender under the senior facilities program of Messer Griesheim, the proceeds of which were used to repay the mezzanine facility. Goldman Sachs International received EURO20.4 million in financing/syndication fees in connection with these transactions during the eight month period ended December 31, 2001.

        Goldman Sachs International and its affiliates were the underwriters of the original Senior Notes and the lead arrangers of the senior and mezzanine facilities of Messer Griesheim. In connection with these activities, they have received underwriting discount, investment banking, syndication, financial advisory and other fees aggregating approximately EURO14.4 million from the Group and Messer Griesheim.

        The Group enters into derivative contracts to hedge their exposure to changes in interest and foreign currencies. Affiliates of the Goldman Sachs Group act as a counter-party to certain interest rate swaps contracts and forward exchange contracts which have a notional amount of EURO622.6 million and EURO4.2 million at December 31, 2001.

        Goldman Sachs International and its affiliates are involved with providing investment banking services in connection with the Group's divestiture program, and are entitled to receive fees based upon a percentage of debt relief to the Group achieved by completed divestitures on which it has advised the Company. Fees paid or payable to Goldman Sachs International in connection with this arrangement, based on completed divestitures under the program, aggregated EURO5.4 million for the eight month period ended December 31, 2001.

        An affiliate of Goldman Sachs Group, Inc. is a 20% shareholder in Mahler Italfilo Holding GmbH. On April 1, 2001, Mahler Italfilo Holding GmbH acquired the shares of Mahler AGS GmbH and Italfilo Engineering S.r.l. from the Messer Griesheim prior to the consummation of the acquisition transactions.

Messer Industrie GmbH ("MIG")

        Prior to the acquisition transactions in April 30, 2001 MIG was the minority shareholder of Messer Griesheim GmbH. As a result of the acquisition transactions MIG holds 32.67% of Messer Griesheim Group GmbH & Co. KGaA. MIG owns through its 100% affiliate Bandinelli GmbH 22% of Mahler Italfilo Holding GmbH (formerly known as MWW Zweiundachtzigste Vermögensverwaltungs GmbH), which acquired two subsidiaries of the Group (Mahler AGS GmbH and Italfilo Engineering S.r.l) in April 2001. Bandinelli GmbH is also an 11% shareholder in Messer Singapore Holding GmbH, the transactions of which are explained in note 18. Related party transactions with respect to sale of operating companies in Cuba have been discussed in note 5.

        Additionally, as of December 31, 2000 the current portion of loans included loans of EURO3.1 million from Messer Industrie GmbH bearing interest at 4.9%.

Loans to related parties

        As of December 31, 2001, April 30, 2001 and December 31, 2000, loans to related parties primarily relate to a non-interest bearing note due from an equity method investment in Malaysia of approximately EURO5.1 million, EURO35.0 million and EURO35.0 million, respectively.

Shareholders' Agreement

        Messer Industrie, ACP and the GS Funds have entered into a shareholders' agreement. The shareholders' agreement provides, among other things, for the corporate governance of the Group and Messer Griesheim Group GmbH & Co. KGaA, including the right to appoint board members and other voting rights. The shareholders' agreement provides that all important decisions regarding Messer Griesheim's management, in particular decisions on divestitures and capital expenditures, are to be taken by Messer Griesheim Group GmbH & Co. KGaA and in certain cases requires 75% of shareholder approval. With respect to a sale of Messer Griesheim, a 75% approval will be required until September 30, 2004, thereafter only a majority approval is required. The shareholders' agreement also contains share transfer restrictions, including rights of first offer, rights to participate in sales by other shareholders and provisions regarding change of control. Until October 2004, no shareholder may transfer its shares in Messer Griesheim without the approval of the other shareholders.

        Due to certain antitrust considerations relating to ACP's equity interest in a competitor of Messer Griesheim, ACP and the GS Funds entered into a separate agreement. The agreement generally allocates the rights of ACP relating to the corporate governance and management of the Group to the GS Funds, until such time the antitrust related considerations are no longer relevant. Accordingly, until then, the members of the shareholders' committee appointed by the GS Funds will represent all votes of the ACP and the GS Funds, which will constitute 67.33% of all votes in the shareholders' committee. The agreement also limits ACP and the GS Fund's ability to sell their shares in Messer Griesheim Group GmbH & Co. KGaA independently of each other.

37.  Stock purchase and option plan

        During November 2001, the shareholders of Messer Griesheim Group GmbH & Co. KGaA approved a stock compensation plan for the benefit of key managers of the Group. The plan allows these employees to purchase shares of Messer Griesheim Group GmbH & Co. KGaA (original option). The shareholders of Messer Griesheim Group GmbH & Co. KGaA have agreed among each other that the maximum number of shares to be acquired by the managers under the stock purchase and option plan shall be limited to 6.5% of the then-outstanding stock of Messer Griesheim Group GmbH & Co. KGaA. The options to acquire shares have been priced at EURO74.25, the market value at the date of the change in control under the acquisition transactions (April 30, 2001). Upon exercise of the original options and for each share purchased, the participants receive conditionally exercisable, non transferable options to acquire three new shares in Messer Griesheim Group GmbH & Co. KGaA at the same price of EURO74.25. The conditionally exercisable options become exercisable no earlier than two years after the date of grant, and upon the attainment of certain operating performance and investment yield targets, but in any case not before an exit event. All shares offered under this plan are subject to certain put and call provisions upon the occurrence of certain events. In November 2001 176,563 original options were granted. Subsequent to December 31, 2001, 156 participants had purchased a total of 148,861 shares and were granted 446,583 conditionally exercisable options. Hence, none of these options were exercised, forfeited or expired as of and for the eight months period ended December 31, 2001. The Company's stock purchase and option plan is accounted for as provided by APB Opinion No. 25. No compensation cost has been recognized in connection with the granting of original options for the eight month period ended December 31, 2001 as the purchase price the participants were required to pay was equivalent to the fair value of the shares of the Company with like features on the date of grant. With respect to the contingently exercisable options compensation cost will be measured and recognized immediately after the occurrence of the exit event.

        As an alternative to accounting for stock based compensation under APB No. 25, SFAS No. 123, "Accounting for Stock Based Compensation", establishes a fair value method of accounting for stock purchase and option plan or similar equity instruments. Had compensation cost for these plans been determined in accordance with SFAS No. 123, the Company's net earnings would not have been affected. Therefore, a pro forma table is not presented.

38.  Subsequent events

Divestiture program

        During February 2002, the Company entered into an agreement with a private investor to divest its activities in Venezuela in connection with the Company`s divestiture program. The impact of this new transaction on the consolidated cash flows and the consolidated statements of operations is not significant.

        During March 2002, the Company sold its Messer UK Nitrogen services business. The sale is composed of the sale of the assets owned by Messer UK as well as the sale of existing customer contracts and contacts. The impact of this new transaction on the consolidated cash flows and the consolidated statements of operations is not significant.

        During April 2002, the Company completed the sale of its activities in Egypt to Air Liquide S.A. in connection with the Company's divestiture program. The impact of this transaction on the consolidated statements of operations is not significant. However, the closure of this transaction has enabled the Company to complete the repayment of the Senior Term Disposal facility with its syndicate of banks.

Shareholder transactions

        During January 2002, a subsidiary of Hoechst exercised its "call" option to acquire the 66 2/3% of the Company for a promissory note in the amount equal to the purchase price paid by Messer Griesheim Group GmbH & Co. KGaA for its interest in the Company. Messer Griesheim Group GmbH & Co. KGaA subsequently exercised its "counter-call" option to acquire the Hoechst subsidiary (and re-acquire indirectly the shares of the Company) for a nominal amount. The "call" and "counter-call" provisions were included as part of the business combination agreement to meet German tax planning requirements of Hoechst.

Messer Singapore Holding

        In February 2002, Aventis, Messer Griesheim and Messer Singapore Holding reached an agreement with Celanese and Celanese Singapore (Pte) Ltd. in which Messer Singapore Holding agreed to pay US$12.5 million to Celanese Singapore for the release of a prior agreement requiring Messer Griesheim to pay Celanese certain consideration. One third of the US$12.5 million will apply towards the EURO92 million funding cap of Messer Griesheim to the Singapore operations (see note 18).

Stock purchase and option plan

        Subsequent to December 31, 2001, a substantially similar stock purchase and option plan has been approved for certain members of the shareholders' committee of the general partner of Messer Griesheim Group GmbH &Co. KGaA (the Messer Griesheim Group), Messer Griesheim Beteiligungsverwaltungs GmbH. The participating members were offered the ability to acquire the shares in Messer Griesheim Group for a purchase price of EURO74.25, which was the market value at the date of the change in control under the acquisition transactions (April 30, 2001). In addition to the shares acquired by them from the shareholders of Messer Griesheim Group, Messer Griesheim Group will issue to the participants conditionally exercisable, non transferable convertible bonds for a purchase price of EURO1 each, convertible into one or more share of Messer Griesheim Group for an additional payment of EURO73.25 for each share. The conversion rights become exercisable upon the attainment of certain operating performance and investment yield targets and the number of years the participants have served as members of the shareholders' committee, but in any case not before an exit event. All shares offered under this plan are subject to certain put and call provisions upon the occurrence of certain events.

Harald Pinger appointed as Chief Financial Officer

        On February 15, 2002 the Board appointed Harald Pinger as the Chief Financial Officer of Messer Griesheim GmbH.

39.  Restricted Assets of Subsidiaries

        As discussed in Note 1, Messer Griesheim Holding AG was a dormant company until the acquisition transactions, at which time it was established as a holding company. Messer Griesheim Holding AG has issued debentures, which have been exchanged for senior notes in the capital markets. Since Messer Griesheim Holding AG has limited sources to generate funds necessary to repay the notes, it must look to the inter-company loan to its subsidiary, Messer Griesheim GmbH to assist it in meeting its principal and interest obligations. In the event that operations of Messer Griesheim GmbH are not sufficiently profitable to generate sufficient funds to meet its principal and interest obligations on the inter-company loan, additional capital contributions by its shareholders may be necessary to avoid an event of default. Certain of Messer Griesheim GmbH's debt agreements contain restrictive covenants which restrict, among other things, Messer Griesheim GmbH from declaring or paying dividends, repurchasing any of its capital stock, or making cash advances or guarantees of obligations of affiliates.

        The condensed financial information of Messer Griesheim Holding AG (on a parent-only basis under IAS) as of December 31, 2001 and for the period from May 1, 2001 to December 31, 2001 is as follows:

December 31, 2001
Condensed Balance Sheet:
Investments in subsidiaries	903,428
Loans to subsidiaries	550,000
Other assets	6,706

Total assets	1,460,134

Senior notes, long term	550,000
Other liabilities, short term	6,745

Total liabilities	556,745

Capital subscribed	90
Additional paid-in capital	967,090
Cumulative translation adjustment	14,939
Hedging reserve	(9,199)
Accumulated deficit	(69,531)

Stockholders equity	903,389

Total liabilities and stockholders equity	1,460,134

Eight months ended December 31, 2001
Condensed results of operations:
Equity in earnings /(losses) of investments in subsidiaries	(69,448)
Interest income	35,679
Interest expense	(35,679)
Other expenses, net	(83)

Net loss	(69,531)

Eight months ended December 31, 2001
Cash inflows (outflows) from:
Operating activities:
Interest received on inter-company loan	35,679
Interest paid on Senior Notes	(35,679)
Other	52

Net cash flows from operating activities	52

Investing activities:
Inter-company loan to subsidiaries	(550,000)

Financing activities:
Issuance of Senior Notes	550,000

Net cash flows for period from May 1, 2001 to December 31, 2001	52
Cash balance—April 30, 2001	—
Cash balance—December 31, 2001	52

        In 2001 Messer Griesheim Holding AG received no cash dividends.

40.  Reconciliation to U.S. GAAP

        The Group's consolidated financial statements have been prepared in accordance with IAS, which differs in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP). The differences that have a significant impact on net loss and stockholders' equity of the Group are set out below:

        Reconciliation of net loss to U.S. GAAP for the eight month period ended December 31, 2001, the four month period ended April 30, 2001, and the years ended December 31, 2000 and 1999, respectively:

			Predecessor
		Successor
				Year ended December 31,
		Eight months ended December 31, 2001	Four months ended April 30, 2001
	Note			2000	1999
Net loss as reported in the consolidated statements of operations under IAS		(69,531)	(13,498)	(205,565)	(20,878)
U.S. GAAP adjustments:
Assets to be sold	a	5,472	—	—	—
Amortization expense	a,b,c,d	(2,864)	—	—	—
Property, plant and equipment	e	—	(74)	27,405	(3,970)
Provisions for pensions and similar obligations	f	(547)	176	542	755
Financial instruments	g	—	—	(2,495)	2,546
Tax effect of U.S. GAAP adjustments	h	915	(41)	334	201

Net loss under U.S. GAAP		(66,555)	(13,437)	(179,779)	(21,346)

        Reconciliation of stockholders' equity to U.S. GAAP as of December 31, 2001, April 30, 2001 and December 31, 2000, respectively:

		Successor	Predecessor
	Note	December 31, 2001	April 30, 2001	December 31, 2000
Stockholders' equity as reported in the consolidated balance sheets under IAS		903,389	428,883	438,524
U.S. GAAP adjustments:
Assets to be sold	a	5,472	—	—
Amortization expense	a,b,c,d	(2,864)	—	—
Transaction costs	c	33,200	—	—
Property, plant and equipment	e	—	21,451	21,525
Provisions for pensions and similar obligations	f	(547)	(2,506)	(2,682)
Financial instruments	g	—	—	558
Tax effect of U.S. GAAP adjustments	h	915	(265)	(224)

Stockholders' equity under U.S. GAAP		939,565	447,563	457,701

a.    Divestiture of subsidiaries

        EITF Issue No. 87-11 "Allocation of Purchase Price to Assets to Be Sold" addresses issues relating to the allocation of the purchase price in a purchase business combination when the acquiring enterprise intends to sell certain operations of the acquired enterprise within one year of the date of the business combination. This EITF provides that the (i) estimated cash flows from the date of acquisition until the date of sale, (ii) estimated interest on incremental debt incurred during the holding period to finance the purchase of these subsidiaries and (iii) expected sales price less costs to sell should usually not affect earnings or losses reported in the acquiring enterprise's consolidated statement of operations for acquired operations that are expected to be sold within one year of the date of the business combination. Instead, these amounts should be considered in the purchase price allocation associated with the business combination. IAS does not allow a similar treatment in regards to the (i) estimated cash flows from the date of acquisition until the date of sale, or (ii) estimated interest on incremental debt incurred during the holding period to finance the purchase of these operations. These differences in accounting treatment result in a EURO5,472 decrease to net loss during the eight month period ended December 31, 2001. Additionally, these differences result in an adjustment to increase acquisition goodwill by EURO17,045. The impact to the statement of operations of the goodwill difference, utilizing an estimated useful life of 20 years for the amortization of basis difference, is EURO568 for the eight month period ended December 31, 2001.

b.    Restructuring costs

        In accordance with IAS 37, a provision for restructuring charges is recognized when a detailed formal plan for the restructuring has been developed and the company has raised a valid expectation in those affected that it will carry out the restructuring by starting to implement that plan or announcing its main features to those affected. U.S. GAAP applies similar criteria to determine when a provision for restructuring charges should be established. However, under U.S. GAAP, a rebuttable presumption exists that an exit plan should be completed and all exit costs and involuntary employee termination costs should be incurred within one year from the commitment date. No similar provisions exist under IAS. Based on the difference in provisions, an adjustment to decrease acquisition goodwill totaling EURO7,147 has been recorded under U.S. GAAP. This adjustment is primarily related to involuntary employee termination costs recorded in association with the acquisition transactions not expected to be incurred within one year from the commitment date. The impact to the statement of operations of this difference, utilizing an estimated useful life of 20 years for the amortization of basis difference, is a decrease to goodwill amortization of EURO238 for the eight month period ended December 31, 2001.

c.    Transaction costs

        Transaction costs totaling EURO33,200 were incurred by Messer Griesheim Group GmbH & Co. KGaA in connection with the acquisition transactions described in note 3. Under IAS, these transaction costs would not be treated as part of the purchase consideration. However, under U.S. GAAP, these costs are required to be considered as part of the purchase price allocation in the application of "push-down" accounting to the acquisition transactions. This difference in accounting treatment results in an increase to acquisition goodwill and equity of EURO33,200 as of the acquisition date and an increase to goodwill amortization of EURO1,107 during the eight month period ended December 31, 2001 under U.S. GAAP.

d.    Assembled workforce

        APB Opinion No. 17 "Intangible Assets" ("APB 17") requires that the cost of identifiable intangible assets be separated from goodwill and assigned part of the total cost of assets acquired in a business combination. In accordance with APB 17, the Group has recorded an intangible asset under U.S. GAAP totaling EURO15,657 associated with the Group's assembled workforce as of the date of the acquisition transactions described in note 3. This asset is being amortized over an estimated useful life of 6 years. Additionally, SFAS 109 "Accounting for Income Taxes" requires that deferred taxes be recognized for differences between the financial statement carrying amount and the tax basis of all identifiable intangible assets, excluding goodwill. Accordingly, the Group established a deferred tax liability of EURO6,263 associated with the Group's assembled workforce as of the date of the acquisition transactions, which resulted in a corresponding increase in acquisition goodwill under U.S. GAAP. IAS 38 states that an enterprise typically has insufficient control over the expected future economic benefits arising from a team of skilled staff and from training to consider that these items meet the definition of an intangible asset. Accordingly, the cost of acquiring the Group's assembled workforce forms part of the acquisition goodwill under IAS and is being amortized over an estimated useful life of 20 years. Under U.S. GAAP, these differences in accounting treatment result in an increase in intangible assets of EURO15,657 and a decrease in goodwill of EURO9,394 as of the acquisition date, as well as an increase in amortization expense of EURO1,427 for the eight month period ended December 31, 2001.

e.    Property, plant and equipment

        Under IAS 36, impairments of long-lived assets are determined based on a comparison of an asset's recoverable amount to its carrying value. The recoverable amount is defined as the higher of the asset's net selling price and value in use. Value in use is based on the discounted cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. Under U.S. GAAP, if there is a triggering event, an asset to be held and used is analyzed for impairment based on a comparison of carrying value to the undiscounted cash flows expected to arise from the continuing use of an asset. During 2000, the Group recorded impairments in accordance with IAS of approximately EURO26,571 related to plants in Argentina and Peru, which were not impaired based on impairment measurements under U.S. GAAP.

        In accordance with IAS 23, foreign currency gains and losses on borrowing costs directly attributable to construction can be capitalized. Such costs are not capitalizable under U.S. GAAP. In 1999, approximately EURO1,400 of foreign currency losses were capitalized as part of capitalized borrowing costs in accordance with IAS that would not have been capitalizable under U.S. GAAP. An additional EURO47 and EURO140 of depreciation expense would have been recognized under U.S. GAAP during the four month period ended April 30, 2001 and the twelve month period ended December 31, 2000, respectively, as a result of not capitalizing such foreign currency losses in prior years.

        In accordance with IAS 9 (currently replaced by IAS 38), development costs are capitalizable once the related future economic benefit is certain. There were development costs relating to equipment in Austria of approximately EURO2,000 capitalized in 1999 in accordance with IAS, which are not capitalizable under U.S. GAAP. Under IAS, these costs were subsequently expensed in 2000 due to a change in business strategy that indicated there would be no future benefit.

        Finally, under IAS, impairments must be reversed in certain situations, while under U.S. GAAP impairments on assets to be held for use may not be reversed. During the four month period ended April 30, 2001 and the years ended December 31, 2000 and 1999, respectively, the Group reversed impairment charges under IAS of EURO27, EURO1,026 and EURO571, respectively, which are not reversed under U.S. GAAP.

f.      Provisions for pensions and similar obligations

        The Group's net obligation in respect of defined benefit pension plans and similar obligations is calculated using the projected unit credit method under IAS 19, which is the same valuation method required under U.S. GAAP. In reconciling its defined benefit pension plans and similar obligations from IAS to U.S. GAAP, the Company has applied SFAS 87 "Employer's Accounting for Pensions" effective January 1, 1999, as it was not feasible to apply it as of January 1, 1987, the date specified in the standard. The principal actuarial assumptions used by the Company's actuaries in determining pension provisions and related costs under SFAS 87 are the same as those utilized in applying IAS 19. In applying the late adoption rules under SFAS 87, pension provisions and related costs differ from those calculated under IAS 19, as the amortization components for the transitional liabilities differ in certain respects. Further, under U.S. GAAP, when the accumulated benefit obligation exceeds the fair value of the plan assets, the excess is immediately recognized as an additional minimum liability. The cost of this is capitalized as an intangible asset up to the amount of any unrecognized net transition obligation, plus the unrecognized prior service costs, and the remainder is charged through other comprehensive income. IAS 19 has no similar requirements equivalent to U.S. GAAP in such circumstances. These differences result in an increase (decrease) in net periodic pension cost and other comprehensive loss totaling EURO(95) and EURO709, respectively, for the four month period ended April 30, 2001, an increase (decrease) in net periodic pension cost and other comprehensive loss totaling EURO(257) and EURO2,068, respectively, for the twelve month period ended December 31, 2000, an increase (decrease) in net periodic pension cost and other comprehensive loss totaling EURO(76) and EURO2,185, respectively, for the twelve month period ended December 31, 1999 and an increase in pension obligations of EURO9,888 and EURO8,576 as of April 30, 2001 and December 31, 2000, respectively. Subsequent to April 30, 2001, all previously existing unrecognized net actuarial gains or losses, prior service costs and transition obligations or assets related to the Group's pension plans have been eliminated as a result of the allocation of the purchase price in the acquisition transactions (see note 3).

        Under IAS, the Group has established accruals for an estimated number of employees that are expected to elect participation in a voluntary early retirement program. Under U.S. GAAP, such accruals are only established when the employee has entered into a binding contractual agreement. In addition, the Group accrues certain amounts related to the early retirement program as a termination benefit that is recognized when the plan is adopted under IAS. Under U.S. GAAP, such amounts are accrued over the employees' remaining service period. These differences result in an increase (decrease) in expense of EURO547, EURO(81), EURO(285) and EURO(679) for the eight month period ended December 31, 2001, the four month period ended April 30, 2001 and the twelve month periods ended December 31, 2000 and 1999, respectively.

g.    Financial instruments

        In accordance with IAS effective prior to January 1, 2001, the Group recognized losses from changes in fair values of currency and interest rate derivatives, however, the Group did not recognize income from gains related to such instruments. In comparison, U.S. GAAP during such period required the recognition of both gains and losses from changes in fair value unless certain hedging criteria were met. This adjustment reflects the recognition of gains of EURO2,546 in 1999 and subsequent losses of EURO2,495 in 2000 related to currency and interest rate derivatives.

h.    Tax effect of U.S. GAAP adjustments

        This reconciliation item includes all tax effects due to the aforementioned reconciling items.

Additional U.S. GAAP information

Acquisition transactions

        As a result of the acquisition transactions (see note 3), Messer Griesheim has become a wholly-owned subsidiary of Messer Griesheim Holding AG, which in turn was 100% acquired by Messer Griesheim Group GmbH & Co. KGaA in a purchase transaction. The series of transactions requires "push-down" of the Messer Griesheim Group GmbH & Co. KGaA's basis under U.S. GAAP in accordance with EITF Topic D-97 "Push-Down Accounting", and SAB No. 54 " "Pushdown" Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase". The "pushdown" of basis under U.S. GAAP differs from the allocation of cost to the net assets acquired under IAS. The U.S. GAAP reconciliation of net loss for the eight month period ending December 31, 2001 and stockholders' equity as of December 31, 2001 also reflects differences arising from the new bases of accounting under U.S. GAAP and IAS.

        The consolidated financial statements reflect the deferred notes payable to Hoechst (see note 3) by the Group's parent, Messer Griesheim Group GmbH & Co. KGaA, as part of equity under IAS and U.S. GAAP as the Company does not meet any of the criteria enumerated in SAB No. 73, which would require the recognition of such obligation as a liability in the Group consolidated financial statements. Therefore, the interest payable by Messer Griesheim Group GmbH & Co. KGaA relating to these deferred notes is not recorded under IAS or U.S. GAAP.

Statement of operations

        Certain items in the consolidated statements of operations would be classified differently under U.S. GAAP. These items include the reversal of certain provisions and allowances for doubtful accounts that would generally be recorded in the same line items as the provisions were originally recorded under U.S. GAAP, rather than as other income.

        U.S. GAAP requires the operating results of those subsidiaries which are expected to be divested more than one year from the measurement date to continue to be reflected in the consolidated statement of operations. Under IAS, the Company has exercised the option of disclosing discontinuing operations in the notes to the financial statements (see note 13). As a result, there is no difference between IAS and U.S. GAAP in sales, net income and total assets as reflected in the consolidated financial statements with respect to these subsidiaries.

Balance sheet

        Certain items in the consolidated balance sheets would be classified differently under U.S. GAAP. As discussed in note 22, the Group participated in a factoring program with a financial conduit. In connection with the acquisition and financing transactions, this program was discontinued. Due to the nature of the Group's continued residual risks and rewards in the transferred accounts receivable, the Group continued to consolidate the receivables transferred under this program in accordance with International Accounting Standards SIC Interpretation 12. In reconciling to U.S. GAAP, the Company applied SFAS 125 "Accounting for Transfers and Services of Financial Assets and Extinguishments of Liabilities" to account for its factoring program prior to March 31, 2001 and SFAS 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" thereafter. Under U.S. GAAP, the Group was not required to consolidate a qualifying special purpose entity to a factoring program if control over the receivables had been transferred. Accordingly, transfers of receivables under the Group's factoring program qualified as sales under U.S. GAAP. The impact of the different treatment under U.S. GAAP resulted in a decrease in both accounts receivable and corporate debt totaling EURO51,129 as of December 31, 2000. Additionally, the net assets of entities included in the divestiture program expected to be disposed of within a period of one year from the date of the acquisition transactions would be classified as "available for sale".

        In accordance with IAS, all deferred tax assets and liabilities are classified as non-current. Under U.S. GAAP, deferred tax assets and liabilities would be classified as current or non-current depending on when the related benefit or expense is expected to be realized. As of December 31, 2001, April 30, 2001 and December 31, 2000, EURO6,227, EURO7,384 and EURO7,962, respectively, would be classified as current deferred tax assets and EURO4,041, EURO1,749 and EURO604, respectively, would be classified as current deferred tax liabilities. Additionally, under U.S. GAAP, tax loss carryforwards and other credits that are available to reduce future taxes are recognized as deferred tax assets. Such amounts are reduced by a valuation allowance to the extent that it is deemed more likely than not that the tax benefit related to the utilization of such tax loss carryforwards or credits will not be realized. Under IAS, a deferred tax asset should be recognized for the carryforward of unused tax losses and unused tax credits to the extent that it is probable that future taxable profit will be available against which the unused tax losses and unused tax credits can be utilized. Deferred tax assets amounted to EURO133,781, EURO184,838 and EURO183,738, net of valuation allowances of EURO3,471, EURO51,734 and EURO51,734, related to tax loss carryforwards as of December 31, 2001, April 30, 2001 and December 31, 2000, respectively.

Cash flow statement

        The cash flow statement is prepared in accordance with IAS 7.

Reporting of comprehensive income

        SFAS No. 130 "Reporting Comprehensive Income" requires the reporting of comprehensive income, which includes all changes in stockholders' equity except those resulting from investments by or distributions to shareholders.

        Statement of comprehensive income for the eight month period ended December 31, 2001, the four month period ended April 30, 2001, and the years ended December 31, 2000 and 1999, respectively:

		Predecessor
	Successor
			Years ended December 31,
	Eight months ended December 31, 2001	Four months ended April 30, 2001
			2000	1999
Net loss in accordance with U.S. GAAP	(66,555)	(13,437)	(179,779)	(21,346)
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	14,939	3,522	31,091	61,402
Change in fair value of derivative financial instruments	(9,199)	—	—	—
Additional minimum pension liability	—	(709)	(2,068)	(2,185)

Comprehensive (loss) income, net of tax	(60,815)	(10,624)	(150,756)	37,871

Hyperinflation

        In accordance with IAS, the financial statements of certain subsidiaries of the Messer Group have been restated in accordance with IAS 29. This treatment is different from that which would have been calculated under U.S. GAAP. No difference is included within the reconciliation of U.S. GAAP as foreign private issuers applying IAS 29 are granted relief from such requirement.

New U.S. accounting pronouncements

        In June 1998, the FASB issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 was subsequently amended by SFAS 137 "Deferral of the Effective Date of FASB 133", which allowed entities which had not adopted SFAS 133 to defer its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000, and SFAS 138 "Accounting for Certain Derivative Instruments and Certain Hedging Activities—an amendment of FASB Statement No. 133" which addresses a limited number of issues causing implementation difficulties for entities that apply SFAS 133.

        SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities. Similar to IAS 39, SFAS 133, as amended, requires the Group to recognize all derivatives in the consolidated balance sheet at fair value. The financial statement recognition of the change in fair value of a derivative depends on a number of factors, including the intended use of the derivative and the extent to which it is effective as part of a hedge transaction. SFAS 133, as amended, was adopted by the Group effective January 1, 2001.

        Although IAS 39 and SFAS 133, as amended, are similar in many respects, the transition adjustments resulting from the adoption of IAS 39 must be reported in shareholders' equity, whereas the transition adjustments resulting from adoption of SFAS 133, as amended, must be reported in earnings or other comprehensive income, as appropriate. Adoption of SFAS 133 did not have a material impact on the Group's consolidated financial statements.

        In September 2000, the FASB issued SFAS 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB No. 125". This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain financial statement disclosures. SFAS 140 is effective for transactions occurring after March 31, 2001, except for certain disclosure requirements which were effective December 31, 2000. Adoption of this replacement standard did not have a material effect on the Group's consolidated financial statements.

        In July 2001, the FASB issued SFAS 141 "Business Combinations", and SFAS 142 "Goodwill and Other Intangible Assets". These pronouncements significantly change the accounting for business combinations, goodwill and intangible assets. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 also specifies criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, and also indicates that any purchase price allocable to an assembled workforce may not be accounted for separately. Additionally, SFAS 141 will require, upon adoption of SFAS 142 in its entirety, that the Group evaluate its existing intangible assets and goodwill that were acquired in a prior purchase business combination, and to make any necessary reclassifications in order to conform with the new criteria in SFAS 141 for recognition apart from goodwill. SFAS 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment annually (or more frequently if impairment indicators arise) in accordance with the provisions of SFAS 142. SFAS 142 will also require that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" through December 31, 2001 and SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" upon its adoption on January 1, 2002. The Group was required to adopt all provisions of SFAS 141 and certain provisions of SFAS 142 immediately. The initial adoption of these provisions did not have a material effect on the Group's consolidated financial statements. The Group is required to adopt SFAS 142 in its entirety on January 1, 2002. The Group has not yet completed its analysis of the effect of fully implementing the provisions of SFAS 142, however, management expects that adoption of these new pronouncements may have a material effect on the Group's financial statements due to the significant intangible assets, including goodwill (balance equals EURO598,756 as of December 31, 2001 and associated amortization expense totaled EURO20,608 during the eight month period then ended) and assembled workforce (balance equals EURO13,917 as of December 31, 2001 and associated amortization expense totaled EURO1,740 during the eight month period then ended) recorded in connection with the acquisition transactions described in note 3, and the reallocation of such amounts between goodwill and other intangible assets which may result from the application of SFAS 141 and SFAS 142.

        In August 2001, the FASB issued SFAS 143 "Accounting for Asset Retirement Obligations". This Statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset. SFAS 143 also requires the enterprise to increase the carrying amount of the related long-lived asset by the associated asset retirement costs and to depreciate that cost over the remaining useful life of the asset. The liability is changed at the end of each period to reflect the passage of time (i.e., accretion expense) and changes in the estimated future cash flows underlying the initial fair value measurement. Enterprises are required to adopt SFAS 143 for fiscal years beginning after June 15, 2002. The Group has not yet completed its analysis of the new pronouncement and has not yet determined if the adoption of the new pronouncement will have a material effect on its financial statements.

        In August 2001, the FASB approved for issuance SFAS 144. This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS 121 and the accounting and reporting provisions of APB Opinion No. 30 "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51 "Consolidated Financial Statements" to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, with earlier adoption encouraged. The Group has not yet completed its analysis of the new pronouncement and has not yet determined whether the adoption of the new pronouncement will have a material effect on the financial statements. However, the Group has noted that the provisions of SFAS 144 would supersede certain provisions of EITF 87-11 as they relate to allocation of purchase price in a business combination where the acquirer intends to sell a portion of the operations of the acquired enterprise (see Note 40a) and, as a result, had SFAS 144 been applied in accounting for the acquisition transactions, certain of the differences between U.S. GAAP and IAS relating to operations and entities included in the divestiture program would not have occurred.

SINGAPORE SYNGAS PTE LTD

STATEMENT OF OPERATIONS (unaudited)

For the year ended December 31, 2001

(All amounts in thousands of US$, unless otherwise stated)

	Notes	2001
Net sales	3	34,933
Cost of sales		(52,211)

Gross loss		(17,278)
Distribution and selling costs		(430)
General and administrative costs		(5,578)
Other operating expense		(7,252)

Operating loss		(30,538)
Interest expense, net	4	(11,384)

Loss before income taxes		(41,922)
Income taxes	6	—

Net loss		(41,922)

The accompanying notes are an integral part of these financial statements.

SINGAPORE SYNGAS PTE LTD

BALANCE SHEET (unaudited)

As of December 31, 2001

(All amounts in thousands of US$, unless otherwise stated)

	Notes	2001
Assets
Land improvement and building, plant and equipment	10	83,528

Non-current assets		83,528
Trade accounts receivable, net	8	4,872
Other receivables and other assets	9	334
Receivables from an affiliated corporation	8	1,443
Cash and cash equivalents	7	771

Current assets		7,420

Total assets		90,948

Stockholders' equity/(deficit) and liabilities
Subscribed capital of Singapore Syngas Pte Ltd	13	62
Accumulated deficit		(176,106)

Stockholders' equity/(deficit)		(176,044)
Commitments and Contingencies		—
Finance lease creditor, less current portion	11	650
Due to shareholders	11	255,156

Non-current liabilities		255,806
Trade accounts payable		8,196
Payables to affiliated corporations		2,544
Other creditors		415
Finance lease creditor	11	31

Current liabilities		11,186

Total stockholders' equity/(deficit) and liabilities		90,948

The accompanying notes are an integral part of these financial statements.

SINGAPORE SYNGAS PTE LTD

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY/(DEFICIT) (unaudited)

For the year ended December 31, 2001

(All amounts in thousands of US$, unless otherwise stated)

	Subscribed capital	Accumulated deficit	Total stockholders' equity/(deficit)
Balance as of January 1, 2001	62	(134,184)	(134,122)
Net loss	—	(41,922)	(41,922)

Balance as of December 31, 2001	62	(176,106)	(176,044)

The accompanying notes are an integral part of these financial statements.

SINGAPORE SYNGAS PTE LTD

CASH FLOW STATEMENT (unaudited)

For the year ended December 31, 2001

(All amounts in thousands of US$, unless otherwise stated)

2001
Loss before income taxes	(41,922)
Adjustment for:
Interest income	(95)
Interest expense	11,479
Depreciation	2,961
Loss on disposal of plant and equipment	4,519
Changes in trade receivables, other receivables and other assets	(546)
Changes in trade accounts payable and other liabilities	(2,071)
Affiliated corporations	(4,318)
Interest received	95

Cash flow from operating activities	(29,898)
Payment for land improvement and building, plant and equipment	1,215

Cash flow from investing activities	(1,215)
Repayment of corporate debts	(131,000)
Proceeds from amounts from shareholders	167,912
Repayment of finance lease liability	(27)
Interest expense paid	(6,757)

Cash flow from financing activities	30,128

Cash flow from operating, investing and financing activities	(985)
Cash and cash equivalents:
at beginning of year	1,756

at end of year	771

The accompanying notes are an integral part of these financial statements.

SINGAPORE SYNGAS PTE LTD

NOTES TO THE FINANCIAL STATEMENTS (unaudited)

As of December 31, 2001

(Amounts in thousands of US$, unless otherwise stated)

1.    Background

        The Company was incorporated in Singapore on June 18, 1993. Under a contractual agreement entered into on January 31, 1998 between Messer Griesheim GmbH, incorporated in Germany and Texaco Nederland B.V., incorporated in the Netherlands, Messer Griesheim GmbH owns 75% equity interest and Texaco Nederland B.V. owns 25% equity interest in the Company. This arrangement was revised to a 50%-50% ownership interest per the amended and restated Shareholders' Agreement dated December 21, 1999. In addition, a put option agreement dated December 20, 1999, was also entered into between Messer Griesheim GmbH and Texaco Nederland B.V. which granted Texaco Nederland B.V. a put option to reduce its shareholding to 25% by requiring Messer Griesheim GmbH to re-purchase all or a portion of the option shares.

        On April 30, 2001, Messer Griesheim GmbH transferred its 50% interest in the Company to Messer Griesheim Singapore Holdings GmbH (formerly known as Diogenes Neunzehnte Vermoegensverwaltungs GmbH), a limited liability company incorporated and existing under the laws of Germany for EURO1.

        The put option agreement was modified on March 29, 2001. Under the modified put option agreement, Messer Griesheim GmbH purchased from Texaco Nederland B.V., the outstanding shareholder loans made by Texaco Nederland B.V. to the Company in excess of Texaco Nederland B.V.'s 25% proportionate equity interest in the Company and related funding obligations. Messer Griesheim GmbH paid a purchase price of $15,139 for the loans. In exchange, Texaco Nederland B.V. agreed that Aventis S.A. (the holding corporation of Hoechst Aktiengesellschaft) can require Texaco Nederland B.V. to exercise the put option with respect to 25% of the shares in the Company at any time on or after May 1, 2001, and no later than June 30, 2001, for a consideration of US$1. In addition, the Company's shares will be transferred directly to Messer Griesheim Singapore Holdings GmbH, and not to Messer Griesheim GmbH.

        On June 20, 2001, Texaco Nederland B.V. exercised the put option to transfer 25% of the shares in the Company to Messer Griesheim Singapore Holdings GmbH.

        As a result of the transactions described above, the Company is 75% owned by Messer Griesheim Singapore Holdings GmbH and 25% owned by Texaco Nederland B.V. at December 31, 2001. Messer Griesheim Singapore Holdings GmbH is owned by Aventis Regional Treasury Asia Pacific Pte Ltd (39%), Messer International GmbH (39%), Bandinelli GmbH (11%) and Messer Singapore Management Holding GmbH (11%).

        The address of the Company's registered office is

                5 Shenton Way
#26-05/07
UIC Building
Singapore 068808

        The principal activities of the Company are the designing, building and operation of a synthesis gas ("syngas") plant for production and distribution of synthesis gas and other related products.

        There have been no significant changes in the nature of these activities during the financial year.

        The Company has sustained losses from its operations and has a net capital deficit of US$176.044 million as at December 31, 2001. Due to technical difficulties encountered in the start-up of the operation of the syngas plant, the syngas plant was unable to achieve a level of operation which is commercially viable as well as allowing the Company to generate sufficient cash flows to service their operational needs and their debt obligations. The Company historically has relied on loans from third parties and shareholders to fund its operations. During the financial year, the Company has made full repayment of all outstanding bank loans, together with all other amounts due and owing under the bank agreement from further loans given by the current shareholders (Messer Griesheim Singapore Holdings GmbH ("Messer Holding") and Texaco Nederland B.V.). On June 11, 2001, the syngas plant achieved commercial operation. However, the cash flows from operations are not expected to fully cover the Company's cash needs for the foreseeable future, expected due to substantial costs to overcome the initial technical difficulties encountered, as well as further costs required to ensure the continuous smooth operation of the plant. The Company has obtained letters of financial support from its current shareholders to delay repayment of the amounts due to them by the Company for a period of at least twelve months from April 5, 2002 and, thereafter, would demand repayment only if the cash flows of the Company permit repayment at that time. However, the Company was not able to obtain firm commitments from the shareholders of Messer Holding to finance its operations and to repay existing liabilities.

        The Company has obtained a letter of financial support from Texaco Nederland B.V. that it will not demand repayment of the amounts due to Texaco Nederland B.V. by the Company for a period of at least twelve months from April 5, 2002 and, thereafter, Texaco Nederland B.V. and the Company will negotiate the deferred and future payments due under the loan agreement and determine how the Company will settle such payments.

        On this basis, a substantial doubt exists regarding the Company's ability to continue as a going concern for the foreseeable future.

        Notwithstanding this doubt, the directors of the Company believe that the shareholders will continue to provide required reasonable necessary funds needed to operate the syngas plant until the syngas plant will be able to generate sufficient cash flows from operating activities to finance the operations of the syngas plant in the normal course of business.

        Messer Griesheim Singapore Holdings GmbH holds 75% of the Company. The Company owes US$191,513 to Messer Griesheim Singapore Holdings GmbH at 31 December 2001. This amount is included in the amounts owing to shareholders in note 11(b).

2.    Accounting policies

Basis of preparation

        The financial statements are prepared in accordance with and comply with accounting principles generally accepted in Singapore (SGAAP).

        In 2001, the Company adopted the following standards:

SAS 8 (Revised 2000)	Net Profit or Loss for the Period, Fundamental Errors and Changes in Accounting Policies
SAS 10 (Revised 2000)	Events Occurring after the Balance Sheet Date
SAS 17 (Revised 2001)	Employee Benefits
SAS 31	Provisions, Contingent Liabilities and Contingent Assets
SAS 32	Financial Instruments—Disclosure and Presentation

Land improvement and building, plant and equipment

        Land improvement and building, plant and equipment are capitalized at acquisition or manufacturing costs and depreciated over their estimated useful lives. The manufacturing costs of self-constructed assets are based on directly allocable itemized costs and appropriate overhead costs. Finance costs related to the construction of land improvement and building, plant and equipment are capitalized as part of the manufacturing costs. In the case of disposals, the assets and related accumulated depreciation are removed from the financial statements and the net amount, less proceeds from disposal, is charged to the statement of operations. Repair costs are charged to expense when incurred.

        Depreciation of land improvement and building, plant and equipment is calculated on a straight line basis over their expected useful lives as follows:

Land improvement and building	25 years
Plant, machinery and equipment	5–20 years
Office equipment and furniture and fittings	3–5 years

Receivables

        Trade accounts receivable and other receivables are stated at net realizable value. An estimate is made for doubtful debts based on a review of all outstanding amounts at the year-end. Bad debts are written off during the financial year in which they are identified.

Cash and cash equivalents

        Cash comprises cash at bank and in hand. Cash equivalents comprise highly liquid investments with a maturity of three months or less from the date of acquisition.

Impairment of assets

        At each balance sheet date, an assessment is made as to whether there is any indication that the Company's assets may be impaired. If any such indication exists, an assessment is made to establish whether the recoverable amount of the assets has declined below the carrying amount of those assets as disclosed in the financial statements. When such a decline has occurred, the carrying amount of the asset is reduced to its recoverable amount. The amount of any such reduction is recognized immediately as an expense in the statement of operations. Any subsequent increase in the recoverable amount of the assets would be written back when the circumstances that led to the write-down or write-off cease to exist and there is persuasive evidence that the new circumstances and events will persist for the foreseeable future that support a higher carrying amount.

        The recoverable amount is defined as the higher of the asset's net selling price or value in use. The value in use of the assets is estimated based on forecasted future cash inflows and outflows to be derived from the continuing use of the assets and from the estimated net proceeds on disposal at the end of its useful life, discounted to present value using an appropriate discount rate.

Trade accounts payable and other liabilities

        Trade accounts payable and other liabilities are carried at the expected settlement amount.

Deferred income taxes

        Tax expense is determined on the basis of tax effect accounting using the liability method. Deferred taxation is provided on timing differences arising from the different treatments in accounting and taxation of relevant items.

        In accounting for timing differences, deferred tax assets are not accounted for unless there is reasonable expectation of their realization.

Pipeline sales and revenue recognition

        The Company's plant was constructed primarily for an agreement with a major customer, Celanese Singapore (Pte) Ltd ("Celanese") for the supply of carbon monoxide gas. The agreement is for a period of twenty years, and contains take-or-pay minimum purchase requirements, price escalation provisions and certain penalty provisions for non-performance. Under the terms of the agreement, revenue is recognized when delivery has taken place and the customers have accepted the product. If the deliverables are below the minimum level, the Company will accrue for the minimum amount of revenue due from customers.

        Interest income is accrued on a day to day basis.

Affiliated corporations

        In these financial statements, the term "affiliated corporations" refers to companies or corporations which are related to the shareholders.

Provisions

        Provisions are recognized when the Company has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation, and a reliable estimate of the amount can be made. Where the Company expects a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain.

Share capital

        Ordinary shares are classified as equity.

Use of estimates

        The preparation of financial statements necessarily requires directors to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Currency translation

        The Company's financial records are maintained in United States dollars (US$). Transactions in other currencies during the year, which are denominated in currencies other than US$, are converted to US$ at the rates of exchange prevailing on the transaction dates. Monetary assets and liabilities expressed in currencies other than US$ are converted into US$ at the rates of exchange ruling at the balance sheet date. Differences on exchange are included in the statement of operations.

Finance and operating leases

        A distinction is made between finance leases which effectively transfer from the lessor to the lessee substantially all the risks and benefits incidental to the ownership of the leased assets, and operating leases under which the lessor effectively retains substantially all such risks and benefits.

        Finance leases are capitalized at the estimated present value of the underlying lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant finance rate on the outstanding balance. The corresponding rental obligations, net of finance charges, are included in the balance sheet as finance lease creditor. The interest element of the finance charge is charged to the statement of operations over the lease period. Plant and equipment acquired under finance leasing contracts are depreciated over the useful lives of the assets.

        Operating lease payments are charged to the statement of operations on a straight line basis over the period of the lease.

        When an operating lease is terminated before the lease period has expired, any payment required to be made to the lessor by way of penalty is recognized as an expense in the period in which termination takes place.

3.    Sales

2001
Sale of gases	34,933

4.    Interest expense, net

2001
Interest on bank deposits	95

Interest expense
—Bank loans	4,026
—Loans from shareholders	7,403
—Finance leases	50

11,479

Interest expense, net	(11,384)

5.    Staff costs

2001
Wages and salaries costs	3,239
Employer's contribution to Central Provident Fund	355
Staff costs recharged by shareholders	838

4,432

        Number of persons employed at December 31, 2001:

2001
Full time	82

6.    Taxation

        At December 31, 2001, the Company has the following estimated unutilized tax losses, unabsorbed capital allowances and unabsorbed investment allowances available for offsetting against future taxable income subject to confirmation by the tax authorities.

2001
Unutilized tax losses	79,000
Unabsorbed capital allowances	233
Unabsorbed investment allowances	61,000

140,233

        Included in the above unutilized tax losses are claims for tax deductions in respect of pre-operating expenses and capitalized interests which may be disputed by the tax authorities and hence should only be considered available subject to the agreement with the tax authorities. Details of pre-operating expenses and capitalized interests are as follows:

2001
Pre-operating expenses	4,409
Capitalized interests	9,655

14,064

        No deferred tax asset has been recognized in relation to the unutilized tax losses, unabsorbed capital allowances and unabsorbed investment allowances as the directors of the Company do not have a reasonable expectation of their realization against future income in the near foreseeable future.

        In addition, the Company has potential tax benefits of approximately US$24,000 representing the excess of impairment charges and depreciation for the plant over capital allowances claimed calculated at the current tax rate of 24.5%. These potential tax benefits have not been recognized in the financial statements.

7.    Cash and cash equivalents

2001
Cash at bank and on hand	442
Fixed deposit	329

771

        The fixed deposit has been placed as security for banker's guarantee issued to the Company's supplier.

8.    Receivables

2001
Trade debtors	5,086
Less: Provision for doubtful trade debts	(214)

4,872
Due from a related company—trade	1,941
Due from affiliated corporations non-trade	2
Less: Provision for doubtful non-trade debts, related party	(500)

6,315

Movements in provision for doubtful trade debts are as follows:
Provision made during the financial year	214

Balance at the end of the financial year	214

Movements in provision for doubtful non-trade debts, related party are as follows:
Balance at the beginning of the financial year	400
Provision made during the financial year	500
Amount written back during the financial year	(400)

Balance at the end of the financial year	500

9.    Other current assets

2001
Sundry deposits	320
Sundry debtors	14

334

10.  Land improvement and building, plant and equipment

	Land improvement and building	Plant, machinery and equipment	Office equipment and furniture and fittings	Capital work in progress	Total
Acquisition or production cost
Balance as of January 1, 2001	2,003	87,150	923	—	90,076
Additions	31	950	79	155	1,215
Disposals	—	(4,517)	(4)	—	(4,521)
Reclassification	612	(675)	63	—	—

Balance as of December 31, 2001	2,646	82,908	1,061	155	86,770

Accumulated depreciation
Balance as of January 1, 2001	53	28	202	—	283
Depreciation charge	392	2,319	250	—	2,961
Disposals	—	—	(2)	—	(2)

Balance as of December 31, 2001	445	2,347	450	—	3,242

Net book value as of January 1, 2001	1,950	87,122	721	—	89,793

Net book value as of December 31, 2001	2,201	80,561	611	155	83,528

(a)
At the balance sheet date, the net book value of land improvement and building, plant and equipment of the Company under the finance lease arrangements amounted to US$666.

(b)
On February 15, 1998, the Company entered into an agreement with Celanese for the supply of carbon monoxide gas. Under the terms of the agreement, the Company was required to design and construct an integrated syngas plant for the production and distribution of synthesis gas including carbon monoxide, hydrogen and other gases. The agreement with the Celanese required the Company's plant to be able to achieve "Commercial Operation" by July 1, 2000. "Commercial Operation" was defined in the agreement as the operations of the plant following successful completion of the Initial Demonstration, that is, a test operation for 10 consecutive days during which the plant shall produce carbon monoxide meeting certain specified properties and volume. Although the plant was constructed by that date, the syngas plant was not able to operate at the level to enable the Company to meet its obligation to supply carbon monoxide at the required level because of technical and operational problems in the construction of the syngas plant. Substantial remediation work was carried out on the various processes, resulting in significant cost overruns.

        On April 1, 2001, the Company and Celanese agreed on an amended and restated agreement for a period of twenty years commencing July 1, 2001. Under the amended and restated agreement, the supply period began on July 1, 2001 and continues for a period of twenty years. The Company will be potentially liable to reimburse Celanese liquidated damages up to a maximum amount of US$3.5 million per month or US$42 million per year if the syngas plant does not meet Commercial Operation by April 1, 2001.

        The Company only achieved Commercial Operation on June 11, 2001, which resulted in liquidated damages payable to Celanese amounting to US$7 million for the period from April 1, 2001 to May 31, 2001. This amount has been paid by the Company's then two shareholders.

11.  Finance lease creditor

(a)  Current

2001
Finance lease liabilities (note 12)	31

        The bank loans were to be repaid by 24 semi-annual installments commencing on June 20, 2001. On April 19, 2001, the Company served an irrevocable notice to the bank that they shall effect, on June 30, 2001, full repayment of all bank loans outstanding, together with all other amounts then due and owing under the bank agreement. On June 20, 2001, the Company made full repayment of all outstanding bank loans, together with all other amounts due and owing under the bank agreement from further loans given by the shareholders.

(b)  Non-current

2001
Loans from shareholders	240,366
Interest payable on loans from shareholders	14,790

Due to shareholders (note 1)	255,156
Finance lease liabilities (note 12)	650

255,806

        One of the two current shareholders of the Company has given its irrevocable commitment that it would not demand for repayment of the amounts due by the Company for a period of at least twelve months from April 5, 2002 and, thereafter only if the cash flows of the Company permit repayment at that time. The other shareholder has given its irrevocable commitment that it would not demand for repayment of the amounts due by the Company for a period of at least twelve months from April 5, 2002 and, thereafter the shareholder and the Company will negotiate the deferred and future payments due under the loan agreement and determine how the Company will settle such payments. The loans from shareholders are unsecured.

(c)  Effective interest rates

        The effective interest rates per annum on the Company's borrowings are as follows:

2001
Loans from shareholders	2.58% to 6.81%
Finance lease liabilities	7.5%

(d)  Carrying amounts and fair values

(i)
The borrowing rates for the loans from shareholders are variable and are based on a fixed margin over the lending bank's cost of funds. The directors expect these rates to be similar to the rates that would be available to the Company at the balance sheet date. Accordingly, the carrying amounts of the loans from shareholders approximate their fair values.

(ii)
The carrying amounts of the following financial assets and liabilities approximate to their fair value: cash, trade receivables and payables, other receivables and payables and finance lease creditors.

12.  Finance lease liabilities

2001
Minimum lease payments payable:
Not later than one financial year	81
Later than one financial year but not later than five financial years	323
Later than five financial years	675

1,079
Finance charges allocated to future periods	(398)

681

Included in:
Current liability [note 14(a)]	31
Non-current liabilities [note 14(b)]	650

681

SINGAPORE SYNGAS PTE LTD

NOTES TO THE FINANCIAL STATEMENTS (unaudited)

As of December 31, 2001

(Amounts in thousands of US$, unless otherwise stated)

13.  Subscribed capital

(a)
The authorized number of ordinary shares is 100,000 shares with a par value of S$1 per share.

(b)
Issued and fully paid ordinary share capital

2001
Balance at the beginning and end of the financial year
—100,000 ordinary shares of S$1 each	62

14.  Capital commitments

2001
The Company has the following commitments which are not provided for in the financial statements at December 31, 2001:
Commitment for expenditure on land improvement, building, plant and equipment	544
Expenditure approved by the directors	1,601

2,145

15.  Commitments

(a)  Operating lease commitment

        The Company has lease rental commitment in respect of leasehold land that is due to expire on March 15, 2028. The present annual rent of US$740 is subject to revision on March 16 every year based on the market rate at the date of the revision but subject to a maximum increment of 5.5% of the annual rent of the immediate preceding year.

        The future minimum lease payments under non-cancelable operating lease are payable as follows:

2001
Not later than one financial year	740
Later than one financial year but not later than five financial years	2,961
Later than five financial years	15,699

19,400

(b)  Other commitments

(i)
On April 1, 2001, the Company and Celanese agreed on an amended and restated agreement for a period of twenty years commencing July 1, 2001. Under the amended and restated agreement, the supply period begins on July 1, 2001 and continues for a period of twenty years. Under the terms of the agreement, the Company is required to provide Celanese with a specified amount of carbon monoxide for which Celanese pays a Base Facility Fee. Should the Company fail to provide the minimum required amount of carbon monoxide as provided in the amended and restated agreement, the Base Facility Fee will be reduced by an amount proportionate to the under-supplied carbon monoxide. Failure by either party to honor the contract for its full twenty-year term is subject to legal action under the laws of Singapore.

(ii)
On December 21, 1999, the Company entered into an agreement for the supply of oxygen gas with an affiliated company. The agreement is for a period of twenty years and contains take-or-pay minimum purchase requirements and price escalation provisions. The Company is charged by the related company for the supply of oxygen gas at a subsidized rate in exchange for free supply of power to the affiliated company to enable it to operate the air separation unit to supply this oxygen.

(iii)
On May 21, 2001, the Company signed a letter of intent with a third party supplier for the supply of natural gas to the Company. Under the term of this letter of intent, the supplier will construct a facility, and the Company will be required to pay fixed and variable fees to the supplier, beginning March 31, 2002. In the event, that the supply offtake agreement fails to be concluded, the Company would be liable to reimburse the supplier for the cost incurred in constructing the facilities to enable the supply of gas up to an amount of US$303.

        As at April 5, 2002, the Company is in the process of finalizing and signing the supply offtake agreement.

16.  Related party transactions

        During the financial year, the following significant transactions took place between the Company and its affiliated corporations on terms agreed between the parties:

Interest on loans payable to shareholders	7,403
Purchases of materials in connection with operations of the plant from related company	1,366
Reimbursements from an affiliated corporation for expenses incurred in connection with the installation of an air separation unit	551
Reimbursements from an affiliated corporation for operating expenses incurred	37
Reimbursements to affiliated corporations for operating expenses incurred	11
Reimbursements to a related company for operating expenses incurred	187
Reimbursements to affiliated corporations for plant and start-up support	1,511
Reimbursements from a related company for expenses incurred in connection with operating and maintaining of an air separation unit	2,067
Reimbursements from a related company for expenses incurred in connection with construction of oxygen and nitrogen pipelines	194

        In addition to the above-mentioned transactions, the Company entered into the following transactions with a related company:

(a)
The Company is charged for the supply of oxygen gas by a related company at a subsidised rate in exchange for free supply of power to the related company to enable it to operate the Air Separation Unit to supply oxygen to the Company, as discussed in Note 15(ii).

(b)
The Company charges an affiliated company for the supply of hydrogen gas at an agreed price that is significantly lower than the price determined on an arms' length basis in consideration of the affiliated company constructing a vacuum flash unit for the use of the Company. The construction cost of the equipment of US$11,329 is fully borne by the affiliated company while the Company is required to upkeep and maintain the equipment. The estimated useful life of the vacuum flasher unit is twenty years and the Company has unrestricted rights to use this equipment. The notional depreciation charge related to this equipment which was not recorded by the Company is US$566 per year.

17.  Subsequent event

        In February 2002, Aventis, Messer Griesheim and Messer Singapore Holding reached an agreement with Celanese and Celanese Singapore (Pte) Ltd. in which Messer Singapore Holding agreed to pay US$12.5 million to Celanese Singapore for the release of a prior obligation which required Messer Griesheim to pay Celanese certain consideration.

18.  Reconciliation of SGAAP to IAS (Unaudited)

        The financial statements have been prepared in accordance with SGAAP, which differs in certain significant respects from IAS. Had IAS been adopted, it would not result in differences to net loss and stockholders' deficit as reported in accordance with SGAAP.

Additional IAS information

Deferred taxation

        Under SGAAP, deferred tax is accounted for by the Company using the liability method. Under this method, deferred taxation is provided on timing differences arising from the different treatments in accounting and taxation of relevant items, and deferred tax assets are not accounted for unless there is reasonable expectation of their realization. Under IAS 12, the use of a liability method based on temporary differences between the financial reporting basis and tax basis of assets and liabilities is required. No difference is included within the reconciliation of IAS, as the two methods described above give rise to deferred tax assets balances that will be precluded from being recognized.

Cash flow statement

        The cash flow statement is prepared in accordance with SAS 7, which is comparable to IAS 7. Under SGAAP, expenses incurred during the construction of the plant are taken up as pre-operating expenses in the balance sheet and considered as investing activities. Under IAS, such expenses are not directly related to the construction of the plant and are required to be expensed when incurred and are therefore considered as operating activities. As a result, in 1999 and 1998, payment for pre-operating expenses and other receivables, deposits and prepayments would be presented as operating instead of investing activities.

New IAS accounting standards

        In 1998, the International Accounting Standards Committee (IASC) issued IAS 39 "Financial Instruments: Recognition and Measurement". IAS 39 is effective for fiscal periods beginning after December 31, 2000. The standard significantly increased the use of fair values in accounting for financial instruments. In addition, it established specific criteria relating to hedge accounting.

        In 2000, the IASC issued IAS 40 "Investment Property". IAS 40 was effective for fiscal periods beginning on or after January 1, 2001. This standard provided guidance on the valuation of investment property.

        In 2000, the IASC revised IAS 12 "Income Taxes". The revised IAS 12 was effective for fiscal periods beginning on or after January 1, 2001. IAS 12 had been revised to specify the accounting and disclosure requirements for the income tax consequences of dividends.

        In 2000, the IASC revised IAS 19 "Employee Benefits". IAS 19 (revised 2000) was effective for fiscal periods beginning on or after January 1, 2001. The standard changed the definition of plan assets and introduced recognition, measurement and disclosure requirements for reimbursements.

        Adoption of these standards did not have a material effect on the Company's financial statements.

19.  Reconciliation of IAS to U.S. GAAP (Unaudited)

        The financial statements prepared in accordance with SGAAP have been reconciled to IAS as shown in Note 18. IAS differs in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP). Had U.S. GAAP been adopted, it would result in certain differences to net loss and stockholders' deficit as compared to the amounts reported in accordance with IAS. These differences are set out in the tables below:

        Reconciliation of net loss to U.S. GAAP:

	Notes	2001
		US$'000
Net loss under IAS		(41,922)
U.S. GAAP adjustments:
Land improvement and building, plant and equipment	a	—
Depreciation adjustment due to impairment provision	b	(2,439)

Net loss under U.S. GAAP		(44,361)

        Reconciliation of stockholders' deficit to U.S. GAAP:

	Notes	2001
		US$'000
Stockholders' deficit as reported in the balance sheets under IAS		(176,044)
U.S. GAAP adjustments:
Land improvement and building, plant and equipment	a	97,560
Depreciation adjustment due to impairment provision	b	(2,439)

Stockholders' deficit under U.S. GAAP		(80,923)

a. Land improvement and building, plant and equipment

        Under IAS 36, impairment of long-lived assets is determined based on a comparison of the assets' recoverable amount to the carrying value. The recoverable amount is defined as the higher of the assets' net selling price and value in use. Value in use is based on discounted cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. For assets held for use, fair value is generally computed using the discounted cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. Under U.S. GAAP, if there is a triggering event, assets to be held and used are analyzed for impairment based on a comparison of book value to the undiscounted cash flows expected to arise from the continuing use of an asset. If the undiscounted cash flows are less than the carrying value of the assets, then an impairment is recorded. The amount of the impairment to be recognized is the difference of the fair value and the carrying amount of the assets.

        In fiscal 2000, the Company recorded an impairment charge of $97,560 under IAS for the integrated syngas plant that was not deemed impaired under U.S. GAAP.

        Additionally, under IAS, impairments must be reversed in the future under certain situations while under U.S. GAAP impairments on assets to be held for use may not be reversed. The Company did not reverse any impairment charge under IAS.

b. Depreciation adjustment due to impairment provision

        Under IAS, a lower depreciable asset base due to the recognition of the impairment provision resulted in a lower depreciation amount. However, since this impairment provision was not recognized under U.S. GAAP, adjustment is made to increase the depreciation amount for the year 2001 due to a higher depreciable asset base.

Additional U.S. GAAP information

Deferred taxation

        Under IAS 12, tax loss carryforwards and other credits are recognized as deferred tax assets if future realization of a tax benefit is probable. Under U.S. GAAP, tax loss carryforwards and other credits that are available to reduce future taxes are recognized as deferred tax assets. Such amounts are reduced by a valuation allowance to the extent that it is more likely than not that the tax benefit related to the utilization of such tax loss carryforwards or credits will not be realized. Deferred tax asset (before valuation allowance) amounted to $28,551 at December 31, 2001. A full valuation allowance for the deferred tax assets recognized under U.S. GAAP had been provided. As a result, no deferred tax effect exists as of December 31, 2001.

New U.S. accounting pronouncements

        In June 1998, the FASB issued SFAS 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 was subsequently amended by SFAS 137 "Deferral of the Effective Date of FASB 133", which allowed entities which had not adopted SFAS 133 to defer its effective date to all fiscal quarters of all fiscal years beginning after June 15, 2000, and SFAS 138 "Accounting for Certain Derivative Instruments and Certain Hedge Activities—an amendment of FASB Statement No. 133" which addresses a limited number of issues causing implementation difficulties for entities that apply SFAS 133.

        SFAS 133, as amended, established accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities. Similar to IAS 39, SFAS 133, as amended, required the Group to recognize all derivatives in the consolidated balance sheet at fair value. The financial statement recognition of the change in fair value of a derivative depends on a number of factors, including the intended use of the derivative and the extent to which it is effective as part of a hedge transaction. SFAS 133, as amended, was adopted by the Company effective January 1, 2001. Adoption of this standard did not have a material effect on the Company's financial statements.

        In September 2000, the FASB issued SFAS 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB No. 125". This statement revised the standards for accounting for securitizations and other transfers of financial assets and collateral and required certain financial statement disclosures. SFAS 140 was effective for transactions occurring after March 31, 2001 except for certain disclosure requirements which were effected December 31, 2001. Adoption of this replacement standard did not have a material effect on the Company's consolidated financial statements.

        In July 2001, the FASB issued SFAS 141 "Business Combinations", and SFAS 142 "Goodwill and Other Intangible Assets". These pronouncements significantly changed the accounting for business combinations, goodwill and intangible assets. SFAS 141 required that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 also specified criteria intangible assets acquired in a purchase method business combination must meet to be recognized and reported apart from goodwill, noting that any purchase price allocable to an assembled workforce may not be accounted for separately.

        In August 2001, the FASB issued SFAS 143 "Accounting for Asset Retirement Obligations". This Statement addressed financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS 143 requires an enterprise to record the fair value of an asset retirement obligation as a liability in the period in which it incurs a legal obligation associated with the retirement of a tangible long-lived asset. SFAS 143 also requires the enterprise to increase the carrying amount of the related long-lived asset by the associated asset retirement costs and to depreciate that cost over the remaining useful life of the asset. The liability is changed at the end of each period to reflect the passage of time (i.e., accretion expense) and changes in the estimated future cash flows underlying the initial fair value measurement. Enterprises are required to adopt SFAS 143 for fiscal years beginning after June 15, 2002. The Company has not yet completed its analysis of the new pronouncement and has not yet determined if the adoption of the new pronouncement will have a material effect on its financial statements.

        In August 2001, the FASB approved for issuance SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This Statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This Statement supersedes SFAS 121 and the accounting and reporting provisions of APB Opinion No. 30 "Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions", for the disposal of a segment of a business (as previously defined in that Opinion). This Statement also amends ARB No. 51 "Consolidated Financial Statements" to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after December 15, 2001, with earlier adoption encouraged. The Company has not yet completed its analysis of the new pronouncement and has not yet determined whether the adoption of the new pronouncement will have a material effect on the financial statements.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors
of Singapore Syngas Pte Ltd

        We have audited the accompanying balance sheet of Singapore Syngas Pte Ltd (the "Company") as of December 31, 2000, and the related statement of operations, of cash flows and of changes in stockholders' equity for the year ended December 31, 2000, all expressed in United States of America dollar (US $). These financial statements are the responsibility of the Company's directors. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by directors, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2000, and the results of its operations and its cash flows for the year ended December 31, 2000, in conformity with accounting principles generally accepted in Singapore (SGAAP).

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has been impacted by operational difficulties resulting in losses from operations and it has a net capital deficiency that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are described in Note 1. The financial statements do not include any adjustments that might result from the resolution of this uncertainty.

        SGAAP varies in certain significant respects from International Accounting Standards (IAS). The application of the latter would have affected the determination of results of operations expressed in US $ for the year ended December 31, 2000 and the determination of stockholders' equity also expressed in US $ at December 31, 2000 to the extent summarized in Note 20 to the financial statements.

        IAS varies in certain significant respects from accounting principles generally accepted in the United States of America and as allowed by Item 17 of Form 20-F. The application of the latter would have affected the determination of results of operations expressed in US $ for the year ended December 31, 2000 and the determination of stockholders' equity also expressed in US $ at December 31, 2000 to the extent summarized in Note 21 to the financial statements.

PricewaterhouseCoopers
Singapore

June 27, 2001

SINGAPORE SYNGAS PTE LTD

STATEMENTS OF OPERATIONS

For the years ended December 31, 2000, 1999 and 1998

(All amounts in thousands of US$, unless otherwise stated)

	Notes	2000	1999	1998
			(unaudited)	(unaudited)
Net sales		3,505	—	—
Cost of sales		(23,055)	—	—

Gross loss		(19,550)	—	—

Distribution and selling costs		(275)	—	—
General and administrative costs		(2,431)	—	—
Other operating expense		(2,682)	—	—
Provision for impairment of land improvement and building, plant and equipment	7	(97,560)	—	—
Amortization on pre-operating expenses	8	(4,442)	—	—

Operating loss	3	(126,940)	—	—
Interest expense, net	4	(7,244)	—	—

Loss before income taxes		(134,184)	—	—
Income taxes	6	—	—	—

Net loss		(134,184)	—	—

The accompanying notes are an integral part of these financial statements.

SINGAPORE SYNGAS PTE LTD

BALANCE SHEETS

As of December 31, 2000 and 1999

(All amounts in thousands of US $, unless otherwise stated)

	Notes	2000	1999
			(unaudited)
Assets
Land improvement and building, plant and equipment	7	89,793	122,121
Pre-operating expenses	8	—	4,442

Non-current assets		89,793	126,563

Trade accounts receivable, net		3,048	—
Other receivables and other assets	9	1,612	1,013
Receivables from an affiliated corporation	10	573	—
Cash and cash equivalents	11	1,756	1,796

Current assets		6,989	2,809

Total assets		96,782	129,372

Stockholders' equity/(deficit) and liabilities
Subscribed capital of Singapore Syngas Pte Ltd	12	62	62
Accumulated deficit		(134,184)	—

Stockholders' (deficit)/equity		(134,122)	62

Commitments and contingencies	17	—	—
Finance lease creditor, less current portion	13	679	—
Corporate debt, less current portion	14	—	81,422
Due to shareholders, less current portion	15	79,841	—

Non-current liabilities		80,520	81,422

Corporate debt	14	131,000	31,664
Trade accounts payable		10,150	—
Payables to affiliated corporations		5,992	4,925
Due to shareholders	15	—	6,982
Other creditors	16	3,213	4,317
Finance lease creditor	13	29	—

Current liabilities		150,384	47,888

Total stockholders' equity/(deficit) and liabilities		96,782	129,372

The accompanying notes are an integral part of these financial statements.

SINGAPORE SYNGAS PTE LTD

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY/(DEFICIT)

For the years ended December 31, 2000, 1999 and 1998

(All amounts in thousands of US$, unless otherwise stated)

	Subscribed capital	Accumulated deficit	Total stockholders' equity/(deficit)
Balance as of January 1, 1998 (unaudited)	—	—	—
Share capital	62	—	62
Net loss	—	—	—

Balance as of December 31, 1998 (unaudited)	62	—	62
Net loss	—	—	—

Balance as of December 31, 1999	62	—	62
Net loss	—	(134,184)	(134,184)

Balance as of December 31, 2000	62	(134,184)	(134,122)

The accompanying notes are an integral part of these financial statements.

SINGAPORE SYNGAS PTE LTD

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2000, 1999 and 1998

(All amounts in thousands of US$, unless otherwise stated)

	2000	1999	1998
		(unaudited)	(unaudited)
Loss before income taxes	(134,184)	—	—
Adjustment for:
Interest income	(114)	—	—
Interest expense	7,358	—	—
Depreciation	259	—	—
Amortization of pre-operating expenses	4,442	—	—
Impairment charge on land improvement and building, plant and equipment	97,560	—	—
Changes in trade receivables, other receivables and other assets	(3,647)	—	—
Changes in trade accounts payable and other liabilities	6,537	—	—
Affiliated corporations	(65)	(1,045)	—
Interest received	114	—	—

Cash flow from operating activities	(21,740)	(1,045)	—

Payment for land improvement and building, plant and equipment	(58,963)	(88,171)	(21,721)
Payment for pre-operating expenses	—	(4,061)	(360)
Other receivables, deposits and prepayments	—	(950)	(62)

Cash flow from investing activities	(58,963)	(93,182)	(22,143)

Capital increases	—	—	62
Increase in amount due from affiliated corporations—non-trade	—	—	1,951
Proceeds from additions to corporate debts	58,620	113,087	—
Repayment of corporate debts	(40,706)	—	—
Proceeds from amounts due to shareholders	72,456	2,728	22,710
Repayment of amounts due to shareholders	(2,730)	(22,372)	—
Repayment of finance lease liability	(17)	—	—
Interest expense paid	(6,960)	—	—

Cash flow from financing activities	80,663	93,443	24,723

Cash flow from operating, investing and financing activities	(40)	(784)	2,580
Cash and cash equivalents
at beginning of year	1,796	2,580	—

at end of year	1,756	1,796	2,580

The accompanying notes are an integral part of these financial statements.

SINGAPORE SYNGAS PTE LTD

NOTES TO THE FINANCIAL STATEMENTS

As of December 31, 2000, 1999 and 1998

(All amounts in thousands of US $, unless otherwise stated)

1.    Background

        The Company was incorporated in Singapore on June 18, 1993. Under a contractual agreement entered into on January 31, 1998 between Messer Griesheim GmbH, incorporated in Germany and Texaco Nederland B.V., incorporated in the Netherlands, Messer Griesheim GmbH owns 75% equity interest and Texaco Nederland B.V. owns 25% equity interest in the Company. This arrangement was revised to a 50%-50% ownership interest per the amended and restated Shareholders' Agreement dated December 21, 1999. In addition, a put option agreement dated December 20, 1999, was also entered into between Messer Griesheim GmbH and Texaco Nederland B.V. which granted Texaco Nederland B.V. a put option to reduce its shareholding to 25% by requiring Messer Griesheim GmbH to re-purchase all or a portion of the option shares. The put option was subsequently exercised in full in the manner described in Note 19. Resulting from the exercise of the put option and the subsequent transfers of ownership, the Company is now 75% owned by Messer Griesheim Singapore Holdings GmbH and 25% owned by Texaco Nederland B.V.. Messer Griesheim Singapore Holdings GmbH is owned 39% by Hoechst, 39% by Messer Griesheim GmbH, 11% by Bandinelli GmbH and 11% by Messer Singapore Management Holding GmbH.

        In these financial statements, the term "affiliated corporations" refers to companies or corporations which are related to the then two shareholders, Messer Griesheim GmbH and Texaco Nederland B.V..

        The Company is incorporated and domiciled in Singapore. The address of the Company's registered office is

    5 Shenton Way
    #26-05/07
    UIC Building
    Singapore 068808

        The principal activities of the Company are the designing, building and operation of a synthesis gas (syngas) plant for the production and distribution of synthesis gas and other related products.

        The significant activities that took place during the year are as described in Note 7(c) to the financial statements.

        The Company has suffered losses from its operations and has a net capital deficit as at December 31, 2000. Due to technical difficulties encountered in the start-up of the operation of the syngas plant through December 31, 2000, the syngas plant was unable to achieve a level of operation which is commercially viable as well as allowing the Company to generate sufficient cash flows to service their operational needs and their debt obligations. The Company has historically relied on loans from third parties and shareholders to fund its operations and subsequent to December 31, 2000, the Company has made full repayment of all outstanding bank loans, together with all other amounts due and owing under the bank agreement from further loans given by the current shareholders (Messer Griesheim Singapore Holdings GmbH ("Messer Holding") and Texaco Netherland B.V.). At December 31, 2000, the Company has taken an impairment charge of $97,560 under Singapore GAAP on the syngas plant for the reason set out in Note 7. On June 11, 2001, the syngas plant achieved commercial operation. Although the directors believe that the syngas plant will be able to generate sufficient cash flows from operating activities to finance the operations of the syngas plant in the normal course of business from October 1, 2001, the cash flows from operations are not expected to fully meet the Company's cash needs for the foreseeable future because it has incurred substantial costs (including rectification costs) to enable it to overcome the technical difficulties encountered. The Company has obtained letters of financial support from its current shareholders that they would not demand repayment of the amounts due to them by the Company for a period of at least twelve months from June 27, 2001, and thereafter, only if the cash flows of the Company permit repayment at that time. However, the Company was not able to obtain firm commitments from the shareholders of Messer Holding to finance its operations and to repay existing liabilities (other than the existing shareholders' loans as at June 27, 2001, which included further shareholders loans to enable the Company to repay its outstanding bank loans as discussed in Note 14).

        On this basis, substantial doubt exists regarding the Company's ability to continue as a going concern for the foreseeable future.

        However, the directors of the Company believe that from October 1, 2001, the syngas plant will be able to generate sufficient cash flows from operating activities to finance the operations of the syngas plant in the normal course of business and that in the interim period the shareholders will continue to provide required reasonably necessary funds needed to operate the syngas plant.

2.    Accounting policies

        The financial statements are prepared in accordance with and comply with accounting principles generally accepted in Singapore (SGAAP).

Land improvement and building, plant and equipment

        Land improvement and building, plant and equipment are capitalized at acquisition or manufacturing costs and depreciated over their estimated useful lives. The manufacturing costs of self-constructed assets are based on directly allocable itemized costs and appropriate overhead costs. Finance costs related to the construction of land improvement and building, plant and equipment are capitalized as part of the manufacturing costs. In the case of disposals, the assets and related accumulated depreciation are removed from the accounts and the net amount, less proceeds from disposal, is charged to the statement of operations. Repair costs are charged to expense when incurred.

        Depreciation of land improvement and building, plant and equipment is based on a straight-line basis over the assets' useful lives as follows:

Land improvement and building	25 years
Plant, machinery and equipment	10 to 25 years
Office equipment and furniture and fittings	3 to 5 years

        No depreciation is provided on plant under construction.

Receivables

        Trade accounts receivable and other receivables are stated at net realizable value. An estimate is made for doubtful debts based on a review of all outstanding amounts at the year-end. Bad debts are written off during the financial year in which they are identified.

Cash and cash equivalents

        Cash comprises cash at bank and in hand. Cash equivalents comprise highly liquid investments with a maturity of three months or less from the date of acquisition.

Impairment of long-lived assets

        During August 2000, SAS 36 "Impairment of Assets" which replaces the requirements relating to recoverability of assets in SAS 14 "Property, Plant and Equipment", was approved by the Council of the Institute of Certified Public Accountants of Singapore. SAS 36 became applicable for accounting periods beginning on or after October 1, 2000, and early adoption is encouraged. The Company has chosen to adopt SAS 36 for preparation of these financial statements for the year ended December 31, 2000.

        At each balance sheet date, an assessment is made as to whether there is any indication that the Company's assets may be impaired. If any such indication exists, an assessment is made to establish whether the recoverable amount of the assets has declined below the carrying amount of those assets as disclosed in the financial statements. When such a decline has occurred, the carrying amount of the assets is reduced to the recoverable amount. The amount of any such reduction is recognized immediately as an expense in the statement of operations. Any subsequent increase in the recoverable amount of the assets would be written back when the circumstances that led to the write-down or write-off cease to exist and there is persuasive evidence that the new circumstances and events will persist for the foreseeable future that support a higher carrying amount.

        The recoverable amount is defined as the higher of the asset's net selling price or value in use. The value in use of the assets is estimated based on forecasted future cash inflows and outflows to be derived from the continuing use of the assets and from the estimated net proceeds on disposal at the end of its useful life, discounted to present value using an appropriate discount rate.

Trade accounts payable and other liabilities

        Trade accounts payable and other liabilities are carried at the expected settlement amount.

Deferred income taxes

        Tax expense is determined on the basis of tax effect accounting using the liability method. Deferred taxation is provided on timing differences arising from the different treatments in accounting and taxation of relevant items.

        In accounting for timing differences, deferred tax assets are not accounted for unless there is reasonable expectation of their realization.

Pipeline sales and revenue recognition

        The Company's plant was constructed primarily for an agreement with a major customer, Celanese Singapore (Pte) Ltd ("Celanese") for the supply of carbon monoxide gas. The agreement is for a period of twenty years, and contains take-or-pay minimum purchase requirements, price escalation provisions and certain penalty provisions for non-performance. Under the terms of the agreement, revenue is recognised when delivery has taken place and the customers have accepted the product. If the deliverables are below the minimum level, the Company will accrue for the minimum amount of revenue due from customers.

        Interest income is accrued on a day to day basis.

Pre-operating expenses

        Pre-operating expenses are amortized in equal amounts over a period of 5 years from the commencement of operations to match them with the economic benefits which are expected to arise.

        Arising from the technical and operational problems as described in Note 7(c) which resulted in significant cost overruns, the Company revised the period of amortization of pre-operating expenses from 5 years to 1 year during the year ended December 31, 2000. As a result of the revision, an amortization charge of $4,442 was recorded in the statement of operations for the year ended December 31, 2000.

Reclassifications

        Certain reclassifications have been made to the prior year financial statements in order to conform with current year presentation.

Use of estimates

        The preparation of financial statements necessarily requires directors to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Currency translation

        The Company's financial records are maintained in United States dollars (US $). Transactions in other currencies during the year, which are denominated in currencies other than US $, are converted to US $ at the rates of exchange prevailing on the transaction dates. Monetary assets and liabilities expressed in currencies other than US $ are converted into US $ at the rates of exchange ruling at the balance sheet date. Differences on exchange are included in the statement of operations.

Finance and operating leases

        A distinction is made between finance leases which effectively transfer from the lessor to the lessee substantially all the risks and benefits incidental to the ownership of the leased assets, and operating leases under which the lessor effectively retains substantially all such risks and benefits.

        Finance leases are capitalized at the estimated present value of the underlying lease payments. Each lease payment is allocated between the liability and finance charges so as to achieve a constant finance rate on the outstanding balance. The corresponding rental obligations, net of finance charges, are included in the balance sheet as finance lease creditor. The interest element of the finance charge is charged to the statement of operations over the lease period. Plant and equipment acquired under finance leasing contracts is depreciated over the useful life of the asset.

        Operating lease payments are charged to the statement of operations on a straight line basis over the period of the lease.

        When an operating lease is terminated before the lease period has expired, any payment required to be made to the lessor by way of penalty is recognized as an expense in the period in which termination takes place.

3.    Operating loss

	2000	1999	1998
		(unaudited)	(unaudited)
Operating loss includes:
Depreciation of land improvement and building, plant and equipment
—Land improvement and building	53	—	—
—Plant, machinery and equipment	28	—	—
—Office equipment and furniture and fittings	178	—	—
Net foreign exchange loss	162	—	—
Amortization on pre-operating expenses	4,442	—	—
Rental expense—operating leases	589	—	—
Provision for doubtful debts	400	—	—

4.    Interest expense, net

	2000	1999	1998
		(unaudited)	(unaudited)
Interest income	114	—	—
Interest expense
—Bank loans	(5,076)	—	—
—Loans from shareholders	(2,248)	—	—
—Finance leases	(34)	—	—

Interest expense, net	(7,244)	—	—

5.    Staff costs

	2000	1999	1998
		(unaudited)	(unaudited)
Wages and salaries costs	4,054	914	—
Less:
Amounts capitalized into land improvement and building, plant and equipment	(856)	(914)	—

	3,198	—	—

        The number of employees at December 31, 2000, 1999 and 1998 totalled 72, 34 and nil, respectively.

6.    Income taxes

        As at December 31, 2000, the Company has estimated unutilized tax losses of $45,000, unabsorbed capital allowances of $233 and unabsorbed investment allowances of $61,000, available for offsetting against future taxable income subject to confirmation by the tax authorities and there being no substantial change in shareholders in accordance with the relevant provisions of the Income Tax Act.

        Included in the above tax losses are claims for tax deductions in respect of pre-operating expenses and capitalized interest of $4,409 and $9,655, respectively which may be disputed by the tax authorities and hence should only be considered available subject to the agreement with the tax authorities.

        No deferred tax asset has been recognized in relation to the tax losses as the directors of the Company do not have a reasonable expectation of their realization against future income.

7.    Land improvement and building, plant and equipment

	Plant under construction	Land improvement and building	Office equipment and furniture and fittings	Plant, machinery and equipment	Total
Acquisition or production cost
Balance as of January 1, 1999 (unaudited)	29,352	—	26	—	29,378
Additions	92,469	—	303	—	92,772
Disposals	—	—	(5)	—	(5)

Balance as of December 31, 1999 (unaudited)	121,821	—	324	—	122,145

Additions	64,514	73	599	305	65,491
Transfers	(186,335)	1,930	—	184,405	—
Impairment charge	—	—	—	(97,560)	(97,560)

Balance as of December 31, 2000	—	2,003	923	87,150	90,076

Accumulated depreciation
Balance as of January 1, 1999 (unaudited)	—	—	8	—	8
Disposals	—	—	(2)	—	(2)
Depreciation charge	—	—	18	—	18

Balance as of December 31, 1999 (unaudited)	—	—	24	—	24

Depreciation charge	—	53	178	28	259

Balance as of December 31, 2000	—	53	202	28	283

Book value as of December 31, 2000	—	1,950	721	87,122	89,793

Book value as of December 31, 1999 (unaudited)	121,821	—	300	—	122,121

        (a)  At the balance sheet date, the net book value of land improvement and building, plant and equipment of the Company under the finance lease arrangements amounted to $725 (1999: Nil).

        (b)  Interest capitalized in land improvement and building, plant and equipment during the year comprises:

	2000	1999
		(unaudited)
Interest on:
—Bank loans	4,343	173
—Loans from shareholders	885	3,650

	5,228	3,823

        (c)  On February 15, 1998, the Company entered into an agreement with Celanese for the supply of carbon monoxide gas. Under the terms of the agreement, the Company is required to design and construct an integrated syngas plant for the production and distribution of synthesis gas including carbon monoxide, hydrogen and other gases. The agreement with Celanese requires the Company's plant to be able to achieve "Commercial Operation" by July 1, 2000. "Commercial Operation" is defined in the agreement as the operations of the plant following successful completion of the Initial Demonstration, that is, a test operation for 10 consecutive days during which the plant shall produce carbon monoxide meeting certain specified properties and volume. Although the plant was constructed by that date, the syngas plant was not able to operate at the level to enable the Company to meet its obligation to supply carbon monoxide at the required level because of technical and operational problems in the construction of the syngas plant. Substantial rectification work was carried out on the various processes resulting in significant increase in cost. However, by December 31, 2000, the plant was still not able to operate at the required level.

        As part of the agreement, the Company's then two shareholders also issued a joint completion guarantee to Celanese. Under the terms of the completion guarantee, these two shareholders guaranteed that the syngas plant will be completed for Commercial Operation by July 1, 2000. Otherwise, the Company's then two shareholders may be liable for reasonable costs incurred by Celanese up to $150,000. The original agreement also provided for liquidated damages up to a maximum of $5,400 if the required property and volume specifications were not reached by July 1, 2000 and/or the plant was not operational by that date.

        On January 10, 2001, Celanese served a formal notice of non-performance on the Company. This led to a settlement agreement entered into between the Company, its then two shareholders and Celanese on March 20, 2001, for the settlement of all outstanding claims under the original agreement. The settlement amount was $32,500. The Company's then two shareholders have informed the Company that the settlement amount will be borne by them and not by the Company. As part of the settlement agreement, the trade receivable amount of $3,038 due from Celanese as at December 31, 2000, has been paid subsequently.

        On April 1, 2001, the Company and Celanese agreed on an amended and restated agreement for a period of twenty years commencing July 1, 2001. Under the amended and restated agreement, the supply period begins on July 1, 2001, and continues for a period of twenty years. The Company will be potentially liable to reimburse Celanese liquidated damages to a maximum amount of $3,500 per month or $42,000 per year if the syngas plant does not meet Commercial Operation by April 1, 2001. The Company only achieved Commercial Operation on June 11, 2001, and this resulted in liquidated damages payable to Celanese amounting to $7,000 for the period from April 1, 2001 to May 31, 2001. This amount has been paid by the Company's then two shareholders and they have informed the Company that the settlement amount will be borne by them and not by the Company. This amount was not accrued at December 31, 2000.

        The Company has since narrowed the technical and operational problems of the syngas plant to that which is related to impediment in process flow in a specific processing unit of the syngas plant. Measures have been taken by the Company to rectify this problem. By May 31, 2001, the Company believes the problems were rectified.

        On June 11, 2001, the plant successfully completed the Initial Demonstration run and has therefore achieved Commercial Operation per the agreement.

        (d)  Arising from the technical and operational problems as described in Note 7(c) which resulted in significant cost overruns, there were indications that the Company's land improvement and building, plant and equipment may be impaired. An evaluation of recoverability was performed and the discounted future cash flows of the syngas plant indicated that an impairment had occurred. As a result, an impairment charge of $97,560 has been recorded and taken to the statement of operations for the year ended December 31, 2000.

        The impairment charge represents the difference between the book value of the plant and the estimated recoverable amount of the plant based on its value in use. In determining the value in use, the Company has discounted the forecast cash flows taking into account the revised terms set out in the amended and restated agreement with Celanese.

8.    Pre-operating expenses

Balance as of January 1, 1999 (unaudited)	360
Costs incurred during the year	4,082

Balance as of December 31, 1999 (unaudited)	4,442
Expensed to statement of operations	(4,442)

Balance as of December 31, 2000	—

9.    Other receivables and other assets

	2000	1999
		(unaudited)
Goods and services tax receivable	739	637
Sundry deposits	331	306
Deposit on purchase of fixed assets	17	—
Prepayments	290	69
Sundry debtors	235	1

	1,612	1,013

10.  Receivables from an affiliated corporation

        The receivables from an affiliated corporation are unsecured, interest free and have no fixed terms of repayment.

	2000	1999
		(unaudited)
Receivables from an affiliated corporation—non-trade	973	—
Less: Provision for doubtful debts	(400)	—

	573	—

        Movements in provision for doubtful debts are as follows:

	2000	1999
		(unaudited)
Balance as of January 1, 1999 (unaudited) and December 31, 1999 (unaudited)	—	—
Provision made during the year	400	—

Balance as of December 31, 2000	400	—

11.  Cash and cash equivalents

	2000	1999
		(unaudited)
Cash at bank and in hand	1,756	1,796

12.  Subscribed capital

	2000	1999
		(unaudited)
Authorized
100,000 ordinary shares of S$1 each	62	62

Issued and fully paid
100,000 ordinary shares of S$1 each	62	62

        Each ordinary share has one vote at shareholders' meetings. The Company was incorporated with initial paid-in share capital of 2 Singapore dollars (S$) which comprised two ordinary shares with a par value of S$1 each. During the year ended December 31, 1998, the Company increased its issued and paid-in capital from S$2 to S$100,000 by the allotment of 99,998 ordinary shares of S$1 each.

13.  Finance lease creditor

	2000	1999
		(unaudited)
Minimum lease payments payable:
Not later than one year	81	—
Later than one year but not later than five years	323	—
Later than five years	755	—

	1,159	—
Finance charges allocated to future periods	(451)	—

	708	—

Included in:
Current liabilities	29	—
Non-current liabilities	679	—

	708	—

14.  Corporate debt

        The Company took out three term loans from banks during the year ended December 31, 1999 (nil in the year ended December 31, 1998). Corporate debt consists of the following:

	2000	1999
		(unaudited)
US Dollar Equity Bridge Loan	—	31,664
US Dollar Commercial Loan	89,000	26,105
US Dollar Guaranteed Loan	42,000	55,317
Less: Current portion	(131,000)	(31,664)

	—	81,422

        The Equity Bridge Loan had an original amount of $31,664 and the proceeds were used in the construction of the syngas plant. The loan was fully repaid on March 15, 2000. The interest rate at March 15, 2000 was 6.24%. Interest expense on this loan was $504 and $46 for the years ended December 31, 2000 and 1999, respectively.

        The Commercial Loan had an original amount of $55,317 and the proceeds were used in the construction of the syngas plant. The interest rate at December 31, 2000 was 7.66%. Interest expense on this loan was $6,120 and $87 for the years ended December 31, 2000 and 1999, respectively.

        The Guaranteed Loan had an original amount of $26,105, and the proceeds were used in the construction of the syngas plant. The interest rate at December 31, 2000 was 7.46%. Interest expense on this loan was $2,810 and $40 for the years ended December 31, 2000 and 1999, respectively. This loan is guaranteed by Messer Griesheim GmbH.

        All the loans are collateralized by land improvement and building, plant and equipment which has a net book value of $89,793 and $122,121 at December 31, 2000 and 1999, respectively, charge over all revenues, debts, monetary claims of the Company and all rights and interests and claims under all policies of insurance, charge over all bank accounts of the Company and floating charge on all present and future assets and undertaking of the Company.

        The Company was required to maintain a debt to equity ratio of not more than 72/18 and debt service coverage ratio of not less than 1.2 as defined in the bank agreement, as well as to achieve Commercial Operation by June 30, 2001. The bank borrowings would be repayable on demand if the Company failed to meet the above mentioned covenants.

        The outstanding corporate debts as at December 31, 2000, are repayable by 24 semi-annual instalments commencing on June 20, 2001. On April 19, 2001, the Company served an irrevocable notice to the bank that it shall effect, on June 30, 2001, full repayment of all bank loans outstanding, together with all other amounts then due and owing under the Facilities Agreement. On June 20, 2001, the Company has made full repayment of all outstanding bank loans, together with all other amounts due and owing under the bank agreement from further loans given by the shareholders. The shareholders of the Company have given their irrevocable commitment that they would not demand for repayment of the amounts due to them by the Company for a period of at least twelve months from June 27, 2001, and thereafter, only if the cash flows of the Company permit repayment at that time. As such, the outstanding bank loans are classified as current in the balance sheet as at December 31, 2000.

15.  Due to shareholders

	2000	1999
		(unaudited)
Loans	72,454	—
Advances	—	2,728
Interest payable on loans	7,387	4,254

	79,841	6,982

Current	—	6,982
Non-current	79,841	—

	79,841	6,982

        The Company took out loans from the shareholders—Messer Griesheim GmbH and Texaco Nederland B.V. during the year ended December 31, 1998. The loans had an original amount of $22,711 and the proceeds were used in the construction of the syngas plant. The loans were fully repaid in 1999. Additional loans from the two shareholders were obtained in 2000. The loans were unsecured and interest was payable at a rate of 6% to 7.05% per annum. The shareholders of the Company have given their irrevocable commitment that they would not demand for repayment of the amounts due to them by the Company for a period of at least twelve months from June 27, 2001, and thereafter, only if the cash flows of the Company permit repayment at that time.

        The advances from shareholders in 1999 were short-term, unsecured and interest free. The advances from shareholders were fully repaid in 2000.

16.  Other creditors

	2000	1999
		(unaudited)
Amounts payable to contractors	—	3,699
Amounts payable for the purchase of office equipment	93	140
Interest payable on bank loans	2,681	173
Other creditors	439	305

	3,213	4,317

17.  Commitments and contingencies

Capital commitments

        Capital expenditure contracted for at the balance sheet date but not recognized in the financial statements is as follows:

	2000	1999
		(unaudited)
Commitments in respect of contract placed	38	10,259

Operating lease commitment

        The Company has lease rental commitment in respect of leasehold land that is due to expire on March 15, 2028. The present annual rent of S$1,473,000 (1999: S$1,529,000) is subject to revision on March 16, every year based on the market rate at the date of the revision but subject to a maximum increment of 5.5% (1999: 5.5%) of the annual rent of the immediate preceding year.

        The future minimum lease payments under non-cancellable operating lease are payable as follows:

	2000	1999
		(unaudited)
Not later than one year	850	917
Later than one year but not later than five years	3,402	3,669
Later than five years	18,889	21,290

	23,141	25,876

Other commitments

        On April 1, 2001, the Company and Celanese agreed on an amended and restated agreement for a period of twenty years commencing July 1, 2001. Under the amended and restated agreement, the supply period begins on July 1, 2001 and continues for a period of twenty years. Under the terms of the agreement, the Company is required to provide Celanese with a specified amount of carbon monoxide for which Celanese pays a Base Facility Fee. Should the Company fail to provide the minimum required amount of carbon monoxide as provided in the amended and restated agreement, the Base Facility Fee will be reduced by an amount proportionate to the under-supplied carbon monoxide. Failure by either party to honor the contract for its full twenty-year-term is subject to legal action under contract laws of Singapore.

        On December 21, 1999, the Company entered into an agreement for the supply of oxygen gas with an affiliated corporation. The agreement is for a period of twenty years and contains take-or-pay minimum purchase requirements and price escalation provisions. The Company is charged by the affiliated corporation for the supply of oxygen gas at a subsidized rate in exchange for free supply of power to the affiliated company to enable it to operate the air separation unit to supply this oxygen.

18.  Related party transactions

        During the year, there were the following significant transactions between the Company and its affiliated corporations on terms agreed between the parties:

	2000	1999
		(unaudited)
Interest on loans payable to shareholders	3,133	3,915
Purchases of equipment from affiliated corporations	2,168	7,766
Purchases of materials in connection with operations of the plant from affiliated corporations	1,501	—
Reimbursements to affiliated corporations for expenses incurred in connection with the construction of the plant	565	1,344
Reimbursements to affiliated corporations for pre-operating expenses incurred	—	117
Reimbursements from an affiliated corporation for expenses incurred in connection with the installation of an air separation unit	4,737	1,045
Reimbursements from an affiliated corporation for operating expenses incurred	142	—
Reimbursements to affiliated corporations for operating expenses incurred	231	—
Reimbursements to affiliated corporations for plant and start-up support	4,030	—
Reimbursements from an affiliated corporation for expenses incurred in connection with the installation of a Hydrogen Loading Facility	8	—

        In addition to the above-mentioned transactions, the Company entered into the following transactions with an affiliated company:

  (a)
  The Company is charged for the supply of oxygen gas by an affiliated company at a subsidized rate in exchange for free supply of power to the affiliated company to enable the affiliated company to operate the air separation unit to supply oxygen to the Company, as discussed in Note 17.

  (b)
  The Company charges an affiliated company for the supply of hydrogen gas at an agreed price that is significantly lower than the price determined on an arm's length basis in consideration of the affiliated company constructing a vacuum flash unit for the use of the Company. The construction cost of the equipment of $11,329 is fully borne by the affiliated company while the Company is required to upkeep and maintain the equipment. The estimated useful life of the vacuum flash unit is twenty years and the Company has unrestricted rights to use this equipment. The notional depreciation charge related to this equipment which was not recorded by the Company is $566 per year.

19.  Subsequent events

        On April 30, 2001, one of the shareholders, Messer Griesheim GmbH transferred its 50% interest in the Company to Messer Griesheim Singapore Holdings GmbH (formerly known as Diogenes Neunzehnte Vermoegensverwaltungs GmbH), a limited liability company incorporated and existing under the laws of Germany for a consideration of EURO1.

        The put option agreement dated December 20, 1999, between Messer Griesheim GmbH and Texaco Nederland B.V., was modified by an agreement dated March 29, 2001. The original put option agreement gave Texaco Nederland B.V. an option to sell 25% of the shares in the Company to Messer Griesheim GmbH. Under the modified put option agreement, Messer Griesheim GmbH purchased from Texaco Nederland B.V., the outstanding shareholder loans made by Texaco Nederland B.V. to the Company in excess of Texaco Nederland B.V.'s 25% proportionate equity interest in the Company and related funding obligations. Messer Griesheim GmbH paid a purchase price of $15,139 for the loans. In exchange, Texaco Nederland B.V. agreed that Aventis S.A. (the holding corporation of Hoechst Aktiengesellschaft) can require Texaco Nederland B.V. to exercise the put option with respect to 25% of the shares in the Company at any time on or after May 1, 2001, and no later than June 30, 2001, for a consideration of US$1. In addition, the Company's shares will be transferred directly to Messer Griesheim Singapore Holdings GmbH, and not to Messer Griesheim GmbH.

        On June 20, 2001, Texaco Nederland B.V. exercised the put option to transfer 25% of the shares in the Company to Messer Griesheim Singapore Holdings GmbH.

        Resulting from the exercise of the put option, the Company is now 75% owned by Messer Griesheim Singapore Holdings GmbH and 25% owned by Texaco Nederland B.V.. Messer Griesheim Singapore Holdings GmbH is owned 39% by Hoechst, 39% by Messer Griesheim GmbH, 11% by Bandinelli GmbH and 11% by Messer Singapore Management Holding GmbH.

20.  Reconciliation of SGAAP to IAS

        The financial statements have been prepared in accordance with SGAAP, which differs in certain significant respects from IAS. Had IAS been adopted, it would result in certain differences to net loss and stockholders' deficit as reported in accordance with SGAAP. The following reconciliation of net loss and stockholders' deficit to IAS is not required under SGAAP, IAS or U.S. GAAP, but is being presented for convenience purposes only. These differences are set out in the tables below:

        Reconciliation of net loss to IAS:

	Notes	2000	1999	1998
			(unaudited)	(unaudited)
Net loss under SGAAP		(134,184)	—	—
IAS adjustments:
Pre-operating expenses	a	4,442	(4,082)	(360)
Tax effect of IAS adjustment	b	—	—	—

Net loss under IAS		(129,742)	(4,082)	(360)

        Reconciliation of stockholders' deficit to IAS:

	Notes	2000	1999	1998
			(unaudited)	(unaudited)
Stockholders' deficit as reported in the balance sheets under SGAAP		(134,122)	62	62
IAS adjustments:
Pre-operating expenses	a	—	(4,442)	(360)
Tax effect of IAS adjustment	b	—	—	—

Stockholders' deficit under IAS		(134,122)	(4,380)	(298)

a. Pre-operating expenses

        The Company had incurred pre-operating expenses prior to 2000 and had capitalized these costs under SGAAP. Under IAS 38, the Company is required to expense pre-operating costs when incurred.

b. Tax effect of IAS adjustment

        There is no tax effect on the aforementioned reconciling item as the Company will be in a net loss position for the financial periods presented and a recognition of a deferred tax asset is precluded as the future realization of a tax benefit is not probable.

Additional IAS information

  Deferred taxation

        Under SGAAP, deferred tax is accounted for by the Company using the liability method. Under this method, deferred taxation is provided on timing differences arising from the different treatments in accounting and taxation of relevant items, and deferred tax assets are not accounted for unless there is reasonable expectation of their realization. Under IAS 12, the use of a liability method based on temporary differences between the financial reporting basis and tax basis of assets and liabilities is required. No difference is included within the reconciliation of IAS, as the two methods described above give rise to deferred tax assets balances that will be precluded from being recognized.

  Cash flow statement

        The cash flow statement is prepared in accordance with SAS 7, which is comparable to IAS 7. Under SGAAP, expenses incurred during the construction of the plant are taken up as pre-operating expenses in the balance sheet and considered as investing activities. Under IAS, such expenses are not directly related to the construction of the plant and are required to be expensed when incurred and are therefore considered as operating activities. As a result, in 1999 and 1998, payment for pre-operating expenses and other receivables, deposits and prepayments would be presented as operating instead of investing activities.

  New IAS accounting standards

        In 1998, the International Accounting Standards Committee (IASC) issued IAS 39 "Financial Instruments: Recognition and Measurement". IAS 39 is effective for fiscal periods beginning after December 31, 2000. The standard significantly increases the use of fair values in accounting for financial instruments. In addition, it establishes specific criteria relating to hedge accounting.

        In 2000, the IASC issued IAS 40 "Investment Property". IAS 40 is effective for fiscal periods beginning on or after January 1, 2001. This standard provides guidance on the valuation of investment property.

        In 2000, the IASC revised IAS 12 "Income Taxes". The revised IAS 12 is effective for fiscal periods beginning on or after January 1, 2001. IAS 12 has been revised to specify the accounting and disclosure requirements for the income tax consequences of dividends.

        In 2000, the IASC revised IAS 19 "Employee Benefits". IAS 19 (revised 2000) is effective for fiscal periods beginning on or after January 1, 2001. The standard changes the definition of plan assets and introduces recognition, measurement and disclosure requirements for reimbursements.

        Adoption of these standards is not anticipated to have a material effect on the Company's financial statements.

21.  Reconciliation of IAS to U.S. GAAP

        The financial statements prepared in accordance with SGAAP have been reconciled to IAS as shown in Note 20. IAS differs in certain significant respects from accounting principles generally accepted in the United States of America (U.S. GAAP). Had U.S. GAAP been adopted, it would result in certain differences to net loss and stockholders' deficit as compared to the amounts reported in accordance with IAS. The reconciliation below is provided pursuant to Item 17 of Form 20-F. These differences are set out in the tables below:

        Reconciliation of net loss to U.S. GAAP:

	Notes	2000	1999
			(unaudited)
Net loss under IAS		(129,742)	(4,082)
U.S. GAAP adjustments:
Land improvement and building, plant and equipment	a	97,560	—
Provision for liquidated damages	b	(32,500)	—
Tax effect of U.S. GAAP adjustments	c	—	—

Net loss under U.S. GAAP		(64,682)	(4,082)

        Reconciliation of stockholders' deficit to U.S. GAAP:

	Notes	2000	1999
			(unaudited)
Stockholders' deficit as reported in the balance sheets under IAS		(134,122)	(4,380)
U.S. GAAP adjustments:
Land improvement and building, plant and equipment	a	97,560	—
Provision for liquidated damages	b	—	—
Tax effect of U.S. GAAP adjustments	c	—	—

Stockholders' deficit under U.S. GAAP		(36,562)	(4,380)

a. Land improvement and building, plant and equipment

        Under IAS 36, impairment of long-lived assets is determined based on a comparison of the assets' recoverable amount to the carrying value. The recoverable amount is defined as the higher of the assets' net selling price and value in use. Value in use is based on discounted cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. For assets held for use, fair value is generally computed using the discounted cash flows expected to arise from the continuing use of an asset and from its disposal at the end of its useful life. Under U.S. GAAP, if there is a triggering event, assets to be held and used are analyzed for impairment based on a comparison of book value to the undiscounted cash flows expected to arise from the continuing use of an asset. If the undiscounted cash flows are less than the carrying value of the assets, then an impairment is recorded. The amount of the impairment to be recognised is the difference of the fair value and the carrying amount of the assets.

        In 2000, the Company recorded an impairment charge of $97,560 under IAS for the integrated syngas plant that is not deemed impaired under U.S. GAAP.

        Additionally, under IAS, impairments must be reversed in the future under certain situations while under U.S. GAAP impairments on assets to be held for use may not be reversed. The Company did not reverse any impairment charge under IAS.

b. Provision for liquidated damages

        On February 15, 1998, the Company entered into an agreement with Celanese for the supply of carbon monoxide gas for a period of twenty years. In addition to the completion guarantee issued by the Company's then two shareholders, the agreement also provided for penalty provisions if the required property and volume specifications were not reached by July 1, 2000, and/or the syngas plant was not operational by July 1, 2000. As of December 31, 2000, the syngas plant still did not meet required specifications and therefore liquidated damages accrued. In March 2001, the Company and its then two shareholders entered into a settlement agreement with Celanese for liquidated damages. These two shareholders have agreed to pay the liquidated damages on the Company's behalf, without reimbursement from the Company.

        Liquidated damages were not recorded by the Company under SGAAP and IAS.

        In certain situations, expenses incurred by principal shareholders of a company are recorded in that company's U.S. GAAP financial statements.

        Since the liquidated damages related solely to the Company's non-performance under the supply agreement, the $32.5 million paid by the Company's then two shareholders has been recognised as an expense and a capital contribution for U.S. GAAP purposes in 2000.

c. Tax effect of U.S. GAAP adjustments

        There is no income tax effect on the aforementioned reconciling items as (a) the impairment charge of $97,560 was not recognized for either tax or U.S. GAAP financial reporting (it is not a deductible expense for Singapore tax purposes) and therefore, no difference exists for financial reporting under U.S. GAAP and Singapore tax and (b) the capital contribution of $32,500 represents a permanent difference as it will never be expensed in determining the income tax of the Company.

Additional U.S. GAAP information

  Deferred taxation

        Under IAS 12, tax loss carryforwards and other credits are recognized as deferred tax assets if future realization of a tax benefit is probable. Under U.S. GAAP, tax loss carryforwards and other credits that are available to reduce future taxes are recognized as deferred tax assets. Such amounts are reduced by a valuation allowance to the extent that it is more likely than not that the tax benefit related to the utilization of such tax loss carryforwards or credits will not be realized. Deferred tax asset (before valuation allowance) amounted to $26,373 and $2,178 at December 31, 2000 and 1999, respectively. A full valuation allowance for the deferred tax assets recognized under U.S. GAAP had been provided for both years. As a result, no deferred tax effect exists as of December 31, 2000 and 1999.

Additional U.S. GAAP information (Continued)

  New U.S. accounting pronouncements

        Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" is effective for fiscal periods beginning after June 15, 2000. The statement requires that all derivatives, including embedded derivatives, be recognized in the balance sheet as either assets or liabilities and measured at fair value. In addition, all hedging relationships must be designated, documented and reassessed pursuant to the provisions in the standard. Adoption of this standard is not anticipated to have a material effect on the Company's financial statements.

        In September 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities—a replacement of FASB No. 125". This statement revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain financial statement disclosures. SFAS No. 140 is effective for transactions occurring after March 31, 2001. Adoption of this replacement standard is not anticipated to have a material effect on the Company's financial statements.

  Subsequent event (unaudited)

        In July 2001, FASB approved SFAS No. 141, "Business Combinations". The Statement establishes accounting and reporting standards for business combinations and prohibits the use of the pooling-of-interest method of accounting for business combinations. SFAS No. 141 is applicable to all business combinations initiated after June 30, 2001. SFAS No. 141 is also applicable to all business combinations accounted for by the purchase method that are completed after June 30, 2001. Adoption of this standard is not anticipated to have a material effect on the Company's financial statements.

        In July 2001, FASB approved SFAS No. 142, "Goodwill and Other Intangible Assets". The Statement establishes accounting and reporting standards for goodwill and intangible assets. The provisions of SFAS No. 142 apply to all acquired intangible assets whether acquired singly, as part of a group, or in a business combination. Under this Statement, goodwill should not be amortized but should be tested for impairment at least annually at the reporting unit level, and intangible assets should be amortized over their useful lives unless the assets have an indefinite useful life. The Statement also sets forth requirements for treatment of goodwill and intangibles by subsidiaries and equity investees. SFAS No. 142 is applicable for fiscal years beginning after December 15, 2001, and applies to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. Adoption of this standard is not anticipated to have a material effect on the Company's financial statements.

        We have not authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this Prospectus and you must not rely on any such information or representations as having been authorized by us. Neither the delivery of this Prospectus nor any sale made hereunder will, under any circumstances, create any implication that there has been no change in our affairs since the date as of which information is given in this Prospectus. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such solicitation.

Delivery Obligation

        Until August 7, 2002, all dealers that effect transactions in the notes may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to any unsold allotments or subscriptions.

Messer Griesheim Holding AG

10.375% Senior Notes due 2011

PROSPECTUS

May 9, 2002

Goldman, Sachs & Co.
Goldman Sachs International